Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-240081

METEN EDTECHX EDUCATION GROUP LTD.

51,025,947 ORDINARY SHARES (INCLUDING SHARES ISSUED PURSUANT TO THE EXERCISE OF THE WARRANTS)

6,260,000 WARRANTS TO PURCHASE 6,260,000 ORDINARY SHARES

250,000 UNITS PURSUANT TO THE EXERCISE OF THE UNIT PURCHASE OPTIONS

This prospectus relates to the following securities of Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“we” or the “Company”):

(i) our offering of 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the outstanding unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including the warrants underlying the units purchasable upon exercise of the unit purchase options);

(ii) the resale of 44,330,947 ordinary shares and 6,260,000 warrants by selling securityholders named in the Combined Prospectus, comprising (a) 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) that have requested such ordinary shares to be included in the registration statement of which this prospectus forms part, (b) 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became holders of our ordinary shares, (c) 3,660,000 warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers (the “Converted Warrants”) , (d) 2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) and that have requested such warrants to be included in the registration statement of which this prospectus forms part, (e) 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part and (f) 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants; and

(iii) the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of the Transferred Warrants.

We expect the Transferred Warrants will be quoted on the Nasdaq Capital Market under the same ticker symbol as our redeemable warrants: “METXW.”

We are registering the offer and sale by the selling securityholders named herein of the ordinary shares and warrants to satisfy certain registration rights we have granted in favor of such selling securityholders. We will not receive any proceeds from the sale of our ordinary shares by the selling securityholders.

Upon exercise of the warrants, the ordinary shares issued will be freely tradable under the U.S. securities laws.

The selling securityholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 148 of this prospectus for more information.

Our ordinary shares, US$0.0001 par value, are currently listed on the Nasdaq Capital Market under the symbol “METX,” and our warrants are currently quoted on the Nasdaq Capital Market under the symbol “METXW.” On July 10, 2020, the closing price for the ordinary shares on the Nasdaq Capital Market was US$11.93 per ordinary share and on July 10, 2020, the closing price for the warrants on the Nasdaq Capital Market was US$0.51 per warrant.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2020.

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

The selling securityholders are not making an offer to sell the securities described herein in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of the securities described herein outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities described herein and the distribution of this prospectus outside the United States.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results — Major Factors Affecting Our Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and elsewhere in this prospectus that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words and phrases such as “may,” “should,” “intend,” “predict,” “potential,” “continue,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is /are likely to” or the negative form of these words and phrases or other comparable expressions. The forward-looking statements included in this prospectus relate to, among other things:

●	our goals and growth strategies;

●	our future prospects and market acceptance of our courses and other products and services;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	our ability to retain and increase our student enrollment;

●	our plans to expand and enhance our courses and other products and services;

●	our ability to engage, train and retain new teachers and consultants;

●	our ability to maintain and improve technology infrastructure necessary to operate our online platform;

●	our expectations regarding the demand for, and market acceptance of, our services and our brands;

●	general economic and business conditions in the markets in which we operate;

●	growth and competition in the ELT markets;

●	relevant government policies and regulations relating to our corporate structure, business and industry;

●	the impact of the outbreak of the coronavirus disease (“COVID-19”) and other pandemic or natural disaster; and

●	the assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Our actual results could be materially different from or worse than our expectations. You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. All forward-looking statements included herein attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, after the date of this prospectus or to reflect the occurrence of unanticipated events, except as otherwise required by the U.S. federal securities laws.

Market Data and Forecasts

This prospectus also contains data related to China’s education and ELT markets that include projections based on a number of assumptions. These markets may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business prospects, results of operations and the market price of our ordinary shares. In addition, the relatively new and rapidly changing nature of these markets subjects any projections or estimates relating to the growth prospects or future condition of these markets to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by PRC governmental entities which have not been independently verified by us. The information in such official sources may not be consistent with other information compiled in or outside China.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.

Overview

We are a leading ELT service provider in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. General ELT refers to services that help students improve their English language skills, particularly their English communication skills. Test-oriented ELT refers to services that help students achieve higher scores in specific standardized tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations. After-school language training refers to academic English language training services provided to K-12 students.

We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. We conduct our business through our synergetic offline-online business model, which maximizes the compatibility within our business segments to scale up at relatively low costs. As of March 31, 2020, we had a nationwide offline learning center network of 128 self-operated learning centers (including 21 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 28 cities in 15 provinces, autonomous regions and municipalities in China, and 17 franchised learning centers (including four franchised learning centers under the “ABC” brand) covering 15 cities in 13 provinces and municipalities in China. Leveraging our experience gained from operating offline learning centers, we launched our online English learning platform “Likeshuo” in 2014 to further expand our service reach to a larger student base. As of March 31, 2020, we had approximately 1.4 million registered users on our “Likeshuo” platform and cumulatively over 257,000 paying users who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for our online ELT courses since 2014 was approximately 157,000 and we had delivered over 4.8 million accumulated course hours to our students online. We also have opened four experiential marketing stores in China to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. We take advantage of our business model of combining our offline learning center network and online platform to deepen our market penetration and further develop our business.

Our qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable us to create a learning environment that caters to the specific learning demands of our students. We have a high-caliber teaching staff and an experienced content development team, who are supported by our centralized teaching and management systems to optimize our students’ learning experiences. As of March 31, 2020, we had a team of 2,257 full-time teachers, study advisors and teaching service staff, of which 1,059 were study advisors and teaching service staff for our offline and online businesses. As of the same date, we also had 246 full-time and part-time foreign teachers from English-speaking countries for our offline ELT services. We have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with our strategic partners. We have built highly centralized and scalable management systems to manage our teaching, marketing, finance and human resources activities across our offline and online businesses. In addition to our management systems, we have made significant investments in developing platforms and systems to support our teaching activities. For example, we utilize the intelligent tracking and learning coaching function of our artificial intelligence-driven teaching management systems to record and analyze our students’ real-time learning process and personalize the course content to address their learning needs.

The Impact of the Coronavirus Disease 2019

There has been an outbreak of COVID-19 that was first reported in Wuhan, Hubei Province, in December 2019. The outbreak has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. The development of such epidemic in China is beyond our control. In order to contain the COVID-19 outbreak, the MOE issued a notice in February 2020, which, among other things, postponed the commencement of the spring semester for 2019/2020 school year for all universities, middle and high schools, elementary schools and kindergartens in the PRC, and encouraged the proliferation of online teaching. It further stipulated that all training service providers in the PRC are required to temporarily cease providing offline training services to students until authorized by the provincial education bureaus.

Accordingly, we temporarily closed all of our learning centers in the PRC beginning in early February 2020. Leveraging our efficient and synergetic omnichannel business model, we have migrated all offline general adult ELT, overseas training and junior ELT courses to various online platforms to transition the relevant training services. These online platforms we utilized to facilitate the migration include our Likeshuo platform and our proprietary and third-party online platforms. Since the beginning of the COVID-19 outbreak in January 2020, while our offline general adult ELT, overseas training and junior ELT businesses have experienced temporary reductions in the course hours consumed and student enrollment, and consequently, our related gross billings for the period, such effect to our offline ELT business was partially offset by the growth of the gross billings of and the number of paying users for our online ELT business. We believe our omnichannel business model has enabled us to continue to provide training services throughout this time of crisis.

Given the gradual decline in the number of newly confirmed COVID-19 cases in China in recent weeks, the business activities in China’s major cities have started to resume. As such, we have re-opened 95 of our learning centers (including 84 self-operated learning centers and 11 franchised learning centers) by the end of June 2020 and had previously anticipated to re-open all of our learning centers by the end of July 2020. However, given the recent recurrence of COVID-19 cases in Beijing and its surrounding areas, we have postponed the re-opening of certain of our learning centers in these regions until the COVID-19 outbreak there is under firm control and as permitted to do so by the MOE and provincial education bureaus. We expect that the operation of both our offline ELT and online ELT services will return to normal once we have re-opened our learning centers. In addition, the PRC offline ELT industry generally experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and enjoys increases in gross billings growth during the summer months, which is the period when we anticipate that our learning centers will have been re-opened for business after the COVID-19 outbreak is under control in China. Please see “Business — Seasonality” for more information. To facilitate the re-opening of our learning centers, our management formulated and implemented emergency response measures: (i) we have set up a disease prevention and control task force, which is led by our Chief Executive Officer as the first person responsible for our epidemic prevention and control; and (ii) we will also conduct full disinfection and ventilation of our learning centers before they re-open, establish students’ health files and require them to register their health conditions and take body temperature measurements prior to returning to class.

In light of the foregoing and due to the fact that the existing nationwide restrictive measures on providing offline training services have gradually been lifted beginning in May 2020, the temporary suspension of our offline learning centers due to COVID-19 has had a material adverse effect on our business, financial condition and results of operations. We had recognized an aggregate RMB14.7 million of impairment losses for the three months ended March 31, 2020 and expect to recognize additional impairment in the second quarter of 2020. Our management will continue to assess the financial impact, including potential impairment of the Company's tangible and intangible assets. In addition, we may face challenges if the outbreak prolongs and we are forced to continue to close our learning centers for an extended period of time, which may impact the operation of our business and financial performance in 2020. Please see “Risk Factors —  Risks Related to Our Business and Operations — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments” in this prospectus for more details.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than US$1.0 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least US$700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by our company of more than US$1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

We are also considered a “foreign private issuer” and will report under the Exchange Act, as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our issued and outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

Corporate Information

Our principal executive offices are located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, the People’s Republic of China. Our telephone number at this address is +86 755 8294 5250 and our fax number is +86 755 8299 5963.

Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Our corporate website is www.investor.metenedu-edtechx.com. The information contained on our website is not part of this prospectus.

SUMMARY OF THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our securities.

The offering of an aggregate of 51,025,947 ordinary shares, 6,260,000 warrants and 250,000 units are being offered hereby, comprising:

Securities Issuable upon Exercise of Outstanding Warrants and Unit Purchase Options:	The offering of 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options). The offering of such warrants, the units (including underlying ordinary shares and warrants) issuable upon exercise of unit purchase options, and the ordinary shares issuable upon exercise of such warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options) was registered on the Prior Registration Statement. Upon exercise and issuance, such ordinary shares and warrants (including those underlying the units issuable upon exercise of unit purchase options) will be freely tradable under U.S. securities laws, unless held by our affiliates(which securities shall be freely tradable under the U.S. securities laws if the related resales are also registered under the Registration Statement).

The issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of Transferred Warrants.

Securities Offered by Selling Shareholders:	The resale of up to 44,330,947 of our ordinary shares and 6,260,000 warrants, which may be offered for sale from time to time by the selling securityholders named in this prospectus, comprising:

	●	3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

	●	34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

	●	3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

	●	2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) that have requested such warrants to be included in the registration statement of which this prospectus forms part;

	●	2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part

	●	3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

Ordinary Shares Outstanding	As of the date of this prospectus, our issued share capital consists of 53,292,842 ordinary shares issued and outstanding.

Warrants Outstanding

As of the date of this prospectus there are 12,705,000 warrants outstanding, consisting of (i) 10,105,000 warrants issued in connection with the consummation of the Mergers, and (iii) 2,600,000 warrants issued in a private placement to certain PIPE Investors.

The warrants are exercisable on a one-for-one basis for ordinary shares. Each warrant is currently exercisable for one ordinary share at a price of US$11.50 per ordinary share, which exercise price is payable to us.

Unit Purchase Options Outstanding	As of the date of this prospectus there are options outstanding for the purchase of 250,000 units.

The options relate to the purchase of one of our units consisting of one ordinary share and one warrant to purchase and ordinary share. Each option is currently exercisable for one unit at a price of US$12.00 per unit, which exercise price is payable to us.

Lock-up

27,619,622 ordinary shares held by certain shareholders who are pre-merger shareholders of Meten and received ordinary shares in connection with the consummation of the Mergers are subject to certain lock-up agreement (the “Founder Lock-up Agreement”), pursuant to which they agree not to transfer such shares, until (i) with respect to 50% of such ordinary shares, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing and (ii) with respect to the remaining 50% of such ordinary shares, one year after closing, or earlier, in either case, if, subsequent to the closing, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of the Company’s ordinary shares ceasing to hold more than fifty percent (50%) of the then outstanding Company ordinary shares or having the right to exchange their ordinary shares for cash or freely tradable securities.

1,543,750 ordinary shares and 3,660,000 warrants held by certain securityholders who are pre-merger EdtechX securityholders and received ordinary shares and/or warrants in connection with the consummation of the Mergers are subject to an amended and restated stock escrow agreement (the “Amended Stock Escrow Agreement”) and a lock-up agreement (the “Warrant Lock-up Agreement), pursuant to which they will agree not to transfer such ordinary shares and warrants until, with respect to 50% of such ordinary shares and warrants, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing, and with respect to the remaining 50% of such Holdco Ordinary Shares and Holdco Warrants, six months after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met.

Use of Proceeds	We do not know whether the holders of the warrants or unit purchase options will exercise any of the warrants or options. If all of the outstanding warrants (including the Transferred Warrants) described in this prospectus are exercised in full, we will issue 12,705,000 ordinary shares and we will receive aggregate net proceeds of US$146,107,500. An additional US$3 million potentially could be received from the exercise of the unit purchase options and US$2,875,000 from the exercise of the warrants included in the units issued thereby. We intend to use the proceeds from any exercise of the warrants or unit purchase options for general corporate purposes.

The selling securityholders will receive all of the proceeds from the sale of any ordinary shares and warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Voting Rights	Holders of our ordinary shares are entitled to one vote per ordinary share at all shareholder meetings. See “Description of Share Capital.”

Dividend Policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Description of Share Capital — Ordinary Shares — Dividends.”

Market for our Ordinary Shares and Warrants	Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “METX.”

Our warrants are currently quoted on the Nasdaq Capital Market under the symbol “METXW.”

Risk Factors	Investing in our ordinary shares involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in our ordinary shares.

RISK FACTORS

Risks Related to Our Business and Operations

Failure to attract and retain students to enroll in our courses would have a material adverse impact on our business and prospects.

The success of our business depends primarily on the number of student enrollments in the offline courses we offer at our learning centers, the number of paying users on our “Likeshuo” online platform, and the amount of our course fees. As a result, our ability to attract students to enroll in our courses is critical to the continued success and growth of our business. This, in turn, will depend on several factors, including, among others, our ability to develop new educational programs and enhance existing educational programs to respond to the changes in market trends, student demands and government policies, to maintain our consistent and high teaching quality, to market our programs to a broader prospective student base, to develop additional high-quality educational content, sites and availability of our learning centers and to respond effectively to competitive market pressures.

If our students perceive that our education quality deteriorated due to unsatisfying learning experiences, which may be subject to a number of subjective judgments that we have limited or no influence over, our overall market reputation may diminish, which in turn may affect our word-of-mouth referrals and ultimately our student enrollment. In addition, the expansion of our offering of courses and services may not succeed due to competition, our failure to effectively market our new courses and services, maintain the quality of our courses and services, or other factors. We may be unable to develop and offer additional educational content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market trends and student demands. Moreover, we cannot assure you that we will always be able to maintain or increase our course fee levels without compromising our student enrollment, which may materially and adversely affect our revenues and profitability. In addition, international relations and policies related to overseas study of Chinese students may become volatile or unfavorable to our existing and prospective students who plan to study abroad due to various factors that are beyond our control, which could materially and adversely affect our business, results of operations, financial condition and prospects.

If we are unable to continue to attract students to enroll in our courses, our revenue may decline, which would have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the market recognition of our brands and if we are not able to maintain our reputation and enhance our brand recognition, our business and operating results would be harmed.

We believe that our success is heavily dependent on the market recognition of our brand names, including our “Meten” and “Likeshuo” brands, as well as the “ABC” brand associated with ABC Education Group, which we acquired in June 2018. Our ability to maintain our brand recognition and reputation depends on a number of factors, some of which are beyond our control. It may become difficult to maintain the quality and consistency of the services we offer while we continue to grow in size and expand our business and services, which in turn may lead to diminishing confidence in our brand names.

Our ability to maintain and enhance our brand recognition and reputation depends primarily on the following factors:

●	the perceived effectiveness and quality of our courses, services and teaching staff;

●	the quality and coverage of our course portfolio, value of courses, services and functions and the quality, variety and appeal of content available of the courses and services offered at our learning centers and on our “Likeshuo” platform;

●	the reliability of the courses offered at our learning centers and through our “Likeshuo” platform, as well as the commitment to high levels of service, reliability, security and data protection by the merchants, our franchised learning centers and other participants in our ecosystem; and

●	the effectiveness of our operational system governing the courses and services offered at our learning centers and on our “Likeshuo” platform.

We have developed our student base primarily through word-of-mouth referrals. We have also invested significantly in brand promotion initiatives by conducting certain marketing activities, including, but not limited to, advertisement through our cost per sale merchants, which are generally publishers and website owners that are paid by us on the basis of the number of sales that are directly generated by an advertisement, and major search engines, as well as on social media platforms. However, we cannot assure you that these or our other marketing efforts will be successful in promoting our brands to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our services, or if we incur excessive sales and marketing expenses or if we are required to incur excessive sales and marketing expenses in order to remain competitive, our business and results of operations would be materially and adversely affected. The sales and marketing expense may also increase as we further develop and expand our business. In addition, any negative publicity relating to the general ELT market in China, our Company or services, regardless of its veracity, could damage our reputation and in turn cause material and adverse harm to our business and results of operations. Furthermore, certain enterprises in various industries in China have brand names that are similar to ours and may result in name confusion to our existing and prospective customers. Any negative publicity associated with these enterprises may have an adverse impact on our reputation and brand recognition, which is beyond our control, and could cause harm to our business, results of operations, financial condition and prospects.

We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time.

Our business is regulated by certain rules and regulations, including the Amended Private Education Promotion Law, which became effective on September 1, 2017. The Amended Private Education Promotion Law classifies private schools into non-profit schools and for-profit schools by whether they are established and operated for profit-making purposes. The sponsors of private schools may at their own discretion choose to establish non-profit or for-profit private schools, but the Amended Private Education Promotion Law does not allow sponsors to establish for-profit private schools that engage in compulsory education. According to the Amended Private Education Promotion Law, for-profit private training institutions, such as our learning centers, are classified as private schools and are required to obtain private school operating permits.

According to the Several Opinions of the State Council on Encouraging Social Resources to Invest in Education and Promote Sound Development of Private Education, after the Amended Private Education Promotion Law came into force, the provincial government authorities must issue their own implementation opinions and licensing measures in relation to the specific implementation methods and operative approaches of the amended law based on local conditions. However, whether and how educational authorities regulate private training institutions vary from region to region, especially after the Ministry of Education, or the MOE, issued the Draft Implementation Rules of the Private Education Promotion Law on April 20, 2018, and requested public comment. On August 10, 2018, the Ministry of Justice of the PRC published the committee draft of the Regulations on the Implementation of the Law on Promoting Private Education in the PRC (Revised Draft), or the Committee Draft Implementation Rules of the Private Education Promotion Law, and requested public comment. According to the Committee Draft Implementation Rules of the Private Education Promotion Law, which further classifies private training institutions, a private training institution for language, art, sports, science and technology teaching and a private training institution for cultural education or non-academic continuing education for adults can directly apply for the registration to the local administrative departments for industry and commerce. As advised by Commerce & Finance Law Offices, or our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Promotion Law is enacted as proposed and our learning centers are deemed to be private training institutions for language teaching by the relevant authorities under clause 15 of the Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Promotion Law is still in its draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation of the regulations by the relevant authorities. We cannot assure you that we will be successful in complying with the newly promulgated regulations. If we cannot fully comply with such regulations, our business, results of operations and reputation could be materially and adversely affected.

On November 20, 2018, the General Office of MOE, the General Office of the State Administration for Market Regulation and the General Office of Ministry of Emergency Management jointly issued the Notice on Improving Several Working Mechanisms for Special Governance and Rectification of After-School Training Institutions, or Circular 10, which became effective on the same date. For details of the requirements of Circular 10, see “Business — Regulations — Regulations on Private Education in the PRC.” According to Circular 10, for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant government departments, shall order them to cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses. By the end of 2018, there should be no training institutions that are still carrying out training activities without permits or licenses. The local government authorities may propose a practical rectification plan to ensure that the rectification could be completed by the end of the year. As of the date of this prospectus, a majority of our self-operated learning centers did not have the relevant private school operating permits. As of March 31, 2020, except for four of our learning centers in Xi’an, Guangzhou, Shenzhen and Hefei, no other learning centers of our Group that did not have the relevant private school operating permits have been ordered by the government authorities to suspend their operations for rectification, cease business operations or revoke their business licenses. However, we cannot assure you that the PRC government authorities will not extend the rectification period. In addition, we cannot assure you that the training services we offer, including general adult ELT (which is designed for students aged 15 and above) and junior ELT (which is designed for students aged six to 18), will be deemed “non-academic” in nature by the relevant PRC education authorities. If such training services are deemed “academic,” the government authorities could order the learning centers which are deemed to be “non-academic” providing such training services to cease their business operations and revoke their business licenses. If any of the above occurs, our business, results of operations, business prospects and reputation could be materially and adversely affected.

Uncertainties exist with respect to the interpretation and enforcement of the new and existing laws and regulations that may be applicable to us. While we intend to comply with all new and existing laws and regulations, we cannot assure you that we will always be deemed to be in compliance with such laws and regulations, nor can we assure you that we will always be able to change our business practice successfully to adapt to the changing regulatory environment. Any such failure could materially and adversely affect our business, results of operations, financial condition and prospects.

Uncertainties exist in relation to the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, which may materially and adversely affect our business, results of operations, financial condition and prospects.

On August 22, 2018, the General Office of the State Council issued the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, or Circular 80, which came into effect on the same date. Pursuant to Circular 80, the after-school training institutions for the primary and secondary school students must obtain relevant school operating permits and business licenses (either corporate legal person certificates or private non-enterprise unit registration certificates) for carrying out the training business and shall meet certain standards in respect of tuition fees, sites, teachers and management. Circular 80 provides, among other things, that (i) the average available-for-use area per student must be no less than three square meters within the same training hours; (ii) private school shall purchase safety insurance for training participants; (iii) no in-service primary and secondary teachers may be concurrently employed in an after-school training institution, and any teachers employed by an after-school institution for primary and secondary school subjects shall hold relevant teaching qualifications; (iv) the content, classes and subject enrollment, progress and school hours information in connection with training of traditional disciplines shall be filed with the local education authorities and be made public; (v) no training courses shall be given after 8:30 p.m., and no homework from after-school institutions can be given; and (vi) no advance tuition fees of more than three months may be collected. The approval and registration of after-school training institutions shall be subject to local government authorities. Education departments at the county level are responsible for the issuance of private school operating permits upon examination and approval.

Circular 80 only sets out the general guidance on regulating after-school education institutions targeting primary and secondary school students. Without the approval by the relevant education department, no after-school training institution shall provide training for primary and secondary school students in the name of consulting and cultural transmission, among others. However, detailed rules of implementation of Circular 80 have yet to be introduced by the competent authorities, such as whether Circular 80 should apply to our learning centers providing junior ELT services, which mainly focus on promoting and developing language competence, rather than providing supplementary tutoring services relating to school cultural and educational curriculums, admission into schools of a higher grade or examinations. In 2018, we introduced offline junior ELT services to students aged six through 18 at our existing self-operated learning centers. Our offline junior ELT business may be subject to the requirements of Circular 80, which may potentially increase our compliance costs. For instance, Circular 80 provides that personal safety insurance shall be purchased for students to mitigate risks, but is silent as to the specific type, amount and coverage of such required personal safety insurance. In addition, Circular 80 does not provide any guidance on how online education institutions should comply with the requirements contained in Circular 80, and we cannot assure you whether any further interpretations, new regulations or policies will require online training institutions to conduct self-inspections and rectification procedures under Circular 80 for providing online junior ELT services.

Further, there are potential conflicts between Circular 80 and previously published government policies and there is no clear guidance on which regulation shall take precedence, which require further interpretation and clarification. For example, pursuant to Circular 80, opening branches or learning centers by any after-school education institution within the same county level city shall also be subject to approval, whereas the Committee Draft Implementation Rules of the Private Education Promotion Law provides that opening branches or learning centers within the same municipality directly under the central government or the same city with districts where such after-school education institution is located does not need to seek approval but shall file for record with both the authorities granting the operation permit to such after-school education institution and the relevant authorities where the branches or learning centers are located.

While we intend to comply with all applicable laws and regulations, due to existing uncertainties, we cannot assure you that we will be able to meet the relevant regulatory requirements in a timely manner, any more specific and stringent requirements in relation to our operations to be established by the relevant local government authorities in particular. Also, additional compliance costs may be incurred. As a result, our business, results of operations, financial condition and prospect may be adversely and materially affected.

Our development of new courses, services and technologies or innovation and upgrades made to existing courses, services and technologies may not adequately respond to the expectations of our students, changes in market demands and standards of school admission or standardized tests, may fail to achieve the expected satisfactory results, or may compete with our pre-existing courses, as a result of which, our competitive position, ability to generate revenue and growth prospects would be materially and adversely affected.

We constantly update and improve the content of our existing courses and develop new courses or services to meet changing market demands or requirements from related government authorities. Revisions to our existing courses and development of our new courses or services may not be well received by existing or prospective students and online users. We may have limited experience in developing the content of new courses or services and may need to adjust our systems and strategies to incorporate new courses or services into our existing offerings. If we cannot respond timely and cost-effectively to changes in market demands or requirements from related government authorities, our business would be adversely affected. Even if we are able to develop new courses or services that are well received, we may not be able to introduce them in an effective manner. If we do not respond adequately to changes in market demands, our ability to attract and retain students may be impaired and our financial results could suffer. For example, we introduced the new “Explore Curriculum” for our general adult ELT business beginning in 2018. We did not complete the implementation of such new curriculum across our national learning center network until May 2019. This adversely affected the number of course hours delivered and segment revenue recognized during the period of implementation as we focused on providing relevant training to our teaching staff and delivering such new course in a small-class setting during the transition period.

The offline and online English language training services we provide and the technologies we use are subject to continuous development, update and enhancement in terms of content and functionality, driven by the demand for innovative skills, evolving course content and changes in overseas admission and standardized tests. In particular, admission and standardized tests undergo continuous changes, in terms of the focus of the questions tested, test formats and the manner in which the tests are administered. In the past, certain admission and standardized tests overseas have undergone changes in test questions and formats. Authorities in overseas jurisdictions may also promote policies that encourage schools to make admission decisions based less on entrance exam scores and more on a combination of other factors. There is no assurance that overseas colleges, universities and other higher education institutions will not reduce or eliminate their reliance on considering the international standardized test results as important standards to make admission decisions. Furthermore, changes in test standards for professional qualifications, or changes in employers’ preferences to hire staff with select qualifications, may particularly affect sales of our international standardized test preparation courses designed for relevant qualifications.

We believe that the internet-based ELT market is characterized by the rapid changes and innovation of technologies, unpredictable product life cycles and online user preferences. We have gained limited experience in generating revenue from our online training services and our investment in research and development may not result in satisfactory outcomes. The flexibility of taking internet-based ELT courses may increase the amount of online training services. We must quickly modify our services to adapt to the change in needs and preferences of our students, technological advances and evolving internet practices. However, ongoing enhancement of our online course offerings and related technologies may entail significant expenses and technical risks. In addition, the technologies used on the internet and value-added telecommunication services and products in general, and in ELT services in particular, may evolve and change over time. We may fail to anticipate and adapt to such technological development, or address any of the risks related to such new courses and services using such technologies, which in turn could have a material and adverse effect on our business development, financial condition and results of operations. If our improvement to our online offerings and the related technologies is delayed, which causes systems interruptions or is not aligned with the prevalent market expectations or preferences, we may lose market share and our business would be adversely affected.

We face significant competition in major programs we offer and geographic markets in which we operate, and if we fail to compete effectively, we would lose our market share and our profitability would be adversely affected.

The ELT industry in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this industry to continue to persist and intensify. We face competition in the major courses and/or training programs we offer and the geographic markets where we operate. For example, we face nationwide competition for our international standardized test preparation courses from other relevant services provided by some of our competitors. We face competition from several ELT service providers that focus on providing general adult English language training in specific regions in China. We also face competition from companies that focus on providing overseas college application services.

Our student enrollment may decrease due to intense competition. Some of our competitors may adopt similar curricula and marketing approaches, with different pricing and service packages that may be deemed more attractive than our offerings. In addition, some of our competitors may have more resources than we do and may be able to devote greater resources than we can to promote and develop their services. These competitors may be able to respond more promptly than we can to the changes in student preferences, new technologies or market demands. In addition, the increasing use of the internet and advances in internet- and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and entry barriers to providing private education services. As a result, many of our international competitors that offer online test preparation and language training courses may be able to penetrate the China market more effectively.

We may need to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. We cannot assure you that we will be able to compete successfully against existing or future competitors. If we are unable to successfully compete for new students, maintain or increase our fee level, attract and retain competent teachers or other key personnel and enhance our competitiveness in terms of the quality of our education courses and services in a cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

We may not be able to continue to recruit, train and retain dedicated and qualified teaching staff, who are critical to the success of our business and the effective delivery of our ELT services to students.

We rely heavily on our teaching staff, which generally comprises our teachers and study advisors, to deliver high-quality education services to our students. Our teaching staff is vital for the maintenance of our reputation. We seek to hire qualified and dedicated teaching staff with the necessary experience and language proficiency, who are able to deliver effective and inspirational instructions. There is a limited pool of teaching staff with these attributes and we implement a highly selective hiring process to ensure that the new hires possess the skills commensurate with our knowledge requirements. As a result, we must provide competitive compensation packages to attract and retain such teaching staff. We may not be able to recruit, train and retain a sufficient number of qualified teaching staff in the future to keep pace with our growth while maintaining consistent teaching quality in the different markets we serve. A shortage of qualified teaching staff or decreases in terms of the quality of our teaching staff’s instructions, whether actual or perceived, in one or more of our markets, or a significant increase in compensation needed to attract and retain qualified teaching staff, would have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with applicable laws and regulations in relation to the employment of foreign employees may subject us to fines and penalties, and our business and operations may be adversely affected if we are not able to retain foreign teachers due to non-compliance with such laws and regulations.

The foreign teachers we employ are required to apply for and obtain work visas and residence permits to be able to work in China. We hired certain foreign teachers without them obtaining the necessary work visas and residence permits. Under the PRC laws, if we hire foreign employees without work visas and residence permits, we may be fined RMB10,000 for each illegally employed foreign employees, with a cap of RMB100,000 in the aggregate and any illegal gains, which are not well-defined under the PRC laws, may be confiscated. We have been fined for an immaterial amount of penalties relating to our hiring of foreign teachers without them obtaining the necessary work visas and residence permits, and we cannot assure you that we will not face additional penalties or fines for any past or future violations. Additionally, in the event we hire foreign employees without work visas or residence permits, we may have to terminate our employment relationship with them. In such event, we may need to hire qualified replacements, which could be difficult and/or time consuming. We may also face the risk of insufficient number of available foreign employees in the ELT market in China due to various factors beyond our control. If we are unable to retain foreign employees, including our foreign teachers, the teaching quality of our courses and services could be negatively impacted, which in turn, could materially and adversely affect our business, results of operations, reputation and prospects.

For our online English language training, we match students with foreign teachers who reside in foreign countries. While we are not required to obtain PRC work visas and residence permits for our foreign teachers who conduct online ELT courses on our “Likeshuo” platform under the existing PRC laws and regulations, we cannot assure you that the PRC government will not impose any restriction or other qualification requirement in the future, which we may not be able to comply with on a timely manner or at all, and due to which we may incur substantial compliance costs. In the event this occurs, our business and results of operations may be materially and adversely affected.

The continuing efforts of our senior management team and other key personnel are important to our success, and our business may be harmed if we lose their services.

Our future success depends heavily upon our senior management for their smooth and efficient operations of our learning centers and online platform as well as their execution of our overall business plans. There is intense competition for hiring experienced management personnel in the ELT industry, and the pool of qualified candidates is very limited. If any member of our senior management team is unable to continue his/her employment with us and we fail to effectively manage a transition to new personnel in the future, or if we fail to attract and retain qualified and experienced professionals on commercially acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on having highly trained financial, technical, human resources, sales and marketing staff, management personnel and qualified and dedicated domestic and foreign teachers. We will need to continue to hire additional personnel as our business grows. In the event we lose their services, we may not be able to attract experienced senior management or other key personnel in the future, and we may, in turn, lose our students, teaching staff and other personnel. In addition, a shortage in the supply of personnel with requisite skills or our failure to recruit them could impede our ability to increase revenue from our existing services, launch new course offerings and expand our operations, and could pose an adverse effect on our business and financial results.

We derive a majority of our revenue from a limited number of cities. Any event negatively affecting the private education market in these cities, or any increase in the level of competition for the types of services we offer in these cities, could have a material adverse effect on our overall business and results of operations.

For the three months ended March 31, 2020, we derived approximately 52.2% of the total student enrollment in our offline ELT courses and services from our self-operated learning centers in Shenzhen, Guangzhou and Dongguan in Guangdong Province, Chengdu in Sichuan Province, and Nanjing and Suzhou in Jiangsu Province, and we expect these cities to continue to be important sources of our student enrollment and revenue. If any of these cities experiences any event that would negatively affect its private education market, such as a serious economic downturn, natural disaster or outbreak of contagious disease, or that the governments of which adopt regulations relating to and affecting the private education market that place additional restrictions or burdens on us, or experiences an increase in the level of competition for the types of services we offer, our overall business and results of operations may be materially and adversely affected.

Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.

We have recently experienced steady growth and expansion. The number of our self-operated learning centers increased organically from 70 as of January 1, 2016 to 98 as of December 31, 2018, and further to 132 as of December 31, 2019. As of March 31, 2020, we had 128 self-operated learning centers. As of the same date, we had 13 franchised learning centers under our “Meten” brand, which we jointly manage with our franchised partners. We may continue to expand our operations in different regions in China through organic growth and strategic acquisitions. The establishment of new learning centers and acquisitions of existing learning centers pose challenges to us and require us to make investments in management, capital expenditures, marketing expenses and other resources. As part of our expansion, we acquired ABC Education Group in June 2018, which had 21 self-operated learning centers and four franchised learning centers under the “ABC” brand at that time. The expansion has also resulted, and will continue to result, in substantial demands on our management and staff as well as our financial, operational, technological and other resources. Our expansion will also largely require us to maintain teaching quality and consistent standards, controls, policies and our culture to ensure that our brands and reputation do not suffer as a result of any acquisition. To manage and support our growth, we will continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teaching staff, management personnel and other administrative and sales and marketing personnel.

In addition, the geographic dispersion of our operations requires significant management resources. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that we will be able to effectively and efficiently manage the growth of our operations or recruit and retain qualified personnel to support our expansion. Our future success will depend in part upon the ability of our senior management to manage our business growth effectively. In particular, our management may face the following challenges:

●	controlling our costs and expenses and maintaining or increasing our margins and profitability;

●	acquiring and retaining students;

●	managing our key relationships with governmental agencies and responding to changes in the regulatory and policy environment;

●	attracting training and retaining qualified personnel;

●	improving our operational, administrative and financial systems and internal controls and maintaining close cooperation between management members and department heads;

●	increasing the awareness of our brands and protecting our reputation;

●	keeping up with evolving industry standards technologies and market developments; or

●	integrating any acquired business into our business operations and realizing the potential benefits of our acquisition.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, maintain or accelerate our current growth rate, maintain or increase our gross and operating profit margins, recruit and retain qualified teaching staff and management personnel, successfully integrate new learning centers into our operations and otherwise effectively manage our growth. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.

Under the PRC laws and regulations, our learning centers are required to obtain a number of licenses, permits and approvals from, and make filings or complete registrations with the relevant government authorities. Certain of our learning centers that are registered with the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce, or the SAIC), or the SAMR, are required to obtain business licenses, and our other learning centers registered with the Ministry of Civil Affairs, or the MCA, are required to obtain non-enterprise entity registration certificates.

According to the Amended Private Education Promotion Law and Circular 10, our learning centers are required to obtain private school operating permits. However, according to the Committee Draft Implementation Rules of the Private Education Law, which further classifies private training institutions, a private training institution for language, arts, sports, science and technology teaching and a private training institution for adults for cultural education or non-academic continuing education can directly apply for registration with the local administrative departments for industry and commerce. As advised by our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Law is enacted as proposed and our learning centers are recognized as private training institutions for language teaching by the relevant authorities under clause 15 of Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Law is still in draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation by the relevant authorities. In addition, on July 24, 2019, the General Office of the MOE, the General Office of the MOC and the General Office of the State Administration for Market Regulation jointly issued the Notice on Proper Handling of Approval and Registration of Foreign Invested For-Profit Non-Academic Language Training Institutions, or the Notice 75, which required foreign-invested language training institutions to apply for the private school operating permit. As of the date of this prospectus, no detailed supporting rules and regulations regarding the relevant procedure, approval process and transitional period involving the applications by foreign-invested language training institutions have been promulgated.

The business licenses of certain of our learning centers did not include “English language training” or “language-related training.” We were not able to include “English language training” or “language related training” in the authorized business scope of these learning centers mainly because the industry and commerce administration authorities in the areas where such learning centers are located have a general policy prohibiting the inclusion of “English language training” or “language-related training” in the business scope of any company before such company obtains relevant private school operating permits or before the Committee Draft Implementation Rules of the Private Education Promotion Law is implemented. As of the date of this prospectus, some of our learning centers were operating beyond their authorized business scope. For these learning centers, we have been communicating, and will continue to communicate, with the competent industry and commerce administration authorities to expand the authorized business scope of the relevant learning centers to include “language related training” or similar statements. However, we cannot assure you that our efforts to expand the business scope or include the statements above in the business license of these learning centers will be successful. While we have not been subject to any penalties or disciplinary action in the past relating to the business scope of our learning centers, the relevant PRC government authorities may determine that these learning centers have been or are operating beyond their authorized business scope and may subject these learning centers to warning, fine, confiscation of illegal earnings, suspension of business for rectification, or revoking the business license for current or past non-compliant learning centers, which may materially and adversely affect our business and results of operation.

Given the significant amount of discretion held by the local PRC authorities in interpreting, implementing and enforcing the relevant rules and regulations, as well as other factors beyond our control, we may not be able to obtain and maintain all requisite licenses, permits, approvals and filings or pass all requisite assessments.

Among our self-operated learning centers in operation as of March 31, 2020, 80 learning centers did not have private school operating permits or business licenses, or were operating beyond their authorized business scope. Based on the interviews we conducted in March 2019 and November 2019 with officials of the local educational authorities in the areas where we have learning centers in operation, excluding certain learning centers that we believe were not required to obtain the relevant private school operating permits, we had 49 learning centers without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, which contributed in the aggregate to approximately 9.2% of our total gross billings for the three months ended March 31, 2020. Some of the local education authorities we interviewed informed us that they had imposed, or expect to impose, sanctions against some of these 49 learning centers. In particular, four of our learning centers in Xi’an, Shaanxi Province, Guangzhou, Guangdong Province, Shenzhen, Guangdong Province, and Hefei, Anhui Province, that did not have the relevant private school operating permits have been ordered to suspend their operations for rectification by the relevant education authorities until they obtain the required private school operating permits:

●	With respect to the learning center in Xi’an, the local education authority issued a public notice in July 2018 ordering the cessation of business operations of 734 local training institutions, which included our learning center. On January 18, 2019, this learning center received a notice from the local education authority ordering it to cease operations due to a lack of the private school operating permit. As of the date of this prospectus, we were in the process of applying for the private school operating permit for this learning center.

●	On December 28, 2018, one of our learning centers in Guangzhou received a notification to obtain the required private school operating permit. We have obtained the private school operating permit for this learning center on April 4, 2019.

●	One of our learning centers in Shenzhen received a notification to obtain the required private school operating permit. However, as of the date of this prospectus, the local education authority in Shenzhen has temporarily suspended its acceptance of applications for private school operating permits. We will timely apply for such permit once the education authority begins to accept new applications.

●	On May 13, 2019, one of our learning centers in Hefei, Anhui Province (which had been one of our franchised learning centers before June 1, 2019) received a notification to cease operation of the business of primary and secondary school academic training at this learning center. However, as of the date of this prospectus the local education authority in Hefei has temporarily suspended its acceptance of applications for private school operating permits of the adult ELT business. We will timely apply for such permit once the education authority begins to accept new applications. We entered into an equity transfer agreement with the third-party owners to acquire this learning center on May 31, 2019. Based on such equity transfer agreement, we could claim the relevant losses from them if this notification and the lack of the private school operating permit have a material and adverse effect on this learning center. In addition, this learning center contributed an insignificant portion of our total gross billings for the three months ended March 31, 2020. As a result of above, we believe this notification will not have any materially and adversely effect on our Group’s business.

The four learning centers discussed above contributed an aggregate of approximately 1.1% of our total gross billings for the three months ended March 31, 2020. We have continued to operate these learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this prospectus. If we cannot obtain the private school operating permits after submitting the applications, we may be forced to cease operations at this learning center, subject to fines, be ordered to return the course and service fees collected and pay a multiple of the amount of returned course and/or service fees to the regulators as a penalty.

We cannot assure you that our other learning centers without requisite permits or licenses will not be subject to similar penalties. In addition, if any of our current or future learning centers fails to receive or renew the requisite licenses, permits and approvals, make the necessary filings, or complete all requisite registrations, such learning center may also be subject to various penalties. These may include fines, orders to promptly rectify the non-compliance, or if the non-compliance is deemed serious by the regulators, the learning center may be ordered to return course and service fees collected and pay a multiple of the amount of returned course and/or service fees to regulators as a penalty or may even be ordered to cease operations. If this occurs, our business, results of operations and financial condition could be materially and adversely affected.

Our failure to obtain permits/licenses which may be required for the operation of our online platform could result in fines, confiscation of the gains derived from non-compliant operations, or suspension of non-compliant operations.

Under the PRC laws and regulations, we may be required to obtain an Internet Content Provider permit, or ICP license, an audio or video program transmission license, an internet culture permit, an online publishing services permit and a radio or television programs producing and distributing permit for the operation of our online education products. We have obtained the relevant ICP license but we have not obtained the audio or video program transmission license, the internet culture permit, the online publishing services permit or the radio or television programs producing and distributing permit. Although we have not received any material fines or other penalties from the relevant government authorities for such non-compliance in the past, if we are not able to comply with all applicable requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations, suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

We face risks associated with our franchised learning centers.

A relatively small portion of our offline ELT business is operated through franchisees. These franchisees are located in the PRC and have learning centers which are operated under our brands. These franchised learning centers account for a relatively small percentage of our overall business and financial performance. However, we are still subject to risks inherent to the franchise model and we have limited experience in operating the franchise model and dealing with such risks.

Our control over the franchised learning centers is based on the contractual agreements we entered with our franchisees, which may not be as effective as direct ownership and potentially makes it difficult for us to manage the franchised learning centers. While we have some control over the operation of our franchised learning centers, nevertheless, we may not be able to fully and successfully monitor, maintain and improve the performance of the management and other staff at the franchised learning centers as these teaching staff carry out the training services and directly interact with students. In the event of any delinquent performance by the franchisees and their employees, we may suffer from business reduction as well as reputational damage. If the franchisees and/or their employees commit any unlawful or unethical conduct, we may suffer financial losses, incur liabilities and suffer reputation damage. We may also face the risk that our prospective franchisees may not want to adopt our stringent centralized management system, which may affect our franchise business development. For details on the expansion of our learning center network, see “Risk Factors — Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.” Meanwhile, a franchisee may suspend or terminate its cooperation with us voluntarily or involuntarily due to various reasons, including, but not limited to, disagreement or dispute with us, or failure to maintain requisite approvals, licenses or permits or to comply with governmental regulations. A franchisee might also choose not to continue to cooperate with us after the expiration of the existing cooperation arrangement. We may not be able to find alternative ways to continue to provide the training services formerly covered by such franchisee, and our customer satisfaction, brand reputation and financial performance may be adversely affected.

We are dependent on our information systems, and if we fail to further develop our technologies, or if our systems, software, applications, database or source code contain “bugs” or other undetected errors, or encounter unexpected network interruptions, security breaches or computer virus attacks, our operations may be seriously distracted.

The successful development and maintenance of our systems, software, applications and database, such as our management software and systems and student database, is crucial to the attractiveness of our education services and the management of our business operations. In order to achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our technology. However, our efforts may prove to be unsuccessful. The performance and reliability of our online platform infrastructure, including our “Likeshuo” platform and other online systems we use for our business operations, are critical to our reputation and ability to retain students and increase student enrollment. Any system error or failure, or a sudden and significant increase in traffic, could result in the difficulty or unavailability of accessing our websites and/or online courses by our students. In addition, our technology platform upon which our management systems and online programs operate, and our other databases, products, systems and source codes could contain undetected errors or “bugs” that could adversely affect their performance.

Our computer networks may also be vulnerable to unauthorized access, hacking, computer viruses and other security breaches. A user who circumvents our security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Any interruption to our computer systems or operations could have a material adverse effect on our ability to retain students and increase student enrollment. Moreover, we may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Major risks involving our network infrastructure include:

●	breakdowns or system failures resulting in a prolonged shutdown of our servers, including those attributable to power shutdowns, or attempts to get an unauthorized access to our systems, which may cause any loss or corruption of data and malfunctions of the software or hardware;

●	disruption or failure in the national backbone network, which would make it impossible for visitors and students to log onto our websites;

●	damages from fire, flood, power loss and telecommunications failures; and

●	any infection by or spread of computer viruses.

Any network interruption or inadequacy that causes interruptions in the availability of our websites, applications or other online platforms or deterioration in the quality of access to our websites, applications or other online platforms could reduce customer satisfaction and results in a reduction in the number of students using our services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites, applications, other online platforms and course offerings. In China, almost all access to the internet is maintained through state-controlled telecommunication operators. In many parts of China, the internet infrastructure is relatively underdeveloped, and internet connections are generally slower and less stable than in more developed countries. We cannot assure you that the internet infrastructure in China will remain sufficiently reliable for our needs or ever develop and make available more reliable internet access to our students and teachers.

In addition, any security breach caused by hackings, which involve attempts to gain unauthorized access of or to cause intentional malfunctions of the information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment could cause a disruption in our services and leakage of personal data of our teaching staff and students. Inadvertent transmission of computer viruses could expose us to a material risk of loss of our course files or a litigation and possible liability, as well as damage to our reputation.

Furthermore, increases in the volume of traffic on our websites could also strain the capacity of our existing computer systems, which could lead to slow responses or system failures. This would cause a disruption or suspension in our course offerings, which would damage our brands and reputation, and thus negatively affect our revenue growth. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

To date, our information systems have not encountered any material error or technical issue that could have adversely affected or disrupted our operations. If we encounter errors or other service quality or reliability issues, or if we are unable to design, develop, implement and utilize information systems and the data derived from these systems, our ability to realize our strategic objectives and our profitability could be adversely affected, which, in turn may cause us to lose market share, harm our reputation and brand names, and materially adversely affect our business and results of operations.

Our historical financial and operating results are not indicative of our future performance and our financial and operating results may fluctuate.

Our past results may not be indicative of future performance mainly due to the new businesses developed or acquired by us. Moreover, the results of operations of our Company may vary from period to period in response to a variety of other factors beyond our control, including general economic conditions and regulations or government actions pertaining to the private education service sector and the ELT sector in China, changes in consumers’ spending on private education as well as non-recurring charges incurred under unexpected circumstances or in connection with acquisitions, equity investments or other extraordinary transactions. Due to these and other factors, our historical financial and operating results, growth rates and profitability as well as quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict our future performance.

Our business and results of operations depend on our ability to maintain and/or raise the level of the course and service fees we charge.

One of the most significant factors affecting our profitability is the course and service fees we charge. For the years ended December 31, 2017, 2018 and 2019, course and service fees derived from our business at our headquarters and self-operated learning centers, including revenue from the sale of goods, as well as our online ELT courses delivered on the “Likeshuo” platform, constituted approximately 98.7%, 98.7% and 97.8% of our total revenue, respectively. The amounts of those fees we charge are primarily determined based on the demand of our offline students and online users for our ELT services, our operating costs, our competitors’ pricing level, our pricing strategy to gain market share and the general economic conditions in China. However, there can be no assurance that we will be able to maintain or raise the course fees and/or other fees we charge for our services in the future. Even if we are able to maintain or raise course fees and/or other fees we charge for our services, we cannot assure you that we will be able to attract prospective students to enroll in our courses at such increased fee rates. Our business, financial condition and operation results may be materially and adversely affected if we fail to maintain or raise the fee level or attract sufficient prospective students.

If we are unable to conduct our sales and marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected.

In 2017, 2018 and 2019, our selling and marketing expenses amounted to RMB373.1 million, RMB425.2 million and RMB438.0 million (US$62.9 million), respectively, representing approximately 59.0%, 57.1% and 47.6%, respectively, of our total operating expenses, which consist of selling and marketing expenses, general and administrative expenses and research and development expenses. Our selling and marketing expenses mainly included advertising and promotion expenses and employee benefit expenses for our sales and marketing staff. There is no assurance that our sales and marketing activities will always be well received by students or result in the levels of sales that we anticipate. Furthermore, we cannot guarantee that we will always be able to improve the operational efficiency of our sales and marketing staff or we will be able to retain or recruit experienced sales staff, or efficiently train junior sales staff. In addition, marketing and branding approaches and tools in the ELT market in China are evolving, especially for mobile platforms. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry development and student preferences. Failure to refine our existing marketing and branding approaches in order to introduce new marketing and branding approaches in a cost-effective manner could reduce our market share, cause our revenue to decline and negatively impact our profitability. In addition, we utilize a broad mix of marketing and public relations programs, including social media platforms, to promote our products and services to prospective students. If advertising rates increase or if we become concerned that our customers deem certain marketing activity less appealing, or more intrusive or damaging to our brands, we may limit or discontinue the use or support of certain marketing sources or activities. Further, companies that promote our services may decide that we negatively impact their business or may make business decisions that in turn adversely impact us. For instance, if they decide that they want to compete directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels.

There is no assurance that our branding efforts will be successful or we are not inadvertently negatively impacting our brand recognition and reputation. If we are unable to maintain and further enhance our brand recognition and reputation and promote awareness of our platform and courses, we may not be able to expand or even maintain our current level of student base and fees as well as engage qualified teachers, and our results of operations may be materially and adversely affected. Furthermore, any negative publicity relating to our Company, our management, our courses, teachers and our other staff, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and results of operations.

If we fail to conduct our marketing activities in compliance with the advertisement regulations in China, our results of operations and financial condition may be materially and adversely affected.

Under the Advertisement Law of the PRC, an advertisement for education or training shall not contain any of the following items: (i) any promise relating to progression, passing examinations, or obtaining a degree or qualification certificate, or any express or implied guaranteed promise relating to education or training results; (ii) express or implied statement that the relevant examination agency or its personnel or any examination test designer will be involved in the education or training; and (iii) the use of the names or images of research institutes, academic institutions, education institutions, industry associations, professionals or beneficiaries for recommendation or as proof. Publishing advertisements for education and training in violation of the provisions may be subject to order to cessation of the publishing of advertisements, eliminate the ill-effects within the corresponding and a fine of one to five times of the advertising fees, or may revoke the business licenses and approval documents for advertisement review.

The PRC government has turned its attention toward greater regulation of advertising, and more recently of online advertising and issued the SAIC Interim Measures for the Administration of Internet Advertising, which came into effect on September 1, 2016. The new regulation clarifies what content is considered “internet advertising,” lays down rules for “publishers” of online advertisements, and outlines investigation measures and penalties for violators. In practice, any digital content placed on any online platform with the intent of promoting a product or service could be subject to the regulation. Given the ubiquity of online advertising in China, the regulations may have a widespread impact on the actions of advertisers and platform operators. The regulation identifies individual or corporate publishers who hold the responsibility of complying with the online advertising rules and are subject to penalties when in violation.

The market recognition of our “Meten” brand has significantly contributed to our success. Maintaining and enhancing the reputation of our brands is critical to sustaining our competitive advantage. Our ability to maintain and enhance our brand recognition primarily depends on the perceived effectiveness and quality of our course offerings as well as the success of our marketing efforts. We have devoted significant resources to promoting our courses and brands in recent years, including marketing and advertising in both offline and online media channels. On April 23, 2018, Nanjing Meten Foreign Language Training Co., Ltd., or Nanjing Meten, received a Decision on Administrative Penalty issued by the Jiangsu Market Supervision and Administration, according to which Nanjing Meten has been given a fine of RMB200,000 and an order to cease publishing the advertisements and eliminate impact for publishing of false advertisements. Considering that we had actively cooperated in the law enforcement and had rectified in a timely manner, the Jiangsu Market Supervision and Administration confirmed in writing that this penalty was a lighter administrative penalty. However, we cannot assure you we will not be subject to any other penalties or legal sanctions in the future for our advertisements. Our marketing efforts may not be successful or may negatively impact our brand recognition and reputation inadvertently if any government authority or competitor publicly alleges that any of our advertisements are misleading.

Our brand image, reputations, business and results of operations may be adversely impacted by our students’ and teaching staff’s misuse of our websites, applications and other online platforms, and in misconducts or other illegal or improper activities of our students, teachers, franchise partners, management personnel and other employees.

Our websites, applications and other online platforms allow our teaching staff and students to engage in real-time communication. Because we do not have full control over how our teaching staff and students will use these platforms to communicate, our online platforms may from time to time be misused by individuals or groups of individuals to engage in immoral, disrespectful, fraudulent or illegal activities. Although we are not aware of any material incidents on our platform and such incidents have not been covered by media reports or internet forums, any such exposure or coverage could generate negative publicity about our brands and platform. We have implemented control procedures, such as training and sample auditing, and require our teaching staff not to distribute any illegal or inappropriate content and conduct any illegal or fraudulent activities on our platforms, but such procedures may not prevent all such content or activities from being posted or carried out. Moreover, as we have limited control over the real-time and offline behavior of our students and teaching staff, to the extent such behavior is associated with our platforms, our ability to protect our brand image and reputation may be limited. Our business and the public perception of our brands may be materially and adversely affected by misuse of our platform. In addition, if any of our students or teaching staff suffers or alleges to have suffered physical, financial or emotional harm following contact initiated on our platform, we may face civil lawsuits or other liabilities initiated by the affected student or teaching staff, or governmental or regulatory actions against us. In response to allegations of illegal or inappropriate activities conducted on our platform or any negative media coverage about us, the PRC government authorities may intervene and hold us liable for non-compliance with the applicable PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our platform. As a result, our business may suffer and our brand image, student base, results of operations and financial condition may be materially and adversely affected.

Our brand image, reputation, business and results of operations may also be adversely affected by various misconducts and other illegal or improper activities of our franchisees, management personnel and other employees, such as intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation to our potential students during marketing activities, improper use of our students’ and teaching staff’s sensitive or classified information, making payments to government officials or third parties that would expose us to being in violation of laws. We cannot assure you that we will always be able to deter such misconducts, and the precautions we take to prevent and detect such activities may not be effective in preventing these activities or controlling the relevant risks or losses. Moreover, even if some of these misconducts and illegal or improper activities are not related to our business or the services provided by our franchisees, management personnel or other employees to us, they may nevertheless cause negative publicity about us and thereby, harm our brands and reputation.

We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.

As part of our business strategy, we have pursued and intend to continue to pursue selective strategic acquisitions of businesses that complement our existing businesses. For example, in June 2018, we acquired 80% equity interest in ABC Education Group, an English language training service provider. Acquisitions expose us to potential risks, including risks associated with the diversion of resources from our existing businesses, difficulties in successfully integrating the acquired businesses, failure to achieve expected growth by the acquired businesses and an inability to generate sufficient revenue to offset the costs and expenses of acquisitions. If the revenue and cost synergies that we expect to achieve from our acquisitions do not materialize, we may have to recognize impairment charges.

In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may not be able to negotiate the terms of the acquisition or investment successfully, finance the proposed transaction or integrate the relevant businesses into our existing business and operations. Furthermore, as we often do not have control over the companies in which we only have minority stake, we cannot ensure that these companies always will comply with the applicable laws and regulations in their business operations. Material non-compliance by our investees may cause substantial harm to our reputation and the value of our investments.

If any one or more of the aforementioned risks associated with acquisitions or investments materialize, our acquisitions or investments may not be beneficial to us and may have a material adverse effect on our business, financial condition and results of operations.

Failure to control rental costs, obtain leases at desired locations at reasonable prices or failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises could materially and adversely affect our business.

We lease a significant number of properties from third parties. As of the date of this prospectus, we entered into 178 leases for our premises with a total gross floor area of approximately 121,855 square meters, which were or will be primarily used by our self-operated learning centers, and owned 18 properties with a total gross floor area of approximately 1,537.1 square meters, which were primarily used as one of our self-operated learning centers. The leased properties were maintained by our landlords. Accordingly, we are not in a position to effectively control the quality, maintenance and management of these buildings. In the event the quality of the buildings deteriorates, or if any or all of our landlords fail to properly maintain and renovate such buildings in a timely manner or at all, our business operations could be materially and adversely affected. In addition, if any of our landlords terminates the existing lease agreements, refuses to renew the lease agreements when such lease agreements expire, or increase the rent to a level that is unacceptable to us, we will be forced to look for alternative locations for our self-operated learning centers. We may not be able to find suitable premises for such relocation without incurring significant time and costs, and there is no guarantee that we may be able to find suitable premises for relocation or at all. If we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected. Moreover, if our use of the leased premise is challenged by the relevant government authorities for lack of fire inspection, we may be further subject to fines and also be forced to relocate the affected learning centers and incur additional expenses. If any of the above events occurs, our business, results of operations and financial condition could be materially and adversely affected.

We have not been able to receive from the lessors of some of our leased properties copies of the title certificates or proof of authorization to lease the properties to us. As of the date of this prospectus, we were not aware of any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or government authorities for lack of title certificates or proof of authorization to lease, while we do not expect to be subject to any fines or penalties, we may be forced to relocate the affected learning centers and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Under the applicable PRC laws and regulations, the parties to a lease agreement are required to register and file the executed lease agreement with the relevant government authorities. As of the date of this prospectus, most of the lease agreements for the leased properties that we occupy had not been registered or filed. While the failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, the relevant real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000. While we have not been subject to any penalties or disciplinary action related to the failure to register our lease agreements, we cannot assure you that we will not be subjected to penalties or other disciplinary actions for our past and future non-compliance.

We currently and may in the future occupy premises for which we have paid the purchase price but have not obtained titles. If we are unable to obtain titles to the properties, we may not be able to get a full refund on our purchase price and may have to relocate and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Therefore, the failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises may cause us to make relocations and be subject to fines and suspension of business, which may materially and adversely affect our business, financial condition and results of operations.

Higher labor costs may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of social development, and increasing inflation in China. As of March 31, 2020, we employed 5,141 full-time staff. Staff costs constituted a major portion of our total cost of revenues, reaching 62.9%, 63.1%, 62.5% and 64.4% of our total cost of revenues for the years ended December 31 2017, 2018 2019 and three months ended March 31, 2020, respectively. The increase in labor cost may erode our profitability and materially harm our business, financial condition and results of operations. As our businesses have been continuing to expand in recent years, the absolute amounts of our labor costs in the regions where we operate have also been increasing and could continue to increase. If labor costs in these regions continue to increase, our operating costs will increase. We may not be able to pass on these increased costs to our customers by increasing the fees of our courses in light of competitive pressure in the market. In such circumstances, our profit margin may decrease, which could have an adverse effect on our business, financial condition and results of operations.

The outbreak of COVID-19 may have a material adverse impact on the general economic outlook, economic growth and business sentiment (see “— Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” in this prospectus), and may in turn influence the labor cost. Additionally, certain restrictive measures, including quarantining policies and travel restrictions, implemented by China and other countries in response to the outbreak of COVID-19 may impose obstacles for us to recruit teachers and operational staff suitable for our business, and may in turn influence our labor cost. Such influence, if any, however, remains unclear at of the date of this prospectus.

We have limited experience in operating some of our newer service offerings.

We currently offer a comprehensive service portfolio, including our offline general adult ELT, junior ELT, overseas training services and online ELT. We are constantly upgrading and plan to develop new services to expand our business and student base. For example, we have started to offer our offline junior ELT in 2018. We have expanded our offerings through internal development and external investments. However, some of our new service offerings have not generated significant or any profit to date, as we have limited experience responding quickly to changes and competing successfully for certain of these new areas. In addition, newer offerings may require more financial and managerial resources than what is available. Furthermore, there is limited operating history on which you can base your evaluation of the business and prospects of these relatively more recent offerings. The operation results of new services may also vary from period to period in response to a variety of factors beyond our control, and we may not be able to achieve our expected profitability and performance of these new service offerings.

Course and service fee refunds or potential refund disputes may negatively affect our cash flow, financial condition, and reputation.

We have different course and service fee refund policies for our students depending on the time of their enrollment and we are subject to certain conditions and restrictions in the service contract between us and each of our students. For details of our refund policies, see “Business — Pricing and Refund Policies.” When calculating gross billings for a specific period, we deduct the total amount of refunds from the total amount of cash received for the sale of course packages for such period.

For the years ended December 31, 2017, 2018 and 2019 and three months ended March 31, 2020, we had made RMB131.2 million, RMB154.1 million, RMB184.8 million (US$26.5 million) and RMB16.1 million of refund payments, respectively. For the same periods, our course withdrawal rate, which is determined as the amount of refunds we issued as a percentage of the total amount of gross billings for the relevant period, was 9.1%, 10.2%, 10.9% and 11.5%, respectively. Our course withdrawal rate increased in 2017 and 2018, mainly due to our implementation of a new refund policy that allowed students to request refunds unconditionally during the first 20 days of enrolling in an offline general adult ELT program (such unconditional refund period had been changed to 10 days since September 2019), and partially because we introduced new curriculums at certain of our learning centers in 2018, which led to an initially adverse student reception. We believe the implementation of the unconditional refund period for the general adult ELT business will improve our students’ overall experience with our services. Additionally, the number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include, without limitation, student dissatisfaction with our teaching quality and our course and educational content offerings, privacy concerns relating to our online platforms, negative publicity regarding us or online ELT in general, and any change or development in the PRC laws and regulations with respect to course fees charged by online education providers like us. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could adversely affect our gross billings, net revenue, liquidity and financial condition. A high volume of refund applications and refund disputes may also generate negative publicity that could harm our reputation. We have experienced in the past, and may experience in the future, negative publicity in relation to refund disputes between us and our students, which may significantly harm our brand names and divert our attention from operating our business.

We offer an installment payment arrangement to our students, which may adversely affect our business, results of operations and operating cash flow if students participating in such scheme decide not to complete the course(s) they have registered and request refund from us, or if such arrangement is found to be in violation of any existing or future laws and regulations in China or otherwise subject to negative publicity.

In order to provide a more convenient and flexible payment method for students, we have cooperated with accredited third-party financial institutions in China to set up an installment payment arrangement through which students can pay for the courses and/or services we offer in several pre-determined installments during the course of the contract period. Under such arrangement, a third-party financial institution provides an interest-free loan to a student and remits the course/service fee to us on behalf of the borrowing student to complete his/her purchase of the relevant course. The borrowing student is obligated to repay the loan in pre-agreed installments over a period ranging from six months to 24 months to the financial institution. A transaction fee associated with the installment payment arrangement typically ranges from 4.4% to 10.8% of the total amount of such loan, depending on the length of the installment period, which was generally withheld by such financial institution prior to remitting the course/service fee to us. For the three months ended March 31, 2020, approximately 25.7% of our total gross billings have been paid through such installment payment arrangement. There is an inherent uncertainty relating to such arrangement compared to a lump sum upfront payment scheme as students under the installment payment arrangement are more prone to cease to continue to take classes during the contract period that they had initially registered. For the three months ended March 31, 2020, the course withdrawal rate, which is equal to the amount of refunds we issued in a specific period of time as a percentage of the sum of the amount of gross billings and the amount of refunds for such period, of the students who participated in such installment arrangement was approximately 24.4% and the course withdrawal rate of the students who provided lump sum upfront payments was approximately 7.4%. When we receive refund requests from our students, we typically determine the eligibility of and amounts of refund entitled by such students in accordance with our existing refund policies. Once we determine a student to be eligible for refund, we generally provide the entire amount of refund to him/her directly. For details of our refund policies, please see “Business — Pricing and Refund Policies.” In the event more students who participate in the installment payment arrangement decide not to complete their registered course(s) for any reason, we may be required to provide large sums of refund to these students, which may materially and adversely impact our business, results of operations and operating cash flow. Thus, our business and results of operations could be materially and adversely affected.

In addition, the PRC government has tightened the regulation of consumer credit transactions in recent years. For example, the PRC government has prohibited any entity that is not a licensed commercial bank or policy bank in China to provide any loan to students registered in universities in China. The Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, also prohibits online lending information intermediaries from facilitating loans with no designated purpose. While we did not provide any loan to our students directly, we cannot assure you that the relevant PRC government authorities will not impose additional restrictions on consumer credit transactions in the future that will render our existing installment payment arrangement illegal. In such case, we may have to cease such arrangement, which could adversely affect our student recruitment efforts, and we may be subject to penalties. In addition, there has been negative publicity about similar arrangement offered by other ELT service providers in China, and we cannot assure you that we will not be subject to similar negative publicity regarding our installment payment arrangement in the future, which may materially and adversely affect our brands, reputation and business.

In addition, since students who participate in the installment payment arrangement generally enter into separate financing arrangements with certain third-party financial institutions whom we have no control over, we may not be able to ensure that these students will have a pleasant or satisfactory experience dealing with such financial institutions. In the event the students are dissatisfied with any aspect of the services provided by such financial institutions, our reputation and business prospects could be adversely affected.

Our results of operations are subject to seasonal fluctuations.

The PRC offline ELT industry generally experiences seasonality, reflecting a combination of traditional education industry patterns and new patterns associated with the online platform in particular. Seasonal fluctuations have affected, and are likely to continue to affect, our business. In general, the offline ELT industry experiences lower growth of gross billings in the first quarter of each calendar year due to the Chinese New Year holiday, and our industry enjoys higher growth of gross billings in the third quarter during the summer months as some of our students are generally on summer holiday and have more time to take English language training courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. Our financial condition and results of operations for future periods may continue to fluctuate due to seasonality of our business.

Failure to protect confidential information of our students and teaching staff against security breaches could damage our reputation and brands and substantially harm our business and results of operations.

A significant challenge to the offline and online ELT industry is the secure storage of confidential information and its secure transmission over public networks. All purchases of our course packages are made by our students and/or their parents through our learning centers, websites and mobile applications. In addition, online payments for our course packages are settled through third-party online payment services. Maintaining complete security for the storage and transmission of confidential information on our technology platform, such as student names, personal information and billing addresses, is essential to maintaining student confidence.

We have adopted security policies and measures to protect our proprietary data and student information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our students’ visits to our website and use of our mobile applications. Such individuals or entities obtaining our students’ confidential or private information may further engage in various other illegal activities using such information. Any negative publicity on our website’s or mobile applications’ safety or privacy protection mechanisms and policies, and any claim asserted against us or fine imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet and mobile platforms have recently come under increased public scrutiny. Increased regulation by the PRC government of data privacy on the internet is likely and we may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how we store and process the data of our teaching staff and students. We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our students. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other student data, could cause our students to lose trust in us and could expose us to legal claims and liabilities. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online education services generally, which may negatively impact our business prospects.

If we fail to develop or adopt new technologies to effectively meet challenges from changing consumer requirements, emerging standards in the industry or mobile operating systems, or if our efforts to invest in the development of new technologies are unsuccessful our business may be materially and adversely affected.

The ELT industry is characterized by rapid technological changes in the teachers’ and students’ requirements and preferences, frequent introduction of new courses or services utilizing new technologies and the emergence of new standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend in part on our ability to identify, develop, acquire or license leading technologies useful to our business, and respond to technological advances and emerging industry standards and practices, such as mobile internet, in a cost-effective and timely way. The development of websites, mobile applications and other proprietary technologies entails significant technical and business risks. We cannot assure you that our existing technologies will remain competitive or that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our websites, mobile applications, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to develop technologies successfully or adapt in a cost-effective and timely manner in response to changing technological standards, market conditions or customer requirements, whether for technical, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, purchases using mobile devices by consumers generally, and by our customers specifically, have increased, and we expect this trend to continue. To optimize the mobile shopping experience, we are somewhat dependent on our customers downloading our specific mobile applications for their particular devices as opposed to accessing our websites from an internet browser on their mobile devices. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for their alternative devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and results of operations could suffer if we experience difficulties in integrating our mobile applications into mobile devices in the future, if problems arise with our relationships with providers of mobile operating systems or mobile applications download stores, if our applications receive unfavorable treatment compared to competing applications on the download stores, or if we face increased costs to distribute or have customers using our mobile applications. We are further dependent on the interoperability of our websites with popular mobile operating systems that we do not control, such as iOS and Android operating systems, and any changes in search systems that degrade the functionality of our websites or give preferential treatment to competitive products could adversely affect the usage of our websites on mobile devices. In the event that this is more difficult for our customers to access and use our website on their mobile devices, or if our customers choose not to access or to use our websites on their mobile devices or to use mobile products that do not offer access to our websites or mobile applications, our business, financial condition and results of operations may be adversely affected.

Accidents or injuries suffered by our students and other people on our premises may adversely affect our reputation, business operation and financial performance.

We do not have any insurance for our students or other people at our learning centers. In the event of accidents, injuries or other harm to students or other people on our premises, including those caused by and arising from the actions of our employees at our learning centers and/or our other premises, our facilities may be perceived to be unsafe, which may discourage prospective students from attending our courses and we may face lawsuits. Our students may also hurt themselves or other persons due to psychological pressure. We could also face claims alleging that we were negligent or provided inadequate supervision to our employees and therefore should be held jointly liable for harm caused by then or are otherwise liable for injuries suffered by our students or other people on our premises. A liability claim, even if unsuccessful, against us or any of our employees could adversely affect our reputation, enrollment and revenue, causing us to incur substantial expenses and divert the time and attention of our management.

We may not maintain adequate insurance, which could expose us to significant costs and business disruption.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies offer limited business insurance products to education service providers. We do not have key employee insurance, business liability insurance or business disruption insurance to cover our operations, which we believe is consistent with customary industry practice in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. In addition, we do not maintain any insurance policies covering risks including loss and theft of and damages to our servers or other technology infrastructure. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources for us and could adversely affect our financial condition and results of operations.

If we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property rights, our brands and business may suffer.

We consider our copyrights, trademarks, trade names, internet domain names, patents and other intellectual property rights invaluable to our ability to continue to develop and enhance our brand recognition. Unauthorized use of our intellectual property rights may damage our reputation and brands. We rely on a combination of copyright, trademark and trade secrets laws to protect our intellectual property rights. Nevertheless, the measures we take to protect our intellectual property rights may not be adequate to prevent unauthorized uses. In addition, preventing infringement on or misuse of intellectual property rights could be difficult, costly and time-consuming in China. The practice of intellectual property rights enforcement action by the PRC regulatory authorities is in its early stage of development and is subject to significant uncertainty. For example, third parties may obtain and use our intellectual property without due authorization, particularly in China. We may also need to resort to litigation and other legal proceedings to enforce our intellectual property rights. Any such action, litigation or other legal proceedings could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business. There is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from the unauthorized use of our intellectual property. Failure to adequately protect our intellectual property could materially and adversely affect our brand names and reputation, and our business, financial condition and results of operations.

We may encounter infringement disputes from time to time relating to our use of intellectual properties of third parties.

We cannot assure you that our offline ELT courses and marketing materials, online ELT courses, products, platforms and applications or other intellectual property developed or used by us do not or will not infringe upon valid copyrights or other intellectual property rights held by third parties. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. We have adopted policies and procedures to prohibit our employees and contractors from infringing upon third-party copyright or intellectual property rights. However, we cannot assure you that our teachers or other personnel will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization in our classes, on our websites, at any of our locations or via any medium through which we provide our programs. Our users may also post unauthorized third-party content on our websites. We may incur liability for unauthorized duplication or distribution of the materials posted on our websites or used in our classes. We have been involved in claims against us alleging our infringement of third-party intellectual property rights and we may be subject to such claims in the future. Any such intellectual property infringement claim could result in costly litigation, harm our reputation, divert our management attention and resources and subject us to substantial financial harm.

A certain number of our self-operated learning centers and our owned properties are not in compliance with fire safety regulations.

Our self-operated learning centers are mainly located on properties leased by us from third parties. We generally make decoration work to the leased properties to meet our business operational needs. According to the relevant PRC laws and regulations, our decoration work falls within the scope of construction work. If the investment amount of such construction work exceeds RMB300,000 and the gross floor area is more than 300 square meters, the records of the fire safety design and the completion inspection must be filed with the competent fire safety authorities after the decoration work obtains the relevant construction permit and passes the completion inspection. See “Business —Regulations— Regulations on Fire Safety” for further details on the fire safety regulations applicable to our business. As of the date of this prospectus, we entered into 145 leases for our premises, all of which have been put into use for our self-operated learning centers, and we have complied with the foregoing fire safety design and filing requirements with respect to 124 of these premises. As of March 31, 2020, 21 leased properties comprised of 20 of our self-operated learning centers currently in use had not completed the filing of fire protection design and completion inspection record. Additionally, we owned premises that were used as space for one of our self-operated learning centers with a total gross floor area of approximately 1,289.98 square meters, and we have not completed the filing of fire protection design and completion inspection record for such properties as of the date of this prospectus. The 21 self-operated learning centers contributed to approximately 5.0% to our gross billings for the three months ended March 31, 2020.

In case of failure to complete the foregoing procedures, the competent fire safety authorities in the PRC can order rectifications within a specified period of time, impose a fine of less than RMB5,000 per property, and order the stoppage of use. We have been fined for such violations in the past for an immaterial amount, and we cannot assure you that we will not be fined in the future for past and future violations. In the case of failure to rectify, such authorities can order stoppage of construction and use and suspension of business, and impose a fine of more than RMB30,000 and less than RMB300,000. If we cannot complete the filing of fire protection design and completion inspection according to the relevant requirements, we may be subject to a fine or may be ordered to make rectification within a specified period of time or suspend our operation on the affected properties. In addition, according to Circular 10, if we cannot meet the requirements of the fire safety standards, the relevant training qualifications could be revoked by the government authorities. If complying with fire safety regulations would require us to terminate or break our existing leases, we may be liable for any associated termination or breakage costs in addition to the costs of relocation, renovation and decoration. It may also disrupt our scheduled courses and force us to postpone or cancel some courses and refund the related course fees, all of which could materially and adversely affect our business, financial condition and results of operations.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Pursuant to the PRC laws and regulations, we are required to participate in various social insurance benefit plans for our employees, whether PRC nationals or foreign citizens, including pension insurance, unemployment insurance, medical insurance, work-related injury insurance and maternity insurance. We are also required to participate in housing provident fund plan for our PRC national employees. We are required to contribute to the plans in amounts equal to certain percentages of the salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our business. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in various locations. In some locations where we operate, consistent with local practices, we did not strictly follow the laws and regulations relating to participating in various social insurance benefit plans for our PRC national employees, including housing provident fund. We also did not make full contribution of our foreign employees’ social insurance, which was mainly due to an administrative oversight and unfamiliarity with the relevant laws and regulations of our staff in charge. While we have not faced any penalty or disciplinary action in the past, our failure in making contributions to various employee benefit plans and in complying with the applicable PRC labor-related laws may subject us to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We cannot assure you that our employees will not complain to the relevant authorities by reporting our failure to make contributions to the social insurance plans. Moreover, we cannot assure you that the relevant local government authorities will not require us to pay the outstanding amount within a prescribed time or impose penalties or overdue fines on us, which may in turn adversely affect our financial condition and results of operations.

Certain of our teachers do not possess teaching qualifications, which may be subject to penalty under the relevant PRC laws and regulations. Our failure to comply with these requirements may result in material and adverse effect on our business, results of operations and prospects.

Under the relevant PRC laws and regulations, teachers of all types of schools and other education institutions are required to obtain teacher qualification certificates or other relevant professional skill qualifications, although the definition or scope of the relevant professional skill qualifications is not explicitly stated in the relevant PRC laws and regulations. If teachers are employed in violation of such regulations, the examination and approval authorities or other relevant government departments will order the schools and other education institutions to make corrections within a specified period of time and give a warning in accordance with the applicable laws and regulations. If there is income generated from teachers without teaching qualifications, the illegal income will be confiscated. In the event the circumstances are deemed serious by the relevant government authorities, student enrollment will be ordered to stop and the school license will be revoked. As of the date of this prospectus, a substantial majority of our teachers did not possess any teaching qualifications or relevant professional skill qualifications. As of the date of this prospectus, we have not received any notice or warning or been subject to any penalties or disciplinary action from government authorities due to the lack of teaching licenses of our teachers. As advised by our PRC counsel, the current PRC laws and regulations remain unclear as to whether our teachers are required to obtain and hold teaching qualifications. However, we cannot assure you that the relevant PRC government authorities will not take a contrary view and impose penalties, fines or other disciplinary action for our past or future non-compliance.

We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.

We develop the content for our ELT programs ourselves or through partnerships with third parties. We cannot assure you that there will be no inaccurate or inappropriate materials included in our training programs or the materials we obtain from our third-party partners. In addition, our mock examination questions designed internally based on our understanding of the relevant examination requirements may be investigated by the regulatory authorities. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our training programs violets any laws, regulations or governmental policies or infringes upon its legal rights. Even if such claim were not successful, defending it may cause us to incur substantial costs including the time and attention of our management. Moreover, any accusation of an accurate so inappropriate conduct could lift to significant negative publicity, which could harm our reputation and future business prospects.

We may be involved in legal and other disputes and claims arising out of our operations from time to time.

We may, from time to time, be involved in disputes with and subject to claims by parents and students, teachers and other school personnel, and other parties involved in our business. We cannot assure you that when legal actions arise in the ordinary course of our business, any of the legal actions will be resolved in our favor. We are subject to uncertainties as to the outcome of such legal proceedings and our business operations may be disrupted. Legal or other proceedings involving us may, among others, result in us incurring significant costs, divert management’s attention and other resources, negatively affect our business operations, cause negative publicity against us or damage our reputation, regardless whether we are successful in defending such claims or proceedings. Our business, financial condition and results of operations may be materially and adversely affected as a result.

We may be adversely affected by any negative publicity concerning us, our business, founders, shareholders, affiliates, directors, senior management and employees, as well as our third-party commercial partners and the industry in which we operate, regardless of its accuracy, which could harm our reputation and business.

Negative publicity about us, our business, founders, shareholders, affiliates, directors, senior management, teachers and other employees, as well as our third-party commercial partners and the industry in which we operate, can harm our operations. We have been exposed to negative publicity concerning, among other things, miscalculation involving and delays in the payments of staff salaries and/or bonuses, student refund disputes, administrative penalties, alleged improper or misleading statements made in our sales and marketing activities in the past and actions of our founders and directors and members of our senior management. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

●	misconduct, alleged or otherwise, or other improper activities committed by our founders, students or our directors, shareholders, senior management, affiliates, teaching staff and other employees, including misrepresentation made by our employees to prospective students during sales and marketing activities;

●	false or malicious allegations or rumors about us or our founders, directors, shareholders, senior management, affiliates, teaching staff and other employees, as well as our students;

●	complaints by our students about our education services and sales and marketing activities;

●	course fee refund disputes between us and our students or administrative penalties;

●	security breaches of our student’s or employee’s confidential information;

●	employment-related complaints and claims relating to alleged employment discrimination, wage and hour violations, miscalculations involving and delays in the payments of staff salaries and/or bonuses; and

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

We may also be exposed the risk of any misconduct of our third party commercial partners that any negative publicity and claims asserted against our third party commercial partners or fines imposed upon them as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. In addition, negative publicity of the industry in which we operate, including, but not limited to, bankruptcy and cessation of business operations of any of our major competitors, may materially and adversely affect our business prospects and results of operations.

In addition to traditional media, there has been an increasing use of social media and similar platforms in China, including instant messaging applications, such as WeChat, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available.

Information concerning our company, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

We are subject to regulatory inspections, examinations, inquiries and audits, and future sanctions, fines and other administrative penalties resulting from such inspections and audits could materially and adversely affect our business, financial condition and results of operations.

We are subject to certain regulation and supervision from the PRC government authorities. These relevant regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting our operations, including tax policies. Moreover, these relevant regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. We have in the past been subject to tax penalties concerning certain of our subsidiaries, and we cannot assure you that we will not face similar or other administrative fines or penalties concerning our operations or our subsidiaries.

Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations.

The occurrence of natural catastrophes such as earthquakes, floods, typhoons, tsunamis or any acts of terrorism may result in significant property damages as well as loss of revenue due to interactions in our business operations. As we store books and course materials at our premises, there is a risk that these products and our promises may be damaged or destroyed by fire and other natural calamities. Any disruption of electricity supply or any outbreaks of fire or similar calamities at our premises may result in the breakdown of our facilities and the disruption to our business. Health epidemics such as outbreaks of avian influenza, severe acute respiratory syndrome (SARS), COVID-19, swine flu (H1N1) or the Influenza A virus, and severe weather conditions such as snowstorm and hazardous air pollution, as well as the government measures adopted in response to these events, could significantly impact our operations. For example, the recent outbreak of the COVID-19 epidemic has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. These events may also materially impact our industry and cause a temporary closure of our learning centers, which would severely disrupt our operations and have a material and adverse effect on our business, financial condition and results of operations. Since the beginning of the outbreak in January 2020 and as directed by the MOE, we have temporarily closed our learning centers in the PRC until further notice. Our students, teachers and staff may also be negatively affected by such events. For instance, our operations could be further disrupted if any of our students, teachers and staff were suspected of contracting a contagious disease, since this could require us to quarantine some or all of our employees or students and disinfect the learning centers used in our business operations. In addition, any occurrences of such natural catastrophes, severe weather conditions, health epidemics and other extraordinary events may result in the postponement or rescheduling of examinations for which we provide courses, which may in turn have an adverse impact on our revenue and performance.

Given the gradual decline in the number of newly confirmed COVID-19 cases in China in recent weeks, the business activities in China’s major cities have started to resume. As such, we have begun to reopen a select number of our learning centers in April 2020 and gradually reopened the remaining learning centers in May and June 2020 as permitted to do so by the MOE and provincial education bureaus. However, as the COVID-19 outbreak continues to expand globally, and has posed a serious public health threat to numerous countries and territories as of the date of this prospectus, a number of countries and territories have implemented quarantining policies and travel restrictions from and to seriously affected cities or regions. These restrictive measures, though temporary in nature, may continue in the foreseeable future and even increase depending on developments in the outbreak. As a result, our ability to deliver our services, particularly our offline ELT services, may be adversely impacted and the costs for us to deliver our services may also increase. Some students may change their study plans due to these restrictive measures or safety considerations, and thus, the demand for our services, especially demand for our overseas training services, may decrease. The COVID-19 outbreak had a material adverse impact on our business operations for the three months ended March 31, 2020, and may have material adverse impacts on our business operations for the six months ended June 30, 2020.

We are uncertain as to when the outbreak of COVID-19 will be completely controlled in China and globally, and the prolonged adverse effects of COVID-19 and any other adverse public health developments may result in the prolonged closure of our learning centers or our offices while we remain obligated to pay rent and other expenses for these facilities, the quarantining of infected or potentially infected students, teachers, or employees and the disinfection of the affected properties along with the temporary suspension of our operations, or the cancellation or deferments of student enrollment to avoid the spread or recurrence of contagion. If such occurrences continue without being effectively controlled in the future, our business operations and financial performance may be materially and adversely affected as a result of various factors, such as changes in general economic outlook, slowdowns in economic growth and negative business sentiment, and measures taken by government authorities which may restrict or limit our operations in China.

While we have migrated our offline general adult ELT, overseas training and junior ELT courses online during the COVID-19 outbreak to provide continued training services to our students, our ability to conduct live-streaming lectures and provide other online education services depends on the continuing operation of our technology systems, which is vulnerable to damage or interruption from natural catastrophes and other extraordinary events. In addition, any fire or other calamity at the facilities of our third-party service providers that host our servers could severely disrupt our ability to deliver our online courses. Our disaster recovery planning cannot account for every conceivable possibility. Any damage or failure of our technology system could result in interruptions in our services, and our brands could be damaged if students believe our systems are unreliable. Such disruptions could severely interfere with our business operation and adversely affect our results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our securities may be materially and adversely affected.

Prior to the consummation of the Mergers, Meten was a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Our management has not completed an assessment of the effectiveness of its internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing Meten’s consolidated financial statements included elsewhere in this prospectus, Meten and its independent registered public accounting firm identified two material weaknesses and other control deficiencies in our internal control over financial reporting.

The material weaknesses identified relate to (i) our lack of a sufficient number of finance and accounting personnel or sufficiently trained finance and accounting personnel, as well as comprehensive accounting policies in accordance with U.S. GAAP financial reporting; and (ii) our internal control policy does not have a proper approval mechanism, and our lack of internal controls on performing periodic reviews of user accounts and their level of authorization in the financial systems. We plan to implement a number of measures to remedy these material weaknesses. To remedy the identified material weakness and the other control deficiencies, we have implemented and will continue to implement initiatives to improve our internal control over financial reporting to address the material weaknesses that have been identified, including: (i) obtain additional resources, including experienced staff with U.S. GAAP and SEC reporting knowledge, to strengthen the financial reporting function and to set up financial and system control framework; (ii) conducting regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, including sending our financial staff to attend external U.S. GAAP training courses; and (iii) optimizing our financial systems by establishing a proper approval mechanism and performing periodic reviews of users accounts and their level of authorization. . We cannot assure you, however, that these measures may fully address these material weaknesses and other deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied.

If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of our securities. Additionally, ineffective internal controls could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.

As a public company, we will be subject to Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Since we qualify as an “emerging growth company” pursuant to the JOBS Act with less than US$1.07 billion in revenue for our last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. Section 404 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with the annual report for the year ending December 31, 2020. Management may conclude that our internal control over financial reporting is not effective. Moreover, even if management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation of our prior deficiencies in its internal control over financial reporting.

During the course of documenting and testing our internal control procedures, we may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Beginning in 2011, “big four” PRC-based accounting firms, including affiliates of our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law, and an administrative law judge in the U.S. imposed penalties on the firms and the firms were temporarily suspended from practicing before the SEC. If additional remedial measures are imposed, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Beginning in 2011, the Chinese affiliates of the “big four” accounting firms (including our independent registered public accounting firm) were affected by a conflict between the U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and PCAOB sought to obtain access to the audit work papers and related documents of the Chinese affiliates of the “big four” accounting firms. The accounting firms were, however, advised and directed that, under Chinese law, they could not respond directly to the requests of the SEC and PCAOB and that such requests, and similar requests by foreign regulators for access to such papers in China, had to be channeled through the China Securities Regulatory Commission, or CSRC.

In late 2012, this impasse led the SEC commencing administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge made an initial decision to impose penalties on the firms, including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC took place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to follow a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC has authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in their financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against the firms may cause investor uncertainty regarding China-based, U.S.-listed companies, including us, and the market price of our securities may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our securities from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our securities in the United States.

Our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of the companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulation Commission, or the CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. In June 2019, a bill entitled the “Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act” was introduced in the U.S. Congress. This bill requires U.S. stock exchanges, such as Nasdaq, to amend their rules to prohibit foreign issuers from listing shares in the U.S. if their financial statements are audited by public accounting firms that the PCAOB is unable to inspect. Additionally, on May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act (the “Kennedy Bill”).  If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act to direct the SEC to prohibit the securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective, and require certain disclosures in the registrant’s annual reports covering years when the auditor of the registrant’s financial statements is not subject to PCAOB inspection. Furthermore, Nasdaq has proposed changes to its rules to allow it to consider whether the auditor of a company has been inspected by the PCAOB in considering whether to allow the new or continued listing of that company. The proposed Nasdaq rule changes are subject to approval by the SEC. The joint statement, the bills and the proposed Nasdaq rule changes reflect a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the U.S. Congress, SEC and/or the PCAOB will take to address the problem, or whether the proposed Nasdaq rule changes will be put into place.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Risks Related to Our Corporate Structure

If the PRC government finds that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Currently, the PRC laws and regulations do not explicitly impose restrictions on foreign investment in ELT services in the PRC. However, some local government authorities in the PRC have adopted different approaches in granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing ELT services. In the areas where we operate our ELT service business, most local government authorities do not allow foreign-invested entities to establish private schools to engage in the ELT services, other than in the forms of Sino-foreign cooperative schools, and the domestic party shall play a dominant role in such cooperation. According to the relevant regulations, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experiences. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in the PRC. In addition, according to Notice 75, foreign-invested language training institutions are required to apply for the private school operating permit. However, based on the interviews we conducted in November 2019 with the officials of the local educational authorities in the areas where we have learning centers in operation, most of the local educational authorities provided oral confirmations that due to the fact that the Notice 75 has just been issued for a short period of time and that no detailed supporting rules and regulations have been promulgated, the relevant procedure, approval process and transitional period regarding the application by the foreign-invested language training institutions for the private school operating permit are not yet clear and the relevant government authorities have not yet begun to accept applications. In addition, the PRC laws and regulations restrict foreign ownership in value-added telecommunication services and require that a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas. Due to these restrictions, we operate our offline and online ELT business in the PRC primarily through our affiliated entities. We entered into a series of contractual arrangements with Shenzhen Meten and Shenzhen Likeshuo and their shareholders, respectively. Our affiliated entities are the entities that hold certain licenses and permits relating to the offline and online ELT business in the PRC. We have been and expect to continue to be dependent on our affiliated entities to operate our business. See “Organizational Structure” for more information.

As advised by our PRC counsel, there are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and we cannot assure you that the PRC government would agree that our corporate structure or any of the above-mentioned contractual arrangements comply with the current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If our ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities including the MOE, which regulates the education industry in the PRC, the Ministry of Commerce, or the MOFCOM, which regulate the foreign investments in the PRC, the MCA, which regulates the registration of non-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, and the SAIC, which regulates the registration and operation of for-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, would have broad discretion in dealing with such violations, including:

●	revoking the business licenses and operating permits held by Zhuhai Meten and Zhuhai Likeshuo and their respective subsidiaries, or our other PRC subsidiaries, and/or our affiliated entities;

●	discontinuing or restricting the operations of any related-party transactions among our PRC subsidiaries and our affiliated entities;

●	limiting our business expansion in the PRC by way of entering into contractual arrangements;

●	confiscating the income of our affiliated entities;

●	imposing fines, penalties or other requirements with which we, our PRC subsidiaries, or affiliated entities may not be able to comply;

●	requiring us to restructure the relevant ownership structure or operations, terminate the contractual arrangements with our VIEs or deregister the pledges on the equity interest in our VIEs, which in turn would affect our ability to consolidate, derive economic interest from or exert effective control over our VIEs; or

●	restricting the use of financing sources by us or our affiliated entities, or otherwise restricting our or their ability to conduct business.

As of the date of this prospectus, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above fines or punishments is imposed on us, our business, financial condition and results of operations could be materially and adversely affected. If any of these penalties results in our inability to direct the activities of our affiliated entities or results in our failure to receive the economic benefits from our affiliated entities, we may not be able to consolidate our affiliated entities in our financial statements in accordance with U.S. GAAP. However, we do not believe that such actions would result in the liquidation or dissolution of our Company, our wholly-owned subsidiaries in the PRC.

Substantial uncertainties exist with respect to the interpretation and implementation of any new PRC laws, rules and regulations relating to foreign investment and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises, or FIEs, established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment, and the government generally will not expropriate foreign investment, except under certain special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on such list. On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law, which came into effect on January 1, 2020 and further requires that FIEs and domestic enterprises be treated equally with respect to policy making and implementation.

Pursuant to the Foreign Investment Law, “foreign investment” means any foreign investor’s direct or indirect investment in the PRC, including: (i) establishing FIEs in the PRC either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new project in the PRC either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations or State Council provisions. Although the Foreign Investment Law does not explicitly classify the contractual arrangements, such as our contractual arrangement described in “Business — Organizational Structure,” as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment,” which includes investments made by foreign investors in China through other means stipulated by laws or administrative regulations or other methods prescribed by the State Council without elaboration on the meaning of “other means.” However, the Implementing Regulations of the Foreign Investment Law still does not specify whether foreign investment includes contractual arrangements.

It is possible that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, at which time it will be uncertain whether the contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangements will be handled. Therefore, there is no guarantee that the contractual arrangements and the business of our affiliated entities will not be materially and adversely affected in the future due to changes in the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be completed by companies with existing contractual arrangements, we may face substantial uncertainties as to the timely completion of such actions. In the extreme case scenario, we may be required to unwind the contractual arrangements and/or dispose of our VIEs and affiliated, which could have a material and adverse effect on our business, financial conditions and results of operations.

We rely on contractual arrangements with our VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on the contractual arrangements with our ELT businesses in China. For a description of these contractual arrangements, see “Business — Organizational Structure — Contractual Arrangements with Our VIEs and Their Respective Shareholders.” However, these contractual arrangements may not be as effective as direct equity ownership in providing us with control over our affiliated entities. Any failure by our VIEs and their shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on the financial position and performance of our Company. For example, the contractual arrangements are governed by the PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with arbitral procedures as contractually stipulated. The commercial arbitration system in the PRC is not as developed as in some other jurisdictions, such as the United States.

As a result, uncertainties in the commercial arbitration system or legal system in the PRC could limit our ability to enforce these contractual arrangements. In addition, if the legal structure and the contractual arrangements were found to violate any existing or future PRC laws and regulations, we may be subject to fines or other legal or administrative sanctions.

If any government action causes us to lose our right to direct the activities of our affiliated entities or lose our right to receive substantially all the economic benefits and residual returns from our affiliated entities and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our affiliated entities.

Our VIEs or their shareholders may fail to perform their obligations under the contractual arrangements.

If Shenzhen Meten, Shenzhen Likeshuo or any of their respective shareholders fails to perform their obligations under the contractual arrangements, we may have to incur substantial costs and resources to enforce our rights under the contracts, and rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of Shenzhen Meten or Shenzhen Likeshuo were to refuse to transfer their equity interest in Shenzhen Meten or Shenzhen Likeshuo to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the material agreements under our contractual arrangements are governed by the PRC law and provide for the resolution of disputes under the agreements through arbitration in the Shenzhen Court of International Arbitration. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under the PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our affiliated entities, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have actual or potential conflicts of interest with us and not act in the best interests of our Company.

Our control over affiliated entities is based upon the contractual arrangements with our affiliated entities, the VIEs and their shareholders and the directors of our affiliated entities. The shareholders of the VIEs may potentially have conflicts of interest with us and breach their contracts or undertaking with if it would further their own interest or if they otherwise act in bad faith. These shareholders may refuse to sign or breach, or cause our VIEs to breach or refuse to renew the existing contractual arrangements, which would have a material and adverse effect on our ability to effectively control our affiliated entities and receive economic benefits from them. For example, these shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. When conflicts of interest arise any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings. If we are unable to resolve such conflicts, including where the shareholders of our VIEs breached their contracts or undertakings with us and as a result or otherwise subject us to claims from third parties, our business, financial condition and operations could be materially and adversely affected.

The contractual arrangements may be subject to the scrutiny of the PRC tax authorities and additional tax may be imposed, which may materially and adversely affect our results of operation and value of your investment.

Under the PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the Exclusive Management Cooperation Agreement we have with our affiliated entities does not represent an arm’s length price and determines to adjust any of those entities’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our tax liabilities. In addition, the PRC tax authorities may have reason to believe that our subsidiaries or our affiliated entities are dodging their tax obligations, and we may not be able to rectify such incident within the limited timeline required by the PRC tax authorities. As a result, the PRC tax authorities may impose late payment fees and other penalties on us for underpaid taxes, which could materially and adversely affect our business, financial condition and results of operations.

If any of our affiliated entities becomes subject to winding up or liquidation proceedings, we may lose the ability to make use of certain important assets, which could negatively impact our business and materially and adversely affect our ability to generate revenue.

We currently conduct our operations in China through contractual arrangements. As part of these arrangements, substantially all of our education-related assets, permits and licenses that are important to the operation of our business are held by our affiliated entities. If any of these affiliated entities is wound up, and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which would materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business and our ability to generate revenue. As a result, we may not be able to exercise our rights in a timely manner and our business, financial condition and operations may be materially and adversely affected.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant PRC industry and commerce authorities.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to certain authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or by seeking to gain control of our subsidiaries, our VIEs or any of their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

The PRC regulation of loans and direct investments in PRC subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using working capital to make loan or additional capital contributions to our PRC subsidiaries, our affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

From time to time in the ordinary course of our business, we may (i) make loans to our PRC subsidiaries; (ii) make additional capital contributions to our PRC subsidiaries; (iii) establish new PRC subsidiaries and make capital contributions to them; and (iv) acquire offshore entities with business operations in the PRC in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

●	loans by us to our PRC subsidiaries cannot exceed a statutory limit and shall be filed with the State Administration of Foreign Exchange of the PRC, or the SAFE, after the loan agreement is signed and at least three business days before the borrower makes any drawdown under the loan; and

●	capital contributions to our PRC subsidiaries shall be filed with the MOFCOM and SAMR or their local counterparts and also be registered with the local banks authorized by the SAFE.

Currently, there is no statutory limit to the amount of funding we can provide to our PRC subsidiaries through capital contributions. However, the maximum amount we can loan to our PRC subsidiaries is subject to statutory limits. According to the current PRC laws and regulations, we can provide funding to our PRC subsidiaries through loans of up to either (i) the amount of the difference between the respective registered total investment amount and the registered capital of each of our PRC subsidiaries, or the Total Investment and Registered Capital Balance; or (ii) two and a half times, or the then applicable statutory multiple, of the amount of their respective net assets, calculated in accordance with PRC GAAP, or the Net Assets Limit, at our election. If we choose to make a loan to a PRC subsidiary based on the Total Investment and Registered Capital Balance as of the date of this prospectus, subject to the completion of statutory procedures with the relevant government authorities and banks, we may extend a loan with an estimated aggregate maximum amount of approximately RMB160.0 million to our PRC subsidiaries. We may increase the Total Investment and Registered Capital Balance of our PRC subsidiaries, which is subject to governmental procedures and may require a PRC subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of calculation. As of the date of this prospectus, our PRC subsidiaries have negative net assets, and we cannot provide loans to them using the Net Assets Limit method.

In addition, on March 30, 2015, the SAFE promulgated the Circular on Reforming Management of the Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises, or Circular 19, a regulation regarding the conversion by a foreign-invested company of its capital contribution in foreign currency into Renminbi. Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises and allows foreign-invested enterprises to settle their foreign exchange capital at their discretion, but continues to prohibit foreign-invested enterprises from using the Renminbi fund converted from their foreign exchange capital for expenditures beyond their business scopes. In June 2016, the SAFE promulgated the Notice on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16. Circular 19 and Circular 16 continue to prohibit foreign-invested enterprises from, among other things, using the Renminbi fund converted from its foreign exchange capital for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by bank), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise of no violation of prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects.

We expect that the PRC laws and regulations may continue to limit our use of our working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in the PRC. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

Adverse changes in the PRC economic, political and social conditions as well as laws and government policies, may materially and adversely affect our business, financial condition, results of operations and growth prospects.

Substantially all of our operations are conducted in China, and substantially all of our revenue is derived from China. Accordingly, our business, prospects, financial condition and results of operations are subject, to a significant extent, to economic, political and legal developments in China.

The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reforms and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes will have any adverse effect on our current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.

Our ability to successfully expand our business operations in the PRC depends on a number of factors, including macro-economic and other market conditions, and credit availability from lending institutions. Stricter credit or lending policies in the PRC may affect our customers’ consumer credit or consumer banking business, and may also affect our ability to obtain external financing, which may reduce our ability to implement our expansion strategies. We cannot assure you that the PRC government will not implement any additional measures to tighten credit or lending standards, or that, if any such measure is implemented, it will not adversely affect our future results of operations or profitability.

Demand for our services and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

●	political instability or changes in social conditions of the PRC;

●	changes in laws, regulations, and administrative directives or the interpretation thereof;

●	measures which may be introduced to control inflation or deflation; and

●	measures changes in the rate or method of taxation.

These factors are affected by a number of variables, which are beyond our control.

Additionally, the outbreak of COVID-19 may have a material adverse impact on the overall economic outlook, economic growth and business sentiment in China (see “— Risks Related to Our Business and Operations — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments” in this prospectus), and may in turn influence the operation of our business.

The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to our business and our shareholders.

Our business and operations in the PRC are governed by the PRC legal system that is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new and continue to evolve, interpretation and enforcement of these laws and regulations involve significant uncertainties and different degrees of inconsistency. Some of the laws and regulations are still in the developmental stage and are therefore subject to policy changes. Many laws, regulations, policies and legal requirements have only been recently adopted by PRC central or local government agencies, and their implementation, interpretation and enforcement may involve uncertainty due to the lack of established practice available for reference. We cannot predict the effect of future legal developments in the PRC, including the promulgation of new laws, changes in existing laws or their interpretation or enforcement, or the pre-emption of local regulations by national laws. As a result, there is substantial uncertainty as to the legal protection available to us and our shareholders. Moreover, due to the limited volume of published cases and the non-binding nature of prior court decisions, the outcome of dispute resolution may not be as consistent or predictable as in other more developed jurisdictions, which may limit the legal protection available to us. In addition, any litigation in the PRC may be protracted and result in substantial costs and the diversion of resources and management attention.

PRC governmental control and restrictions on the convertibility of Renminbi may materially and adversely affect the value of your investments.

The PRC government imposes controls and restrictions on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

As these laws and regulations designed to enhance labor protection, we expect our labor costs will continue to increase. In addition, since the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our websites are found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE has promulgated certain regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity for the purpose of overseas investment and financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle.” The term “control” under Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required registration with the SAFE, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or Notice 13, which became effective on June 1, 2015. Under Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under Circular 37 will be directly reviewed and handled by banks, and the SAFE and its branches shall perform indirect regulation over the direct investment-related foreign exchange registration via banks.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since Circular 37 was recently issued, there remains uncertainty with respect to its implementation.

As of the date of this prospectus, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations as required by Circular 37. We cannot assure you that any shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If any of them fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and the SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

If we are classified as a PRC “resident enterprise,” we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of our ordinary shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of our ordinary shares.

Under the Enterprise Income Tax Law, or EIT Law, and its implementation rules, if an enterprise incorporated outside the PRC has its “de facto management body” located within the PRC, such enterprise may be recognized as a PRC tax resident enterprise and be subject to the unified enterprise income tax rate of 25% on its worldwide income. Under the implementation rules for the EIT Law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. The SAT issued the Notice regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located inside China, stating that only a company meeting all the criteria would be deemed having its de facto management body within China. One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in the PRC. In addition, the SAT issued a bulletin on July 27, 2011, effective from September 1, 2011, providing further guidance on the implementation of SAT Circular 82. This bulletin clarifies matters including residence status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises and there are currently no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body” for companies like us controlled by PRC individuals, the determination criteria set forth in SAT Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented with respect to such enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

Since all of our senior management members reside in the PRC, we may be recognized as a PRC tax resident enterprise for the purpose of the EIT Law and therefore would be subject to PRC income tax at the rate of 25% on our worldwide income. In such event, our income tax expenses may increase significantly and its net profit and profit margin could be materially and adversely affected.

Under the EIT Law, foreign enterprise shareholders of a PRC resident enterprise will be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from the PRC resident enterprise and on gain recognized with respect to the sale of shares of the resident enterprise, if such amounts are deemed to be derived from sources within the PRC. Accordingly, if we are treated as a PRC resident enterprise, holders of our ordinary shares may be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from us and on gain recognized with respect to the sale of our ordinary shares, unless such withholding tax is reduced by an applicable income tax treaty between China and the jurisdiction of the holder. Any such tax may reduce the returns on your investment in our ordinary shares.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Bulletin 7. The SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. We may be subject to filing obligations or taxed if we are the transferor in such transactions, and may be subject to withholding obligations if we are the transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in us that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we, our non-resident enterprises and PRC subsidiaries may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Employee participants in our share incentive plans who are PRC citizens may be required to register with the SAFE. We also face regulatory uncertainties in the PRC that could restrict our ability to grant share incentive awards to our employees who are PRC citizens.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by the SAFE on February 15, 2012, or Circular 7, the PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with the SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.

From time to time, we will need to apply for or update its registration with the SAFE or its local branches on behalf of employees who receive options or other equity-based incentive grants under our share incentive plans or material changes in our share incentive plans. However, we may not always be able to make applications or update its registration on behalf of employees in compliance with Circular 7, nor can we ensure you that such applications or update of registration will be successful. If we or the participants of its share incentive plans who are PRC citizens fail to comply with Circular 7, we and/or such participants of our share incentive plans may be subject to fines and legal sanctions, there may be additional restrictions on the ability of such participants to exercise their share options or remit proceeds gained from sale of their shares into the PRC, and we may be prevented from further granting share incentive awards under its share incentive plans to employees who are PRC citizens.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in the PRC and substantially all of our assets are located in PRC. In addition, all our senior executive officers reside within the PRC for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Fluctuations in the value of the Renminbi could have a material and adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, our securities in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of our securities in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Risks Related to Our Ordinary Shares

Resales of our ordinary shares could depress the market price of our ordinary shares.

There may be a large number of shares of ordinary shares sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. We are registering the offer and resale by the several selling securityholders of 44,330,947 ordinary shares, including ordinary shares issuable upon the exercise of outstanding warrants and units (including warrants issuable upon the exercise of outstanding unit purchase options). We had 53,292,842 ordinary shares outstanding as of July 10, 2020. Such sales of ordinary shares or the perception of such sales may depress the market price of our ordinary shares.

Our share price may be volatile and could decline substantially.

The market price of our ordinary shares may be volatile, both because of actual and perceived changes in the Company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in our share price may include, among other factors discussed in this section, the following:

●	actual or anticipated variations in the financial results and prospects of the Company or other companies in the retail business;

●	changes in financial estimates by research analysts;

●	changes in the market valuations of other education technology companies;

●	announcements by us or our competitors of new education services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	mergers or other business combinations involving us;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting us or our industry;

●	the trading volume of our ordinary shares in the public market;

●	the release of lockup, escrow or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations;

●	changes in economic conditions, including fluctuations in global and Chinese economies;

●	financial market conditions;

●	natural disasters, terrorist acts, acts of war or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of our ordinary shares.

We may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our ordinary shares.

Currently, we will have warrants outstanding to purchase up to an aggregate of 12,705,000 ordinary shares and may issue an aggregate of up to an additional 11,000,000 ordinary shares to the former Meten shareholders upon achievement of milestone targets as described in this prospectus. We may also issue units or our other securities in connection with the Financing (as defined below) and the Azimut Investment (as defined below). We will also have the ability to issue additional shares under the ESOP Plan. We may also issue additional ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Our issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share may be diminished; and

●	the market price of our ordinary shares may decline.

We are not expected to pay dividends on its shares of ordinary shares in the foreseeable future.

We are not expected to pay dividends on its shares of ordinary shares in the foreseeable future. Instead, for the foreseeable future, it is expected that we will continue to retain any earnings to finance the development and expansion of its business, and not to pay any cash dividends on its ordinary shares. Consequently, you should not rely on an investment in the Company as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. We cannot guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States investors.

Based on the projected composition of our income and valuation of our assets, including goodwill, we are not expected to be a passive foreign investment company (“PFIC”) for its current taxable year, and we do not expect to become one in the future, although there can be no assurance in this regard. Although we do not expect to be a PFIC, it is not entirely clear how the contractual arrangements between our Company and the VIEs will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of the VIEs for U.S. federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. See “Taxation — U.S. Holders — Passive Foreign Investment Company.” If we are or were to become a PFIC, such characterization could result in adverse United States federal income tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, its U.S. investors will become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. We cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our ordinary share price and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us If no securities or industry analysts commence coverage of our Company, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on our Company, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

Our amended and restated memorandum and articles of association contains anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Our amended and restated memorandum and articles of association include provisions to limit the ability of others to acquire control of us or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction. For example, our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If our board of directors decides to issue preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we were formed under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under the Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have the discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by shareholders, but are not obliged to make them available to shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. To the extent we choose to follow home country practice, shareholders may be afforded less protection than they otherwise would have under rules and regulations applicable to U.S. domestic issuers.

The Cayman Islands courts are also unlikely (i) to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (ii) to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or shareholders than they would as shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of its assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, the majority of our officers and directors are nationals and residents of countries other than the United States and all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a Cayman Islands company listed on the Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. A Cayman Islands company is not required to have annual general meetings. Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. To the extent we choose to follow home country practice with respect to corporate governance matters such as the exemption from holding an annual general meeting pursuant to Nasdaq Rule 5620(a), our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company.

Since becoming a public company in March 2020, we have incurred, and expect to continue to incur, significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We do not know whether the holders of the warrants or unit purchase options will exercise any of the warrants or options. If all of the outstanding warrants (including the Transferred Warrants) described in this prospectus are exercised in full, we will issue 12,705,000 ordinary shares and we will receive aggregate net proceeds of US$146,107,500. An additional US$3,000,000 potentially could be received from the exercise of the unit purchase options and US$2,875,000 from the exercise of the warrants included in the units issued thereby. We intend to use the proceeds from any exercise of the warrants for general corporate purposes.

The selling securityholders will receive all of the proceeds from the sale of any ordinary shares and warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. However, we will receive up to an aggregate of approximately $29.90 million from the exercise of Transferred Warrants, assuming the exercise in full of all of the Transferred Warrants for cash. There is no assurance that any of the Transferred Warrants will be exercised. We expect to use the net proceeds from the exercise of the Transferred Warrants for general corporate purposes.

BUSINESS

History and Development of the Company

We were formed to serve as a holding company for Meten and EdtechX after consummation of the Mergers contemplated by the Merger Agreement. We, a Cayman Islands exempted company, were formed on September 27, 2019. Prior to the Mergers, we owned no material assets and did not operate any business. Meten’s principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, The People’s Republic of China and our telephone number is +86 755 8294 5250.

On March 30, 2020, the parties consummated the Mergers. Immediately prior to the Mergers, the Azimut Investor invested US$20 million in EdtechX to purchase 2,000,000 units of EdtechX (with each unit consisting of one ordinary share and one warrant to purchase one ordinary share of EdtechX at a price of US$11.50 per share), which units converted into the same number of our units upon closing of the Mergers. Concurrently with the closing of the Mergers, our PIPE financing with two unaffiliated third-party investors, one of which is ITG Education, in an aggregate investment of US$12 million was completed on March 30, 2020.

Business Overview

We are a leading ELT service provider in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. General ELT refers to services that help students improve their English language skills, particularly their English communication skills. Test-oriented ELT refers to services that help students achieve higher scores in specific standardized tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations. After-school language training refers to academic English language training services provided to K-12 students.

We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. We conduct our business through our synergetic offline-online business model, which maximizes the compatibility within our business segments to scale up at relatively low costs. As of March 31, 2020, we had a nationwide offline learning center network of 128 self-operated learning centers (including 21 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 28 cities in 15 provinces, autonomous regions and municipalities in China, and 17 franchised learning centers (including four franchised learning centers under the “ABC” brand) covering 15 cities in 13 provinces and municipalities in China. Leveraging our experience gained from operating offline learning centers, we launched our online English learning platform “Likeshuo” in 2014 to further expand our service reach to a larger student base. As of March 31, 2020, we had approximately 1.4 million registered users on our “Likeshuo” platform and cumulatively over 257,000 paying users who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for our online ELT courses since 2014 was approximately 157,000 and we had delivered over 4.8 million accumulated course hours to our students online. We also have opened five experiential marketing stores in China to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. We take advantage of our business model of combining our offline learning center network and online platform to deepen our market penetration and further develop our business.

Our qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable us to create a learning environment that caters to the specific learning demands of our students. We have a high-caliber teaching staff and an experienced content development team, who are supported by our centralized teaching and management systems to optimize our students’ learning experiences. As of March 31, 2020, we had a team of 2,257 full-time teachers, study advisors and teaching service staff, of which 1,059 were study advisors and teaching service staff for our offline and online businesses. As of the same date, we also had 246 full-time and part-time foreign teachers from English-speaking countries for our offline ELT services. We have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with our strategic partners. We have built highly centralized and scalable management systems to manage our teaching, marketing, finance and human resources activities across our offline and online businesses. In addition to our management systems, we have made significant investments in developing platforms and systems to support our teaching activities. For example, we utilize the intelligent tracking and learning coaching function of our artificial intelligence-driven teaching management systems to record and analyze our students’ real-time learning process and personalize the course content to address their learning needs.

Our Education Services

We offer a comprehensive portfolio of English language learning and training services covering a full spectrum of student age groups, including general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services. Our offline strong track record of helping students improve English language skills through high-quality courses has made our programs popular in China. From 2017 to 2019, we generated all our revenue from our operations in the PRC. The following table sets forth the breakdown of student enrollment at our self-operated learning centers by service type for the periods indicated.

	Student Enrollment(1)(2)
	For the Year Ended December 31,				For the Three Months Ended March 31,
	2017	2018		2019	2020
General adult ELT	49,784	56,060		49,974	1,883
Junior ELT(3)	—	8,746	(3)	15,057	1,426
Overseas training services	8,645	8,885		8,775	674
Online ELT(4)	24,299	44,586		49,639	8,198
Total	82,728	118,277		123,445	12,181

(1)	The number of student enrollments represents the number of actual new sales contracts entered into between us and our students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time.

(2)	The number of student enrollments does not include the number of paying users of our “Shuangge English” App under our other English language-related services.

(3)	We started to offer junior ELT in January 2018 and acquired ABC Education Group in June 2018. The number of student enrollments for the year ended December 31, 2018 also included the students enrolled with ABC Education Group.

(4)	Student enrollment in our online ELT represents the total number of student enrollments on our online “Likeshuo” platform.

The following table sets forth the breakdown of our revenue and percentage by service type at our self-operated learning centers for the periods indicated.

	For the Year Ended December 31,						For the Three Months Ended March 31,
	2017		2018		2019		2019		2020
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	%
	(in thousands, except for percentages)
General adult ELT(1)	785,480	68.3	903,756	63.5	783,988	54.1	171,220	54.4	55,819	30.7
Overseas training services	228,294	19.9	223,601	15.7	203,677	14.1	46,703	14.8	22,290	12.3
Online ELT
For adults	107,865	9.4	172,825	12.1	203,982	14.1	39,496	12.5	56,628	31.2
For juniors	—	—	25,586	1.8	37,215	2.6	4,043	1.3	14,969	8.2
For international test preparation	13,331	1.1	13,891	1.0	19,066	1.3	8,267	2.7	5,415	3.0
Japanese	—	—	—	—	—	—	—	—	28	*
Subtotal	121,196	10.5	212,302	14.9	260,263	18.0	51,806	16.5	77,040	42.4
Junior ELT	—	—	65,490	4.6	167,924	11.6	39,432	12.5	23,512	13.0
Other English language-related services(2)	14,751	1.3	19,085	1.3	32,047	2.2	5,642	1.8	2,920	1.6
Total	1,149,721	100.0	1,424,234	100.0	1,447,899	100.0	314,803	100.0	181,581	100.0

*	Denotes percentages between (0.1%) and 0.1%.

(1)	Includes revenue from international standardized test preparation, overseas study application services and short-term study abroad programs.

(2)	Comprise primarily of (i) revenue from our “Shuangge English” App, which had over 26,787, 9,859 and 814 paying users for the year ended December 31, 2017, 2018, and 2019, respectively; and (ii) the franchise fees we received from our franchised learning centers under the “Meten” brand.

General Adult ELT

Our general adult ELT is primarily designed for students aged over 15, which are offered at our learning centers across the PRC. For details on our learning centers, see “— Our Offline Network.” The courses mainly focus on helping students learn to use English for personal improvement or professional use through close and frequent interaction with our teachers in an engaging environment. General adult ELT is a major component of our business in terms of student enrollment and revenue. In 2017 and 2018, our general adult ELT segment had 49,784 and 56,060 students enrolled, respectively, and generated revenue of RMB785.5 million and RMB903.8 million, respectively. For the three months ended March 31, 2020, our general adult ELT had a total student enrollment of 1,883 and generated revenue of RMB55.8 million.

We primarily deliver courses in small class sizes, including one-on-one, one-on-four and one-on-ten classes. Since 2006, we have mainly offered (i) the practical spoken English curriculum, to help students master spoken English for personal improvement or professional use with a focus on practicing pronunciation, expanding vocabulary and improving communication skills; and (ii) the practical business English curriculum, which caters to young professionals by focusing on practicing English in numerous practical business settings. A general adult ELT session typically lasts for 55 minutes.

Starting in 2018, we have upgraded our general adult ELT by introducing the “Explore Curriculum,” which was built on our practical spoken English curriculum and expanded to cover more comprehensive ability training. The curriculum consists of our featured “4P courses,” which are language proficiency, presentation, pronunciation and project-based learning, to address the training of our students’ “4C” abilities, namely, communication ability, critical thinking ability, creativity and collaborative skills. The curriculum uses our effective teaching methodology and learning assessment technologies which are a hallmark of all of our courses. The “Explore Curriculum” was developed through our strategic collaboration with the NGL, a renowned global platform for English language teaching and learning. Beginning in 2018, we began gradually replacing the practical business English curriculum with our “Explore Curriculum” as part of our ongoing curriculum updates. As of May 2019, we had implemented the “Explore Curriculum” for our general adult ELT business at all of our self-operated learning centers and franchised learning centers.

Beginning in 2017, we began to offer dedicated English language training boot camps to newly enrolled or existing students under the general adult ELT program. These boot camps are typically two-day add-on courses to our traditional general adult English curricula, which provide students with the opportunities to concentrate on English language training and to socialize and communicate with each other about their personal English language learning experiences in a dedicated and centralized environment. Each boot camp generally enrolls 16 to 22 students and we charge students a training fee. As of March 31, 2020, we have established a boot camp in each of Guangdong Province, Sichuan Province and Jiangsu Province.

We rely on advanced technologies to effectively offer training services to our students. For general adult ELT, we combine our offline courses with online materials and customized assessments available in our self-developed PIES App to optimize students’ learning experiences. Our PIES App relies on artificial intelligence to provide online personalized learning and combines online learning with offline course offerings to improve students’ overall English language ability. In addition, we apply an intelligent tracking and learning assessment system to record and analyze the real-time learning dynamics of our students in order to improve our course arrangements for better learning experiences of our students.

Overseas Training Services

We provide comprehensive overseas training services for students planning to take international standardized tests and/or study abroad. Such services comprise international standardized test preparation courses and overseas study application and study abroad services. In 2017 and 2018, the number of student enrollments in our overseas training services was approximately 8,645 and 8,885, respectively, which generated revenue of RMB228.3 million and RMB223.6 million, for the respective period. The number of student enrollments in our overseas training services was approximately 8,775 for the year ended on December 31, 2019, and we generated revenues of RMB203.7 million (US$29.3 million) for this business segment for the same period. For the three months ended March 31, 2020, we had approximately 674 students enrolled in our overseas training services, and we generated revenues or RMB22.3 million for the period.

International Standardized Test Preparation. We primarily focus on providing training services to students aged 12 and above who are preparing for TOEFL, IELTS, SAT and ACT, among other international standardized tests. We had an aggregate of more than 20,000 students enrolled since we introduced such services in 2011. Courses are offered in a one-on-one setting to address students’ individualized learning needs and achieve the optimal learning outcomes for each of our students. A test preparation course is typically two hours. We also utilize our self-developed iManager system, an intelligent analysis and evaluation system, to analyze students’ learning progress and collect student feedback to enhance the quality of our teaching services.

Overseas Study Services. We offer overseas study application services and short-term study abroad programs for students interested in obtaining overseas education. For students planning to obtain overseas education, we provide step-by-step overseas study application services, which cover consultation and planning, college major selection, preparation of application documents and visas, as well as campus tours. As of March 31, 2020, we had provided customized overseas study application services to approximately 3,801 students. We also leverage our self-developed iFuture system to help our students access our teachers for study consultation and keep track of their application process. We offer our short-term study abroad programs to expose students to the culture and language environment in various native English-speaking countries.

Online ELT

Leveraging our experience in providing offline ELT we initiated our online ELT platform, “Likeshuo,” in 2014 to further diversify and expand our ELT service lines and market coverage.

Through the “Likeshuo” platform, we offer online live streaming English courses on our websites or in our “Likeshuo” App accessible on mobile devices and tablets. We utilize the intelligent course scheduling function on our self-developed “Likeshuo” platform to give our online users the flexibility to design their own studying plans. An online ELT course hour is typically 45 minutes. As of March 31, 2020, we had approximately 1.4 million registered users on our “Likeshuo” platform. Since the launch of “Likeshuo” and up to March 31, 2020, we had cumulatively over 257,000 paying users who purchased our online ELT courses or trial lessons. In 2017, 2018 and 2019, the student enrollment on the “Likeshuo” platform reached 24,299, 44,586 and 49,639, respectively. In the first three months of 2020, we had 9,555 students enrolled on the “Likeshuo” platform. As of March 31, 2020, the cumulative number of student enrollments in our online ELT since 2014 was approximately 146,000 and we had delivered over 4.8 million accumulated course hours to our students online. For the paying users of our online English language business, the average course fee per student (also known as average spending) for the three months ended March 31, 2020 was approximately RMB2,210. Our revenue generated from online ELT was RMB121.2 million, RMB212.3 million, RMB260.3 million (US$37.4 million) and RMB77.0 million for the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, respectively. Certain refund policies are applicable to our online ELT. See “— Pricing and Refund Policies” for details.

We currently offer four types of live streaming English language courses on our “Likeshuo” platform, including:

●	English for Adults. We have developed a comprehensive lessons database covering more than 18 topics in over 5,000 real-life English-speaking scenarios to train students’ practical English language abilities. The curriculums are primarily designed for students aged over 15, which include basic English grammar, basic spelling skills, English speaking, English for travel and English for interviews. We primarily offer small classes with up to 15 students per class. Our high-caliber teaching staff for the online adult English language courses consists of local teachers and foreign teachers from native English-speaking countries, including the United States, the United Kingdom, Australia and Canada. We have established a deep pool of approximately 26,000 teachers who have registered with our “Likeshuo” platform and are accessible by our students online, including approximately 11,000 foreign teachers.

●	Junior English. We have developed an online ELT program primarily designed for young learners aged five to 12, which allows them to learn English anytime anywhere via our website or in our “Likeshuo” App. We primarily offer small classes with up to four students per class. We engage foreign teachers from native English-speaking countries to deliver customized courses to help stimulate students’ interest in speaking and learning English. We generally use teaching materials from native English-speaking countries to improve young learners’ English proficiency by offering them the most relevant courses based on their ages and proficiencies;

●	International Test Preparation. We provide online international test preparation training services for students who plan to take the SAT, ACT, TOEFL and IELTS, among other standardized tests. We primarily offer one-on-one online courses that are taught by our highly experienced teachers, although students can also choose to have courses taught in small classes of usually two to four students per class; and

●	English for Professionals. We tailor this curriculum for people who want to improve their business-related English language skills. We typically offer one-on-one private lessons and incorporate up-to-date and practical real life English content, such as pop culture and various business activities to ensure students enjoy the lessons while increasing their competitiveness in their respective workplaces.

Junior ELT

In June 2018, we acquired ABC Education Group, a junior ELT service provider, which acquisition contributed 21 self-operated and four franchised learning centers to our national learning center network. Our junior ELT courses are mainly designed for students aged six to 18, with the goal of improving their communication ability, critical thinking and creativity by offering an integrated curriculum to cater to their different learning demands. For the three months ended March 31, 2020, we had a student enrollment of 1,426 in our junior ELT (including the student enrollment of ABC Education Group, which we acquired in June 2018). As of the date of this prospectus, we had 29 self-operated junior English language learning centers (including 21 learning centers we operated under the “ABC” brand) located in Beijing, Foshan, Zhongshan and Nanchang, among other cities in the PRC. For the year ended December 31, 2018 and 2019 and three months ended March 31, 2020, our revenue generated from junior ELT was RMB65.5 million, RMB167.9 million (US$24.1 million) and RMB23.5 million, respectively.

We offer various fundamental and value-added courses to improve our junior students’ English language skills, creative and critical thinking as well as appreciation of culture and values. We strategically limit the class size to ten to 15 students per class to ensure the quality of our course offerings and effectively engage our students in group discussion. A junior ELT course hour under the “Meten” brand typically is 55 minutes. An ELT course hour under the “ABC” brand is typically one hour.

Our fundamental courses under the “Meten” brand include Art of Language, Presentation and Project Management courses. In Art of Language courses, we aim to stimulate our students’ lasting curiosity and passion for English language learning by actively engaging them in various English speaking, listening and reading activities. In our Presentation courses and Project Management courses, we focus on practical training and improving our junior students’ problem-solving abilities, leadership skills and team working abilities in presentations and project-based discussions. We also provide complementary Pronunciation and Master Learner courses as value-added services for students who attend the fundamental courses to improve their English pronunciation skills and teach effective English learning technics. Our courses under the “ABC” brand aim to improve our students’ English listening, speaking, reading and writing abilities through various phonetic alphabet, pronunciation and presentation trainings in an engaging and interactive environment.

In connection with our junior ELT business, we apply our self-developed MTS system to assess the results of course offerings for junior students. We have designed two user interfaces in our MTS App for students and parents for their respective access to the course content and information. Our MTS App is a student service portal through which students can access their files, online homework, collection of questions and communication between home and school to improve their learning experience. On our MTS App, students can access online English practice and tests assigned to them on the student interface and parents can view the course schedules and keep track of their children’s learning progress on the parent interface. Our MTS system also records students’ learning progress and incorporates comprehensive assessments to evaluate students’ improvement from the entry level to more advanced levels.

Japanese Language Training Services

To further broaden our service offering, in the first quarter of 2020, we launched online Japanese language training services through a subsidiary formed in partnership with a leading Japanese education brand in China, which caters predominantly to corporate customers. We delivered approximately 300 course hours to 60 corporate customers during the first quarter of 2020.

Other English Language-Related Services

In addition to the major ELT services we provide, we also offer English language-related services. We launched our “Shuangge English” App in 2014 to offer other English language-related services, which applies cutting-edge voice evaluation technology to improve students’ listening, speaking and reading abilities. Our “Shuangge English” App had reached over 2.45 million downloads as of March 31, 2020. We also receive franchise fees for our franchised learning centers. For details, please see “— Our Offline Network.”

Our Offline Network

We have established an extensive network of our self-operated and franchised learning centers to provide students with comprehensive education services.

As of March 31, 2020, we have established a nationwide network of 145 learning centers covering 35 cities in 18 provinces, autonomous regions and municipalities in China. We directly operate 128 learning centers covering 28 cities in 15 provinces, autonomous regions and municipalities in China (including 21 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018), and have 17 franchised learning centers covering 15 cities in 13 provinces and municipalities in China (including four learning centers under the “ABC” brand). The following table sets forth the total number of our learning centers in each province, autonomous region and municipality we operate as of March 31, 2020.

Province, Autonomous Region and Municipality	Number of Learning Center
Self-operated learning centers under the “Meten” brand
Guangdong(1)	44
Jiangsu(1)	12
Sichuan(1)	10
Chongqing	7
Hubei	4
Beijing	6
Zhejiang	4
Anhui	3
Yunnan	3
Shaanxi	3
Fujian	3
Liaoning	3
Jiangxi	2
Hunan	3
Subtotal	107
Self-operated learning centers under the “ABC” brand
Beijing	18
Heilongjiang	3
Sub-total	21
Franchised learning centers under the “Meten” brand
Beijing	1
Hunan	2
Fujian	2
Zhejiang	1
Jiangsu	2
Liaoning	1
Guangdong	2
Heilongjiang	1
Yunnan	1
Subtotal	13
Franchised learning centers under the “ABC” brand
Hebei	1
Hubei	1
Ningxia	1
Inner Mongolia	1
Subtotal	4
Total	145

(1)	Include a boot camp established under our general adult ELT business.

Our network has expanded from 94 self-operated learning centers as of January 1, 2017 to 132 self-operated learning centers as of December 31, 2019. However, due to the COVID-19 outbreak, we had 128 self-operated learning centers as of March 31, 2020. Our extensive network currently covers a majority of the major cities in the PRC and we plan to expand our coverage to other provincial and regional central cities with relatively high income per capita, developed local economy and high demand for English usage, and to tier two and tier three cities surrounding tier one cities where we have already established our learning centers.

We provide offline ELT at our learning centers. Each of our self-operated learning centers is managed by a principal, who is responsible for the daily operations, customer service and marketing activities of the learning center.

Our self-operated learning centers are generally located in shopping centers and office buildings where there is frequent customer traffic. Each learning center generally occupies between 200 to 3,000 square meters in gross floor area, with functional areas including classrooms, office space, cafes, studios and student activity areas. We lease substantially all of our learning centers as of the date of this prospectus.

In addition to our self-operated learning centers, we utilize a franchise business model to increase our market penetration. We apply stringent standards in the selection of franchisees and require our franchisees to adopt our centralized management systems to monitor the daily operations at each of our franchised learning centers under our “Meten” brand in order to ensure the consistent delivery of high-quality services to our students. As of March 31, 2020, we had 13 franchised learning centers in operation under our “Meten” brand in nine provinces and municipalities in China.

We expect all of our “Meten” franchisees to be committed to striving for excellence in providing high-quality ELT services to students and to share our mission and vision. “Meten” franchised centers under our “Meten” brand are required to operate the franchise in strict accordance with our management rules and guidelines on course offerings, standardized recruitment, training and performance evaluation of teaching staff, as well as any other aspects of operation as we may request. We also provide our franchised centers with comprehensive training, marketing and technology support, assisting in formulating business strategies, as well as supervising staff performance on a regular basis to facilitate their operation. We believe our highly centralized management system greatly contributes to maintaining our well-established reputation and the quality of our services.

The “Meten” franchise agreements generally have a term of three years and we charge each of the “Meten” franchisees a one-time initial fee, a one-time design consulting fee, which varies based on actual site areas, and a certain percentage of the gross billings of the franchised learning centers under our “Meten” brand as royalty to be paid on a quarterly basis.

In addition, we acquired ABC Education Group in June 2018, which had four franchised learning centers that are operated under the “ABC” brand. These franchised learning centers are located in Ningxia, Hebei, Hubei and Inner Mongolia. We entered into franchise agreements with two of such franchisees in July and August 2018, and ABC Education Group entered into franchise agreements with the other two franchisees in January and May 2018. The term of the franchise agreement with our “ABC” branded franchisees is generally three years. These franchisees typically pay a fixed one-time royalty fee and brand deposit, and a one-time franchise fee.

Pricing and Refund Policies

For both our offline and online ELT businesses, the course fees vary based on the types, levels and lengths of the courses. We generally require our students to pay the full amount of the course fees after signing the relevant service contracts but prior to the commencement of the first training session. The course fees generally cover the courses to be delivered as stipulated in the relevant contracts. We offer certain discounts for students who enroll in multiple courses or multiple levels of the same course. We consider various factors when determining the applicable fees of both of our offline and online English course offerings, including, among other things, our course development and sales costs, the intensity of involvement of our teaching staff in connection with the delivery of the relevant courses, market competition, prospective increase of students in specific courses and expected development of customer preferences.

Students can use installment payment methods provided by accredited third-party financial institutions to pay for the relevant course and/or service fees. For the three months ended March 31, 2020, approximately 25.7% of our students have participated in such installment payment arrangement. Under such arrangement, a third-party financial institution provides an interest-free loan to a student and remits the course or service fee to us on behalf of the borrowing student to complete his/her purchase of the relevant course. The borrowing student is obligated to repay the loan to the financial institution in pre-agreed installments a period ranging from six months to 24 months. A transaction fee associated with such installment payment arrangement typically ranges from 4.4% to 10.8% of the total amount of such loan, depending on the length of the installment period, which is generally withheld by such financial institution prior to remitting the course/service fee to us.

We have refund policies in place with respect to various aspects of our business. The refund policies applicable to our major offline and online ELT services are set forth as below:

●	For our general adult ELT, we implemented in October 2016 a 20-day period of unconditional full refund to improve students’ experience and satisfaction with our services. Beginning in September 2019, we changed such unconditional refund period to 10 days. We typically allow (i) a full refund of the course fees within 20 days (10 days since September 2019) of the commencement of the course; and (ii) a refund of 70% of the course fees for uncompleted course hours if a student fails to complete more than 30% of the course hours after the first 20-day refund period (10 days since September 2019). Beginning in September 2019, if a student fails to complete more than 30% of the course hours after the first 10 days, we will refund the course fees for the uncompleted course hours, but will deduct from the refund a teaching service fee of RMB1,500 for each course level currently attended by such student (however, if the student has attended less than three hours of class at the current course level, no deduction shall be made). No refund is permitted if a student has completed over 30% of the course hours.

●	For our junior ELT under the “Meten” brand, the first three classes are considered trial classes. We typically allow (i) a full refund of course fees if a student applies for a refund before completing the first three trial classes; (ii) a refund of the course fees for uncompleted course hours within the period after a student has completed three trial classes and before he or she fails to complete more than 30% of the course hours (less the cost of teaching materials); and (iii) no refund if a student has completed more 30% of the course hours.

●	For our junior ELT under the “ABC” brand, we typically allow (i) a full refund of course fees for uncompleted course hours, after deducting RMB2,000 as an early contract termination fee, if a student requests a refund within 30 days of the commencement of the course; and (ii) no refund if a student requests a refund more than 30 days after the commencement of the course.

●	For our international standardized test preparation courses, the first four classes are considered trial classes, and the two-month period following the date of the contract is considered the refund period. We typically allow (i) a full refund of course fees if a student requests a refund before completing the first four trial classes or within seven days from the date of the contract; (ii) a refund of the course fees for uncompleted course hours within the period after a student has completed four trial classes within the two-month refund period (less the cost of teaching materials); and (iii) no refund after the expiration of the two-month refund period.

●	For courses offered on our “Likeshuo” platform, we typically allow a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with the delivering such courses/services online if a student requests a refund during the contract period. The refund policy on our “Likeshuo” platform also applies to online courses which have been transferred to courses to be taught live at our learning centers. We will review the refund requests based on our refund policy and accuracy of the student’s information and settle the certain refund within seven days upon the commencement of the refund request procedure.

Course Content Development

We emphasize the quality of our course materials, which we believe is crucial to the effectiveness of our teaching methods and to our students’ satisfaction with their learning experience. We have established an advanced education model which enables us to efficiently record and analyze the users’ learning process and improve our course offerings by adjusting the learning strategies applied to our students. We have a robust and centralized course development process, which is achieved by engaging our research and development staff as well as seeking strategic cooperation with experts in the English language education industry. We continually devote substantial resources to develop our curricula and course materials to ensure that our course offerings are attractive and up-to-date and address evolving market demands. We adhere to the principle of “learning is for using” to develop not only the language ability of our students, but also their problem-solving skills, information processing capabilities, creative thinking and writing skills. From time to time we also update our course materials to keep up with the evolving changes in international standardized tests. We also systematically maintain a comprehensive and growing database for standardized examination questions.

We develop courses at our headquarters and our learning centers across the PRC adopt the curricula and course materials with certain customization to local requirements and demands. We have a dedicated content development team of approximately 165 staff as of March 31, 2020, which team actively participates in the research and development and updates of our products, course content and IT systems. All of the research and development team members have solid education background and extensive teaching and research experience in the English language education field. As of March 31, 2020, approximately 55.8% of our research and development staff had a bachelor’s degree or above, and approximately 6.1% obtained a master’s degree or above.

Centralized Management

We utilize a centralized management system to consistently manage and supervise various aspects of our day-to-day operations covering our nationwide learning centers and “Likeshuo” platform. It enables us to have a holistic view of various aspects of our business operations, including, among others, course offerings, management of franchised learning centers, teacher recruitment and training, human resources, sales and marketing as well as accounting and finance.

Teaching service management. We have effectively adopted a technology-based management strategy to record and assess course offerings, teachers’ performance and students’ learning experiences. We have developed our CRM system and EME system to provide real-time support and precise analysis of our teachers’ performance in course offerings and the quality of follow-up services for our students throughout our network. For example, we have established a set of standardized evaluation procedures in the EME system to record and assess the performance of our teaching staff.

Management of franchised learning centers. We primarily focus on implementing our centralized management system consistently among all of our franchised learning centers in various stages to maintain our overall high-quality education service standards. We directly appoint senior management and supervise the recruitment of teaching staff at such franchised learning centers to maintain the consistency of our teaching quality at these learning centers. We also adopt strictly standardized course materials and curriculums at both our self-operated and franchised learning centers and regularly assess the operation at our franchised learning centers to maintain our well-recognized brand names and sustainable business development. We also set heightened standards and recruitment policies involving our teaching staff, and our franchise partners strictly implement such policies and provide comprehensive training to newly hired teaching staff.

Teacher recruitment and training. We benefit from our standardized teaching staff recruitment and training system, which allows us to apply the best practices in terms of allocation of high-quality teaching resources. We have established a number of stringent recruitment standards for different teaching positions among our learning centers and “Likeshuo” platform to cater to the varying needs of our students. We have devoted significant efforts to recruiting, training and evaluating our teachers and study advisors as part of the centralized management of our operations, which provides a solid foundation for our long-term business growth development. For details on recruiting, training and evaluating our teaching staff, see “— Our Teaching Staff.”

Sales and marketing. We have also adopted a standardized online and offline marketing strategies to recruit prospective students and enhance our reputation. For details, see “— Marketing and Sales.” We have also established approximately 251 offline sales points and four “Likeshuo” experiential marketing stores in China to form an integrated marketing network to assist the recruitment of prospective students as of March 31, 2020. These experiential marketing stores are all located in Guangdong Province. They enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform.

Human resources. Our senior management at our headquarters is responsible for the appointment of key management positions in each of our regional hubs to strengthen our centralized management system. We are also responsible for appointing the regional principal, business manager and finance manager who act as regional supervisors to oversee the research and development of our products and technologies, professional recruitment, branding and various other aspects of our customer services.

Accounting and finance. We have also implemented a standardized accounting and financial management system to monitor the operations of our learning centers. We manage and record income and expenditure separately at all of our self-operated learning centers, which is applied uniformly across all our learning centers. The total course and service fee income is required to be transferred from the local learning centers to our company account on a daily basis. We are also in charge of reviewing and allocating operation expenditures in each of our learning centers upon approval from our management and are thus able to manage our finances efficiently.

Marketing and Sales

We engage in a broad range of marketing approaches to strengthen our brand recognition and enhance the understanding of different course offerings by prospective students and users, which we believe can help generate prospective students’ and users’ interests in our services. From 2017 to 2019, our student enrollment grew approximately 49.2%, while the percentage of selling and marketing expenses in our revenue increased by approximately 17.4%.

We actively promote our brands and services through a wide range of offline sales activities. We have employed over 800 professional marketing personnel to conduct effective marketing activities, including advertisement distribution and tele-marketing with customized content to advertise our brands and services to the prospective customers from specific target age groups and regions. As part of our expanded sales efforts, we had approximately 251 offline sales points nationwide as of March 31, 2020, which are generally small marketing booths set up in locations with high traffic and exposure, such as shopping malls, to attract potential customers and educate them about the diverse programs and services we offer.

In terms of our online marketing efforts, we leverage various online marketing channels and our online technologies to selectively provide promotional content on the internet. We have a professional team of approximately 39 online marketing staff in our Beijing headquarter, who are responsible for designing and distributing promotional materials through diversified online channels to facilitate our online marketing activities. We utilize the big data technology to effectively target our prospective customers with high demands to learn English from certain age groups and regions. We customize the marketing content regularly to cater for our target student groups by widely using search engine keywords and distributing in-feed advertisements on various types of leading search engines and social media platforms. In addition to advertising on social platforms, we also strive to promote our services efficiently by engaging third-party merchants to conduct digital marketing activities.

Our Teaching Staff

Our teaching staff generally comprises teachers and study advisors, who are critical to maintaining the quality of the education services and promoting our brand recognition for future growth. We have assembled a high-caliber team of teaching professionals with outstanding abilities and passion for teaching, consisting of dedicated local teachers and foreign teachers for our offline courses as well as online teachers for courses on the “Likeshuo” platform. Our total number of full-time teachers increased from 818 as of December 31, 2017 to 1,467 as of December 31, 2019. Our total number of full-time teachers was 1,198 as of March 31, 2020. We had in total 1,161 full-time teachers offering ELT courses at our offline learning centers and the remaining 37 teachers for our online courses. In addition, we have employed a number of part-time teachers for our offline and online ELT businesses. As of March 31, 2020, we employed 4,217 part-time teachers, among whom 2,323 were foreign teachers from English-speaking countries.

Personalized Support Provided by Study Advisors

We adopt a collaborative working practice among our teachers and study advisors in our daily education services. Each student is assigned a study advisor who supports the teacher’s offline teaching activities by providing personalized support and guidance to students. Study advisors provide professional advice to students regarding learning methods, follow up and check students’ learning schedules, offer supplementary materials to improve students’ understanding of the content taught in class, collect feedback on teaching quality and provide general counselling services. Study advisors also act as the liaison between the students and our sales staff to facilitate course renewals. As of March 31, 2020, we employed 569 full-time study advisors. As of the same date, we also had 490 full-time teaching service staff to provide all-round management and consultancy services for our students.

Teaching Staff Recruitment

We seek to engage teachers who possess strong academic credentials, excellent communication skills and practical knowledge to employ effective teaching methods to optimize the learning experiences of our students. Our human resources staff examines candidates’ language proficiency, work experience, education background and teaching qualifications, such as TESOL, TEFL and CELTA. As of March 31, 2020, approximately 97.0% of our full-time teachers had a bachelor’s degree or above, and approximately 24.4% have a master’s degree or above. For study advisors, we seek to engage candidates with excellent English language ability and preferably related work experience. Study advisors are required to have strong teamwork skills and are required to be detail-oriented when assisting our teachers in course preparation, event organization and daily classroom operations.

We engage prospective candidates for our teaching positions through various channels. For domestic teachers and study advisors, we engage applicants through advertising on social media platforms and at job fairs organized by numerous universities in China. For foreign teachers, we mainly recruit candidates through specialized agencies, who are independent third parties. For online teachers who deliver courses on our “Likeshuo” platform, we approach prospective candidates through advertising on social media platforms and career websites in the PRC and abroad. We recruit new teachers from time to time to ensure sufficient resources of teaching staff to support our business growth.

We implement a highly selective recruitment process. For the teacher’s recruitment, after the initial review of candidates’ credentials, we conduct several rounds of interviews and written tests with qualified candidates according to the specific course(s) he or she applies to teach. Online teachers are invited to deliver a trial lesson, where we evaluate his or her abilities in pre-class preparation, teaching methods, time management and interaction with the students and after-class review. For prospective teachers of international standardized test preparation courses, we check their examination results or experience as former participants in the examinations. We will invite teachers at our learning centers and online teachers to give trial lessons as our final assessment at the end of his/her three-month probation period. We will only make job offers to candidates who have successfully fulfilled recruitment requirements and have passed our comprehensive quality assessment during the probation period.

Training and Performance Evaluation

We devote significant resources to training and retaining our teachers and study advisors. In order to ensure the high quality of our services, we have put in place a series of training programs and performance evaluation standards for our teachers and study advisors.

Our teachers and study advisors are required to undergo various training programs specially designed for those who are in charge of different curriculums. We offer a series of comprehensive and systematic training programs for teaching skills, communication skills and content development capability, through which our teachers are able to keep abreast of the changing student needs and evolving industry development trends to enhance their teaching efficiency and efficacy.

For new recruits who will join our teaching team at each learning center, we generally organize a five-day orientation camp to provide comprehensive training to assist them to learn about our Company, our education philosophy and basic teaching skills. In addition, we also provide monthly training programs to our teaching staff, which cover more detailed teaching guidance for teachers, including, among others, classroom activity planning, course content preparation, application of collaborative learning strategies and self-development through performance reviews.

For the teachers in charge of our general adult ELT, we assign our regional education managers and professional teacher trainers to host training sessions specially designed for such curriculum. For teachers in charge of our junior ELT, we generally recruit teachers with professional experience and expertise in providing training to students aged under 18. For teachers in charge of our overseas training services, we actively engage prospective teachers who have experience of taking international standardized language tests and/or have participated in overseas studies. For online teachers on the “Likeshuo” platform, we provide thorough teaching guidance covering both teaching skills and technical support. We introduce them to our main service sectors and address the different needs of our students and users so that the online teachers can develop the awareness to customize the course content to satisfy the diversified needs of our students and users. We conduct interviews for all job applicants and provide continuing professional training to candidates who are successfully hired by us.

We have developed a comprehensive evaluation system with a focus on assessing our teachers’ abilities of effective teaching and self-development to stay constantly updated in order to deliver quality teaching to our students and users. We conduct teacher performance reviews periodically in order to support our teachers for continuous refinement and improvement of their teaching methods. We also evaluate teachers’ performance by collecting student feedback on a regular basis, which will factor in the retention and compensation considerations for our teachers. For teachers with excellent performance, we may reward them with discretionary bonus compensation and other incentives.

Competition

The ELT market in the PRC is rapidly evolving and highly competitive and we expect the competition in this sector to persist and intensify. We face direct competition in general adult ELT, junior ELT, overseas training services, online ELT and other English language-related and services, primarily from existing online and offline English language education service providers in our geographic markets.

We believe our principal competitive factors include the following:

●	scope and quality of our course offerings and services;

●	extensive operating experience;

●	quality and performance of the teaching staff;

●	overall student experience and satisfaction;

●	brand recognition;

●	ability to align courses and services to specific needs of the students;

●	ability to market course offerings to a broad base of prospective students;

●	utilization of technologies to optimize students’ learning experiences; and

●	ability to attract and retain highly qualified teachers.

We believe that we are well-positioned to effectively compete in the markets in which we operate on the basis of strong reputation, high-quality portfolio of courses, convenient and useful technologies, scalable and efficient business model, extensive and qualified teacher network, strong course content development capabilities and experienced management team. However, some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do. For a discussion of risks related to competition, see “Risk Factors — Risks Related to Our Business and Operations — We face significant competition in major programs we offer and geographic markets in which we operate, and if we fail to compete effectively, we would lose our market share and our profitability would be adversely affected.”

Technologies

We currently use a combination of commercially available software and hardware and proprietary technology. To closely cope with evolving market conditions and student needs, we also rely on our in-house research and development for new technology initiatives. We have established a scalable infrastructure of information technologies by launching and upgrading a series of intelligent learning systems and platforms. Some of the technologies we use are driven by artificial intelligence, which are different from the typical algorithmic computing in the following manner: (i) our artificial intelligence-driven teaching management system provides pertinent course information that is customized for each student and user, which avoids the parameter-invariant defect of the typical algorithmic computing method; (ii) it offers a greater flexibility to our students by utilizing the computerized adaptive testing method, as compared with the typical algorithmic computing method; and (iii) comparing to the typical algorithmic computing method, our artificial intelligence-driven system uses the project response model to determine our students’ English language ability and formulate customized practice questions, which uses adaptive algorithm and enables us to evaluate a large number of students’ language ability in a short period of time.

CRM system. We have developed a comprehensive customer relationship management system to store and manage daily operations and the information related to our students and users. Through years of system development based on big data analytic technology, we have formulated a complete customer service cycle from customer acquisition to teaching service evaluation. We keep records of each customer acquisition record and effectively evaluate and stimulate our marketing staff to engage prospective customers. The CRM system also enables us to conduct strategic research of customer data in order to improve our service quality and increase our operating efficiency.

EME system. We have developed our EME system, an artificial intelligence-driven integrated teaching management system, to manage and facilitate our teaching activities at our headquarters and each of our self-operated learning centers. We effectively integrate our teaching resources in our EME system to conduct an accurate analysis of student data and allocate suitable training resources to address our students’ individualized learning needs, which largely increased our efficiency in scheduling classes and customizing course content for our students. Our students can also review their learning process, class schedules and give feedbacks to their teachers. We implement EME system across all of our self-operated and franchise learning center network to supervise our teaching activities and enhance our decision-making capabilities by analyzing our operation database. We upgraded the class-scheduling function of our EME system in 2019 and began to gradually implement this new function in our operations. Leveraging on our self-developed AI algorithm, the new class-scheduling function is able to significantly reduce processing time and improve our operating efficiency despite having limited classroom availability at our learning centers.

ISFS. We use this intelligent tracking service system for our general adult ELT, overseas training services and online ELT, which generally comprises student service system, teacher service system and service monitoring system. The student service system mainly sets up the service tracking in advance for the entire course learning cycle of a student. Based on a set of intelligent task scheduling services, it automatically generates an individual service tracking task list for such student, and sends the list directly to his/her teacher for reference. Similarly, the teacher service system, based on a set of intelligent task scheduling services, automatically generates the personal service tracking task list in the teaching process for the course such teacher teaches, and timely sends the relevant list to the working panel of the course teaching service staff for execution. Service monitoring system is mainly used to monitor the functioning of the student service system and the teacher service system. In the event it discovers any anomaly in these systems, it will timely alert our management.

“Likeshuo” App and platform. We started to offer online live streaming English courses on our “Likeshuo” App and platform in 2014. Our platform is equipped with a number of innovative features to provide direct guidance to our students including introductions to various course offerings, course scheduling and evaluation of their learning process. In order to optimize the user experience on our “Likeshuo” platform, we have deployed a number of features to enhance our abilities of service customization. For example, our intelligent online course scheduling system on the “Likeshuo” platform efficiently facilitates the allocation of teaching resources based on the needs of users and the availability of our online teachers, which largely enhances our ability to provide flexible course offerings to different users. Users of our online services can access our course offerings through our platform and our application on their mobile devices, tablets and computers.

ICAS. We primarily utilize this intelligent class scheduling system for our online ELT services. It was built based on a three-dimension model encompassing teachers’ teaching demand, students’ learning demand and our available curriculums, and utilizes an intelligent matching algorithm to optimize the course arrangement and scheduling results for our teachers, students and management. ICAS greatly improves the course matching efficiency and accuracy comparing to manual and subjective course scheduling.

Leveraging our experience in developing and upgrading our EME and CRM systems, we have also developed other systems to facilitate our teaching activities and daily operation. For example, we have developed our iManager system for students enrolled in our international test preparation courses, which utilizes artificial intelligence to serve as a platform for our students to record course notes, have writing practice and mock tests which can effectively prepare them for achieving satisfactory learning results. For our overseas study application services, our iFuture system can help our students access our teachers for study consultation and keep track of their application process in a timely manner. Moreover, in order to accurately evaluate a student’s English language ability, we utilize an adaptive evaluation system, which analyzes the student’s listening, vocabulary, grammar and reading comprehension abilities and diagnoses his or her English language proficiency, in order to more accurately determine applicable course targets and key learning steps. We also use the same evaluation system when the students have completed their courses to evaluate the progress they have made, which allows us to judge and compare the quality of our teaching in various regions and to provide a useful basis for improvement.

Our system infrastructure is designed to meet the requirements of our business operations, to support the growth and expansion of our learning center network and to ensure the reliability of our operations. Our data is currently maintained at our headquarters and an offsite IT facility in Shenzhen. For details of the risks associated with the technologies we use, see “Risk Factors — Risk Related to Our Business and Operations — Failure to protect confidential information of our students and teaching staff against security breaches could damage our reputation and brands and substantially harm our business and results of operations.”

Intellectual Property

Our trademarks, copyrights, domain names, trade secrets and other intellectual property rights distinguish our program from those of our competitors and contribute to our competitive advantages in our target markets. We believe the protection of our intellectual property rights is critical to our business, and we protect our intellectual property rights by relying on local laws and contractual restrictions. We specifically rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with our management and research and development staff to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

As of the date of this prospectus, we had registered five patents and 102 trademarks which bolstered our strong brand recognition in the PRC. We also held 80 domain names relating to our business, including www.meten.com, www.likeshuo.com and www.investor.metenedu-edtechx.com, 21 copyrights to certain course content and technologies we developed in-house and 37 copyrights registration certificates for software programs developed by us relating to various aspects of our operations.

We had not been subject to any intellectual property infringement claims which had any material impact on us up to the date of this prospectus. While we actively take steps to protect our intellectual property rights, these steps may not be adequate to prevent the infringement or misappropriation of the intellectual property created by or licensed to us. Further, we cannot be certain that the course materials that we license, and our redesign of these materials, do not or will not infringe on the valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, as discussed in “Risk Factors — Risks Related to Our Business and Operations — We may encounter infringement disputes from time to time relating to our use of intellectual properties of third parties.”

Seasonality

Seasonal fluctuations have affected, and are likely to affect our business in the future. Historically, the PRC offline ELT industry experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and our industry enjoys increases in gross billings growth during the summer months as certain students are generally on summer holiday and have more time to take ELT courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth and our focus on the general ELT business. However, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. See “Risk Factors — Risks Related to Our Business and Operations — Our results of operations are subject to seasonal fluctuations.”

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. We maintain insurance to cover our liability should any injuries occur at our learning centers. We maintain medical insurance for our employees and management. We also maintain company property insurance, decoration protection insurance and accident insurance which cover property damage and casualty damage in accidents. We do not have business interruption, general third-party liability, product liability or key-man insurance. See “Risk Factors — Risks Related to Our Business and Operations — We may not maintain adequate insurance, which could expose us to significant costs and business disruption.” We consider our insurance coverage to be in line with that of other ELT service providers of similar scale in the PRC.

Regulations

This section summarizes the principal PRC regulations relating to our businesses.

We operate our business in China under a legal regime created and made by PRC lawmakers consisting of the National People’s Congress, or the NPC, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the MOE, the Ministry of Industry and Information Technology, or the MIIT, the SAMR, the MCA, and their respective local offices. This section summarizes the principal PRC regulations related to our business.

PRC Laws and Regulations Relating to Foreign Investment in Education and Telecommunications

Foreign Investment Industries Guidance Catalog (Amended in 2017) and Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments)

Pursuant to the Foreign Investment Industries Guidance Catalogue (Amended in 2017) which was amended and promulgated jointly by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2017 and became effective on July 28, 2017, and the Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments) in which has been replaced by the Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments) (2018 version), or the 2018 Negative List, foreign investment industries are classified into two categories, (1) industries in which foreign investments are encouraged; and (2) industries in which foreign investments are regulated by the Negative List. The Negative List has further classified regulated foreign investment industries as industries in which foreign investments are restricted and industries in which foreign investments are prohibited. On June 30, 2019, the MOFCOM and the NDRC jointly promulgated the Catalog of Industries Encouraging Foreign Investment (2019 Version), or the 2019 Encouraged Catalog, which became effective on July 30, 2019 and replaced the previous list of the industries where foreign investment is encouraged under the 2017 Catalog, and the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Version), or the 2019 Negative List, which became effective on July 30, 2019 and replaced the 2018 Negative List. Industries which are not included in the 2019 Negative List are industries in which foreign investments are allowed, unless otherwise prescribed by PRC laws. The Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 version) was recently promulgated on June 23, 2020 and will become effective on July 23, 2020.

Pursuant to the 2019 Negative List, our offline ELT services do not fall in the restricted category, while the online ELT services fall within the scope of value-added telecommunications, which is considered “restricted” and, with a few exceptions, the percentage of foreign ownership cannot exceed 50%.

Foreign Investment Law and Implementing Regulations of the Foreign Investment Law

On March 15, 2019, the NPC promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises, or FIEs, established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment. The negative list, which will be issued by or upon approval by the State Council, refers to special administrative measures for access of foreign investment in specific fields in China. A foreign investor shall not invest in any field prohibited from foreign investment under the negative list. A foreign investor shall meet the investment conditions stipulated under the negative list for any restricted fields. For fields not mentioned in the negative list, domestic and foreign investments shall be treated equally. Additionally, the Foreign Investment Law stipulates that the government will not expropriate foreign investment, except under certain special circumstances, in which case it will provide fair and reasonable compensation to foreign investors.

Moreover, the Foreign Investment Law does not stipulate whether “foreign investment” as defined thereunder includes contractual arrangements. Instead, it adds a catch-all provision to the definition of foreign investment so that foreign investment, by its definition, includes “investments through other means stipulated by laws or administrative regulations or by the State Council” without elaboration on the meaning of “other means.”

On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law, which came into effect on January 1, 2020, pursuant to which, the existing FIEs established prior to the effectiveness of the Foreign Investment Law may choose to keep or change corporate forms in accordance with the Company Law, Partnership Enterprise Law or other laws applicable within five years. Where any existing FIEs fails to change corporate forms as of the date of January 1, 2025, the administrative departments for market regulation will not process other registration matters for the enterprise, and may disclose the relevant information in the enterprise information publicity system. Additionally, the regulations further require that FIEs and domestic enterprises be treated equally with respect to policy making and implementation. However, the Implementing Regulations of the Foreign Investment Law still does not specify whether foreign investment includes contractual arrangements.

Regulations on Sino-Foreign Cooperation in Operating Schools

Sino-foreign cooperation in operating schools is specifically governed by the Regulation on Sino-Foreign Cooperation in Operating Schools of the PRC, which was promulgated by the State Council on March 1, 2003, became effective on September 1, 2003 and was amended on July 18, 2013 and March 2, 2019, and the Implementing Rules for the Regulations on Operating Sino-foreign Schools, which were issued by the MOE on June 2, 2004 and became effective on July 1, 2004. Pursuant to these regulations, any foreign entity that invests in the education business in China through Sino-foreign cooperation must be an education institution with relevant qualifications and experiences.

Additionally, on June 18, 2012, the MOE issued the Implementation Opinions of the MOE on Encouraging and Guiding the Entry of Private Capital in the Fields of Education and Promoting the Healthy Development of Private Education to encourage private investment and foreign investment in the field of education. According to these opinions, the proportion of foreign capital in a Sino-foreign educational institution shall be less than 50%.

In the areas where we operate our ELT service business, local government authorities do not allow foreign-invested entities to establish private institutions to engage in the ELT services, other than in the forms of Sino-foreign cooperative institutions, and the domestic party shall play a dominant role in such cooperation. Meanwhile, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experience.

Notice on Proper Handling of Approval and Registration of Foreign Invested For-Profit Non-Academic Language Training Institutions

On July 24, 2019, the General Office of the MOE, the General Office of the MOC and the General Office of the State Administration for Market Regulation jointly issued the Notice 75, which came into effect on the same date. Pursuant to the Notice 75, foreign invested for-profit non-academic language training institutions, or the Foreign-invested Language Training Institutions, shall mean foreign investment enterprises which are established and registered in the PRC pursuant to the PRC laws and have obtained the enterprise legal person qualification pursuant to the law to engage in for-profit non-academic language training activities, and Foreign-invested Language Training Institutions conducting training activities shall comply with the relevant State provisions on non-academic training institutions, apply for a private school operating permit in accordance with the standards, complete legal person registration formalities with the market regulatory authorities upon obtaining a private school operating permits issued by the education authorities, and comply with the relevant State provisions on foreign investments.

Regulations on Foreign Investment in Telecommunications Enterprises

The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002, and was most recently amended on February 6, 2016, are the key regulations that regulate foreign direct investment in telecommunications enterprises in China. According to the FITE Regulations, foreign investors are prohibited from holding more than 50% of the equity interests in a company providing value-added telecommunications services.

In addition, a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas. Currently, none of the applicable PRC laws, regulations or rules provides clear guidance or interpretation on such qualification requirements. In light of the above restrictions and requirements, we conduct our online ELT and offline ELT service business through a variable interest entity structure.

Regulations on Private Education in the PRC

Education Law of the PRC

On March 18, 1995, the NPC enacted the Education Law of the PRC, or the Education Law, which was amended on August 27, 2009. The Education Law sets forth provisions relating to the fundamental education systems of the PRC, including a school education system comprising preschool education, elementary education, middle education and higher education, a system of nine-year compulsory education, a national education examination system, and a system of education certificates. The Education Law stipulates that the government formulates plans for the development of education, establishes and operates schools and other training institutions. Furthermore, it provides that in principle, enterprises, social organizations and individuals are encouraged to establish and operate schools and other types of education institutions. It also provides that no organization or individual is allowed to establish or operate a school or any other education institution for profit-making purposes. Under the amendment enacted on December 27, 2015 and becoming effective on June 1, 2016, the amended Education Law allows organizations and individuals to establish and operate schools or other education institutions for profit-making purposes. Nevertheless, schools and other education institutions sponsored wholly or partially by government financial funds and donated assets remain prohibited from being established as for-profit organizations.

Law on the Promotion of Private Education of the PRC and Implementation Rules for the Law on the Promotion of Private Education of the PRC

The Law on the Promotion of Private Education of the PRC became effective on September 1, 2003 and was amended on June 29, 2013, and the Implementation Rules for the Law on the Promotion of Private Education of the PRC became effective on April 1, 2004. Under these law and rules, “private schools” are defined as schools established by social organizations or individuals using non-government funds. Private schools that provide diploma- and degree-oriented education, preschool education, self-taught higher education examination and other categories of education services shall be subject to approval by the education authorities at or above the county level, while private schools engaging in occupational qualification training and occupational skill training shall be subject to approvals from the authorities in charge of labor and social welfare at or above the county level. A duly approved private school will be granted a private school operating permit, and shall be registered with the MCA or its local counterparts as a private non-enterprise entity and obtain a private non-enterprise entity certificate.

According to the PRC laws and regulations, entities and individuals who establish private schools are commonly referred to as “sponsors” rather than “owners” or “shareholders.” The economic substance of “sponsorship” with respect to private schools is substantially similar to that of shareholder’s ownership with respect to companies in terms of legal, regulatory and tax matters. For example, the name of a sponsor is required to be stated in the private school’s articles of association and the private school operating permit, similar to that of shareholders, whose names are stated in the Company’s articles of association and corporate records filed with relevant authorities. From the perspective of control, the sponsor of a private school also has the right to exercise ultimate control over the school by means such as adopting the private school’s constitutional documents and electing the school’s decision-making bodies, including the school’s board of directors and principals. The sponsor can also profit from the private schools by receiving “reasonable returns,” as explained in detail below, or disposing of its sponsorship interests in the schools for economic gains. However, the rights of sponsors vis-à-vis private schools differ from the rights of shareholders vis-à-vis companies. For example, under the PRC laws, a company’s ultimate decision-making body is its shareholders meeting, while for private schools, it is the board of directors, though the members of which are substantially appointed by the sponsor. The sponsorship interests also differ from the ownership interests with regard to the right to the distribution of residual properties upon liquidation of a private school, mainly because private education is treated as a public welfare undertaking under the current regulations. While private education is treated as a public welfare undertaking under the current regulations, sponsors of a private school may choose to require “reasonable returns” from the annual net balance of the school after deduction of costs for school operations, donations received, government subsidies (if any), the reserved development fund and other expenses as required by the regulations. Private schools whose sponsors do not require reasonable returns shall be entitled to the same preferential tax treatment as public schools, while the preferential tax treatment policies applicable to private schools whose sponsors require reasonable returns shall be formulated by the finance authority, taxation authority and other authorities under the State Council.

On November 7, 2016, the Standing Committee of the National People’s Congress promulgated the Decision on Amending the Law on the Promotion of Private Education of the PRC, or the Amended Private Education Promotion Law, which came into force on September 1, 2017.

Under the Amended Private Education Promotion Law, the term “reasonable return” is no longer used and a new classification system for private schools is established based on whether they are established and operated for the purpose of making profits. Sponsors of private schools may choose to establish non-profit or for-profit private schools at their own discretion, while before the Amended Private Education Promotion Law, all private schools shall not be established for for-profit purposes. Nonetheless, school sponsors are not allowed to establish for-profit private schools that are engaged in compulsory education. In other words, the private schools engaged in compulsory education should retain their non-profit status even after the Amended Private Education Promotion Law comes into force. We currently intend to register all of our private schools as for-profit schools according to the Amended Private Education Promotion Law when it is practically allowed. However, as a matter of practice, most local authorities have not started to accept or approve applications for for-profit schools because the local implementing regulations have not been promulgated and well enforced.

According to the Amended Private Education Promotion Law, the key features of the aforesaid new classification system for private schools include the following:

●	Sponsors of for-profit private schools are entitled to retain the profits and proceeds from the private schools and the operation surplus may be distributed to the sponsors pursuant to the PRC Company Law and other relevant laws and regulations;

●	Sponsors of non-profit private schools are not entitled to the distribution of profits or proceed from the non-profit schools and all operation surplus of non-profit schools shall be used for the operation of the private schools;

●	For-profit private schools are entitled to set their own tuition and other miscellaneous fees without the obligation to seek prior approvals from or to report to the relevant government authorities. The collection of fees by non-profit private schools, on the other hand, shall be regulated by the provincial, autonomous regional or municipal governments;

●	Both for-profit and non-profit private schools may enjoy preferential tax treatment. Non-profit private schools will be entitled to the same tax benefits as public schools. Taxation policies for for-profit private schools after the Amended Private Education Promotion Law takes effect are still unclear as more specific provisions are yet to be introduced;

●	Where there is construction or expansion of a non-profit private school, the private school may acquire the land use rights through allocation by the government as a preferential treatment. Where there is construction or expansion of a for-profit private school, the private school may acquire the land use rights by purchasing them from the government;

●	The remaining assets of non-profit private schools after liquidation shall continue to be used for the operation of non-profit schools. The remaining assets of for-profit private schools shall be distributed to the sponsors in accordance with the PRC Company Law; and

●	The People’s governments at or above the county level may support private schools by subscribing to their services, providing student loans and scholarships, and leasing or transferring unused state assets. The governments may further take such measures as providing government subsidies, bonus funds and donation incentives to support non-profit private schools.

Several Opinions on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education

On December 29, 2016, the State Council issued the Several Opinions of the State Council on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education, or the State Council Opinions, which lowers the barriers to entry into the business of private schools and encourages social forces to enter the education industry. The State Council Opinions also provides that each level of the People’s governments shall increase their support to the private schools in terms of, among others, financial investment, financial support, autonomy policies, preferential tax treatments, land policies, fee policies, autonomy operation, protection of the rights of teachers and students. Further, the State Council Opinions requires each level of the people’s governments to improve its local policies on government support to for-profit and non-profit private schools by means of preferential tax treatments.

Implementation Regulations for Classification Registration of Private Schools

On December 30, 2016, the MOE, the MCA, the SAIC, the Ministry of Human Resources and Social Welfare and the State Commission Office of Public Sectors Reform jointly issued the Implementation Regulations for Classification Registration of Private Schools to reflect the new classification system for private schools as set out in the Amended Private Education Promotion Law. Generally, if a private school established before the promulgation of the Amended Private Education Promotion Law chooses to register as a non-profit school, it shall amend its articles of association, continue its operation and complete the new registration process. If such private school chooses to register as a for-profit school, it shall conduct financial liquidation process, have the property rights of its assets such as lands, school buildings and net balance authenticated by relevant government authorities, pay up relevant taxes, reapply for a new private school operating permit, reregister as a for-profit school and continue its operation. Specific provisions regarding the above registrations are yet to be introduced by the people’s governments at the provincial level.

Implementing Rules on the Supervision and Administration of For-Profit Private Schools

On December 30, 2016, the MOE, the SAIC and the Ministry of Human Resources and Social Welfare jointly issued the Implementing Rules on the Supervision and Administration of For-Profit Private Schools, pursuant to which the establishment, division, merger and other material changes of a for-profit private school shall first be reported by the board of directors of the school to and get approvals from the relevant authorities, and then be registered with the competent branch of the SAIC.

For a detailed discussion on how the Amended Private Education Promotion Law and the above rules will affect our training institutions, see “Risk Factors — Risks Related to Our Business and Operations — We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time.”

In addition to the Amended Private Education Promotion Law and the rules above mentioned, more implementing regulations will be introduced to further provide detailed requirements for the operation of non-profit and for-profit private schools:

●	the amendment to the Implementation Rules for the Law on the Promotion of Private Education of the PRC;

●	the local regulations relating to legal entity registration of for-profit and non-profit private schools; and

●	the specific measures to be formulated and promulgated by the competent authorities responsible for the administration of private schools in the provinces in which our schools are located, including but not limited to the specific measures for registration of pre-existing private schools, the specific requirements for authenticating various parties’ property rights and payment of taxes and fees of for-profit private schools, taxation policies for for-profit private schools and measures for collection of non-profit private schools’ fees.

Circular on Alleviating After-school Burden on Elementary and Middle School Students and Implementing Inspections on After-school Training Institutions

On February 13, 2018, the MOE, the MCA, the Ministry of Human Resources and Social Security and SAIC jointly promulgated the Circular on Alleviating After-school Burden on Elementary and Middle School Students and Implementing Inspections on After-school Training Institutions, or Circular 3, which came into effect on the same date. Pursuant to Circular 3, the aforesaid government authorities will carry out a series of inspections on after-school training institutions and order those with material potential safety risks to suspend business for self-inspection and rectification and those without proper establishment licenses or school operating permits to apply for relevant qualifications and certificates under the guidance of competent government authorities. Circular 3 mandates that the foregoing rectification be completed by the end of 2018. Moreover, after-school training institutions must file with the local education authorities and make public the classes, courses, target students, class hours and other information relating to their academic training courses (including primarily courses on Chinese, English and mathematics). After-school training institutions are prohibited from providing academic training services beyond the scope or above the level of school textbooks, or organizing any academic competitions (such as Olympiad competitions) or level tests for students of elementary or secondary schools. In addition, elementary or secondary schools may not reference a student’s performance in the after-school training institutions as one of admission criteria.

Opinions of the General Office of the State Council on Regulating the Development of After-School Training Institutions

On August 6, 2018, the General Office of the State Council promulgated Circular 80, which came into effect on the same date. Pursuant to Circular 80, the after-school training institutions must obtain the business license (or corporate legal person certificate or private non-enterprise unit registration certificate) for carrying out the training business. The county-level education authority is responsible for approving the education permit. Without the approval of the education authority, the after-school training institution may not conduct training services for elementary and secondary school students in the name of training, counseling, and cultural communication. If an after-school training institution establishes a branch or training point in the same county, it must be approved; if a branch or training point is established across the county, it must be approved by the county-level education department where the branch or training point is located. Teachers engaged in language, mathematics, English and physics, chemistry, biology and other subject training should have corresponding teacher qualifications.

Notice on Improving Several Working Mechanisms for Special Governance and Rectification of After-School Training Institutions

On November 20, 2018, the General Office of the MOE, the General Office of the State Administration for Market Regulation and the General Office of Ministry of Emergency Management jointly issued Circular 10, which came into effect on the same date. Pursuant to Circular 10, (i) for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant departments, shall cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses; (ii) the local education authority shall further accelerate the progress of approving school operating permits, especially for academic training institutions, the school operating permits can be issued as soon as possible by means of document approval or issuing private school operating permits if the standards are met. For those institutions that do not meet the applicable standards, they shall be suspended for rectification according to the law. By the end of 2018, there should be no training institutions that are still carrying out training activities without permits or licenses; (iii) for provinces (regions and municipalities) with a large number of non-academic training institutions, under the premise of ensuring effective supervision, the provincial education authorities may, in conjunction with the market supervision authorities may propose a practical rectification plan to ensure the rectification could be completed by the end of the year. After the promulgation and implementation of Regulations on the Implementation Rules of the Law on Promoting Private Education in PRC, the after-school training institutions shall be classified and regulated accordingly; (iv) the county-level education authority shall complete the filing and assessment of academic training courses offered by the training institutions in its administrative area as soon as possible, which includes the name, training content, enrollment targets, schedule and class hours of the academic training courses. The training institutions that fail to make the filing and pass the assessment are prohibited from recruiting students; (v) the local fire authorities shall provide the education authority with relevant information on fire safety standards. The education authority shall approve training qualifications in accordance with fire safety standards. For existing institutions that have not met the relevant fire safety standards, their training qualifications shall be revoked; and (vi) the provincial education authorities shall be responsible for the filing of the online education institutions providing training for elementary and secondary school students and standardize online training institutions according to the policies for offline training institutions. The name, training content, enrollment target, schedule and class hours of the online academic training courses offered by the online training institutions shall be filed with the provincial education authorities. The name, photos, shifts and certification numbers of the teachers shall be posted prominently on their websites of such training institutions.

Potential Impact of the Regulatory Uncertainty on Our Business and Financial Performance

Regulatory Background and Development

The Private Education Promotion Law became effective on September 1, 2003. Article 18 of the Private Education Promotion Law requires private schools to obtain requisite school operating permits and register with the relevant authorities, while Article 66 of the Private Education Promotion Law stipulates that separate rules promulgated by the State Council will govern private training institutions that are registered with the competent administration of commerce and industry. However, as of the date of this prospectus, the State Council has not yet promulgated any rules in this regard. Therefore, all private training institutions in the PRC that are established in the form of corporations are not required explicitly by regulations to obtain the private school operating permits. The Amended Private Education Promotion Law that became effective on September 1, 2017 removed Article 66 of the Private Education Promotion Law and treated all for-profit private training institution as private schools, which are required to obtain private school permits, but it did not provide any further guidance on the registration requirement for private training institutions. The Implementing Rules on the Supervision and Administration of For-Profit Private Schools requires private training institutions to obtain the private school operating permits prior to the completion of registration with the competent administration of commerce and industry. According to the Several Opinions of the State Council on Encouraging Social Resources to Invest in Education and Promote Sound Development of Private Education, after the Amended Private Education Promotion Law became effective, the provincial government authorities must issue their own implementation opinions and licensing measures in relation to the specific implementation methods and operative approaches of the amended law based on local conditions. However, whether and how educational authorities regulate private training institutions vary from region to region, especially after the MOE issued the Draft Implementation Rules of the Private Education Promotion Law on April 20, 2018, and requested public comment. On August 10, 2018, the Ministry of Justice published the Committee Draft Implementation Rules of the Private Education Promotion Law, which stipulates that private training institutions that enroll students of K-12 education and carry out activities relating to (i) the cultural and educational courses at such students’ regular schools; (ii) examination-related and academic tutoring; and (iii) other cultural and educational activities would be required to obtain the private school operating permits. However, private training institutions that only carry out activities aiming at the quality promotion and personality development in the areas of linguistic competence, arts, sports, science and technology teaching, and activities targeting cultural education and non-academic continuing education for adults are not subject to such requirement.

As of the date of this prospectus, there has been no indication when the Committee Draft Implementation Rules of the Private Education Promotion Law would become law. We believe that if the Committee Draft Implementation Rules of the Private Education Promotion Law comes into effect in its current form, based on the nature of our business, our self-operated learning centers would likely to be categorized as private training institutions that implement activities aiming at quality promotion and personality development in the areas of linguistic competence, and therefore, they should not be required to obtain the private school operating permits. We also noticed that since the promulgation of the Private Education Promotion Law in 2003, only the Implementing Rules on the Supervision and Administration of For-Profit Private Schools promulgated in December 2016 clearly required private training institutions that were registered as corporations to obtain the private school operating permits, and the Committee Draft Implementation Rules of the Private Education Promotion Law subsequently by implementing different requirements for training institutions based on the nature of their business. We believe that these regulatory changes demonstrated that the PRC regulatory authorities generally intended to improve the category-based administration of private training institutions and encourage the development of training institutions that are focused on providing training activities relating to quality promotion and personality development and cultural education and non-academic continuing education for adults.

Enforcement Actions on Private Training Institutions

Since 2018, the local governments in the PRC began to tighten the regulations on after-school training institutions. Pursuant to Circular 3, which came into effect on February 13, 2018, the relevant government authorities will carry out a series of inspections on after-school training institutions and order those with material potential safety risks to suspend business for self-inspection and rectification, which specified that the nationwide rectification work by the local authorities shall be completed by December 31, 2018, and those without proper establishment licenses or school operating permits to apply for the relevant qualifications and certificates under the guidance of competent government authorities. Pursuant to Circular 80, which came into effect on August 6, 2018, the after-school training institutions must obtain the business license (or corporate legal person certificate or private non-enterprise unit registration certificate) for carrying out the training business. In addition, pursuant to Circular 10, for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant government departments, shall cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses. We believe that the abovementioned enforcement actions were aimed to regulate the private after-school training institutions that primarily provide academic training activities and services targeting K-12 students. Additionally, according to Circular 10, private training institutions should implement classified management, be categorized by the nature of the services they provide and be regulated after the Committee Draft Implementation Rules of the Private Education Promotion Law is officially promulgated and implemented.

In terms of enforcement of the abovementioned rules and regulations on after-school training institutions, local government authorities have approached it differently: (i) certain local authorities provided seminars to the public to explain their proposed enforcement measures but did not take any further action; (ii) certain other local authorities treated all English-related training as further education-related tutoring without differentiating the nature, content and enrollment target of the English-related services they provide and required all those English-related training service providers to obtain the private school operating permits; and (iii) some local authorities have yet to begin accepting private school operating permit applications.

As of the date of this prospectus, other than our four learning centers located in Xi’an, Guangzhou, Shenzhen and Hefei that were ordered by the relevant local authorities to suspend their business operations for rectification, no other self-operated learning centers has been ordered to suspend their business operations for rectification by the local authorities. Of these four learning centers, we have applied for the private school operating permits and the learning center in Guangzhou has obtained the private school operating permit, while the competent local authorities are in the process of reviewing their applications with respect to the learning center in Xi’an as of the date of prospectus. However, the remaining learning centers in Shenzhen and Hefei were unable to apply for the private school operating permit because the local government authority in Shenzhen has temporarily suspended its acceptance of private school operating permit applications as a result a lack of clear local implementation policy for private training institutions and the local government authority in Hefei has temporarily suspended its acceptance of private school operating permit applications of the adult ELT business. We intend to proactively apply for the private school operating permit for such learning centers once the relevant implementation policy is in place.

Measures of Punishment for Violation of Professional Ethics of Elementary and Secondary School Teachers

The MOE promulgated the Measures for Punishment for Violation of Professional Ethics of Elementary and Secondary School Teachers on January 11, 2014 and amended such measures on November 8, 2018, which prohibits teachers of elementary and secondary schools from providing paid training in schools or in out-of-school training institutions. Some provinces and cities where our schools are located have adopted more stringent regulations which prohibit public school teachers from teaching, on a part-time basis, at private schools or learning centers. For a detailed description of the risk associated with these matters, see “Risk Factors — Risks Related to Our Business and Operations — We may not be able to continue to recruit, train and retain dedicated and qualified teaching staff, who are critical to the success of our business and the effective delivery of our ELT services to students.”

Regulations Related to Online Business

Value-Added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which was promulgated by the State Council on PRC. The Telecommunications Regulations categorize telecommunications services into basic telecommunications services and value-added telecommunications services. Operators of value-added telecommunications services must first obtain a Value-added Telecommunications Business Operating License, or the VAT License, from the MIIT or its provincial level counterparts.

According to the Catalog of Telecommunications Business (2015 version), attached to the Telecommunications Regulations, which was promulgated by the MIIT on February 21, 2003 and amended on December 28, 2015. Information services provided via fixed network, mobile network and internet fall within value-added telecommunications services.

Internet Information Services

The State Council promulgated the Internet Information Services Administrative Measures, or the Internet Information Measures, on September 25, 2000, and amended on January 8, 2011. According to the Internet Information Measures, Internet information services refers to service activities which provide information to online users through the internet, which are divided into services of a commercial nature and services of a non-commercial nature. Commercial internet information services refer to paid services of providing information or creating webpages offered to online users through the internet, while non-commercial internet information services refer to services free of charge of providing public information to online users through the internet. Entities engaging in commercial internet information services shall obtain a license for internet information services, or ICP license, from the appropriate telecommunications authorities. Entities engaging in non-commercial internet information services shall complete filings with the telecommunications authorities.

Broadcasting Audio-Visual Programs through the Internet or Other Information Network

The Administrative Measures Regarding Internet Audio-Visual Program Services, or the Audio-Visual Measures, promulgated by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (formerly known as the State Administration of Radio, Film and Television, or the SARFT), on July 6, 2004 and came into effect on October 11, 2004, applies to the activities relating to the opening, broadcasting, integration, transmission or downloading of audio-visual programs using the internet or other information networks. Under the Audio-Visual Measures, in order to engage in the business of transmitting audio-visual programs, a license issued by the SAPPRFT is required, and “audio-visual programs (including the audio-visual products of film and televisions)” is defined as audio-visual programs consisting of movable pictures or sounds that can be listened to continuously, which are shot and recorded using video cameras, vidicons, recorders and other audio-visual equipment for producing programs. Foreign-invested enterprises are not allowed to carry out such business. On April 13, 2005, the State Council promulgated Certain Decisions on the Entry of Non-state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC governmental authorities, including the SAPPRFT, jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector. According to these regulations, non-state-owned capital or foreign investors are not allowed to engage in the business of transmitting audio-visual programs through information networks. However, the Audio-Visual Measures have been repealed according to the Administrative Provisions on Audio-Visual Program Service through Special Network and Directed Transmission that was promulgated by the SAPPRFT on May 4, 2016, and became effective as of June 1, 2016.

To further regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the SAPPRFT and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which came into effect on January 31, 2008. Under the Audio-Visual Program Provisions, “Internet audio-visual program services” is defined as the activity of producing, redacting and integrating audio-visual programs, providing them to the general public via internet, and providing services for other people to upload and transmit audio-visual programs; providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by the SAPPRFT or to complete certain registration procedures with the SAPPRFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SAPPRFT. In a press conference jointly held by the SAPPRFT and the MIIT to answer questions relating to the Audio-Visual Program Provisions in February 2008, the SAPPRFT and the MIIT clarified that providers of internet audio-visual program services who are engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to re-register with the relevant authorities and continue their operation of internet audio-visual program services so long as those providers had not violated relevant laws and regulations in the past. On May 21, 2008, the SAPPRFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, which further sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-Visual Programs. The notice also states that providers of internet audio-visual program services that are engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to apply for the license so long as their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no records of violation during the last three months prior to the promulgation of the Audio-Visual Program Provisions. Further, on March 30, 2009, SAPPRFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the internet, including through mobile networks, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

On April 1, 2010, the SAPPRFT promulgated the Provisional Implementation of the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which clarifies the scope of internet audio-visual program services. According to the Categories, there are four categories of internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category under the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio-Visual Program Provisions, in particular, the scope of the term “internet audio-visual programs.”

Internet Cultural Activities

On February 17, 2011, the MOC promulgated the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which became effective on April 1, 2011. The Internet Culture Provisions require ICP service providers engaging in commercial internet cultural activities to obtain a permit from the appropriate culture authority. Internet cultural activities include (i) the production, duplication, importation, and broadcasting of internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and comparison of internet cultural products. “Internet cultural products” is defined in the Internet Culture Provisions as cultural products produced, broadcasted and disseminated via the internet, which mainly include internet cultural products produced specifically for the internet, such as online music entertainment, online games, online shows and plays, online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays, performances, works of art and cartoons and duplicated for dissemination on the internet.

Internet Publishing

On February 4, 2016, the SAPPRFT and the MIIT jointly issued the Administrative Measures of Internet Publishing Services, or the Internet Publishing Measures. According to the Internet Publishing Measures, an entity shall obtain an online publishing services permit to provide online publishing services. Online publishing services refers to the provision of online publications to the public through information networks. Online publications refer to digital works with publishing features such as having been edited, produced or processed and are made available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

We have obtained the relevant ICP licenses and may also be required to obtain a license for the online transmission of audio-visual programs, an internet culture permit and an online publishing services permit for the operation of our online education products.

Regulation Relating to Publication Distribution

The State Council promulgated the Administrative Regulations on Publishing, or the Publishing Regulations, on December 25, 2001, and amended them on February 2, 2016. In accordance with the Publishing Regulations, publishing activities refer to the publishing, printing, copying, importation or distribution of publications, such as books, newspapers, periodicals, audio and video products and electronic publications, and an entity engaging in publishing activities is required to obtain an approval from the relevant publication administrative authorities. Under the Administrative Measures for the Publication Market, or the Publication Market Measures, which was jointly promulgated by the SAPPRFT and the MOFCOM and became effective on March 25, 2011, as amended on May 31, 2016, any enterprise or individual who engages in publication distribution activities shall obtain permission from SAPPRFT or its local counterpart. “Publication” is defined as “books, newspapers, periodicals, audio-visual products, and electronic publications,” and “distributing” is defined as “general distribution, wholesale, retail, rental, exhibition and other activities,” respectively, in the Publication Market Measures. Any enterprise or individual that engages in retail of publications shall obtain a Publication Business Operating License issued by the local counterpart of the SAPPRFT at the county level. In addition, any enterprise or individual that holds a Publication Business Operating License shall file with the relevant local counterpart of the SAPPRFT that granted such license to it within 15 days since it begins to carry out any online publication distribution business.

Provisions on Intermediary Service for Self-Funded Overseas Studies

On June 17, 1999, the MOE, the Ministry of Public Security and the SAIC jointly promulgated the Provisions on Intermediary Service for Self-Funded Overseas Studies, which became effective on the same date. Pursuant to the regulations, the institutions which intend to carry out intermediary service business shall apply for the Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies with the provincial education authorities. On January 12, 2017, the State Council promulgated the Decision of the State Council on the Third Installment of the Cancelation of the Administrative Licensing Matters Delegated to Local Governments, which, among other things, canceled the Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies, which means that the requirement for intermediate service organizations to obtain Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies from the provincial government for their engaging in intermediate and consulting business activities relating to self-funded overseas studies is canceled. This decision provides that after the cancelation of such requirements, the MOE and the SAIC shall study and develop a contract template for reference, and strengthen their guidance for, regulation on and service to intermediate service organizations and that the relevant industrial association shall take on a self-disciplinary role.

Provisions on Travel Agency

The State Council promulgated the Regulations on Travel Agencies on February 20, 2009, which took into effect on May 1, 2009 and were amended on February 6, 2016 and March 1, 2017. On April 25, 2013, the SCNPC promulgated the Tourism Law of the PRC, which took into effect on October 1, 2013 and was amended on November 7, 2016. Pursuant to the Tourism Law of the PRC, travel agencies may engage in domestic tourism, outbound tourism, border tourism and inbound tourism. According to the Implementing Rules of the Regulations on Travel Agencies promulgated by Ministry of Culture and Tourism of the PRC and took into effect on December 12, 2016, outbound tourism business means the travel agencies’ businesses of soliciting, organizing, and receiving residents of the mainland of China to travel abroad, and to Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, and their businesses of soliciting, organizing, and hosting foreigners in the mainland of China, and residents of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region in the mainland of China to travel outside the mainland of China. Pursuant to such regulations and laws, the travel agency engaging in domestic tourism business and inbound tourism business shall apply for business operation permit for travel agency. After obtaining such business operation permit for travel agency for two years without fines and severe punishment by administrative organs for infringing tourists’ legal rights and interests, the travel agency may then apply for outbound tourism business. Further, pursuant to the Measures for Administration of Outbound Tours by Chinese Citizens promulgated by the State Council on May 27, 2002, took into effect on July 1, 2002 and amended on March 1, 2017, the travel agency applying for operating the outbound tour business shall have obtained the qualification as an international travel agency over one year, have prominent performance of inbound tour business and have no material unlawful acts and major service problems.

Regulations on Fire Safety

The Fire Safety Law, promulgated by the Standing Committee of the NPC on April 29, 1998, amended by the Standing Committee of the NPC on October 28, 2008 and April 23, 2019, as well as other relevant detailed fire prevention regulations such as the Provisions on Administration of Construction Permit of Construction Projects, require that premises of training institutions and their training branches with an investment amount of more than RMB300,000 and a construction area of more than 300 square meters shall (i) pass the relevant fire control design examination; and (ii) complete the relevant fire control acceptance inspection.

In accordance with the Interim Provisions on the Management of Fire Control Design Examination and Acceptance of Construction Projects, or the Fire Control Management Provisions, which came into effect on June 1, 2020, the housing and urban-rural development bureaus at or above county level are responsible for the matters related to fire safety requirements. Pursuant to the Fire Control Management Provisions, the construction projects are classified under two categories, namely, special projects and other projects. For special projects, the fire control design examination and fire control acceptance inspection procedure applies, according to which the construction entity undertaking special projects shall submit the application for fire control design examination to the competent authority, who will take responsibility for the review results according to the laws and regulations. Following the inspection and acceptance procedures carried out over the completed special projects, the construction entity shall submit an application for fire control acceptance inspection with the competent authorities. For other projects, documentation filing procedures applies. The construction entities are only required to file with the competent authorities by submitting relevant documents and the competent authorities will issue the acknowledgment for completing the fire safety filing

Pursuant to these regulations, failure to pass the relevant fire control design examination or complete the relevant fire control acceptance inspection shall subject a company to: (i) orders to suspend the construction of projects, use of such projects or operation of relevant business; and (ii) a fine of between RMB30,000 and RMB300,000. Failure to complete a fire safety filing shall subject a company to: (i) orders to make rectifications within a specified time limit; and (ii) a fine of not more than RMB5,000. See “Risk Factors — Risks Related to Our Business and Operations — A certain number of our self-operated learning centers and our owned properties are not in compliance with fire safety regulations.”

In addition, fire departments conduct spot inspections irregularly. The training institutions and their training branches that fail to pass such inspections are also subject to monetary penalties and suspension of business operations.

Regulations Relating to Employment, Social Insurance and Housing Provident Fund

Employment

According to the PRC Labor Law, or the Labor Law, which was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC, on July 5, 1994, came into effect on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees. An employer shall establish and develop labor safety and health systems, stringently implement national protocols and standards on labor safety and health, get employees to receive labor safety and health education, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with the relevant national standards. An employer must provide employees with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, and provide regular health examinations for employees that are engaged in work with occupational hazards. Employees engaged in special operations must receive specialized training and obtain pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations, and vocational training for employees shall be carried out systematically based on the actual conditions of the Company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, amended on December 28, 2012, and came into effect on July 1, 2013, combined with the Implementation Regulations on Labor Contract Law, which was promulgated and became effective September 18, 2008, regulate the parties to labor contracts, namely employers and employees, and contain specific provisions relating to the terms of labor contracts. Under the Labor Contract Law and the Implementation Regulations on Labor Contract Law, a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with its employees or by fulfilling the statutory conditions. Where a labor relationship has already been established without a written labor contract, the written labor contracts shall be entered into within one month from the date on which the employee commences working.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010, and became effective on July 1, 2011 and was amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees.

Housing Provident Fund

According to the Administrative Regulations on the Administration of the Housing Provident Fund, which was promulgated and became effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, housing provident fund contributions paid and deposited both by employees and their unit employer shall be owned by the employees.

A unit employer shall undertake registration of payment and deposit of the housing provident fund in the housing provident fund management center and, upon verification by the housing provident fund management center, open a housing provident fund account on behalf of its employees in a commissioned bank. Employers shall timely pay and deposit housing provident fund contributions in the full amount and late or insufficient payments shall be prohibited. With respect to unit employers who violate the regulations hereinabove and fail to complete housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such unit employers shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to complete their registrations within the designated period shall be subject to a fine of between RMB10,000 and RMB50,000. When unit employers are in breach of these regulations and fail to pay deposit housing provident fund contributions in the full amount as they fall due, the housing provident fund administration center shall order such unit employers to pay within a prescribed time limit, failing which an application may be made to a people’s court for compulsory enforcement.

PRC Laws and Regulations Relating to Trademark, Domain Name and Copyright

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was revised on April 23, 2019, and came into effect from November 1, 2019, the term “registered trademarks” refers to trademarks that have been approved by and registered with the Trademark Office of the National Intellectual Property Administration, and includes commodity trademarks, service trademarks, collective marks and certification marks. The trademark registrant shall enjoy an exclusive right to use the trademark registered under its name, which shall be protected by laws.

Domain Name

Pursuant to the Administrative Measures for Internet Domain Names, which was promulgated by the MIIT on August 24, 2017 and became effective on November 1, 2017, domain name registration is subject to the principle of “first come, first served.” The domain names registered or used by an organization or individual may not contain any contents prohibited by laws and administrative regulations. A domain name registration applicant is required to provide the domain name registration service agency with true, accurate and complete identity information on the domain name holder.

Copyright and Software Registration

The Standing Committee of the NPC adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. This measure became effective on May 30, 2005.

Pursuant to the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, and amended on November 8, 2011 and January 30, 2013, respectively, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The owner of a software copyright may authorize others to exercise that copyright, and shall have the right to receive remuneration. In order to further implement the Computer Software Protection Regulations, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which applies to software copyright registration, license contract registration and transfer contract registration.

Regulations on Companies

The establishment, operation and management of corporate entities in the PRC are governed by the Company Law of the PRC, or the PRC Company Law, which was promulgated on December 29, 1993 and amended on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories: limited liability companies and limited companies by shares. The PRC Company Law also applies to foreign-invested limited liability companies but where other relevant laws regarding foreign investment have provided otherwise, such other laws shall prevail. The latest amendment to the PRC Company Law took effect from March 1, 2014, pursuant to which there is no longer a prescribed timeframe for the shareholders to make full capital contribution to a company, except otherwise provided in other relevant laws, administrative regulations and State Council decisions. Instead, shareholders are only required to state the capital amount that they commit to subscribe in the articles of association of the company. Further, the initial payment of a company’s registered capital is no longer subject to a minimum amount requirement and the business license of a company will not show its paid-up capital. In addition, shareholders’ contribution of the registered capital is no longer required to be verified by capital verification agencies.

Regulations on Tax

PRC Enterprise Income Tax Law

The EIT Law took effect in January 1, 2008 and was amended on February 24, 2017 and December 29, 2018. The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Small and micro enterprises meeting certain conditions are entitled to a preferential enterprise income tax rate of 20%. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a nonresident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the EIT Law, an enterprise established outside China with a “de facto management body” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation, or the SAT, in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the EIT Law, a “de facto management body” is defined as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or resident in the PRC: (i) senior management personnel and departments responsible for daily production, operation and management; (ii) financial and personnel decision-making bodies; (iii) key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and (iv) half or more of the senior management or directors who have voting rights.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate with respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that nonresident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Nonresident Enterprises, or the Nonresident Enterprises Measures, pursuant to which entities that have the direct obligation to make certain payments to a nonresident enterprise shall be the relevant tax withholders for such nonresident enterprise. Further, the Nonresident Enterprises Measures provide that, in case of an equity transfer between two nonresident enterprises which occurs outside China, the nonresident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant nonresident enterprise. On April 30, 2009, the Ministry of Finance and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of the Enterprise Income Tax concerning Proceeds from Equity Transfers by Nonresident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a nonresident enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Nonresident Enterprises, or SAT Bulletin 7, to supersede the provisions in relation to the indirect transfer as set forth in Circular 698. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Bulletin 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect and superseded Circular 698 and the Nonresident Enterprises Measures on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure for the withholding of nonresident enterprise income tax. Among other things, SAT Bulletin 37 provides that:

●	for the income from equity investment assets, the competent tax authority for the income tax of the invested enterprise shall be the competent tax authority, while for the income from the dividends, extra dividends and other equity investment, the competent tax authority for the income tax of the enterprise distributing the income shall be the competent tax authority;

●	the withholding obligator shall declare and pay the withheld tax to the competent tax authority in the place where such withholding obligator is located with seven days from the date of occurrence of the withholding obligation;

●	where the income obtained by the withholding obligator and required to be withheld at source is in the form of dividends, extra dividends or any other equity investment gains, the date of occurrence of the obligation for withholding relevant payable tax is the date of actual payment of the dividends, extra dividends or other equity investment gains;

●	for the income tax required to be withheld under Article 37 of the EIT Law, if the withholding obligator fails to withhold in accordance with the law or is unable to perform its withholding obligation, the nonresident enterprise obtaining the income shall declare and pay the tax not withheld to the competent tax authority of the place of the occurrence of the income in accordance with Article 39 of the EIT Law and complete the Form of Report on Withholding of Enterprise Income Tax of the People’s Republic of China; where the nonresident enterprise fails to declare and pay tax in accordance with Article 39 of the EIT Law, the tax authority may order it to pay the tax within a specified time limit and the nonresident enterprise shall declare and pay the tax within the time limit determined by the tax authority; the nonresident enterprise that declares and pays the tax voluntarily before the tax authority orders it to pay tax within a specified time limit shall be deemed as having paid tax as scheduled;

●	the competent tax authority may require the taxpayer, withholding obligator and relevant parties with knowledge of relevant information to provide the contracts and other relevant materials relating to the withholding of tax. The withholding obligator shall set up the account books for withholding and payment of tax and file of contracts and materials to accurately record the withholding and payment of nonresident enterprise income tax; and

●	where the withholding obligator fails to withhold the tax required to be withheld under Article 37 of the EIT Law, the competent tax authority of the place where the withholding obligator is located shall order the withholding obligator to make up for the withholding of tax in accordance with Article 23 of the Administrative Punishment Law of the People’s Republic of China and hold the withholding obligator liable in accordance with the law; if recovery of tax payment from the taxpayer is necessary, the competent tax authority of the place where the income occurs shall implement the recovery in accordance with the law. If the place where the withholding obligator is located is different from the place where the income occurs, the competent tax authority of the place of occurrence of the income that is responsible for recovering the tax payment shall give notice to the competent tax authority of the place where the withholding obligator is located for verifying relevant information. The competent tax authority of the place where the withholding obligator is located shall, within five working days from the date where it is determined that the payable tax is not withheld in accordance with the law, send the Contact Letter for Nonresident Enterprise Tax Matters to the competent tax authority of the place of occurrence of income and notify the latter of the tax-related matters of the nonresident enterprise.

Where nonresident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our nonresident investors may become at risk of being required to file a return and taxed under SAT Bulletin 7 and/or SAT Bulletin 37 and we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to establish that we should not be held liable for any obligations under SAT Bulletin 7 and/or SAT Bulletin 37.

PRC Value-added Tax in Lieu of Business Tax

On January 1, 2012, the Chinese State Council officially launched a pilot value-added tax reform program, or Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value-added tax, or VAT, instead of business tax. Pilot industries in Shanghai include industries involving the leasing of tangible movable property, transportation services, product development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. According to official announcements made by competent authorities in Beijing and Guangdong Province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong Province launched its pilot program on November 1, 2012. On May 24, 2013, the Ministry of Finance and the State Administration of Taxation issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services. On August 1, 2013, the Pilot Program was implemented throughout China. On December 12, 2013, the Ministry of Finance and the SAT issued the Circular on the Inclusion of the Railway Transport Industry and Postal Service Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax, or the 2013 VAT Circular. Among the other things, the 2013 VAT Circular abolished the Pilot Collection Circular, and refined the policies for the Pilot Program. On April 29, 2014, the Ministry of Finance and the SAT issued the Circular on the Inclusion of Telecommunications Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax. On March 23, 2016, the Ministry of Finance and the SAT issued the Circular on the Comprehensive Promotion of the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax. Effective from May 1, 2016, the PRC tax authorities collect VAT in lieu of business tax on a trial basis within the territory of China, and in industries such as construction industries, real estate industries, financial industries and living service industries. Some of our subsidiaries as a small-scale taxpayer will be required to pay VAT at a tax rate of 3% for the services. On March 20, 2019, the Ministry of Finance, the SAT and the General Administration of Customs announced the VAT rate of 16% for sales of goods is reduced to 13% effective from April 1, 2019.

PRC Laws and Regulations Relating to Foreign Exchange

Regulations on Loans to and Direct Investment in the PRC Entities by Offshore Holding Companies

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by the SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by the SAFE, the NDRC and the MOF that became effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, are considered foreign debts. Pursuant to the Measures for the Administration of Foreign Debt Registration issued by the SAFE on April 28, 2013 and the Notice on Matters concerning the Macro-Prudential Administration of Full-Covered Cross-Border Financing issued by the PBOC on January 11, 2017, the total amount of accumulated foreign debt borrowed by a foreign-invested enterprise is subject to a upper limit calculated based on a statutory formula, and the foreign-invested enterprise is required to file with the SAFE after entering into relevant foreign debt contract and within at least three business days before drawing any money from the foreign debts.

According to applicable PRC regulations on foreign-invested enterprises, if a foreign holding company makes capital contributions to its PRC subsidiaries, which are considered foreign-invested enterprises, the PRC subsidiaries must file with the MOFCOM or its local counterpart in connection with the increase of its registered capital.

Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Rules, as amended from time to time up until the date of this prospectus, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade and service-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from the SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of China. Payments for transactions that take place within China shall be made in Renminbi. Foreign currency revenue received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by the SAFE.

Under the Foreign Exchange Administration Rules, foreign-invested enterprises in China may, without the approval of the SAFE, make a payment from their foreign exchange accounts at designated foreign exchange banks for paying dividends with certain evidencing documents (e.g., board resolutions and tax certificates), or for trade and services-related foreign exchange transactions by providing commercial documents evidencing such transactions. They are also allowed to retain foreign currency (subject to a cap approved by the SAFE) to satisfy foreign exchange liabilities. In addition, foreign exchange transactions involving overseas direct investment or investment and trading in securities and derivative products abroad are subject to registration with the SAFE or its local counterparts and approval from or filling with other relevant PRC government authorities, if necessary.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, issued by the SAFE and becoming effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises within the PRC through a new entity, merger or acquisition and other ways to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. In the event of any change in the basic information such as the domestic individual shareholder, name, operation term, etc. in connection with such SPV, or if there is a capital increase, decrease, equity transfer or swap, merge, spinoff or other material changes in connection with such SPV, the PRC residents or entities shall complete foreign exchange alteration registration formality for offshore investment. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch. In addition, according to the procedural guidelines as attached to SAFE Circular 37, PRC residents or entities are only required to register the SPV directly established or controlled (first level).

On February 13, 2015, the SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations on Share Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plan of an Overseas Publicly Listed Company, or SAFE Circular 7, which was issued by the SAFE in February 2012, the domestic individuals, including PRC citizens and non-PRC citizens residing in China for a continuous period of not less than one year (but excluding the foreign diplomatic personnel and representatives of international organizations), who participate in any share incentive plan of an overseas publicly listed company, such as its employees, directors, supervisors and other senior management, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and certain other procedures are also required to be completed. Failure to complete the SAFE registrations may result in fines and legal sanctions on such domestic individuals and may also limit their capability to contribute additional capital into the wholly foreign-owned subsidiary in China and further limit such subsidiary’s capability to distribute dividends.

In addition, the State Administration of Taxation has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC will be subject to PRC individual income tax when they exercise share options or are granted restricted shares. The PRC subsidiaries of such overseas listed company have the obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes levied on those employees exercising their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Organizational Structure

We are an exempted company with limited liability incorporated in the Cayman Islands. We began our operations in April 2006, when Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo founded Shenzhen Meten. Since our incorporation and as of March 31, 2020, we have established a network of 145 learning centers in China, including 128 self-operated learning centers and 17 franchised learning centers, and also acquired a number of complementary businesses in China.

In order to facilitate international capital investment in us, in July 2018, we incorporated Meten to become our offshore holding company under the laws of Cayman Islands and reorganized our group companies into a reorganization structure typical for China-based education businesses. In October 2018, we established Shenzhen Likeshuo as part of our onshore reorganization. Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in education services, we currently do not hold any equity interest in Shenzhen Meten and Shenzhen Likeshuo. Instead, we entered into a series of contractual arrangements with, among others, Shenzhen Meten, Shenzhen Likeshuo and their respective shareholders in November 2018 to obtain effective control of these two companies and their respective subsidiaries.

On December 12, 2019, we entered into the Merger Agreement with EdtechX, EdtechX Merger Sub, Meten Merger Sub and Meten. On March 30, 2020, the parties to the Merger Agreement consummated the Mergers. After the consummation of the Mergers, Meten becomes a wholly owned subsidiary of our Company. The chart below illustrates our corporate and shareholding structure:

(1)	Shenzhen Meten is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong Investment Management Centre (Limited Partnership), or Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing Investment Management Centre (Limited Partnership), or Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou Investment Management Centre (Limited Partnership), or Xinyu Meilianchou, 3.0000% by Shenzhen Daoge No.11 Education Investment Partnership (Limited Partnership), or No. 11 Daoge, 1.5781% by Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), or No. 3 Daoge, 1.5090% by Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), or No. 6 Daoge, 0.8722% by Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), or No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Zhihan (Shanghai) Investment Center (Limited Partnership), or Shanghai Zhihan, 3.6358% by Shenzhen Daoge No.21 Investment Partnership (Limited Partnership), or No. 21 Daoge and 1.0000% by Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership), or Hangzhou Muhua.

(2)	Shenzhen Likeshuo is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou, 3.0000% by No. 11 Daoge, 1.5781% by No. 3 Daoge, 1.5090% by No. 6 Daoge, 0.8722% by No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Shanghai Zhihan, 3.6358% by No. 21 Daoge and 1.0000% by Hangzhou Muhua.

(3)	Primarily involved in operating our “Shuangge English” App.

(4)	Primarily involved in providing our general adult ELT, overseas training services and junior ELT.

(5)	Primarily involved in providing our online ELT.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

Currently, the PRC laws and regulations do not explicitly impose restrictions on foreign investment in the ELT services in the PRC. However, some local government authorities in the PRC have adopted different approaches to granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing ELT services. In the areas where we operate our ELT service business, most local government authorities do not allow foreign-invested entities to establish private institutions to engage in the ELT services, other than in the forms of Sino-foreign cooperative institutions, and the domestic party shall play a dominant role in such cooperation. According to the relevant regulations, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experiences. As a foreign company, we are not qualified to run Sino-foreign cooperative institutions in the PRC. In addition, according to Notice 75, foreign invested language training institutions are required to apply for the private school operating permit. However, based on the interviews we conducted in November 2019 with the officials of the local educational authorities in the areas where we have learning centers in operation, most of the local educational authorities provided oral confirmations that due to the fact that the Notice 75 has just been issued for a short period of time and that no detailed supporting rules and regulations have been promulgated, the relevant procedure, approval process and transitional period regarding the application by the foreign invested language training institutions for the private school operating permit are not yet clear and the relevant government authorities have not yet begun to accept applications. In addition, the PRC laws and regulations restrict foreign ownership in value-added telecommunication services and require that a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas.

Due to the restrictions on foreign ownership in the ELT and value-added telecommunications services described above, we carry out our offline and online ELT business in the PRC through a variable interest entity structure. We currently have two wholly-owned subsidiaries, namely, Zhuhai Meten and Zhuhai Likeshuo, in China. Zhuhai Meten entered into a series of contractual arrangements with, among others, the shareholders of Shenzhen Meten, Shenzhen Meten and its affiliated entities on November 23, 2018 and April 2, 2019, to obtain effective control of Shenzhen Meten and its subsidiaries.

The following is a summary of the currently effective contractual arrangements entered into by and among others, Zhuhai Meten, Shenzhen Meten and their respective shareholders and affiliated entities.

Business Cooperation Agreement

Pursuant to the business cooperation agreement, Zhuhai Meten shall provide management support, consulting services and technical services necessary for the English training and relevant services, and in return, Shenzhen Meten shall pay services fees to Zhuhai Meten accordingly as described under the exclusive technical service and management consultancy agreement. Without the prior written consent of Zhuhai Meten, Shenzhen Meten and its affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. The agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a notice of 30 days in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the business corporation agreement.

Exclusive Technical Service and Management Consultancy Agreement

Pursuant to the exclusive technical service and management consultancy agreement, Zhuhai Meten agreed to provide exclusive technical services to Shenzhen Meten and its affiliated entities, including, but not limited to, (i) design, development, update and maintenance of education software for computer and mobile devices; (ii) design, development, update and maintenance of webpages and websites necessary for the English training and relevant activities; (iii) design, development, update and maintenance of management information systems and other internal management systems necessary for the English training and relevant activities; (iv) provision of other technical support necessary for the education activities; (v) provision of technical consulting services; (vi) provision of technical training; (vii) engaging technical staff to provide on-site technical support; and (viii) providing other technical services reasonably requested by Shenzhen Meten and its affiliated entities.

Without the prior written consent of Zhuhai Meten, Shenzhen Meten and their respective affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. Zhuhai Meten owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by the PRC laws or regulations. In consideration of the technical and management consultancy services provided by Zhuhai Meten, Shenzhen Meten and their respective affiliated entities agreed to pay annual service fees to Zhuhai Meten in an amount at Zhuhai Meten’s discretion. The agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities do not have any right to terminate the exclusive technical service and management consultancy agreement.

Exclusive Call Option Agreement

Under the exclusive call option agreement, the shareholders of Shenzhen Meten have irrevocably granted Zhuhai Meten or its designated purchaser the right to purchase all or part of the equity interest and all or part of the school sponsor’s interest owned by them in Shenzhen Meten and its affiliated entities at a purchase price equal to the lowest price permitted under the PRC laws and regulations. Zhuhai Meten or its designated purchaser shall have the right to purchase such proportion of equity interests or school sponsor’s interest in Shenzhen Meten and its affiliated entities as it decides at any time.

In the event that PRC laws and regulations allow Zhuhai Meten or us to directly hold all or part of the equity interest and/or all or part of the school sponsor’s interest in Shenzhen Meten and its affiliated entities and operate English training and relevant businesses in the PRC, Zhuhai Meten shall issue the notice of exercise of the equity call option as soon as practicable, and the percentage of equity interest and/or school sponsor’s interest purchased upon exercise of the equity call option shall not be lower than the maximum percentage then allowed to be held by Zhuhai Meten or us under PRC laws and regulations. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with this agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the exclusive call option agreement.

Equity Pledge Agreement

Pursuant to the equity pledge agreement, each of the shareholders of Shenzhen Meten unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interest in Shenzhen Meten together with all related rights thereto to Zhuhai Meten as security for performance of the contractual arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Zhuhai Meten as a result of any event of default on the part of the shareholders or Shenzhen Meten and its affiliated entities and all expenses incurred by Zhuhai Meten as a result of enforcement of the obligations of the shareholders and/or Shenzhen Meten under the contractual arrangements. If any of the specified events of default occurs, Zhuhai Meten may exercise the right to enforce the pledge by written notice to the shareholders of Meten Education in one or more of the following ways: (i) to the extent permitted under PRC laws and regulations, Zhuhai Meten may request the shareholders of Shenzhen Meten to transfer all or part of his/her/its equity interest in Shenzhen Meten to any entity or individual designated by Zhuhai Meten at the lowest consideration permissible under the PRC laws and regulations; (ii) sell the pledged equity interest by way of auction or at a discount and have priority in the entitlement to the sales proceeds; or (iii) dispose of the pledged equity interest in other manner subject to applicable laws and regulations. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of all obligations under the contractual arrangements or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the equity pledge agreement.

Shareholders’ Rights Entrustment Agreement

Pursuant to the shareholders’ rights entrustment agreement, each of the shareholders of Shenzhen Meten has irrevocably authorized and entrusted Zhuhai Meten to exercise of all his/her/its respective rights as shareholders of Shenzhen Meten to the extent permitted by the PRC laws. These rights include, but not limited to: (i) the right to attend shareholders’ meetings of Shenzhen Meten, as the case may be; (ii) the right to exercise voting rights in respect of all matters discussed and resolved at the shareholders’ meeting of Shenzhen Meten; (iii) the right to propose to convene interim shareholders’ meetings of Shenzhen Meten, as the case may be; (iv) the right to sign all shareholders’ resolutions and other legal documents which the shareholders have authority to sign in its capacity as shareholders of Shenzhen Meten, as the case may be; (v) the right to instruct the directors and legal representative of Shenzhen Meten, as the case may be to act in accordance with the instruction of Shenzhen Meten; (vi) the right to exercise all other rights and voting rights of shareholders as prescribed under the articles of association of Shenzhen Meten and its affiliated entities, as the case may be; (vii) the right to handle the legal procedures of registration, approval and licensing of Shenzhen Meten, as the case may be, at business administration department or other government regulatory departments; (viii) the right to transfer or dispose his/her/its equity interest in Shenzhen Meten; and (ix) other shareholders’ rights pursuant to applicable PRC laws and regulations and the articles of association of Shenzhen Meten as amended from time to time. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the shareholders’ rights entrustment agreement.

Spouse Undertakings

Pursuant to the spouse undertakings, the respective spouse of the individual shareholders of Shenzhen Meten has irrevocably agreed to the execution of business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement. The respective spouse of the individual shareholders of Shenzhen Meten further undertakes that he or she has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to Shenzhen Meten and its affiliated entities, and confirms that the respective shareholder or its designated person can execute all necessary documents and perform all necessary procedures and give effect to the fundamental purposes under the contractual arrangements mentioned above, and further confirms and agrees to all such documents and procedures in relation to the spouse’s equity interest in Shenzhen Meten. The spouse undertaking shall not be revoked, prejudiced, invalidated or otherwise adversely affected by any increase, decrease, consolidation or other similar events relating to the direct or indirect equity interest in Shenzhen Meten or affected by the death, loss of or restriction on capacity of the spouse, divorce or other similar events. The valid term of the spouse undertakings is same as the term of the business cooperation agreement and shall continue to be valid and binding until otherwise terminated by both Zhuhai Meten and the spouses of the respective individual shareholders in writing.

On November 23, 2018, our wholly-owned subsidiary, Zhuhai Likeshuo entered into a series of contractual arrangements which are substantially the same as the contractual arrangements discussed above with the shareholders of Shenzhen Likeshuo, Shenzhen Likeshuo, and its affiliated entities to obtain effective control of Shenzhen Likeshuo and its subsidiaries.

In the opinion of our PRC counsel these contractual arrangements are valid, binding, and do not and will not violate applicable PRC laws currently in effect, except that the pledges on the equity interests in our VIEs would not be deemed validly created until they are registered with the competent administration of industry and commerce. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. For a description of the risks related to our contractual arrangements, please see “Risk Factors — Risks Related to Our Corporate Structure.”

Property, Plants and Equipment

We currently lease substantially all of the properties we use to operate our business. We are headquartered in Shenzhen and Beijing, and the business premises of our offices and self-operated learning centers are located in 28 cities in China as of March 31, 2020. The majority of lease agreements for our learning centers have terms of three to five years. For most of our learning centers, we pay monthly and quarterly rental charges. The rental payments for our learning centers are either set at a fixed rate during the entire rental period or increased every five years based on a preset rate. For details on locations of our facilities, see “— Our Offline Network.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following tables present the selected consolidated financial data of Meten. The selected consolidated statements of operations data for the fiscal years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from the audited consolidated financial statements of Meten, which are included in this prospectus beginning on page F-1. The selected consolidated statement of operations data for the fiscal year ended December 31, 2016 and the selected consolidated balance sheets data as of December 31, 2016 and 2017 have been derived from the audited consolidated financial statements of Meten that are not included in this prospectus. The historical results of Meten do not necessarily indicate results expected for any future periods. The selected consolidated financial data of Meten should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements of Meten and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results.” The consolidated financial statements of Meten are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	For the Year Ended December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$

Summary Consolidated Statements of Comprehensive (Loss)/Income Data:
Revenues	801,545	1,149,721	1,424,234	1,447,899	207,978
General adult ELT(1)	572,135	785,480	903,756	783,988	112,613
Junior ELT	—	—	65,490	167,924	24,121
Overseas training services	180,606	228,294	223,601	203,677	29,256
Online ELT	46,915	121,196	212,302	260,263	37,385
Other English language-related services(2)	1,889	14,751	19,085	32,047	4,603
Cost of revenues	(344,810)	(467,967)	(627,996)	(755,356)	(108,500)
Gross profit	456,735	681,754	796,238	692,543	99,478
Operating expenses
Selling and marketing expenses	(268,643)	(373,065)	(425,217)	(437,986)	(62,913)
General and administrative expenses	(198,431)	(237,509)	(293,157)	(449,903)	(64,625)
Research and development expenses	(18,187)	(21,217)	(26,178)	(32,333)	(4,644)
(Loss)/income from operations	(28,526)	49,963	51,686	(227,679)	(32,704)
Other income (expenses):
Interest income	2,578	4,103	1,150	1,633	235
Interest expenses	(769)	(9)	(8)	(2,453)	(352)
Foreign exchange gain/(loss), net	67	(184)	21	(19)	(3)
Gains on disposal of subsidiaries	—	—	—	583	84
Gains on available-for-sale investments	890	2,485	3,916	—	—
Government grants	4,434	4,046	7,817	5,773	829
Equity in income /(loss) on equity method investments	(842)	(150)	1,668	2,658	382
Others, net	2,890	(373)	1,649	4,044	579
(Loss)/income before income tax	(19,278)	59,881	67,899	(215,460)	(30,950)
Income tax expense	(7,869)	(19,539)	(14,454)	(9,608)	(1,380)
Net (loss)/income	(27,147)	40,342	53,445	(225,068)	(32,330)
Less: Net loss attributable to non-controlling interests	(2,862)	(218)	(3,809)	(5,664)	(814)
Net (loss)/income attributable to shareholders of the Company	(24,285)	40,560	57,254	(219,404)	(31,516)
Less: Accretion of redeemable owners’ investment	10,577	19,000	9,814	—	—
Net (loss)/income available to shareholders of the Company	(34,862)	21,560	47,440	(219,404)	(31,516)
Comprehensive (loss)/income	(27,147)	40,482	53,305	(225,068)	(32,330)
Net (loss)/income per share
- Basic	(0.12)	0.08	0.16	(0.69)	(0.10)
- Diluted	(0.12)	0.07	0.15	(0.69)	(0.10)
Weighted average shares used in calculating net (loss)/income per share
- Basic	282,185,102	282,185,102	300,393,162	318,601,222	318,601,222
- Diluted	282,185,102	289,666,315	307,843,576	318,601,222	318,601,222
Unaudited Non-GAAP Financial Measures:
Adjusted net (loss)/income(3)	(20,590)	48,228	75,859	(100,284)	(14,406)
Adjusted net (loss)/income margin(4)	(2.6)%	4.2%	5.3%	(6.9)%	(6.9)%
Adjusted EBITDA(3)	17,129	100,441	144,115	(31,403)	(4,513)
Adjusted EBITDA margin(5)	2.1%	8.7%	10.1%	(2.2)%	(2.2)%

(1)	Includes revenue from the sales of goods, such as education materials and food and beverages sold at our self-operated learning centers.

(2)	Comprise primarily of (i) franchise fees Meten received from its franchised learning centers under the “Meten” brand and the “ABC” brand ; and (ii) revenue from our “Shuangge English” App, which had over 24,600, 26,787, 9,859 and 814 paying users for the year ended December 31, 2016, 2017, 2018 and 2019, respectively.

(3)	To supplement Meten’s consolidated financial statements which are presented in accordance with U.S. GAAP, Meten also uses adjusted net income/(loss) and adjusted EBITDA as additional non-GAAP financial measures. Meten presents these non-GAAP financial measures because they are used by its management to evaluate its operating performance. Meten also believes that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its consolidated results of operations in the same manner as its management and in comparing financial results across accounting periods and to those of its peer companies.

Adjusted net income/(loss) and adjusted EBITDA should not be considered in isolation or construed as alternatives to net income/(loss) or any other measure of performance or as indicators of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted net income/(loss) and adjusted EBITDA presented herein may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

Adjusted net income/(loss) represents net income/(loss) before share-based compensation and offering expenses. The table below sets forth a reconciliation of Meten’s adjusted net income/(loss) for the periods indicated:

	For the Year Ended December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(27,147)	40,342	53,445	(225,068)	(32,330)
Add:
Share-based compensation expenses	6,557	7,886	7,648	96,661	13,884
Offering expenses	—	—	14,766	28,123	4,040
Adjusted net (loss)/income	(20,590)	48,228	75,859	(100,284)	(14,406)

In addition, adjusted EBITDA represents the net income/(loss) before interest expenses, income tax expenses, depreciation and amortization, and excluding share-based compensation expenses and offering expenses. The table below sets forth a reconciliation of our adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(27,147)	40,342	53,445	(225,068)	(32,330)
Subtract:
Net interest income/(loss)	1,809	4,094	1,142	(820)	(117)
Add:
Income tax expense	7,869	19,539	14,454	9,608	1,380
Depreciation and amortization	31,659	36,768	54,944	58,453	8,396
EBITDA	10,572	92,555	121,701	(156,187)	(22,437)
Add:
Share-based compensation expenses	6,557	7,886	7,648	96,661	13,884
Offering expenses	—	—	14,766	28,123	4,040
Adjusted EBITDA	17,129	100,441	144,115	(31,403)	(4,513)

(4)	Adjusted net (loss)/income margin is calculated by dividing adjusted net (loss)/income by revenues.

(5)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

The following table presents our selected consolidated balance sheets data as of December 31, 2016, 2017, 2018 and 2019:

	As of December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	187,454	321,776	174,679	140,132	20,129
Operating lease right-of-use assets(1)	—	—	—	484,225	69,555
Total assets	654,273	905,514	1,006,746	1,463,565	210,228
Deferred revenue (current)	284,937	341,328	432,083	408,287	58,647
Deferred revenue (non-current)	39,845	42,707	52,169	60,528	8,694
Financial liabilities from contract with customers	336,837	437,027	423,163	490,095	70,398
Operating lease liabilities (current) (1)	—	—	—	142,155	20,419
Operating lease liabilities (non-current) (1)	—	—	—	333,613	47,922
Total liabilities	756,997	958,870	1,121,349	1,706,504	245,124
Total mezzanine equity	200,619	219,619	—	—	—
Total shareholders’ deficit	(303,343)	(272,975)	(114,603)	(242,939)	(34,896)
Total liabilities, mezzanine equity and shareholders’ deficit	654,273	905,514	1,006,746	1,463,565	210,228

(1)	In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The guidance requires a lessee to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all lease obligations and disclose key information about leasing arrangements, such as the amount, timing, and uncertainty of cash flows arising from leases. The guidance requires modified retrospective application and is effective for fiscal years beginning after December 15, 2018 for public companies; however, early adoption is permitted. Meten adopted this standard as of January 1, 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information” section and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read the sections under “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a leading general ELT service provider in China. We are committed to improving the overall English competence and practical English language skills of the general Chinese population. We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups.

We have established a highly scalable offline-online business model. We have a nationwide offline network of both self-operated learning centers and franchised learning centers. As of March 31, 2020, we had established a nationwide offline learning center network of 128 self-operated learning centers covering 28 cities in 15 provinces, autonomous regions and municipalities in China, and 17 franchised learning centers across 15 cities in 13 provinces and municipalities in China. As of March 31, 2020, we had approximately 1.4 million registered users on our “Likeshuo” platform and cumulatively over 257,000 paying users, who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments in our online ELT courses since 2014 was approximately 157,000 and we had delivered over 4.8 million accumulated course hours to our students online.

Major Factors Affecting Our Results of Operations

We operate in China’s ELT market, and our results of operations and financial condition are significantly affected by the general factors driving this market. China’s rapid economic growth over the past two decades and the increasing per capita disposable income have led to both increased spending on English language education services and intensified competition for high-quality education resources.

We have benefited from a number of factors, including, but not limited to, China’s rising birth rate, which largely results from the rising population in large urban centers, increases in average household income, increasing number of high-income families, limited penetration of ELT services across China, favorable government policies that support the growth of private education enterprises and permits that increase operational and pricing flexibility, and the continued focus on study-abroad opportunities by parents.

At the same time, our results are subject to changes in the regulatory regime governing the education industry in China. The PRC government regulates various aspects of our business and operations, including the qualification and licensing requirements for entities that provide education services, standards for operating facilities and limitations on foreign investments in the education industry. In addition, the PRC laws and regulations on private education and training services and related regulatory practices are constantly evolving, involve substantial uncertainties, and their implementation differs from region to region. For example, among our self-operated learning centers in operation as of March 31, 2020, 80 of them did not have the private school operating permits or business licenses, or were operating beyond the authorized business scope. While we believe some of these learnings centers were not required to obtain such private school operating permits based on local regulations, 49 of them were probably operating without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, and they contributed to an aggregate of approximately 9.2% of our total gross billings for the three months ended March 31, 2020. In particular, four of these 49 learning centers located in Xi’an, Guangzhou, Shenzhen and Hefei have been ordered to suspend their operations for rectification by the relevant local education authorities until they obtain the required private school operating permits, and they contributed to an aggregate of approximately 1.1% of our total gross billings for the three months ended March 31, 2020. Notwithstanding the above, we have continued to operate all of these 49 learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this prospectus. Based on our understanding of the current PRC regulatory framework and discussion with our PRC counsel and the relevant local regulatory authorities, we currently believe that we will not be required to actually suspend the operation of any substantial number of our learning centers notwithstanding the regulatory uncertainties. However, we cannot assure you that PRC regulatory authorities will not take any action contrary to our belief in the future, in which case our revenues, gross profit, income from operations and net income may decrease significantly and our liquidity and capital resources may also be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Operations — We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.” For description of the evolving regulatory landscape in China, see “Business — Regulations— Regulations on Private Education in the PRC.”

While our business is influenced by factors affecting the offline and online ELT market in China generally, we believe our results of operations are more directly affected by company-specific factors, including the major factors highlighted below.

Student Enrollment

Our revenue primarily consists of course and service fees from students enrolled in our offline ELT and online ELT services, which is directly driven by the number of our student enrollments, which represents the number of actual new sales contracts entered into between us and our students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time. Our total student enrollment increased by 49.5% from 82,728 in 2017 to 123,445 in 2019. Growth in our student enrollment is dependent on our ability to retain our current students and to recruit new students.

Our ability to retain existing students is largely dependent on the variety and quality of our course offerings, the quality of our teachers and students’ overall satisfaction with the education services we offer. A substantial number of the students are enrolled in our courses through word-of-mouth referrals. Consequently, our ability to recruit new students also depends on our reputation and brand recognition, which are affected by our branding activities and other selling and marketing efforts. Our reputation and brand recognition are primarily driven by the satisfaction of our students and the high quality of our teaching staff. We have expanded our service offerings to a full spectrum of offline and online ELT services, including general adult ELT and overseas training services to students of a wide range of age groups since the inception of our first self-operated learning center. In 2014, we launched our online English learning platform “Likeshuo” to offer online live streaming ELT courses to a wider coverage of student base. In 2018, we commenced to offer junior ELT, which is mainly designed for students aged between six to 18, and introduced a new curriculum, the “Explore Curriculum,” for our general adult ELT.

Number and Maturity of Learning Centers

Our revenue growth is mainly driven by the number of our self-operated and franchised learning centers, which directly affects our overall student enrollment, as well as the maturity of our existing learning centers. Our ability to increase the number of self-operated and franchised learning centers depends on a variety of factors, including, but not limited to, identifying suitable locations and partners, hiring high-caliber teaching staff and other necessary personnel for the new learning centers, and other investment in implementing our centralized management across our offline learning center network. As of March 31, 2020, we had 128 self-operated learning centers covering 28 cities and 15 provinces, autonomous regions and municipalities in China, and 17 franchised learning centers across 15 cities in 13 provinces and municipalities in China. We have adopted a prudent approach to seek and evaluate qualified franchisees and implemented centralized management across all our self-operated and franchised learning centers in various stages. In addition, the maturity of our learning centers affects our revenue growth and profitability. Newly established learning centers normally start contributing to our revenue growth and profitability after an initial ramp-up period, which typically lasts between one to two years. In 2017, 2018 and 2019, most of our newly established learning centers were able to generate sufficient gross billings to cover their operating costs during the ramp-up period. The number of our self-operated learning centers had grown steadily in recent years, increasing from 94 as of January 1, 2017 to 132 as of December 31, 2019. However, due to the impact of the COVID-19 outbreak in the first quarter of 2020, the number of our self-operated learning centers decreased to 128 as of March 31, 2020. We intend to continue to expand our learning center network once the COVID-19 outbreak is effectively controlled and our business returns to normal. We believe that our large business scale strengthens our brands and enhances our reputation, which in turn supports further growth of our business. The number of our learning centers in operation may also be affected by changes in the PRC regulatory framework and practices. Among the 128 self-operated learning centers as of March 31, 2020, 49 of them were probably operating without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, and four of them have been ordered to suspend their operations for rectification by the relevant local education authorities. While we have continued to operate all of these 49 learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this prospectus, we cannot assure you that the PRC regulatory authorities will not take any further action in the future. If we have to actually suspend the business operation of any of our learning centers, our reputation, results of operation and financial conditions could be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Operations — We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.”

Pricing

Our revenue is directly affected by the pricing of our courses and the type of services we offer. We typically charge students course and service fees based on the total number of course hours, the class sizes and the types of courses the student enrolls in, or the types of services we provide to such student. When we set fee rates for our courses and services, we also consider the general economic condition in and the income level of the residents of the relevant locations of our learning centers, the local demand for our services and our competitors’ fee rates for similar service offerings. See “Business — Regulations — Pricing and Refund Policies” for details of our pricing policy.

We implement our effective centralized management systems at a majority of our franchised learning centers and require them to adhere to our standardized pricing and refund policies we apply at our self-operated learning centers in order to maintain stable student retention rates and efficient operations at our franchise learning centers. We may adjust the course and service fees for new contracts when we have upgraded our existing courses or developed new courses and services. The course and service fee levels of our learning centers remained relatively stable in 2017, 2018 and 2019. In the long run, we seek to gradually increase our course and service fee levels without compromising our student enrollment.

Cost Control and Operating Efficiency

Our profitability depends significantly on our ability to improve our operating efficiency through effective cost control. Our cost of revenues consists primarily of teaching staff costs and property expenses for our self-operated learning centers. Teaching staff costs depend on the number of our teachers we employ and their levels of compensation. We offer attractive compensation to our teachers to attract and retain the best teaching talent. The number of our full-time teachers, study advisors and teaching service staff increased from 1,754 as of December 31, 2017 to 2,152 as of December 31, 2018 and further to 2,534 as of December 31, 2019, which were in line with our efforts to enhance our teaching quality, the growth of student enrollment and the expansion of our network and course offerings. Our full-time teachers, study advisors and teaching service staff was 2,257 as of March 31, 2020.

Our operating expenses consist of sales and marketing expenses, general and administrative expenses and research and development expenses. Historically, we have incurred significant sales and marketing expenses primarily because we utilize a variety of sales and marketing approaches to increase our student enrollment and strengthen our brand recognition, including, but not limited to, various offline sales activities. See “Business — Marketing and Sales.” In addition, we leverage our developed offline and online marketing channels to recruit new students.

Going forward, we expect that our total costs and expenses will increase in line with the expansion of our network and education service offerings. Also, we expect to incur additional costs and expenses associated with becoming a public company. However, this increase is likely to be partially offset by our increasing economies of scale and improved operating efficiency.

Upgrade and Diversification of Course and Service Offerings

The diversification of our course and service offerings has had a positive impact on our revenue growth and we believe it will continue to positively impact our growth going forward. However, it may have a negative impact on our revenue recognition and results of operations during the transition period as we gradually roll out new courses and services across our nationwide learning center network. We currently have a wide spectrum of offline and online ELT course offerings. Our extensive portfolio of services allows us to extend our service to a wider group of customers and conduct cross-selling between our offline and online ELT businesses, improve student stickiness to realize synergies across these business lines and thereby, maximize student lifetime value that we could capture. For example, historically, we have witnessed significant growth in our online ELT business since the launch of our “Likeshuo” platform in 2014. The synergy created by such offline-online business model effectively helped us to increase customer conversion rate at reasonable costs. We expect to achieve ramp-up and expansion of our online ELT business in an economical and effective manner with the support from our extensive offline learning center network.

In addition, in early 2018, driven by the increasing English learning demand from younger aged students, we decided to further expand our business segments to include junior ELT in selected regions where we have extensive network coverage and brand recognition. In line with this strategy, we acquired ABC Education Group in June 2018. As part of the integration, it went through management restructuring and upgrade of its management system that led to increased administrative expenses. We also introduced the new “Explore Curriculum” for our general adult ELT beginning in 2018, the implementation of which was completed in May 2019 at all of our learning centers in the PRC. While we believe such new curriculum will have a positive long-term impact on improving our students’ comprehensive and practical English language abilities, the implementation of the new curriculum across our nationwide network of self-operated learning centers nevertheless adversely affected the course hours delivered and segment revenue recognized during the transition period.

The Impact of the Coronavirus Disease 2019

There has been an outbreak of COVID-19 that was first reported in Wuhan, Hubei Province, in December 2019. The outbreak has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. The development of such epidemic in China is beyond our control. In order to contain the COVID-19 outbreak, the MOE issued a notice in February 2020, which, among other things, postponed the commencement of the spring semester for 2019/2020 school year for all universities, middle and high schools, elementary schools and kindergartens in the PRC, and encouraged the proliferation of online teaching. It further stipulated that all training service providers in the PRC are required to temporarily cease providing offline training services to students until authorized by the provincial education bureaus.

Accordingly, we temporarily closed all of our learning centers in the PRC beginning in early February 2020. Leveraging our efficient and synergetic omnichannel business model, we have migrated all offline general adult ELT, overseas training and junior ELT courses to various online platforms to transition the relevant training services. These online platforms we utilized to facilitate the migration include our Likeshuo platform and our proprietary and third-party online platforms. Because the COVID-19 outbreak in China occurred in January 2020, it had a material adverse impact on our revenue and gross billings for the three months ended March 31, 2020. Since the beginning of the COVID-19 outbreak, while our offline general adult ELT, overseas training and junior ELT businesses have experienced temporary reductions in the course hours consumed and student enrollment, and consequently, our related gross billings for the period, such effect to our offline ELT business was partially offset by the growth of the gross billings of and the number of paying users for our online ELT business. We believe our omnichannel business model has enabled us to continue to provide training services throughout this time of crisis.

Given the gradual decline in the number of newly confirmed COVID-19 cases in China in recent weeks, the business activities in China’s major cities have started to resume. As such, we have re-opened 95 of our learning centers (including 84 self-operated learning centers and 11 franchised learning centers) by the end of June 2020 and had previously anticipated to re-open all of our learning centers by the end of July 2020. However, given the recent recurrence of COVID-19 cases in Beijing and its surrounding areas, we have postponed the re-opening of certain of our learning centers in these regions until the COVID-19 outbreak there is under firm control and as permitted by to do so by the MOE and provincial education bureaus. We expect that the operation of both our offline ELT and online ELT services will return to normal once we have re-opened our learning centers. In addition, the PRC offline ELT industry generally experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and enjoys increases in gross billings growth during the summer months, which is the period when we anticipate that our learning centers will have been re-opened for business after the COVID-19 outbreak is under control in China. Please see “Business — Seasonality” for more information. To facilitate the re-opening of our learning centers, our management formulated and implemented emergency response measures: (i) we have set up a disease prevention and control task force, which is led by our Chief Executive Officer as the first person responsible for our epidemic prevention and control; and (ii) we will also conduct full disinfection and ventilation of our learning centers before they re-open, establish students’ health files and require them to register their health conditions and take body temperature measurements prior to returning to class.

In light of the foregoing and due to the fact that the existing nationwide restrictive measures on providing offline training services have gradually been lifted beginning in May 2020, the temporary suspension of our offline learning centers due to COVID-19 has had a material adverse effect on our business, financial condition and results of operations. We had recognized an aggregate RMB14.7 million of impairment losses for the three months ended March 31, 2020 and expect to recognize additional impairment in the second quarter of 2020. Our management will continue to assess the financial impact, including potential impairment of the Company's tangible and intangible assets. In addition, we may face challenges if the outbreak prolongs and we are forced to continue to close our learning centers for an extended period of time, which may impact the operation of our business and financial performance in 2020. Please see “Risk Factors — Risks Related to Our Business and Operations — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments” in this prospectus for more details.

Revenues

For the years ended December 31, 2017, 2018 and 2019, we primarily offered general adult ELT, overseas training services, online ELT, junior ELT and other English language-related services. The table below sets forth a breakdown of our revenue for the periods indicated:

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
General adult ELT(1)	785,480	68.3	903,756	63.5	783,988	112,613	54.1
Overseas training services	228,294	19.9	223,601	15.7	203,677	29,256	14.1
Online ELT
For adults	107,865	9.4	172,825	12.1	203,982	29,300	14.1
For juniors	—	—	25,586	1.8	37,215	5,346	2.6
For international test preparation	13,331	1.1	13,891	1.0	19,066	2,739	1.3
Japanese	—	—	—	—	—	—	—
Subtotal	121,196	10.5	212,302	14.9	260,263	37,385	18.0
Junior ELT	—	—	65,490	4.6	167,924	24,121	11.6
Other English language-related services(2)	14,751	1.3	19,085	1.3	32,047	4,603	2.2
Total	1,149,721	100.0	1,424,234	100.0	1,447,899	207,978	100.0

*	Denotes percentages between (0.1%) and 0.1%.
(1)	Includes revenue from the sales of goods, such as educational materials and food and beverages sold at our self-operated learning centers.

(2)	Includes (i) franchise fees received from our franchised learning centers under the “Meten” brand; and (ii) revenue generated from our “Shuangge English” App.

Revenue generated from general adult ELT was RMB785.5 million, RMB903.8 million and RMB784.0 million (US$112.6 million), representing 68.3%, 63.5% and 54.1% of our total revenue for the year ended December 31, 2017, 2018 and 2019, respectively. Revenue generated from overseas training services was RMB228.3 million, RMB223.6 million and RMB203.7 million (US$29.3 million), representing 19.9%, 15.7% and 14.1% of our total revenue for the year ended December 31, 2017, 2018 and 2019, respectively. Revenue generated from junior ELT was RMB65.5 million and RMB167.9 million (US$24.1 million), representing 4.6% and 11.6%, our total revenue in for the year ended December 31, 2018 and 2019, respectively. With respect to our general adult ELT, overseas training services and junior ELT, we generally collect course/service fees upfront from our students or in installments. We have refund policies in place for these businesses, and will refund the relevant course/service fees partially or fully depending on when the request is made by the students in the applicable refund period. For our general adult ELT, overseas training services and junior ELT, we record the course/service fees initially as financial liabilities from contracts with customers, and then as deferred revenue depending on whether the course/service fees under the relevant contracts are refundable.

Revenue generated from our online ELT was RMB121.2 million, RMB212.3 million and RMB260.3 million (US$37.4 million), representing 10.5%, 14.9% and 18.0% of our total revenue in for the year ended December 31, 2017, 2018 and 2019, respectively. For the years ended December 31, 2017, 2018 and 2019, revenue generated from online ELT for adults was RMB107.9 million, RMB172.8 million and RMB204.0 million (US$29.3 million), respectively, representing 89.0%, 81.4% and 78.4%, respectively, of our revenue generated from the online ELT business. For the year ended December 31, 2018 and 2019, revenue generated from online ELT for juniors was RMB25.6 million and RMB37.2 million (US$5.3 million), respectively, representing 12.1% and 14.3%, respectively, of our revenue generated from the online ELT business. Students of our online ELT services purchase prepaid study cards to enroll in the courses. We typically allow a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with delivering such courses/services online if a student requests a refund during the contract period. We record the proceeds collected from online ELT initially as financial liabilities from contracts with customers, and revenue is generally recognized proportionately as the course hours are delivered. For details of our pricing and refund policies, please see “— Pricing and Refund Policies.” In addition, for further details of our revenue recognition policies, please see “— Critical Accounting Policies — Revenue Recognition.”

We generate other revenue primarily from the franchised learning centers under the “Meten” brand through which our franchise partners are authorized to use our brand and are required to adopt our centralized management system. We receive an initial or renewal franchise fee when we enter into or renew a franchise agreement, and a one-time design consulting fee. During the term of the franchise, we charge each franchised learning center a recurring franchise fee based on an agreed percentage of its collected course and service fees and related individual course materials fees. Our other revenue also includes revenue generated from our self-developed “Shuangge English” App, which applies the cutting-edge voice evaluation technology to improve students’ listening, speaking and reading abilities. See “— Our Education Services — Other English Language-Related Services” for details.

Cost of Revenues

Our cost of revenues consists primarily of (i) staff costs, including teaching staff costs and, to a lesser extent, costs relating to research and curriculum development team; (ii) property expenses, including rental, utilities and maintenance expenses of our learning centers; (iii) depreciation and amortization, which represents the depreciation of real properties and equipment for learning centers, amortization of operating lease right-of-use assets and amortization of our training services related intangible assets; and (iv) others, which primarily include consulting fees, foreign teacher-related administrative expenses and teaching materials costs. Our cost of revenues accounted for 40.7%, 44.1% and 52.2% of our revenues for the year ended December 31, 2017, 2018 and 2019, respectively. The following table sets forth the components of cost of revenues both in absolute amount and as a percentage of our total cost of revenues for the periods indicated.

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Staff costs	294,414	62.9	396,111	63.1	471,986	67,797	62.5
Property expenses	123,152	26.3	148,024	23.6	187,586	26,945	24.8
Depreciation and amortization for learning centers	19,227	4.1	22,838	3.6	35,039	5,033	4.6
Others	31,174	6.7	61,023	9.7	60,745	8,725	8.1
Total	467,967	100.0	627,996	100.0	755,356	108,500	100.0

The following tables set forth a breakdown of our cost of revenues by major business segment for the periods indicated.

General adult ELT

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Staff costs	166,613	57.2	186,693	55.4	203,443	29,223	56.3
Property expenses, depreciation and amortization	108,646	37.2	123,827	36.8	129,422	18,590	35.8
Others	16,256	5.6	26,242	7.8	28,606	4,109	7.9
Total	291,515	100.0	336,762	100.0	361,471	51,922	100.0

Overseas training services

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Staff costs	76,355	68.4	74,123	61.8	63,416	9,109	54.1
Property expenses, depreciation and amortization	30,379	27.2	33,397	27.9	37,980	5,455	32.4
Others	4,929	4.4	12,378	10.3	15,923	2,287	13.5
Total	111,663	100.0	119,898	100.0	117,319	16,851	100.0

Online ELT

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Staff costs	46,561	90.5	107,440	93.3	145,776	20,939	93.7
Property expenses, depreciation and amortization	—	—	911	0.8	7,741	1,112	5.0
Others	4,870	9.5	6,807	5.9	2,126	305	1.3
Total	51,431	100.0	115,158	100.0	155,643	22,356	100.0

Junior ELT

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Staff costs	—	—	23,306	55.8	54,240	7,791	50.8
Property expenses, depreciation and amortization	—	—	12,726	30.5	47,483	6,821	44.4
Others	—	—	5,741	13.7	5,131	737	4.8
Total	—	—	41,773	100.0	106,854	15,349	100.0

 Gross Profit and Gross Profit Margin

The following table sets forth our gross profit and gross profit margin by major business segment for the periods indicated.

	For the Year Ended December 31,
	2017		2018		2019
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin	Gross Profit		Gross Profit Margin
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
General adult ELT	493,965	62.9	566,994	62.7	422,517	60,691	53.9
Overseas training services	116,631	51.1	103,703	46.4	86,358	12,405	42.4
Online ELT	69,765	57.6	97,144	45.8	104,620	15,028	40.2
Junior ELT	—	—	23,717	36.2	61,070	8,772	36.4
Total	680,361	59.9	791,558	56.3	674,565	96,896	47.6

Operating Expenses

Our operating expenses consist of selling and marketing expenses, general and administrative expenses, as well as research and development expenses. The table below sets forth our operating expenses, both in absolute amount and as a percentage of our total operating expenses for the periods indicated.

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Selling and marketing expenses	373,065	59.0	425,217	57.1	437,986	62,913	47.6
General and administrative expenses	237,509	37.6	293,157	39.4	449,903	64,625	48.9
Research and development expenses	21,217	3.4	26,178	3.5	32,333	4,644	3.5
Total	631,791	100.0	744,552	100.0	920,222	132,182	100.0

Selling and Marketing Expenses

Our selling and marketing expenses primarily consist of (i) salaries and benefits of our sales and marketing personnel, which amounted to RMB221.5 million, RMB259.2 million and RMB271.7 million (US$39.0 million) for the year ended December 31, 2017, 2018 and 2019, respectively; and (ii) marketing expenses, which amounted to RMB135.4 million, RMB144.2 million and RMB140.3 million (US$20.2 million) for the year ended December 31, 2017, 2018 and 2019, respectively. Our marketing expenses primarily consist of promotional activity expenses, including rental cost and personnel expenses for our offline sales points, online marketing expenses, media advertisement expenses and other marketing expenses; (iii) promotional expenses relating to the recruitment of prospective student; (iv) tele-marketing expenses; (v) consulting service fees for sales and marketing purposes; and (vi) others, which primarily consist of the transaction fees withheld by certain third-party financial institutions in relation to the installment payment arrangement we help set up between certain of our students and such financial institutions to facilitate the payments of the course/service fees by such students, which are recorded as sales and marketing expenses. See “— Regulation — Pricing and Refund Policies.” As we continue to increase our sales and marketing efforts in line with our business expansion, we expect that our selling and marketing expenses will likely continue to increase in absolute amounts.

General and Administrative Expenses

Our general and administrative expenses mainly consist of (i) salaries and benefits of our administrative personnel; (ii) depreciation and amortization of the properties and facilities used for administrative purposes; and (iii) office expenses. We expect that our general and administrative expenses will increase in absolute amounts in the foreseeable future as we incur additional costs for becoming and being a public company. However, this increase is likely to be partially offset by our increasing economies of scale and improve our operating efficiency.

Research and Development Expenses

Our research and development expenses are primarily expenses incurred in relation to the development of our products, course content and IT systems. We expect to continue to increase our investment in research and development activities, as we believe continuous development of our products and services to improve our teaching outcome and enhance students’ learning experience is crucial to our success.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our two wholly-owned subsidiaries in Hong Kong, Meten Education (Hong Kong) Limited and Likeshuo Education (Hong Kong) Limited, are subject to an income tax rate of 16.5% for taxable income earned in Hong Kong. No Hong Kong profit tax has been levied in our consolidated financial statements as Meten Education (Hong Kong) Limited and Likeshuo Education (Hong Kong) Limited had no assessable income for the year ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020.

PRC

Our subsidiaries and affiliated entities in China are companies incorporated under the PRC laws and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6%, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. In addition, most of our subsidiaries in China that participate in the non-diploma education service industry choose the simplified method of taxation where the VAT collection rate is 3%.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries, Zhuhai Meten and Zhuhai Likeshuo. The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate with respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file the necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, we may be able to benefit from the 5% withholding tax rate for the dividends it receives from Zhuhai Meten and Zhuhai Likeshuo, if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC ‘resident enterprise,’ we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of our ordinary shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of our ordinary shares.”

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgment, estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenue and expenses. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of relevant current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of ASC 606, we follow five steps for its revenue recognition: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The primary sources of our revenues are as follows:

General adult ELT and overseas training services

Course and service fees for general adult ELT are generally collected in advance as a package for: (i) course fee of main general adult English courses; (ii) course fee of supplementary general adult English course; (iii) education materials; and (iv) assessment of level of English proficiency.

The overseas training services are provided for customers who plan to take international standardized tests and/or study abroad. Such services mainly comprise international standardized test preparation courses, which is the key component, and overseas study services.

Students can attend general adult ELT courses and international standardized test preparation courses for predetermined course hours in a predetermined period of time. Supplementary general adult ELT courses can be attended without limit in such period of time. Generally, students are entitled to a short-term course trial period/trial courses which commence on the date the course begins or the date of contract signed. Refunds are provided to students if they decide not to participate in such course within the trial period/trial courses. In addition, we offer refunds amount to 70% of the uncompleted course fees to students who withdraw from such courses, provided attended classes are less than or equal to 30% of total course hours of such course at the time of withdrawal. No refund will be provided to students who have attended more than 30% of the total course hours the underlying course.

Each type of service/product included in the course fee is a separate unit of accounting, as each type has distinct nature with different patterns and measurements of transfer to the students. We estimate standalone selling prices of each service/product and recognizes them in different revenue recording methods.

For main general adult ELT courses/international standardized test preparation courses, revenues are recognized proportionately as the course hours are consumed. Students may not utilize all of their contracted rights within the service period. Such unutilized service treatments are referred to as breakage. An expected breakage amount is determined by historical experience and is recognized as revenue in proportion to the pattern of service utilized by the students.

For supplementary general adult ELT courses, revenues are recognized on a straight line basis over the entire main general adult ELT course period.

For education materials and assessments of level of English proficiency, revenues are recognized according to the accounting policy for sales of goods. See “— Sales of goods.”

Course fees received are initially recorded as financial liabilities from contracts with customers. During the trial period/trial courses, we recognize contract assets when revenues are recognized. After the completion of trial period/trial courses but before the completion of 30% of total course hours of such course, the contract assets are set off against the financial liabilities from contracts with customers, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers, and nonrefundable amounts of course fee are transferred from financial liabilities from contracts with customers to deferred revenue. After the completion of 30% of total course hours of such course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue.

Online ELT

We operate “Likeshuo” platform to offer online live streaming ELT courses. Students enrolled for online courses by using prepaid study cards. For courses offered on the “Likeshuo” platform, we typically allow refunds of the course fees for any undelivered course hours after deducting a platform operation charge associated with the delivering such courses online, provided that a student can apply for refund at any time during these courses.

The proceeds collected for the study cards are initially recorded as financial liabilities from contracts with customers. Revenues are generally recognized proportionately as the course/service hours are delivered.

Junior ELT

We offer junior ELT services under our “Meten” brand and “ABC” brand. Students attend the classroom-based training for predetermined course hours in a predetermined period of time.

We assess and consider a number of factors when determining the transaction price. In making such assessment, we consider price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered under our “Meten” brand, the refund policy is similar to our general adult ELT service. For courses offered under our “ABC” brand, customers are generally entitled to a refund that is proportionate to incomplete course hours after a deduction of RMB2,000 as early contract termination fee if such customer requests for a refund within 30 days upon the commencement of the course. No refund will be provided if a customer requests a refund after 30 days upon the commencement of the course. Course fee received are initially recorded as financial liabilities from contracts with customers. Within the 30-day trial period, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers. After 30 days and upon the commencement of the course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue. Revenues are generally recognized proportionately as the course hours are delivered.

Sales of goods

Sales of goods are primarily derived from (i) the sales of food and beverages at our self-operated learning centers; and (ii) the delivery of education materials and assessment report of level of English proficiency as included in the package of the general adult ELT. Revenue is recognized when the customer takes possession of and accepts the products.

Other English language-related services

Revenues from other English language-related services are primarily derived from franchised learning centers through which the franchisees are authorized to use our brands and are required to adopt our centralized management system. A one-time initial franchise fee and one-time design consulting fee or a one-time renewal franchise fee is received when we enter into or renew a franchise agreement. During the term of the franchise agreement, each franchised learning center are charged recurring monthly franchise fees based on an agreed percentage of its collected course and service fees and related individual course materials fees. The revenue of initial/renewal franchise fee is recognized on a straight-line basis over the franchise period. The revenue of the one-time design consulting fee is recognized when the consulting service is provided. The revenue of recurring franchise fee is recognized when the franchisee and we confirm and agree the calculation of the fee at the end of each month during the franchise period.

Lease

We adopted ASU No. 2016-02, “Leases” on January 1, 2019. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current and non-current lease liabilities on the Group’s consolidated balance sheets.

ROU lease assets represent our right to use an underlying asset for the lease term and lease obligations represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU assets also include initial direct costs incurred and any lease payments made to the lessor at or before the commencement date, minus any lease incentives received. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Goodwill

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of the reporting unit, assignment of assets and liabilities to the reporting unit, assignment of goodwill to the reporting unit, and determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of futures profitability, the duration of statutory carryforward periods, and our experience with operating loss and tax credit carryforwards, if any, not expiring.

In the financial statements, we recognize the impact of a tax position if that position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs. Interest and penalties recognized related to an unrecognized tax benefits are classified as income tax expense in the consolidated statements of comprehensive income.

Share-based compensation

Share-based compensation costs are measured at the grant date. The compensation expense in connection with the shares awarded to employees is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. In determining the fair value of the shares awarded to employees, the discounted cash flow pricing model has been applied.

Results of Operations

The following table sets forth a summary of Meten’s consolidated and unaudited condensed consolidated results of operations, both in absolute amounts and as a percentage of total net revenue, for the period indicated. This information should be read together with Meten’s consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,
	2017		2018		2019
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)

Revenues	1,149,721	100.0	1,424,234	100.0	1,447,899	207,978	100.0
Cost of revenues	(467,967)	(40.7)	(627,996)	(44.1)	(755,356)	(108,500)	(52.2)
Gross profit	681,754	59.3	796,238	55.9	692,543	99,478	47.8
Operating expenses:
Selling and marketing expenses	(373,065)	(32.4)	(425,217)	(29.9)	(437,986)	(62,913)	(30.2)
General and administrative expenses	(237,509)	(20.7)	(293,157)	(20.6)	(449,903)	(64,625)	(31.1)
Research and development expenses	(21,217)	(1.8)	(26,178)	(1.8)	(32,333)	(4,644)	(2.2)
(Loss)/income from operations	49,963	4.3	51,686	3.6	(227,679)	(32,704)	(15.7)
Interest income	4,103	0.4	1,150	0.1	1,633	235	0.1
Interest expenses	(9)	*	(8)	*	(2,453)	(352)	(0.2)
Foreign exchange gain/(loss), net	(184)	*	21	*	(19)	(3)	*
Gains on disposal of subsidiaries	—	—	—	—	583	84	*
Gains on available-for-sale investments	2,485	0.2	3,916	0.3	—	—	—
Government grants	4,046	0.4	7,817	0.5	5,773	829	0.4
Equity in income/(loss) on equity method investments	(150)	*	1,668	0.1	2,658	382	0.2
Others, net	(373)	*	1,649	0.1	4,044	579	0.3
(Loss)/income before income tax	59,881	5.2	67,899	4.8	(215,460)	(30,950)	(14.9)
Income tax (expense)/benefit	(19,539)	(1.7)	(14,454)	(1.0)	(9,608)	(1,380)	(0.7)
Net (loss)/income	40,342	3.5	53,445	3.8	(225,068)	(32,330)	(15.5)

*	Denotes percentages between (0.1%) and 0.1%.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Our total revenue increased by 1.7% from RMB1,424.2 million in 2018 to RMB1,447.9 million (US$208.0 million) in 2019. This increase was primarily due to (i) the growth of our online ELT business as the student enrollment increased from 44,586 in 2018 to 49,639 in 2019; and (ii) the gradual maturity and growth of our junior ELT business since we began to operate this business in April 2018 and subsequently acquired ABC Education Group, an English language training service provider, in June 2018, which resulted in student enrollment increasing from 8,746 in 2018 to 15,057 in 2019. This increase was partially offset by a decrease in revenue from our general adult ELT business mainly as a result of our effort to implement the new “Explore Curriculum” for our general adult ELT business, which resulted in a decrease in our delivery of course hours and segment revenue recognized as we focused on training our teaching staff and delivering such new courses in a small-class setting during the implementation stage.

For our general adult ELT, revenues decreased from RMB903.8 million in 2018 to RMB784.0 million (US$112.6 million) in 2019, primarily due to (i) a decrease in the course hours delivered and segment revenue recognized as a result of the implementation of the “Explore Curriculum” at our self-operated learning centers during the implementation period, which was completed in May 2019; and (ii) a decrease of student enrollment from 56,060 in 2018 to 49,974 in 2019, primarily as a result of (a) the negative industry-wide sentiment created by the winding down of one of Meten’s major competitors in 2019, which adversely affected the short-term demand for general adult ELT services; and (b) a reduction in student enrollment for the dedicated English language training boot camps as we strategically scaled down this business in 2019. Excluding the effect of gross billings and student enrollment under the English language training boot camps, which is a two-day add-on course we began to offer to both newly enrolled or existing students under the general adult ELT segment in 2017, the average course fee per student under our general adult ELT increased from RMB26,615 in 2018 to RMB27,633 in 2019.

For our overseas training services, revenues decreased from RMB223.6 million in 2018 to RMB203.7 million (US$29.3 million) in 2019, primarily due to our strategic adjustment to shift our focus from overseas training services to our other three main business segments. The average course fee per student decreased from approximately RMB29,709 in 2018 to RMB29,330 in 2019.

For our online ELT, revenues increased from RMB212.3 million in 2018 to RMB260.3 million (US$37.4 million) in 2019, primarily due to steady growth in our student enrollment from 44,586 in 2018 to 49,639 in 2019.

For our Junior ELT, revenues increased from RMB65.5 million in 2018 to RMB167.9 million (US$24.1 million) in 2019, mainly because this business started to mature since we began to operate it in April 2018 and acquired ABC Education Group in June 2018, which resulted in a substantial increase in student enrollment from 8,746 in 2018 to 15,057 in 2019.

Cost of Revenues

Our total cost of revenues increased by 20.3% from RMB628.0 million in 2018 to RMB755.4 million (US$108.5 million) in 2019. This increase was primarily due to (i) an increase in staff costs; and (ii) increases in property expenses, and depreciation and amortization costs, including rental, utilities, maintenance and depreciation and amortization costs for our learning centers for our general adult ELT, overseas training services and junior ELT, as a result of the expansion of our learning center network.

For our general adult ELT, cost of revenues increased from RMB336.8 million in 2018 to RMB361.5 million (US$51.9 million) in 2019, primarily due to increases in staff costs. Staff costs increased from RMB186.7 million in 2018 to RMB203.4 million (US$29.2 million) in 2019, primarily due to increased mandatory training hours consumed by our teaching staff in connection with the implementation of the new “Explore Curriculum” for our general adult ELT business during the implementation period, which was completed in May 2019.

For our overseas training services, cost of revenues decreased from RMB119.9 million in 2018 to RMB117.3 million (US$16.9 million) in 2019, primarily due to decreases in staff costs. The staff costs decreased from RMB74.1 million in 2018 to RMB63.4 million (US$9.1 million) in 2019, which was in line with the decrease in segment revenue as a result of our strategic adjustment to shift our focus from the overseas training services to our other three main business segments.

For our online ELT, cost of revenues increased from RMB115.2 million in 2018 to RMB155.6 million (US$22.4 million) in 2019, primarily reflecting increases in staff costs. Staff costs increased from RMB107.4 million in 2018 to RMB145.8 million (US$20.9 million) in 2018, primarily as a result of the increased delivery of course hours.

For our junior ELT, cost of revenues increased from RMB41.8 million in 2018 to RMB106.9 million (US$15.3 million) in 2019, mainly because we experienced steady growth after we started to operate this business in April 2018 and acquired ABC Education Group in June 2018, which resulted in the increases in staff costs and property expenses, depreciation and amortization.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit decreased by 13.0%, from RMB796.2 million in 2018 to RMB692.5 million (US$99.5 million) in 2019. Our gross profit margin decreased from 55.9% in 2018 to 47.8% in 2019 primarily due to that (i) we implemented the new “Explore Curriculum” for our general adult ELT business across a majority of our self-operated learning center network during the first five months of 2019, which resulted in a decrease in our delivery of course hours and segment revenue recognized as we focused on training our teaching staff and delivering such new courses in a small-class setting during the initial implementation stage, whereas the cost of revenue for our general adult English increased by 7.3% in 2019 compared to 2018; and (ii) we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products, and because we introduced online ELT courses for juniors, which were primarily conducted in one-to-one format and had lower gross profit margin compared to larger classes.

The gross profit margin for our general adult English decreased from 62.7% in 2018 compared to 53.9% in 2019 because of the implementation of the new “Explore Curriculum.” The gross profit margin for our online ELT decreased from 45.8% in 2018 to 40.2% in 2019, primarily because we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products, and because we introduced online ELT courses to juniors that were delivered mainly in one-to-one setting, which had lower gross profit margin compared to larger classes. The gross profit margin for our overseas training services decreased from 46.4% in 2018 to 42.4% in 2019 due to (i) additional costs incurred in connection with our short-term study abroad program that commenced in late 2018, which had a relatively lower profit margin as compared with our other overseas training services; and (ii) a decrease in student enrollment for international test preparation as we were in the process of developing new courses for international test preparation for secondary school students, which reduced the revenue recognized. The gross profit margin for our junior ELT increased from 36.2% in 2018 to 36.4% in 2019 primarily due to the acquisition of ABC Education Group in June 2018 and the maturity and growth of the junior ELT business under the “Meten” brand in 2019, which enabled us to experience economy of scale, as compared to 2018 when we had just begun to operate this business and did not have sufficient number of students enrolled, which resulted in higher cost of revenue per student.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 3.0% from RMB425.2 million in 2018 to RMB438.0 million (US$62.9 million) in 2019, primarily due to an increase in the staff costs from RMB259.2 million in 2018 to RMB271.7 million (US$39.0 million) in 2019.

General and Administrative Expenses

Our general and administrative expenses increased by 53.4% from RMB293.2 million in 2018 to RMB449.9 million (US$64.6 million) in 2019. This increase was primarily due to (i) the increased staff cost, rental and other expenses for our offices in connection with our business expansion; (ii) an increase in professional consulting service expenses in connection with the attempted initial public offering in 2019; and (iii) share-based compensation expenses.

Research and Development Expenses

Our research and development expenses increased by 23.3% from RMB26.2 million in 2018 to RMB32.3 million (US$4.6 million) in 2019. This increase was primarily due to the increase in the investment in research and development activities of our online ELT business.

Interest Income

Our interest income increased by 33.3% from RMB1.2 million in 2018 to RMB1.6 million (US$235,000) in 2019 mainly because we received a larger amount of interest income from our cash deposit in 2019.

Interest Expenses

Our interest expenses increased significantly from RMB8,000 in 2018 to RMB2.5 million (US$352,000) in 2019. This increase was primarily because we borrowed additional bank loans in 2019 and incurred related interest expenses.

Foreign Exchange Gain/(Loss), net

We had a net total of RMB21,000 foreign exchange gain in 2018, as compared to a net total of RMB19,000 (US$3,000) foreign exchange loss in 2019.

Gains on Disposal of Subsidiaries

Our gains on disposal of subsidiaries increased from nil in 2018 to RMB583,000 (US$84,000) in 2019. This increase was primarily due to our disposal of three subsidiaries in 2019.

Gains on Available-for-sale Investments

Our gains on available-for-sale investments decreased from RMB3.9 million in 2018 to nil in 2019. We invested in short-term structured bank deposits and short-term PRC government bonds in 2018 but did not make such investment in the same period in 2019.

Government Grants

We had a total of RMB7.8 million government grants in 2018, as compared to RMB5.8 million (US$829,000) in 2019. Such government grants were non-recurring in nature and could fluctuate.

Equity in Income/(loss) on Equity Method Investments

Our gain on equity method investments increased from RMB1.7 million in 2018 to RMB2.7 million (US$382,000) in 2019. This increase was primarily as a result of two of the education service companies we invested in, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., becoming profitable after the initial ramp-up period. As of December 31, 2019, we held 10.88% and 20% equity interest in common shares or in-substance common shares of these two companies, respectively.

Others, Net

Our net income from others increased from a gain of RMB1.6 million in 2018 to a gain of RMB4.0 million (US$579,000) in 2019. This increase was primarily because we recognized income from the deposits we received from certain prospective students who eventually did not enter into any contracts with us.

Income/(Loss) Before Income Tax

As a result of the foregoing, we had income before income tax of RMB67.9 million in 2018, as compared to a loss before income tax of RMB215.5 million (US$31.0 million) in 2019.

Income Tax Expense/Benefit

We had income tax expense of RMB14.5 million in 2018, as compared to income tax expense of RMB9.6 million (US$1.4 million) in 2019.

Net Income/(Loss)

As a result of the foregoing, we had net income of RMB53.4 million in 2018, as compared to a net loss of RMB225.1 million (US32.3 million) in 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues

Our total revenue increased by 23.9% from RMB1,149.7 million in 2017 to RMB1,424.2 million in 2018. This increase was primarily due to the increases in our student enrollment and the number of learning centers, in particular the number of our learning centers that have operated more than one year for our offline ELT businesses (including our general adult ELT and overseas training services). We estimate that our newly opened learning centers generally require more than one year of operation to reach the expected break-even point, which is the first point in time when revenues generated by such newly opened learning centers equal their cost of revenues and other operating expenses, and such learning centers become more mature in their business operations after the initial ramp-up period, which would usually result in more student enrollment and gross billings. We opened nine and eight new learning centers in 2017 and 2018, respectively. In addition, within our offline network, the number of learning centers that we have operated for more than one year increased from 85 in 2017 (including 15 learning centers that were newly opened in 2016 and have been operating for more than one year as of the end of 2017) to 89 in 2018 (including nine learning centers that were newly opened in 2017 and have been operating for more than one year as of the end of 2018). In addition, revenues from newly acquired 21 self-operated and four franchised learning centers under the “ABC” brand were RMB60.3 million in 2018, which contributed approximately 4.2% to our total revenues in 2018. We only consolidated six months of the revenues of ABC Education Group because the acquisition was completed in June 2018.

For our general adult ELT, revenues increased from RMB785.5 million in 2017 to RMB903.8 million in 2018, primarily due to (i) an increase in the number of learning centers that we have operated for more than one year; and (ii) the steady growth in our student enrollment from 49,784 as of December 31, 2017 to 56,060 as of December 31, 2018; partially offset by a decrease in the average course fee per student from approximately RMB22,147 in 2017 to RMB18,112 in 2018, which is calculated by dividing the course fees received (excluding any refund) for our general adult ELT business by the number of student enrollments of the same segment. However, excluding the effect of gross billings and student enrollment under the English language training boot camps, the average course fee per student under our general adult ELT increased from RMB25,779 in 2017 to RMB26,615 in 2018.

For our overseas training services, revenues decreased from RMB228.3 million in 2017 to RMB223.6 million in 2018, primarily because of a decrease in the average course fee per student from approximately RMB32,738 to RMB29,709.

For our online ELT, revenues increased from RMB121.2 million in 2017 to RMB212.3 million in 2018, primarily due to steady growth in our student enrollment from 24,299 as of December 31, 2017 to 44,586 as of December 31, 2018.

For our Junior ELT, revenues increased from nil in 2017 to RMB65.5 million in 2018, mainly because we started to operate this business in April 2018 and acquired ABC Education Group, an English language training service provider, in June 2018.

Cost of Revenues

Our total cost of revenues increased by 34.2% from RMB468.0 million in 2017 to RMB628.0 million in 2018. This increase was primarily due to (i) an increase in staff costs; and (ii) increases in property expenses, and depreciation and amortization costs, including rental, utilities, maintenance and depreciation and amortization costs for our learning centers for our general adult ELT, overseas training services and junior ELT, as a result of the expansion of our learning center network.

For our general adult ELT, cost of revenues increased from RMB291.5 million in 2017 to RMB336.8 million in 2018, primarily due to increases in staff costs, property expenses and depreciation and amortization costs. The staff costs increased from RMB166.6 million in 2017 to RMB186.7 million in 2018, primarily as a result of increased delivery of course hours in 2018 by our teaching staff caused by increased student enrollment. The property expenses, and depreciation and amortization costs for our general adult ELT increased from RMB108.6 million in 2017 to RMB123.8 million in 2018 as we established eight new learning centers in 2018 and incurred additional rental costs of our existing learning centers.

For our overseas training services, cost of revenues increased from RMB111.7 million in 2017 to RMB119.9 million in 2018, primarily due to increases in property expenses, and depreciation and amortization costs, and others. The property expenses, and depreciation and amortization costs increased from RMB30.4 million in 2017 to RMB33.4 million in 2018, mainly due to an increase in the number of our learning centers, which was in line with our expansion strategy, and an increase in rental costs of existing learning centers. Others increased from RMB4.9 million in 2017 to RMB12.4 million in 2018, mainly due to an increase in the costs relating to our recently established short-term study-abroad program, including airfares and other travel-related expenses, among other things.

For our online ELT, cost of revenues increased from RMB51.4 million in 2017 to RMB115.2 million in 2018, primarily reflecting increases in staff costs. The staff costs increased from RMB46.6 million in 2017 to RMB107.4 million in 2018, primarily as a result of an increase in the number of our online full-time teaching staff, from 102 as of December 31, 2017 to 174 as of December 31, 2018.

For our junior ELT, cost of revenues increased from nil in 2017 to RMB41.8 million in 2018, mainly because we started to operate this business in April 2018 and acquired ABC Education Group, an English language training service provider, in June 2018.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit increased by 16.8%, from RMB681.8 million in 2017 to RMB796.2 million in 2018. Our gross profit margin decreased from 59.3% in 2017 to 55.9% in 2018 primarily due to the commencement of the operations of our new junior ELT business, which had lower gross profit margin compared to that of our general adult ELT, and the commencement of the operations of the short-term study-abroad program, which had a lower gross profit as compared with other overseas training services we offered.

The gross profit margin for our general adult English remained relatively stable at 62.7% in 2018 compared to 62.9% in 2017. The gross profit margin for our online ELT decreased from 57.6% in 2017 to 45.8% in 2018, primarily due to increased staff cost associated with an increase in the number of online full-time teaching staff resulting from the increased delivery of course hours in 2018 compared to 2017 caused by increased student enrollments, and we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products. The gross profit margin for our overseas training services decreased from 51.1% in 2017 to 46.4% in 2018 due to additional costs incurred in connection with our recently commenced short-term study-abroad program, which had a relatively lower profit margin as compared with our other overseas training services. The gross profit margin for our junior ELT was 36.2% in 2018, mainly due to our acquisition of ABC Education Group in June 2018.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 14.0% from RMB373.1 million in 2017 to RMB425.2 million in 2018, primarily due to (i) an increase in marketing personnel expenses from RMB221.5 million in 2017 to RMB259.2 million in 2018 because we hired additional marketing staff, which was in line with the expansion of our business; and (ii) an increase in the online marketing expenses from RMB87.7 million in 2017 to RMB92.9 million in 2018 primarily relating to our engagement with third-party online platforms to advertise our offline ELT business in connection with our offline-online synergetic business model.

General and Administrative Expenses

Our general and administrative expenses increased by 23.5% from RMB237.5 million in 2017 to RMB293.2 million in 2018. This increase was primarily due to the increased staff cost, rental, utility and other expenses for our offices in connection with our business expansion and we incurred additional expenses relating to the attempted initial public offering in 2018.

Research and Development Expenses

Our research and development expenses increased by 23.6% from RMB21.2 million in 2017 to RMB26.2 million in 2018. This increase was a result of the introduction of new courses and service offerings and the development of our IT systems, and an increase in the staff costs in connection with our research and development efforts.

Interest Income

Our interest income decreased by 70.7% from RMB4.1 million in 2017 to RMB1.2 million in 2018 mainly because we previously had an entrusted loan arrangement in place with certain financial institution, which we terminated in February 2017, in order to facilitate installment payments of our course fees for our students, and the service fee of which was generally recorded as our interest income. We disposed all of the related assets in connection with such entrusted loan arrangement as of December 31, 2017.

Interest Expenses

Our interest expenses remained relatively stable at RMB8,000 in 2018 compared to RMB9,000 in 2017.

Foreign Exchange Gain/(Loss), Net

We had a net total of RMB21,000 foreign exchange gain in 2018, as compared to a net total of RMB184,000 foreign exchange loss in 2017. The increase was mainly because we held a certain amount of foreign currency to facilitate payments to foreign teachers we employed, which resulted in foreign exchange gain due to the fluctuation of the foreign exchange rates in 2018.

Gains on Available-for-sale Investments

Our gains on available-for-sale investments increased by 56.0% from RMB2.5 million in 2017 to RMB3.9 million in 2018. We primarily invested in short-term structured bank deposits and short-term PRC government bonds. This increase was mainly due to the redemption of certain of our short-term investments in 2018 and an increase in the interest rates that were applicable to our investment.

Government Grants

We had a total of RMB4.0 million government grants in 2017 as compared to RMB7.8 million (US$1.1 million) in 2018. Such government grants were non-recurring in nature and could fluctuate.

Equity in income/(loss) on Equity Method Investments

We had a total of RMB150,000 loss on equity method investments in 2017, as compared to a total of RMB1.7 million gain on equity method investments in 2018. This increase was primarily as a result of two of the education service companies we invested in, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., becoming profitable after the initial ramp-up period. As of December 31, 2018, we held 10.88% and 20% equity interest in common shares or in-substance common shares of these two companies, respectively.

Others, Net

Our net income/loss from others increased from a loss of RMB373,000 in 2017 to a gain of RMB1.6 million in 2018. This increase was primarily due to the increase in miscellaneous fees we charged our students based on certain services or products we provided, including visa application services and study materials.

Income Before Income Tax

As a result of the foregoing, we had income before income tax of RMB67.9 million in 2018, as compared to RMB59.9 million in 2017.

Income Tax Expense

Our income tax expense decreased from RMB19.5 million in 2017 to RMB14.5 million in 2018, primarily because we received a new tax incentive in 2018 that allowed us to enjoy a lower corporate income tax rate, and we recognized deferred tax assets from the previous fiscal years.

Net Income

As a result of the foregoing, we had net income of RMB53.4 million in 2018, compared to RMB40.3 million in 2017.

Non-GAAP Financial Measures

To supplement Meten’s consolidated financial statements which are presented in accordance with U.S. GAAP, Meten also uses adjusted net income and adjusted EBITDA as additional non-GAAP financial measures. Meten presents these non-GAAP financial measures because they are used by its management to evaluate its operating performance. Meten also believes that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its consolidated results of operations in the same manner as its management and in comparing financial results across accounting periods and to those of its peer companies.

Adjusted net income and adjusted EBITDA should not be considered in isolation or construed as alternatives to net income/(loss) or any other measure of performance or as indicators of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted net income and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

Adjusted net income represents net income/(loss) before share-based compensation and offering expenses. The table below sets forth a reconciliation of our adjusted net income for the periods indicated:

	For the Year Ended December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(27,147)	40,342	53,445	(225,068)	(32,330)
Add:
Share-based compensation expenses	6,557	7,886	7,648	96,661	13,884
Offering expenses	—	—	14,766	28,123	4,040
Adjusted net (loss)/income	(20,590)	48,228	75,859	(100,284)	(14,406)

In addition, adjusted EBITDA represents the net income/(loss) before interest expenses, income tax expenses, depreciation and amortization, and excluding share-based compensation expenses and offering expenses. The table below sets forth a reconciliation of our adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2016	2017	2018	2019
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(27,147)	40,342	53,445	(225,068)	(32,330)
Subtract:
Net interest income/(loss)	1,809	4,094	1,142	(820)	(117)
Add:
Income tax expense/(benefit)	7,869	19,539	14,454	9,608	1,380
Depreciation and amortization	31,659	36,768	54,944	58,453	8,396
EBITDA	10,572	92,555	121,701	(156,187)	(22,437)
Add:
Share-based compensation expenses	6,557	7,886	7,648	96,661	13,884
Offering expenses	—	—	14,766	28,123	4,040
Adjusted EBITDA	17,129	100,441	144,115	(31,403)	(4,513)

Liquidity and Capital Resources

Cash Flows and Working Capital

Our principal sources of liquidity have been from cash generated from operating activities. As of December 31, 2017, 2018 and 2019, we had RMB321.8 million, RMB174.7 million and RMB140.1 million (US$20.1 million), respectively, in cash and cash equivalents. Cash and cash equivalents consist of cash on hand placed with banks or other financial institutions and highly liquid investment which are unrestricted as to withdrawal and use and have original maturities of three months or less when purchased. Our cash and cash equivalents are primarily denominated in Renminbi.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, and funds raised from financing activities, including the net proceeds we received from the Transactions. As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries through loans or capital contributions, subject to applicable regulatory approvals. We cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Our Corporate Structure — The PRC regulation of loans and direct investments in PRC subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using working capital to make loan or additional capital contributions to our PRC subsidiaries, our affiliated entities, which could harm our liquidity and our ability to fund and expand our business.” We believe that our current available cash and cash equivalents will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next twelve months.

However, we may require additional cash resources due to the changing business conditions or other future developments, including any investment or acquisition we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to sell equity or equity-linked securities, sell debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities would result in additional dilution to our shareholders. The incurrence of indebtedness and issuance of debt securities would result in debt service obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders.

As a holding company with no material operations of our own, we are a corporation separate and apart from our subsidiaries and our VIE and its subsidiaries and, therefore, must provide for our own liquidity. We conduct our operations in China primarily through our affiliated entities. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries, our VIE and its subsidiaries and learning centers. If our PRC subsidiaries or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations.

Under the applicable PRC laws and regulations, our PRC subsidiaries and learning centers are each required to set aside a portion of its after tax profits each year to fund certain statutory reserves, and funds from such reserves may not be distributed to us as cash dividends except in the event of liquidation of such subsidiaries. These statutory limitations affect, and future covenant debt limitations might affect, our PRC subsidiaries’ ability to pay dividends to us. We currently believe that such limitations will not impact our ability to meet our ongoing short-term cash obligations although we cannot assure you that such limitations will not affect our ability to meet our short-term cash obligations and to distribute dividends to our shareholders in the future.

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,
	2017	2018	2019
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash flow Data:
Net cash flow generated from/(used in) operating activities	259,708	78,535	(21,571)	(3,099)
Net cash used in investing activities	(128,629)	(74,793)	(89,159)	(12,806)
Net cash generated from/(used in) financing activities	6,021	(142,633)	72,995	10,485
Net increase/(decrease) in cash and cash equivalents and restricted cash	137,100	(138,891)	(37,735)	(5,420)
Cash and cash equivalents and restricted cash at the beginning of year	191,257	328,357	189,466	27,215
Cash and cash equivalents and restricted cash at the end of year	328,357	189,466	151,731	21,795

Operating Activities

Net cash generated from operating activities amounted to RMB259.7 million for the year ended December 31, 2017. The difference between our net income of RMB40.3 million and the net cash generated from operating activities was due to (i) an increase in financial liabilities from contracts with customers of RMB100.2 million; (ii) an increase in deferred revenue of RMB59.3 million; and (iii) depreciation and amortization of RMB36.8 million, partially offset by an increase in other contract costs of RMB10.1 million. Increases in financial liabilities from contracts with customers and deferred revenue for the year ended December 31, 2017 were primarily due to an increased number of student enrollments and increased number of newly opened self-operated learning centers as our business continued to expand in 2017. Increase in contract costs for the year ended December 31, 2017 was primarily a result of an increase in the total gross billings generated in connection with our business expansion.

Net cash generated from operating activities amounted to RMB78.5 million for the year ended December 31, 2018. The difference between our net income of RMB53.4 million and the net cash generated from operating activities was due to (i) depreciation and amortization of RMB54.9 million; and (ii) a decrease in prepayments and other current assets of RMB34.7 million, partially offset by a decrease in deferred revenue of RMB49.4 million. Prepayments and other current assets decreased for the year ended December 31, 2018 was mainly because of the increase in our prepaid investment and certain loan to a non-related company. The decrease in deferred revenue for the year ended December 31, 2018 was primarily a result of the reduction in the increase of gross billings due to slower increase in student enrollment in our general adult ELT services in 2018, whereas we continue to recognize revenue proportionately as the course hours were consumed for the main general adult ELT courses or on a straight line basis over the entire main general adult ELT course period for supplementary general adult ELT courses, in accordance with our revenue recognition policy.

Net cash flow used in operating activities amounted to RMB21.6 million (US$3.1 million) for the year ended December 31, 2019. The difference between our net loss of RMB225.1 million (US$32.3 million) and the net cash used in operating activities was primarily due to (i) depreciation and amortization of RMB58.5 million (US$8.4 million); (ii) amortization of operating lease right-of-use assets of RMB134.8 million (US$19.4 million); (iii) share-based compensation expenses of RMB96.7 million (US$13.9 million); and (iv) an increase in financial liabilities from contracts with customers of RMB66.9 million (US$9.6 million), partially offset by (i) a decrease in operating lease liabilities of RMB121.3 million (US$17.4 million); (ii) an increase in accounts receivable of RMB42.2 million (US$6.1 million); and (iii) a decrease in deferred revenue of RMB35.3 million (US$5.1 million). Operating lease liabilities decreased mainly due to an increase of payments for leased assets. Our accounts receivable relates to the franchise fees to be received from our franchised learning centers, which increased for the year ended December 31, 2019 because we usually settle these franchise fees with our franchised learning centers at year end. The decrease in deferred revenue for the year ended December 31, 2019 mainly as a result of the reduction in the increase of gross billings due to slower increase in student enrollment in our general adult ELT business in the year ended December 31, 2019, whereas we continue to recognize revenue proportionately as the course hours were consumed for the main general adult ELT courses or on a straight line basis over the entire main general adult ELT course period for supplementary general adult ELT courses, in accordance with our revenue recognition policy.

Investing Activities

Net cash used in investing activities amounted to RMB128.6 million in the year ended December 31, 2017. This was primarily attributable to (i) the purchase of short-term investments of RMB796.7 million as we purchased short-term wealth management products to obtain higher returns; (ii) the advances to related parties of RMB76.4 million, partially offset by the proceeds from the redemption of the short-term investments upon their maturity of RMB749.2 million and the repayment from related parties of RMB68.9 million; and (iii) the purchases of property and equipment of RMB75.9 million as we opened additional self-operated learning centers, which required new furniture and teaching equipment;

Net cash used in investing activities amounted to RMB74.8 million for the year ended December 31, 2018. This was primarily attributable to (i) the purchase of short-term investments of RMB511.0 million as we purchased short-term wealth management products to obtain higher returns; and (ii) the acquisition of subsidiaries of RMB88.0 million in connection with our acquisition of ABC Education Group in June 2018, partially offset by the proceeds from the redemption of the short-term investments upon their maturity of RMB565.0 million and the repayment from related parties of RMB97.7 million.

Net cash used in investing activities amounted to RMB89.2 million (US$12.8 million) for the year ended December 31, 2019, which was primarily attributable to (i) the advances to related parties of RMB45.0 million (US$6.5 million); (ii) the purchases of property and equipment of RMB86.5 million (US$12.4 million); and (iii) acquisition of subsidiaries of RMB38.6 million (US$5.5 million) in connection with our acquisitions of certain franchised learning centers in Yunan, Jiangsu and Anhui Provinces, partially offset by (i) our repayment of advances to related parties of RMB64.1 million (US$9.2 million); and (ii) our repayment of loan to a third party of RMB20.0 million (US$2.9 million).

Financing Activities

Net cash generated from financing activities amounted to RMB6.0 million for the year ended December 31, 2017, which was primarily attributable to advances from related parties of RMB22.8 million, partially offset by our repayment to related parties of RMB17.6 million.

Net cash used in financing activities amounted to RMB142.6 million for the year ended December 31, 2018, which was primarily attributable to (i) repayment of advances from related parties of RMB26.3 million; and (ii) and distribution in connection with our Reorganization of RMB148.3 million, partially offset by the advances from related parties of RMB37.1 million.

Net cash flow generated from financing activities amounted to RMB73.0 million (US$10.5 million) for the year ended December 31, 2019, which was primarily attributable to (i) the proceeds from bank loans of RMB107.0 million (US$15.4 million); and (ii) the proceeds of advances from related parties of RMB31.1 million (US$4.5 million), partially offset by our (i) repayment of advances from related parties of RMB50.3 million (US$7.2 million); and (ii) repayment of bank loans of RMB15.0 million (US$2.2 million).

Capital Expenditures

Our capital expenditures amounted to RMB75.9 million, RMB64.4 million and RMB86.5 million (US$12.4 million) in 2017, 2018 and 2019, respectively, for purchases of property and equipment and intangible assets, such as course materials and software, as we expanded existing and opened new self-operated learning centers. We will continue to make capital expenditures to meet the expected growth of our business and expect that cash generated from our operating activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our affiliated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries, which in turn depends on the service and license fees paid to Zhuhai Meten and Zhuhai Likeshuo. As we invest in and expand our PRC operations in the future, each of Meten BVI, Likeshuo BVI, Zhuhai Meten and Zhuhai Likeshuo will continue to rely on service and license fees from our affiliated entities and we will rely on dividends from Meten BVI and Likeshuo BVI, and Zhuhai Meten and Zhuhai Likeshuo for our cash needs. Furthermore, if our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Although we currently do not require any such dividends, loans or advances from our entities for working capital and other funding purposes, we may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders.

Our revenue contribution primarily comes from our affiliated entities. All of our operations are based in the PRC and our assets are primarily located in the PRC.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”) to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheets. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. We elected to recognize and measure leases existing at the beginning of the period of adoption through a cumulative–effect adjustment using a modified retrospective approach, with certain practical expedients available. We adopted the standard as of January 1, 2019 and applied the modified retrospective approach on this date by recording a cumulative-effect adjustment. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard.

The following table summarizes the effect on the consolidated balance sheet as a result of adopting ASC 842.

	December 31, 2018 As previously reported	Effect of the Adoption of ASC 842	January 1, 2019 As adjusted
Current portions:
Prepayment and other current assets	104,761	(10,612)	94,149
Current operating lease liabilities	—	99,706	99,706
Non-current portions:
Operating lease right-of-use assets	—	397,490	397,490
Intangible assets, net	36,904	(6,305)	30,599
Operating lease liabilities	—	280,867	280,867

We have operating leases for learning centers, corporate offices, and office equipment. Our leases are for an initial one to 10 years’ term.

Short-term leases are leases having a term of twelve months or less. We recognize short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for Emerging Growth Company (“EGC”) for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In January 2017, the FASB issued guidance which simplifies the current two-step goodwill impairment test by eliminating Step two of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. This guidance is effective for EGC for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for the interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is currently evaluating the impact of the adoption of this guidance on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for the Group beginning after December 15, 2019 including interim periods within the year. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). ASU 2020-03 represents changes to clarify or improve the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. With regard to amendments related to Issue 1, Issue 2, Issue 4, and Issue 5, for public business entities, the amendments are effective upon issuance of this final Update, for all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early application is permitted. With regard to amendments related to Issue 6 and Issue 7, for entities that have not yet adopted the guidance in Update 2016-13, the effective dates and the transition requirements for these amendments are the same as the effective date and transition requirements in Update 2016-13, for entities that have adopted the guidance in Update 2016-13, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

Research and Development

We continually devote substantial resources to develop our curricula and course materials to ensure that our course offerings are attractive and up-to-date and address evolving market demands. For details of our intellectual property, please refer to “Business  —  Course Content Development.”

Intellectual Property

Our trademarks, copyrights, domain names, trade secrets and other intellectual property rights distinguish our program from those of our competitors and contribute to our competitive advantages in our target markets. For details of our intellectual property, please refer to “Business  —  Intellectual Property.”

Trend Information

Other than the impact of the COVID-19 outbreak as disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those as disclosed elsewhere in this prospectus, including “Risk Factors — Risks Related to Our Business and Industry — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments,” we are not aware of any trends, uncertainties, demands, commitments or events since the beginning of our fiscal year 2019 that are reasonably likely to have a material effect on our net revenues, income from operations, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

Off-balance Sheet Arrangements

We, in cooperation with several third-party financing institutions (the “Loan Institutions”), offer tuition installment payment option to our students. Under this arrangement, the Loan Institutions remit the tuition fee to us for the borrowing students to complete their purchases of the courses. The interest expenses of the installment are born by the borrowing students who are obligated to repay the loans in pre-agreed installments over a period of six months to 24 months to the Loan Institutions. According to one of the arrangements we had with the Loan Institutions, we are obligated to repay 50% of the overdue amounts to the Loan Institution for any default in repayment by the borrowing students. The maximum amount of undiscounted payments we would have to make in the event of borrower default is RMB13,463 and RMB199 as of December 31, 2018 and 2019, respectively. We consider the fair value of the guarantee not to be significant to our consolidated financial statements and do not recognize this as a liability based on the estimated fair value of the guarantee.

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2019:

	Payment Due by Period
(In thousands of RMB)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations(1)	545,440	182,459	235,648	105,956	21,377
Purchase obligations(2)	16,717	16,250	467	-	-
Total	562,157	198,709	236,115	105,956	21,377

(1)	Represents our non-cancelable leases for our offices, learning centers and service centers. See note 15 to Meten’s consolidated financial statements included elsewhere in this prospectus.

(2)	Represents leasehold improvement obligations in connection with renovations of the leased facilities and purchase of property and equipment.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

As our principal activities are carried out in the PRC, our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the PBOC or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC that are determined largely by supply and demand. In July 2005, the PRC government changed its decades-old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between RMB and the U.S. dollar remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future. The management does not expect that there will be any significant currency risk for us during the reporting periods.

Credit and Concentration Risk

Our credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

We expect that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where we are located. We believe that it is not exposed to unusual risks as these financial institutions have high credit quality. We have no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned either from franchisees or from students under the installment payment arrangement. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

The credit risk exposure resulted from guarantee provided for customers under the installment payment arrangement are disclosed in note 22(b) to Meten’s audited consolidated financial statements included elsewhere in this prospectus.

Concentration of Revenues

No single customer represented 10% or more of our revenues for the years ended December 31, 2017, 2018 and 2019.

Concentration of Accounts Receivable

We have not experienced any significant recoverability issue with respect to its accounts receivable. We conduct credit evaluations on our franchisees and students under the installment payment arrangements and generally does not require collateral or other security from such franchisees and customers.

The following table summarized parties with greater than 10% of the accounts receivable:

	December 31,
	2017	2018	2019
	%	%	%
Receivables from Franchisee A	21	*	13
Receivables from Franchisee B	—	65	15
Receivables from Franchisee C	—	15	*
Receivables from Franchisee D	—	*	11
Receivables from Franchisee E	—	—	11

____________

*	Less than 10%.

Safe Harbor

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the Private Securities Litigation Reform Act of 1995. See “Forward-Looking Statements” included elsewhere in this prospectus.

RECENT DEVELOPMENTS

On December 12, 2019, we entered into the Merger Agreement with EdtechX, EdtechX Merger Sub, Meten Merger Sub and Meten. On March 30, 2020, the parties to the Merger Agreement consummated the Mergers. After the consummation of the Mergers, Meten became a wholly owned subsidiary of the Company. The Mergers were accounted for as a reverse recapitalization. Under this method of accounting, both the Company and EdtechX were treated as the “acquired” companies for financial reporting purposes. Accordingly, for accounting purposes, the Mergers were accounted for as the equivalent of Meten issuing stock for the net assets of EdtechX and the Company, accompanied by a recapitalization. The results of operations for the three months ended March 31, 2019 and 2020 were the historical financial statements of Meten.

The following table sets forth our unaudited condensed consolidated statements of operations for the three months ended March 31, 2019 and 2020. This financial information has been prepared by, and is the responsibility of, our management. This unaudited condensed financial information is subject to revision, and it is possible that normal annual adjustments will be made after our annual year-end financial statements are available. We cannot assure you that our results for the three months ended March 31, 2020 will be indicative of our financial results for the full year ending December 31, 2020 or for any future period.

The temporary suspension of our offline learning centers due to the COVID-19 pandemic has had a material adverse effect on our business, financial condition and results of operations.  We had recognized an aggregate RMB14.7 million of impairment losses for the three months ended March 31, 2020 and expect to recognize additional impairment in the second quarter of 2020. Our management will continue to assess the financial impact, including potential impairment of the Company's tangible and intangible assets. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included elsewhere in this prospectus for information regarding trends and other factors that may affect our results of operations.

	Three Months Ended March 31,
	2019	2020
	RMB’000	RMB’000
Revenues	314,803	181,581
Cost of revenues	(172,772)	(145,048)
Gross profit	142,031	36,533

Operating expenses:
Selling and marketing expenses	(108,608)	(68,604)
General and administrative expenses	(81,626)	(65,024)
Research and development expenses	(5,867)	(7,006)
Income/(loss) from operations	(54,070)	(104,101)

Other income/(expenses):
Interest income	178	133
Interest expenses	(351)	(1,065)
Foreign currency exchange gain/(loss), net	(3)	(208)
Gains on disposal of subsidiaries	—	—
Gains on available-for-sale investments	—	—
Government grants	1,659	2,426
Equity in (loss)/income on equity method investments	2,553	(1,243)
Others, net	(63)	(215)
Loss before income tax	(50,097)	(104,273)
Income tax benefit	7,936	2,550
Net loss	(42,161)	(101,723)
Less: Net income/(loss) attributable to non-controlling interests	(1,006)	1,411
Net loss attributable to shareholders of the Company	(41,155)	(103,134)
Less: Accretion of Redeemable Owners’ Investment	—	—
Net loss available to shareholders of the Company	(41,155)	(103,134)
Net loss	(41,155)	(103,134)

Other comprehensive income
Unrealized holding gains on available-for-sale investments, net of income tax	—	—
Less: Reclassification adjustment for gains on available-for-sale investments realized in net income, net of income tax	—	—
Comprehensive loss	(41,155)	(103,134)
Net loss per share
– Basic	(0.85)	(2.13)
– Diluted	(0.85)	(2.13)
Weighted average shares used in calculating net income/(loss) per share
– Basic	48,391,607	48,442,791
– Diluted	48,391,607	48,442,791

Adjustments:
Net loss	(41,155)	(103,134)
Add:
Share-based compensation expenses	1,944	1,613
Offering expenses	3,158	—
Adjusted net loss	(37,059)	(100,010)

Net loss	(41,155)	(103,134)
Subtract:
Net interest income/(loss)	(173)	(932)
Add:
Income tax expense/(benefit)	(7,936)	(2,550)
Depreciation and amortization	16,449	14,317
EBITDA	(33,475)	(89,024)
Add:
Share-based compensation expenses	1,944	1,613
Offering expenses	3,158	—
Adjusted EBITDA	(28,373)	(87,411)

Results of Operations

Revenues

For the three months ended March 31, 2020, we primarily offered general adult ELT, overseas training services, online ELT, junior ELT and other English language-related services. The table below sets forth a breakdown of our revenue for the periods indicated:

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
General adult ELT(1)	171,220	54.4	55,819	30.7
Overseas training services	46,703	14.8	22,290	12.3
Online ELT
For adults	39,496	12.5	56,628	31.2
For juniors	4,043	1.3	14,969	8.2
For international test preparation	8,267	2.7	5,415	3.0
Japanese	—	—	28	*
Subtotal	51,806	16.5	77,040	42.4
Junior ELT	39,432	12.5	23,512	13.0
Other English language-related services(2)	5,642	1.8	2,920	1.6
Total	314,803	100.0	181,581	100.0

*	Denotes percentages between (0.1%) and 0.1%.
(1)	Includes revenue from the sales of goods, such as educational materials and food and beverages sold at our self-operated learning centers.

(2)	Includes (i) franchise fees received from our franchised learning centers under the “Meten” brand; and (ii) revenue generated from our “Shuangge English” App.

 Revenue generated from general adult ELT was RMB171.2 million and RMB55.8 million, representing 54.4% and 30.7% of our total revenue for the three months ended March 31, 2019 and 2020, respectively. Revenue generated from overseas training services was RMB46.7 million and RMB22.3 million, representing 14.8% and 12.3% of our total revenue for the three months ended March 31, 2019 and 2020, respectively. Revenue generated from junior ELT was RMB39.4 million and RMB23.5 million, representing 12.5% and 12.9% of our total revenue in for the three months ended March 31, 2019 and 2020, respectively. With respect to our general adult ELT, overseas training services and junior ELT, we generally collect course/service fees upfront from our students or in installments. We have refund policies in place for these businesses, and will refund the relevant course/service fees partially or fully depending on when the request is made by the students in the applicable refund period. For our general adult ELT, overseas training services and junior ELT, we record the course/service fees initially as financial liabilities from contracts with customers, and then as deferred revenue depending on whether the course/service fees under the relevant contracts are refundable.

Revenue generated from our online ELT was RMB51.8 million and RMB77.0 million, representing 16.5% and 42.4% of our total revenue in for the three months ended March 31, 2019 and 2020, respectively. For the three months ended March 31, 2019 and 2020, revenue generated from online ELT for adults was RMB39.5 million and RMB56.6 million, respectively, representing 76.2% and 73.5%, respectively, of our revenue generated from the online ELT business. For the three months ended March 31, 2019 and 2020, revenue generated from online ELT for juniors was RMB4.0 million and RMB15.0 million, respectively, representing 7.8% and 19.4%, respectively, of our revenue generated from the online ELT business. Students of our online ELT services purchase prepaid study cards to enroll in the courses. We typically allow a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with delivering such courses/services online if a student requests a refund during the contract period. We record the proceeds collected from online ELT initially as financial liabilities from contracts with customers, and revenue is generally recognized proportionately as the course hours are delivered. For details of our pricing and refund policies, please see “— Pricing and Refund Policies.” In addition, for further details of our revenue recognition policies, please see “— Critical Accounting Policies — Revenue Recognition.”

We generate other revenue primarily from the franchised learning centers under the “Meten” brand through which our franchise partners are authorized to use our brand and are required to adopt our centralized management system. We receive an initial or renewal franchise fee when we enter into or renew a franchise agreement, and a one-time design consulting fee. During the term of the franchise, we charge each franchised learning center a recurring franchise fee based on an agreed percentage of its collected course and service fees and related individual course materials fees. Our other revenue also includes revenue generated from our self-developed “Shuangge English” App, which applies the cutting-edge voice evaluation technology to improve students’ listening, speaking and reading abilities. See “— Our Education Services — Other English Language-Related Services” for details.

Cost of Revenues

Our cost of revenues consists primarily of (i) staff costs, including teaching staff costs and, to a lesser extent, costs relating to research and curriculum development team; (ii) property expenses, including rental, utilities and maintenance expenses of our learning centers; (iii) depreciation and amortization, which represents the depreciation of real properties and equipment for learning centers, amortization of operating lease right-of-use assets and amortization of our training services related intangible assets; and (iv) others, which primarily include consulting fees, foreign teacher-related administrative expenses and teaching materials costs. Our cost of revenues accounted 54.9% and 79.9% of our revenues for the three months ended March 31, 2019 and 2020, respectively. The following table sets forth the components of cost of revenues both in absolute amount and as a percentage of our total cost of revenues for the periods indicated.

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Staff costs	110,948	64.6	93,459	64.4
Property expenses	40,980	23.9	38,998	26.9
Depreciation and amortization for learning centers	8,256	4.8	8,484	5.8
Others	12,588	6.7	4,107	2.9
Total	172,772	100.0	145,048	100.0

The following tables set forth a breakdown of our cost of revenues by major business segment for the periods indicated.

General adult ELT

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Staff costs	48,998	58.8	30,423	51.5
Property expenses, depreciation and amortization	28,436	34.2	26,457	44.8
Others	5,835	7.0	2,212	3.7
Total	83,269	100.0	59,092	100.0

Overseas training services

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Staff costs	15,545	58.1	9,073	42.2
Property expenses, depreciation and amortization	8,657	32.4	11,522	53.5
Others	2,534	9.5	922	4.3
Total	26,736	100.0	21,517	100.0

Online ELT

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Staff costs	33,851	95.0	43,754	98.4
Property expenses, depreciation and amortization	562	1.6	179	0.4
Others	1,235	3.4	552	1.2
Total	35,648	100.0	44,485	100.0

Junior ELT

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Staff costs	11,743	49.5	9,225	49.2
Property expenses, depreciation and amortization	11,581	48.7	9,324	49.7
Others	423	1.8	206	1.1
Total	23,747	100.0	18,755	100.0

 Gross Profit and Gross Profit Margin

The following table sets forth our gross profit and gross profit margin by major business segment for the periods indicated.

	For the Three Months Ended March 31,
	2019		2020
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
	RMB	%	RMB	%
	(in thousands, except percentages)
General adult ELT	87,951	51.4	(3,273)	(5.9)
Overseas training services	19,967	42.8	773	3.5
Online ELT	16,158	31.2	32,555	42.3
Junior ELT	15,685	39.8	4,757	20.2
Total	139,761	45.2	34,812	19.2

Operating Expenses

Our operating expenses consist of selling and marketing expenses, general and administrative expenses, as well as research and development expenses. The table below sets forth our operating expenses, both in absolute amount and as a percentage of our total operating expenses for the periods indicated.

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	%
	(in thousands, except for percentages)
Selling and marketing expenses	108,608	55.4	68,604	48.8
General and administrative expenses	81,626	41.6	65,024	46.2
Research and development expenses	5,867	3.0	7,006	5.0
Total	196,101	100.0	140,634	100.0

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

Revenues

Our total revenues amounted to RMB181.6 million for the three months ended March 31, 2020, which represents a 42.3% decrease from RMB314.8 million for the three months ended March 31, 2019. This decrease was largely driven by the temporary closures of our offline learning centers during the period in response to the COVID-19 pandemic.

As a result of continuous enhancements to our digital offering and the impact of the COVID-19 pandemic, revenues for our online ELT service increased by approximately 48.6% from RMB51.8 million for the three months ended March 31, 2019 to RMB77.0 million for the three months ended March 31, 2020. However, this increase only partially offset the negative impact of the offline learning center closures caused by the COVID-19 pandemic, which resulted in a substantial decrease of revenues for our general adult ELT business from RMB171.2 million for the three months ended March 31, 2019 to RMB55.8 million for the three months ended March 31, 2020.

For our overseas training services, revenues decreased from RMB46.7 million for the three months ended March 31, 2019 to RMB22.3 million for the three months ended March 31, 2020, primarily due to the COVID-19 pandemic. The average course fee per student decreased from approximately RMB30,313 in the first quarter of 2019 to RMB29,553 in the first quarter of 2020.

For our Junior ELT, revenues decreased from RMB39.4 million for the three months ended March 31, 2019 to RMB23.5 million for the three months ended March 31, 2020 due to the COVID-19 pandemic in the first quarter of 2020.

Cost of Revenues

Our cost of revenues decreased by 16.1% from RMB172.8 million for the three months ended March 31, 2019 to RMB145.0 million for the three months ended March 31, 2020, mainly due to the savings achieved in our selling and marketing and general and administrative expenses as part of the efforts to reduce operating expenses amidst the COVID-19 pandemic.

For our general adult ELT, cost of revenues decreased from RMB83.3 million for the three months ended March 31, 2019 to RMB59.1 million for the three months ended March 31, 2020, primarily due to the COVID-19 pandemic, which resulted in a significant decrease in staff costs caused temporary closures of our offline learning centers in China.

For our overseas training services, cost of revenues decreased from RMB26.7 million for the three months ended March 31, 2019 to RMB21.5 million for the three months ended March 31, 2020, primarily due to the COVID-19 pandemic, which resulted in a decrase in staff costs caused by the temporary closures of our offline learning centers in China. This decrease in cost of revenues was partially offset by an increase of property expenses, depreciation and amortization, primarily because we had to continue to maintain our offline learning centers even though they were temporarily closed due to the COVID-19 pandemic.

For our online ELT, cost of revenues increased from RMB35.6 million for the three months ended March 31, 2019 to RMB44.5 million for the three months ended March 31, 2020, primarily reflecting increases in staff costs. Staff costs increased from RMB33.9 million for the three months ended March 31, 2019 to RMB43.8 million for the three months ended March 31, 2020, primarily as a result of the increased delivery of course hours as we migrated offline learning to online learning in response to the COVID-19 pandemic. For our junior ELT, cost of revenues decreased from RMB23.7 million for the three months ended March 31, 2019 to RMB18.8 million for the three months ended March 31, 2020, mainly due to the COVID-19 pandemic that resulted in temporary closures of our offline learning centers.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit decreased by 74.3% from RMB142.0 million for the three months ended March 31, 2019 to RMB36.5 million for the three months ended March 31, 2020. Our gross profit margin declined to 20.1% for the three months ended March 31, 2020 from 45.1% for the three months ended March 31, 2019, primarily due to the negative impact of the COVID-19 pandemic, which resulted in temporary closure of our offline learning centers during the period.

The gross profit margin for our general adult English decreased from 51.4% for the three months ended March 31, 2019 compared to gross loss margin of 5.9% for the three months ended March 31, 2020, primarily because we had to close our offline learning centers in the PRC during the period due to the COVID-19 pandemic. The gross profit margin for our online ELT increased from 31.2% for the three months ended March 31, 2019 to 42.3% for the three months ended March 31, 2020, primarily because we continue to enhance our digital offerings and expanded online ELT business as we migrated offline learning to online learning in response to the COVID-19 pandemic. The gross profit margin for our overseas training services decreased from 42.8% for the three months ended March 31, 2019 to 3.5% for the three months ended March 31, 2020, and the gross profit margin for our junior ELT decreased from 39.8% for the three months ended March 31, 2019 to 20.2% for the three months ended March 31, 2020, primarily due to the COVID-19 outbreak that resulted in temporary closures of our offline learning centers.

Selling and Marketing Expenses

Selling and marketing expenses decreased by 36.8% from RMB108.6 million for the three months ended March 31, 2019 to RMB68.6 million for the three months ended March 31, 2020, primarily due to decreased marketing activities resulting from the temporary closures of our offline learning centers in response to the COVID-19 pandemic.

General and Administrative Expenses

General and administrative expenses decreased by 20.3% from RMB81.6 million for the three months ended March 31, 2019 to RMB65.0 million for the three months ended March 31, 2020, mainly due to the temporary closures of our offline learning centers during the quarter as a result of the COVID-19 pandemic, which resulted in a substantial decrease in administrative staff costs, which was partially offset by our recognition of an aggregate RMB14.7 million of impairment losses for the three months ended March 31, 2020.

Research and Development Expenses

Our research and development expenses increased by 18.6% year-on-year from RMB5.9 million for the three months ended March 31, 2019 to RMB7.0 million for the three months ended March 31, 2020. This increase was a result of higher investments in research and development activities of our online ELT business.

Interest Income

Our interest income decreased by 25.3% from RMB178,000 for the three months ended March 31, 2019 to RMB133,000 for the three months ended March 31, 2020, mainly due to the fluctuation of our bank deposits.

Interest Expenses

Our interest expenses increased significantly from RMB351,000 for the three months ended March 31, 2019 to RMB1.1 million for the three months ended March 31, 2020. This increase was primarily due to additional loans we borrowed in the first quarter of 2020 to fund our operations.

Foreign Exchange Gain/(Loss), net

We had a net total of RMB3,000 foreign exchange gain in the three months ended March 31, 2019, as compared to a net total of RMB208,000 foreign exchange loss in the three months ended March 31, 2020.

Government Grants

We had a total of RMB1.7 million government grants in the first quarter of 2019, as compared to RMB2.4 million in the first quarter of 2020. Such government grants were non-recurring in nature and could fluctuate.

Equity in Income/(loss) on Equity Method Investments

Our gain on equity method investments decreased from RMB2.6 million for the three months ended March 31, 2019 to RMB1.2 million for the three months ended March 31, 2020. This decrease was primarily as a result of two of the education service companies we invested in, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., having experienced a reduction in profits due to the COVID-19 pandemic.

Others, Net

Our net loss from others increased from a loss of RMB63,000 for the three months ended March 31, 2019 to a loss of RMB215,000 for the three months ended March 31, 2020, including the disposal losses of leasehold improvement of RMB6.4 million.

Income/(Loss) Before Income Tax

As a result of the foregoing, we had loss before income tax of RMB104.3 million for the three months ended March 31, 2020, as compared to a loss before income tax of RMB50.1 million for the three months ended March 31, 2019.

Income Tax Expense/Benefit

We had income tax expense of RMB2.6 million for the three months ended March 31, 2020, as compared to income tax expense of RMB7.9 million for the three months ended March 31, 2019.

Net Loss

As a result of the foregoing, we had a net loss of RMB101.7 million for the three months ended March 31, 2020, as compared to a net loss of RMB42.2 million for the three months ended 2019.

Cash Flow

Net cash flow used in operating activities amounted to RMB97.7 million for the three months ended March 31, 2020, as compared with RMB41.4 million for the three months ended March 31, 2019. This was a result of the negative impact of the COVID-19 pandemic on our operations during the first quarter of 2020.

Capital Expenditures

Capital expenditure for the three months ended March 31, 2020 was RMB3.6 million, which was primarily attributable to decoration costs of our learning centers.

Cash and Cash Equivalents

As at March 31, 2020, we had RMB152.2 million of cash and cash equivalents, compared with RMB140.1 million of cash and cash equivalents as of December 31, 2019.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Siguang Peng(3)	41	Chief Executive Officer, Director
Yupeng Guo(2)	42	Vice President, Director
Jishuang Zhao(2)(3)	44	Director
Yongchao Chen	41	Director
Wong Heung Ming, Henry	50	Chief Financial Officer
Yanli Chen(1)(2)	49	Independent Director
Zhiyi Xie(1)(3)	41	Independent Director
Ying Cheng(1)	46	Independent Director
Benjamin Vedrenne-Cloquet	42	Independent Director
Charles McIntyre	51	Independent Director

(1)	Member of the Audit Committee

(2)	Member of the Nominating and Corporate Governance Committee

(3)	Member of the Compensation Committee

Jishuang Zhao is a founder of Meten and has served as chairman of Meten’s board of directors since inception. Prior to starting Meten’s business in 2006, Mr. Zhao served as the vice president at Fujian King’s International ELT School, or King’s International, from 2004 to 2006. Mr. Zhao received his EMBA degree from China Europe International Business School in 2010 and his bachelor’s degree in trading economics from Changchun University of Science and Technology (formerly known as Changchun Institute of Optics and Fine Mechanics) in 2000.

Siguang Peng is a founder of Meten and has served as a director and chief executive officer of Meten since inception. Prior to starting Meten’s business in 2006, Mr. Peng served as director of teaching department and principal of Quanzhou School of King’s International from 2004 to 2006. Mr. Peng received his EMBA degree from China Europe International Business School in 2011 and his bachelor’s degree in international economics and trading from Changchun University of Science and Technology in 2000.

Yupeng Guo is a founder of Meten and has served as a director and vice president of Meten since inception. Prior to starting Meten’s business in 2006, Mr. Guo served as director of marketing department of Quanzhou School of King’s International from 2005 to 2006. Mr. Guo received his EMBA degree from China Europe International Business School in 2012, his master’s degree in business administration from Shanghai Jiaotong University in 2007 and his bachelor’s degree in trading and economics from Changchun University of Science and Technology in 2000.

Yongchao Chen has served as a director of Meten since April 2019. Mr. Chen joined Meten in May 2006. Prior to that, Mr. Chen served as a translator at Longwangang Group Shanghai Industrial Co., Ltd. from 2003 to 2005. Mr. Chen received his bachelor’s degree in accounting computerization from Changsha University of Science & Technology (formerly known as Changsha Communication College) in 2002.

Wong Heung Ming, Henry has served as the Company’s chief financial officer since July 2020. Mr. Wong has more than 27 years of experience in corporate finance, accounting, internal control and corporate governance in the PRC and Hong Kong. He is an independent non-executive director of two companies listed on the Main Board of The Stock Exchange of Hong Kong Limited, namely, Raffles Interior Limited (stock code: 1376) and Shifang Holding Limited (stock code: 1831). Mr. Wong served in a number of senior positions such as chief financial officer, vice president and internal audit director, for numerous multinational enterprises, including companies listed in the United States, Denmark, Japan, the PRC and Hong Kong that are engaged in fast-moving consumables, real estate, online lending, shopping mall operation and media industries. Prior to that, Mr. Wong spent more than 11 years in senior roles at two international accounting firms, Deloitte Touche Tohmatsu and PricewaterhouseCoopers. Mr. Wong graduated from The City University in Hong Kong in 1993 with a bachelor’s degree in accountancy and also obtained a master’s degree in electronic commerce from the Open University of Hong Kong in 2003. He is a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants as well as a certified internal auditor.

Yanli Chen has served as the managing partner of Cornerstone Asset Management Co., Ltd. since June 2008. Mr. Chen received his bachelor’s degree in auditing from Wuhan University in 1991, and his master’s degree in EMBA from China Europe International Business School in 2011.

Zhiyi Xie has been the general manager of Shenzhen Shenghongtao Technology Co., Ltd. since April 2017. Prior to that, Mr. Xie served as the general manager of Shenzhen Haiyue Huifu Investment Management Co., Ltd. from 2016 to 2017. He served as the deputy general manager of Shenzhen Yipu Rui Venture Capital Co., Ltd. from 2010 to 2015. Mr. Xie served as the investment director of Shenzhen Dingchuan Investment Co., Ltd. from 2008 to 2010. Between 2007 and 2008, Mr. Xie served as the assistant general manager at Shenzhen Jingrui Industrial Co., Ltd., prior to that he served as a manager of Shenzhen Jinhongxing Guarantee Investment Management Co., Ltd. from 2005 to 2007. He served as a risk control manager at Shenzhen Zhongrongxin Financing Guarantee Co., Ltd. and a lawyer at Hunan Hongye Tengfei Law Firm from 2003 to 2005 and 2001 to 2003, respectively. Mr. Xie obtained his bachelor’s degree in law from Xiangtan University in 2001. He received his Lawyer’s Qualification Certificate and Fund Qualification Certificate in 2000 and 2017, respectively.

Ying Cheng has been a partner of Beijing Trans Technology Co., Ltd. since 2016. Prior to that, Ms. Cheng served as the senior financial manager of the engine business unit of Cummins (China) Investment Co. Ltd from 2015 to 2016. She served as the financial director of Green Energy High-Tech Group Co., Ltd. between 2013 and 2014 and chief financial officer of China Haohan Group Co., Ltd. between 2012 and 2013. Ms. Cheng used to work with our group as a center director from 2011 to 2012. From 2004 to 2010, Ms. Cheng worked on different roles in relation to compliance and accounting in Shell China Exploration and Production Co., Ltd. She also served as the internal audit manager and the finance manager in Beijing Sifang Jibao Automation Co., Ltd. from 2002 to 2004, and before that she worked as the chief financial officer in Netchaching Inc. from 2000 to 2002. In addition, Ms. Cheng worked as a senior accountant at the assurance & business advisory service division of Arthur Andersen from 1996 to 2000. Ms. Cheng received her bachelor’s degree in economics in national economic management from Peking University in 1996, and her EMBA degree from China Europe International Business School in 2012.

Charles McIntyre is the Chief Executive Officer of IBIS Capital Limited, an investment and advisory firm that he co-founded in 2003. He has been responsible for leading the executive team and the overall strategy of the firm. Mr. McIntyre has over 25 years of experience of building businesses in a number of industry sectors including edtech, media and financial services. During the course of his career he has been a member of the boards of a range of entrepreneurial companies in the media and education sectors. Mr. McIntyre began his career with the investment banking arm of Apax Partners, one of the world’s leading independent private equity firms, where he helped build the company’s media franchise. In 1998, together with other senior management, he spun off the investment banking arm of Apax Partners. Over the next two years the business was built up into a pan-European investment bank operating with offices in 7 countries with 140 people before being sold for in excess of US$200m. In 2006, together with IBIS Capital and other partners, Mr. McIntyre formed a long/short global hedge fund focused on the media sector, which during his 6 year period as a partner generated returns of approximately 53% (note Mr. McIntyre was not one of the fund managers). In 2013, together with Mr. Vedrenne-Cloquet, Mr. McIntyre co-founded EdTech Global to build a conference and research business focused on the education technology and training, that now operates thought leadership events in Europe, Asia and Africa. Mr. McIntyre is involved in a number of other initiates including as a Governor of the National Institute of Economic and Social Research, which is a world renowned independent research institute based in the UK. He is Chairman of Learnlight, a technology focused provider of training to corporate customers across the globe. Mr. McIntyre is also Chairman of Immerse, a leading entrepreneurial company focused on the use of virtual reality. He is also a founder of the EdTech Global Foundation, which seeks to improve life outcomes through education. Mr. McIntyre holds an honors degree in Economics and Philosophy from the London School of Economics.

Benjamin Vedrenne-Cloquet has served as Operating Partner at IBIS Capital Limited since January 2013. In 2013, Mr. Vedrenne-Cloquet co-founded EdTech Global with Charles McIntyre. Mr. Vedrenne-Cloquet is also Chair of the London Edtech Week and Asia Edtech Week, serves as advisory board member for SXSW EDU, one of the largest conferences in Education in the U.S., and is a regular commentator in the international business press (such as Forbes, CNBC and Le Monde) on education technology matters. Mr. Vedrenne-Cloquet has over 17 years of operational, investment and advisory experience in the Media, Advertising and Education industries, with a particular focus on digital transition and international expansion situations. From 2008 to 2012, he served as EMEA Head of Corporate Development, Strategy and New Ventures for Turner International, the international TV division of Time Warner ((NYSE: TWX). While there, Mr. Vedrenne-Cloquet led the expansion of a portfolio of thematic TV channels (CNN, Cartoon Network, TNT), kids entertainment brands, consumer products and joint ventures spanning 25 countries. As Global Digital Lead for Turner International, he also led the expansion of the group’s portfolio of digital brands and new ventures across various content verticals (News, Kids, Sports, Lifestyle). Mr. Vedrenne-Cloquet previously held various senior executive positions including general management, business development, finance and strategy functions at publicly listed media and communication groups including Omnicon (NYSE: OMC), Modern Times Group (NASDAQ OMX: MTGA) and Lagardere (EPA: MMB), where he has been involved in turnaround and restructuring situations, as well as roll ups and international development in both large and small divisions. During his career, Mr. Vedrenne-Cloquet has been directly involved in the execution of many cross border transactions ranging from M&A, greenfield investments, divestments, strategic partnerships, joint ventures, minority investments and licensing deals. Mr. Vedrenne-Cloquet started his career in New York City to launch Planet Finance (now Positive Planet), a micro finance NGO, working directly with its founder. Mr. Jacques Attali, a former Special Advisor and counsellor to various French Republic Presidents. Mr. Vedrenne-Cloquet is a Trustee of the Board of CFBL, an international French Bilingual School in London where he is member of the Technology, Finance and Special Needs committees. In 2018, the school ranked 1st in a global competition for math attainment for ages 10 to 14. Mr. Vedrenne-Cloquet graduated summa cum laude from Babson College (USA), holds a master’s degree from ESCP Europe (France) and an executive education certificate from London Business School (UK).

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for our benefit, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and clients, received by us. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

Voting Agreement

On March 30, 2020, the Company, EdtechX, Meten and certain shareholders of Meten and stockholders of EdtechX entered into a voting agreement (“Voting Agreement”) pursuant to which they agreed to nominate nine members to our board of directors, including Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s chief executive officer and chairman of the board of directors of EdtechX, respectively, and Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, and Yongchao Chen, Yanli Chen, Zhiyi Xie, and Ying Cheng and to take all actions necessary to vote all our ordinary shares beneficially owned by them for the election of such persons until the third anniversary of the closing.

Compensation of Directors and Executive Officers

Overview

For the fiscal year ended December 31, 2019, we and our subsidiaries paid aggregate cash compensation of approximately RMB1.6 million (US$0.2 million) to our directors and executive officers as a group. For information regarding options granted to officers and directors, see “— Share Incentive Plans.” We do not pay or set aside any amounts for pensions, retirement or other benefits for officers and directors.

2019 Compensation

In 2019, the executive officers and other management of the Company had the opportunity to earn annual cash bonuses to compensate them for attaining short-term corporate and individual performance goals. The Chief Financial Officer had an annual target bonus for 2019 that is discretionary and is expressed as a percentage of his annual base salary, while the Chief Executive Officer is entitled to earn an annual cash bonus of RMB120,000 each year. Awards under the discretionary bonus plan for 2019 were generally based on financial metrics, including our gross billing, revenue and adjusted net profit, as well as on Chief Financial Officer’s individual contributions.

In 2019, we paid an aggregate cash compensation of approximately RMB1.6 (US$0.2 million) to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and consolidated VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes for our employees, directors and service providers: (i) the outstanding options granted under the 2018 Plan as of December 31, 2019 and (ii) the number of our ordinary shares to be received in the business combination, based on their number of our options held as of December 31, 2019:

Name	Our Ordinary Shares	Options Awarded	Exercise Price	Date of Grant	Date of Expiration
All non-executive employees as a group	821,607	821,607	0.1687	1/1/2013	1/1/2023
All non-executive employees as a group	143,078	143,078	0.1687	12/31/2013	12/31/2023
All non-executive employees as a group	180,443	180,443	0.1687	12/31/2014	12/31/2024
All non-executive employees as a group	220,541	220,541	0.1687	12/31/2015	12/31/2025
All non-executive employees as a group	252,437	252,437	0.1687	12/31/2016	12/31/2026
All non-executive employees as a group	303,472	303,472	0.1687	12/31/2017	12/31/2027
All non-executive employees as a group	259,272	259,272	0.1568	12/14/2019	12/14/2029
All non-executive employees as a group	306,320	306,320	0.0007	12/14/2019	12/14/2029
Mr. Yongchao Chen (Director)	306,320	306,320	0.0007	12/14/2019	12/14/2029
Mr. Ng Kwok Yin (former Chief Financial Officer)	257,211	257,211	0.0007	12/14/2019	12/14/2029
Total	3,050,701	3,050,701

Share Incentive Plans

2013 Plan

Shenzhen Meten adopted the 2013 Plan in January 2013. The purpose of the 2013 Plan is to enhance Shenzhen Meten’s ability to attract and retain highly qualified mid- to high-level management, consultants and other qualified persons, and to motivate such persons to serve us and to expend maximum effort to improve our business results and earnings, by providing such persons an opportunity to share equity interest in our future success.

2018 Plan

Meten adopted a new share incentive plan, or the 2018 Plan, to replace the 2013 Plan in December 2018. Meten rolled over the awards granted under the 2013 Plan with the same amount and terms in December 2018 to the Meten level, and as a result a total of 20,085,242 options were granted to the plan participants according to the awards under our 2013 Plan and the 2018 Plan as described below. Upon the adoption of the 2018 Plan, no additional awards were made under our 2013 Plan.

2020 Plan

In connection with the Mergers, we adopted a new incentive plan to replace the 2018 Plan. We rolled over awards granted under the 2013 Plan and 2018 Plan with the same amount and terms. As a result, options to purchase 3,050,701 of our ordinary shares were issued and outstanding on March 30, 2020. Additionally, the Company reserved for issuance pursuant to the plan one percent (1%) of the total issued and outstanding ordinary shares on the closing date (being 531,005 ordinary shares, and will reserve an additional 1% of then-outstanding shares each year for a period of four years following the first anniversary of the closing date of the Mergers.

The following paragraphs summarize the terms of the 2020 Plan:

Eligibility. Our qualified officers, directors, employees, consultants and other qualified persons are eligible to participate in the 2020 Plan.

Types of Awards. The 2020 Plan permits the awards of options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards.

Plan Administration. Our board of directors, or a committee designated by our board of directors, will administer the plan, unless otherwise determined by the board of directors.

Evidence of award. Awards can be evidenced by an agreement, certificate, resolution or other types of writing or an electronic medium approved by the board of directors or the compensation committee as the plan administrator that sets forth the terms and conditions of the awards granted.

Conditions of Award. The administrator shall determine the participants, types of awards, numbers of shares to be covered by awards, terms and conditions of each award, and provisions with respect to the vesting schedule, settlement, exercise, cancellation, forfeiture or suspension of awards.

Term of Award. The term of each award shall be fixed by the administrator and is stated in the award agreement between recipient of an award and us, provided that the term shall generally be no more than five years from the date of grant thereof.

Vesting Schedule. In general, the plan administration committee determines the vesting schedule, which is specified in the relevant award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator or for certain limited permitted transfers, no award and no right under any such award shall be assignable, alienable, saleable or transferable by the employee holder otherwise than by will or by the laws of descent and distribution.

Amendment, Suspension or Termination. The board of directors may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected recipient of an award with respect to any award agreement, the consent of the affected recipient of an award, if such action would materially and adversely affect the rights of such recipient under any outstanding award.

Board Practices

Our board of directors consists of nine directors, including five independent directors, namely, Yanli Chen, Zhiyi Xie, Ying Cheng, Benjamin Vedrenne-Cloquet and Charles McIntyre.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution or the unanimous written resolution of all shareholders. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Meetings and Committees of the Board of Directors

We have established three fully independent committees under the board of directors: the audit committee, the nominating and corporate governance committee and the compensation committee. We have adopted a charter for each of the three committees. The committee charters are available on our website at www.investor.metenedu-edtechx.com. Each committee’s members and functions are described below.

Audit Committee Information

We established an audit committee comprised of independent directors of the Company, namely, Mr. Yanli Chen, Mr. Zhiyi Xie and Ms. Ying Cheng. Each of the members of the audit committee is independent under the applicable exchange listing standards. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee at all times is composed exclusively of “independent directors,” as defined for audit committee members under the exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we were required to certify to the exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Ms. Ying Cheng serves as a financial expert on the Audit Committee.

Nominating and Corporate Governance Committee Information

We established a nominating and corporate governance committee of the board of directors comprised of Mr. Jishuang Zhao, Mr. Yupeng Guo and Mr. Zhiyi Xie. Each member of the nominating and corporate governance committee will be independent under the applicable listing standards. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Guidelines for Selecting Director Nominees

The nominating and corporate governance committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to our board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

Our board of directors established a compensation committee. The compensation committee initially consisted of Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yanli Chen. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Corporate Governance Differences

See Item 16G. “Corporate Governance” for a summary of the ways in which our corporate governance practices differ from those followed by domestic U.S. companies under the Nasdaq Stock Market Rules.

Employees

We had 5,491 full-time employees as of December 31, 2019, including the staff of ABC Education Group, which we acquired in June 2018. The following table sets forth the numbers of our full-time employees, categorized by function, as of December 31, 2019:

Function	Employees at Offline Learning Centers	Employees for Online Platform	Total Number of Employees (Offline and Online)
Teaching staff(1)	2,331	203	2,534
Management staff	130	3	133
Sales, marketing and customer services	1,755	167	1,922
Research and development(2)	119	64	183
General and administration	693	26	719
Total	5,028	463	5,491

(1)	Teaching staff includes the full-time teachers, study advisors and teaching service staff.

(2)	Includes personnel dedicated to products, course content and IT systems development.

As of December 31, 2019, we employed 575 part-time teachers for our offline ELT business. We also established a deep pool of approximately 26,000 teachers who have registered with our “Likeshuo” platform and are accessible by our students online, including approximately 11,000 foreign teachers.

We enter into employment contracts with our full-time employees. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees and commission-based compensation for our sales and marketing force.

As required by applicable laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds. We are required under the PRC law to make contributions to statutory employee benefit plans from time to time for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. See “Risk Factors — Risks Related to Our Business and Operations — Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.”

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes as of the date of this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership based on 53,292,842 of our ordinary shares outstanding as of July 10, 2020 based on information obtained from the persons named below, with respect to the beneficial ownership of our shares by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares;

●	each of our officers and directors; and

●	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percentage of outstanding ordinary shares
Directors and Executive Officers(1)
Benjamin Vedrenne-Cloquet	*		*
Charles McIntyre	*		*
Jishuang Zhao	13,930,636	(3)	26.14%
Siguang Peng	7,030,572	(4)	13.19%
Yupeng Guo	6,658,415	(5)	12.49%
Yongchao Chen	*	(6)	*
Yanli Chen	—		0
Zhiyi Xie	—		0
Ying Chen	—		0
Wong Heung Ming, Henry	—		0
All directors and executive officers post-Mergers as a group	28,333084		53.16%

Five Percent or Greater Shareholders
JZ Education Investment	13,930,636	(3)	26.14%
AP Education Investment	7,030,572	(4)	13.19%
RG Education Investment	6,658,414	(5)	12.49%
MLZ Investment Management Limited	4,535,122	(6)	8.51%
Entities affiliated with Daoge	5,450,364	(7)	10.23%

(1)	Pursuant to the Merger Agreement Messrs. Vedrenne-Cloquet and McIntyre will each be paid the following annual compensation for their board service through 2023: (i) US$120,000 in cash, and (ii) 20,000 ordinary shares of the Company. The first year’s installment of the foregoing board of director fees has been paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date. The ordinary shares issued to and to be issued to Messrs. Vedrenne-Cloquet and McIntyre pursuant to the Merger Agreement will be issued pursuant to the terms and conditions of our incentive equity plan, but will be unrestricted and fully vested and will not be subject to further approval of our board of directors or compensation committee thereof.

(2)	Unless otherwise indicated, the business address of each of the individuals is 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, The People’s Republic of China.

(3)	Represents 13,930,636 ordinary shares directly held by JZ Education Investment, a business company limited by shares incorporated in British Virgin Islands. JZ Education Investment is controlled by The Zhao Jishuang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee Services (BVI) Limited, or Conyers Trustee, as trustee. Mr. Jishuang Zhao is the settlor of The Zhao Jishuang Family Trust and Mr. Jishuang Zhao and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Jishuang Zhao has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by JZ Education Investment in the Company. The registered office of JZ Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(4)	Represents 7,030,572 ordinary shares directly held by AP Education Investment, a business company limited by shares incorporated in British Virgin Islands. AP Education Investment is controlled by The Peng Siguang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Siguang Peng is the settlor of The Peng Siguang Family Trust and Mr. Siguang Peng and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Siguang Peng has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by AP Education Investment in the Company. The registered office of AP Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(5)	Represents 1 ordinary share held by Mr. Yupeng Guo and 6,658,414 ordinary shares directly held by RG Education Investment, a business company limited by shares incorporated in British Virgin Islands. RG Education Investment is controlled by The Guo Yupeng Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Yupeng Guo is the settlor of The Guo Yupeng Family Trust and Mr. Yupeng Guo and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Yupeng Guo has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by RG Education Investment in the Company. The registered office of RG Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(6)	Represents 4,535,122 ordinary shares directly held by MLZ Investment Management Limited, a business company limited by shares incorporated in British Virgin Islands. MLZ Investment Management Limited is a holding vehicle holding shares for certain director nominee and employees of the Company and is owned as to 1.46% by Yongchao Chen, a director nominee of the Company, and 98.54% by certain employees of Meten (none of whom holding more than 5% of shares of the Company on a look-through basis). Ms. Siqi Huang, an employee representative of the Company, as the sole director of MLZ Investment Management Limited, has the power to direct the company with respect to the disposal of, and the exercise of any voting and other rights attached to, the shares held by MLZ Investment Management Limited in the Company. The registered office of MLZ Investment Management Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(7)	Represents (i) 1,870,339 ordinary shares held by DG NO. 21 EDUCATION INVESTMENT LIMITED, or DG No.21; and (ii) 3,580,025 ordinary shares held by DG EDUCATION INVESTMENT LIMITED. DG No.21 is wholly owned by No.21 Daoge. DG EDUCATION INVESTMENT LIMITED is owned as to 55.64% by Shenzhen Daoge Development No.2 Investment Fund Partnership (Limited Partnership), or No.2 Daoge and 44.36% by No. 6 Daoge. Each of No.2 Daoge, No. 6 Daoge and No. 21 Daoge is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.2 Daoge, No.6 Daoge and No.21 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 2 Daoge is Room 201, Block A, No.1 Qianwanyi Road, Qianhai Shengang Cooperation Zone, Shenzhen, Guangdong Province, China. The registered address of each of No. 6 Daoge and No. 21 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

*	less than 1%

None of our existing shareholders have different voting rights from other shareholders. To our knowledge, we are not owned or controlled, directly or indirectly, by another corporation, by any foreign government or by any other natural or legal persons, severally or jointly. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

To our best knowledge, as of July 10, 2020, we had 53,292,842 ordinary shares issued and outstanding, among which approximately 0.73% of those ordinary shares are held in the U.S., all under three registered holders of record. The number of beneficial owners of our ordinary shares in the U.S. is likely much larger than the three record holders of our ordinary shares in the U.S.

SELLING SECURITYHOLDERS

This prospectus covers the public resale of our ordinary shares and warrants (including the ordinary shares issuable upon exercise of the warrants) owned by the selling securityholders referred to below. Such selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares and warrants (including the ordinary shares issuable upon exercise of the warrants) owned by them. The selling securityholders, however, make no representations that the ordinary shares or warrants (including the ordinary shares issuable upon exercise of the warrants) will be offered for sale. The table below presents information regarding the selling securityholders and the ordinary shares and/or warrants that each may offer and sell from time to time under this prospectus.

The following table sets forth:

●	the name of each selling securityholder;

●	the number of ordinary shares and/or warrants beneficially owned by each selling securityholder prior to the sale of the ordinary shares and/or warrants covered by this prospectus;

●	the number of ordinary shares and/or warrants that may be offered for resale by each selling securityholder pursuant to this prospectus;

●	the number of ordinary shares and/or warrants to be beneficially owned by each selling securityholder following the sale of any ordinary shares and/or warrants covered by this prospectus; and

●	the percentage of our issued and outstanding ordinary shares to be owned by each selling securityholder before and after the sale of the ordinary shares covered by this prospectus.

The securities offered hereunder comprise:

●	the resale of 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

●	the resale of 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

●	the resale of 3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

●	the resale of 2,600,000 warrants underlying the units (the “PIPE Warrants”) held by certain institutional investors purchased in private placements that have requested such warrants to be included in the registration statement of which this prospectus forms part;

●	the resale of 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part; and

●	the resale of 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

All information with respect to ownership of our ordinary shares and warrants of the selling securityholders has been furnished by or on behalf of the selling securityholders and, unless otherwise indicated, is furnished as of July 10, 2020. Based on information supplied by the selling securityholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the ordinary shares reported as beneficially owned by them. Unless otherwise indicated in the footnotes, shares in the table refer to our ordinary shares.

Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the ordinary shares and/or warrants covered by this prospectus, we cannot determine the number of such ordinary shares and/or warrants that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of ordinary shares and/or warrants that will be held by the selling securityholders upon termination of any particular offering or sale, if any. The selling securityholders make no representations, however, that they will sell, transfer or otherwise dispose of any ordinary shares and/or warrants in any particular offering or sale. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares and/or warrants they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Solely for purposes of the requirements applicable to the registration statement of which this prospectus forms a part, the following table assumes that the selling securityholders will sell all of the ordinary shares and warrants owned beneficially by them that are covered by this prospectus, but will not sell any other ordinary shares and/or warrants that they presently own.

Selling securityholder	Number of Ordinary Shares Beneficially Owned Prior to this Offering(1)	Percentage of Ordinary Shares Beneficially Owned Prior to this Offering(2)	No. of Warrants Beneficially Owned Prior to this Offering(1)	Maximum Number of Ordinary Shares Offered for Resale Pursuant to this Offering	Maximum No. of Warrants Offered pursuant to this Offering	Number of Ordinary Shares and Warrants Beneficially Owned After this Offering(1)(3)	Percentage of Ordinary Shares Beneficially Owned After Sale of Ordinary Shares Pursuant to this Offering(1)(2)(3)
AZ 1-AZ ALL-GBL INC-A (4)	688,929	1.29%	27,857	688,929	27,857	-	-%
AZ 1-AZ EQUITY-AMERICA-AAZ (5)	765,476	1.44%	30,952	765,476	30,952	-	-%
AZ 1-EZ EQUITY-GBL GRO-AAZ (6)	765,476	1.44%	30,952	765,476	30,952	-	-%
AZ FUND 1 NEW WLD OPP-AAEUR (7)	153,095	* %	6,190	153,095	6,190	-	-%
AZ FUND 1-ST TREN-A-AZ FUND (8)	688,929	1.29%	27,857	688,929	27,857	-	-%
AZIMUT ENTERPRISES HOLDINGS S R L (9)	537,500	1.00%	412,500	537,500	412,500	-	-%
COFIRCONT COMPAGNIA FIDUCIARIA S.R.L. (10)	1,326,845	2.43%	1,262,442	1,326,845	1,262,442	-	-%
DG EDUCATION INVESTMENT LIMITED 11)	3,580,025	6.72%		3,580,025		-	-%
DG No. 21 (12)	1,870,339	3.51%		1,870,339		-	-%
IBIS CAPITAL SPONSOR II LLC (13)	3,029,500	5.38%	3,029,250	3,029,500	3,029,250	-	-%
IBIS CAPITAL SPONSOR LLC (14)	1,248,000	2.31%	832,000	1,248,000	832,000	-	-%
AP EDUCATION INVESTMENT (15)	7,030,572	13.19%		7,030,572		-	-%
JC EDUCATION CONSULTING LIMITED (16)	257,211	* %		257,211		-	-%
JZ EDUCATION INVESTMENT (17)	13,930,636	26.14%		13,930,636		-	-%
RG EDUCATION INVESTMENT (18)	6,658,414	12.49%		6,658,414		-	-%
China International Capital Corporation Limited on behalf of CICC Xiamen Guomao QDII Single Asset Management Plan No.1 (19)	1,200,000	2.23%	600,000	1,200,000	600,000	-	-%
Every Bridge Investment Ltd (20)	600,000	1.13%		600,000		-	-%

(1)	Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

(2)	Included as outstanding for this purpose are 53,292,842 shares outstanding on July 10, 2020, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	We have assumed that after termination of this offering none of the securities for resale covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities issued by us.

(4)	Includes shares issuable upon exercise of warrants to purchase 27,857 ordinary shares. The business address of AZ 1-AZ ALL-GBL INC-A is Via Cusani 4-20121, Milano, Italy.

(5)	Includes shares issuable upon exercise of warrants to purchase 30,952 ordinary shares. The business address of AZ 1-AZ EQUITY-AMERICA-AAZ is Via Cusani 4-20121, Milano, Italy.

(6)	Includes shares issuable upon exercise of warrants to purchase 30,952 ordinary shares. The business address of AZ 1-EZ EQUITY-GBL GRO-AAZ is Via Cusani 4-20121, Milano, Italy.

(7)	Includes shares issuable upon exercise of warrants to purchase 6,190 ordinary shares. The business address of AZ FUND 1 NEW WLD OPP-AAEUR is Via Cusani 4-20121, Milano, Italy.

(8)	Includes shares issuable upon exercise of warrants to purchase 27,857 ordinary shares. The business address of AZ FUND 1-ST TREN-A-AZ FUND is Via Cusani 4-20121, Milano, Italy.

(9)	Includes shares issuable upon exercise of warrants to purchase 412,500 ordinary shares. The business address of AZIMUT ENTERPRISES HOLDINGS S R L is 22 Soho Square, London W1D 4NS, United Kingdom.

(10)	Includes shares issuable upon exercise of warrants to purchase 1,262,442 ordinary shares. The business address of COFIRCONT COMPAGNIA FIDUCIARIA S.R.L. Via Sant'andrea 10/A, Milan 20121, Italy.

(11)	DG EDUCATION INVESTMENT LIMITED is owned as to 55.64% by No.2 Daoge and 44.36% by No. 6 Daoge. Each of No.2 Daoge and No. 6 Daoge is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.2 Daoge and No.6 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 2 Daoge is Room 201, Block A, No.1 Qianwanyi Road, Qianhai Shengang Cooperation Zone, Shenzhen, Guangdong Province, China. The registered address of No. 6 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

(12)	DG No.21 is wholly owned by No.21 Daoge which is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.21 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 21 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

(13)	Includes shares issuable upon exercise of warrants to purchase 3,029,250 ordinary shares. The business address of IBIS CAPITAL SPONSOR II LLC is 22 Soho Square, London W1D 4NS, United Kingdom.

(14)	Includes shares issuable upon exercise of warrants to purchase 832,000 ordinary shares. The business address of IBIS CAPITAL SPONSOR LLC is 22 Soho Square, London W1D 4NS, United Kingdom.

(15)	AP Education Investment is a business company limited by shares incorporated in British Virgin Islands. AP Education Investment is controlled by The Peng Siguang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Siguang Peng is the settlor of The Peng Siguang Family Trust and Mr. Siguang Peng and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Siguang Peng has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by AP Education Investment in the Company. The registered office of AP Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(16)	JC Education Consulting Limited is a business company limited by shares incorporated in British Virgin Islands which is wholly owned by Mr. Yongchao Chen. The registered office of JC Education Consulting Limited t is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(17)	JZ Education Investment is a business company limited by shares incorporated in British Virgin Islands. JZ Education Investment is controlled by The Zhao Jishuang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Jishuang Zhao is the settlor of The Zhao Jishuang Family Trust and Mr. Jishuang Zhao and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Jishuang Zhao has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by JZ Education Investment in the Company. The registered office of JZ Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(18)	RG Education Investment is a business company limited by shares incorporated in British Virgin Islands. RG Education Investment is controlled by The Guo Yupeng Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Yupeng Guo is the settlor of The Guo Yupeng Family Trust and Mr. Yupeng Guo and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Yupeng Guo has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by RG Education Investment in the Company. The registered office of RG Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(19)	Includes shares issuable upon exercise of warrants to purchase 600,000 ordinary shares. The business address of China International Capital Corporation Limited is 42nd Floor, China World Office 2,1 Jianguomenwai Avenue, Beijing, China. China International Capital Corporation Limited has not had any material relationship with us or any of our affiliates within the past three years.

(20)	The registered address of Every Bridge Investment Ltd is the second floor, Capital City, Independence Venue, Victoria, Mahe, Seychelles. Every Bridge Investment Ltd has not had any material relationship with us or any of our affiliates within the past three years.

Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the table above through a prospectus supplement.

Material Relationships with Selling Securityholders

See “Business — Organizational Structure — Contractual Arrangements with Our VIEs and Their Respective Shareholders” for a description of certain material relationships with certain of the selling securityholders.

PLAN OF DISTRIBUTION

Securities Issuable upon Exercise of Outstanding Warrants and Unit Purchase Options

This prospectus covers the offering of (a) 250,000 units (including 250,000 underlying ordinary shares and 250,000 underlying warrants) issuable upon exercise of the outstanding unit purchase options; and(b)10,355,000 ordinary shares issuable upon the exercise of 10,355,000 warrants of the Company (including the warrants issuable upon the exercise of outstanding unit purchase options). The offering of such units (including the underlying ordinary shares and warrants), the warrants and the ordinary shares issuable upon exercise of the warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options) was registered on our Prior Registration Statement. In addition, this Registration Statement relates to the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of Transferred Warrants. Each warrant is currently exercisable for one ordinary share at a price of US$11.50 per warrant and each unit purchase option is currently exercisable for one unit at a price of US$12.00, which exercise price is payable to us.

Ordinary Shares

The ordinary shares underlying the warrants will be issued directly to the holders of the warrants upon payment of the exercise price to us. The exercise of the warrants is subject to the terms of the amended and restated warrant agreement entered into by and between the Company and Continental Stock Transfer & Trust Company as of March 30, 2020 (the “Warrant Agreement”).

The ordinary shares and warrants underlying the units will be issued directly to the holders of the unit purchase options upon payment of the exercise price to us. The exercise of the options as well as the warrants underlying the units purchasable upon exercise of the options is subject to the terms of the unit purchase options.

Warrants

Each warrant is exercisable to purchase one ordinary share of the Company at an exercise price of $11.50 per share, subject to adjustment. The warrants expire on March 30, 2025. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised.

The warrants that were issued in exchange for those warrants initially issued by EdtechX in private placements (the “Placement Warrants”), are identical to the other warrants of the Company, except that such Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in an ordinary share, we will, upon the exercise, round down to the nearest whole number the number of ordinary shares to be issued to such holder, pursuant to the Warrant Agreement. See “Description of Share Capital — Warrants” for a description of the terms of the warrants.

Units

Each unit consists of one ordinary share and one warrant. The ordinary share(s) and warrant(s) comprising the unit(s) are transferrable separately at the option of the holder upon notice to our transfer agent and registrar.

Ordinary Shares and Warrants Offered by the Selling Securityholders

This prospectus also covers the resale of up to 44,330,947 ordinary shares and 6,260,000 warrants that may be offered for sale from time to time by the selling securityholders named in this prospectus, comprising:

●	the resale of 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

●	the resale of 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

●	the resale of 3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

●	the resale of 2,600,000 warrants (the “PIPE Warrants”) underlying the units held by certain institutional investors purchased in private placements that have requested such warrants to be included in the registration statement of which this prospectus forms part;

●	the resale of 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part; and

●	the resale of 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

We are registering the ordinary shares and warrants covered by this prospectus to permit the selling securityholders to conduct public secondary trading of such ordinary shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the ordinary shares and warrants offered by this prospectus except upon the exercise of the warrants and options except as described in the “Use of Proceeds” section of this prospectus. The aggregate proceeds to the selling securityholders from the sale of the ordinary shares and warrants will be the purchase price of the ordinary shares and warrants less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the ordinary shares and warrants covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of ordinary shares to be made directly or through agents.

If all of the warrants (including the Transferred Warrants) described in this prospectus are exercised in full, we will issue 12,705,000 ordinary shares and we will receive aggregate net proceeds of US$146,107,500. An additional US$3,000,000 potentially could be received from the exercise of the unit purchase options and US$2,875,000 from the exercise of the warrants included in the units issued thereby. We intend to use the proceeds from any exercise of the warrants for general corporate purposes. See “Use of Proceeds.”

The ordinary shares and/or warrants offered by this prospectus may be sold from time to time to purchasers:

●	directly by the selling securityholders; or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders for the purchasers of the ordinary shares or warrants.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the ordinary shares and/or warrants may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the ordinary shares by the selling securityholders. To our knowledge, except as indicated in the notes to the table under the heading “Selling Securityholders,” no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

The ordinary shares and warrants may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including Nasdaq;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the ordinary shares or warrants is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholder, the aggregate amount of ordinary shares or warrants being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers.

We may suspend the sale of ordinary shares or warrants by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the ordinary shares or warrants under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the ordinary shares or warrants by other means not described in this prospectus. In addition, any ordinary shares or warrants covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The ordinary shares or warrants may be sold in some states or jurisdictions only through registered or licensed broker-dealers. In addition, in some states or jurisdictions the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling securityholders and any other person participating in the sale of the ordinary shares or warrants will be subject to the Exchange Act. The Exchange Act rules may limit the timing of purchases and sales of any of the ordinary shares or warrants by the selling securityholders and any other person. In addition, applicable rules may restrict the ability of any person engaged in the distribution of the ordinary shares or warrants to engage in market-making activities with respect to the particular ordinary shares or warrants being distributed. This may affect the marketability of the ordinary shares or warrants and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares or warrants.

With respect to those ordinary shares or warrants being registered pursuant to certain registration rights agreement, we have agreed to indemnify such selling securityholders against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus:

●	our authorized share capital is US$50,000, consisting of 500,000,000 ordinary shares;

●	our issued share capital consists of 53,292,842 ordinary shares;

●	there are 12,705,000 warrants outstanding, comprising of (i) 10,105,000 warrants issued in connection with the consummation of the Mergers, and (ii) 2,600,000 warrants issued in a private placement to certain PIPE Investors; and

●	there are 250,000 unit purchase options outstanding.

The number of our outstanding ordinary shares will not change as a result of sales of our ordinary shares pursuant to this prospectus.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are affiliates by virtue of their status as our officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as our officer or director.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

In general, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months would be entitled to sell their ordinary shares provided that, at the time of a sale, such person is not, and has not been during the three months preceding the sale, our affiliate, subject to the availability of current public information about us. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares; or

●	the average weekly trading volume of our ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Transaction, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

At the closing of the Mergers, the Company entered into a Registration Rights Agreement providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by the Company after the closing of the Mergers.

Additionally, upon the closing of the Mergers, the Company and EdtechX entered into an amended and restated registration rights agreement providing IBIS Capital Sponsor LLC, IBIS Capital Sponsor II LLC, Azimut Enterprises S.R.L. and Cofircont Compagnia Fiduciaria S.R.L. with certain demand registration rights and piggy-back registration rights with respect to registration of (a) securities of the Company received by such entities in connection with the Mergers; and (b) securities of the Company acquired by Azimut Investor in the Azimut Investment.

The Company also entered into a registration rights agreement with each PIPE Investor providing such PIPE Investor with certain demand registration rights and piggy-back registration rights with respect to registration of securities of the Company acquired by such PIPE Investor in its PIPE investment.

27,619,622 ordinary shares held by certain shareholders who are pre-merger shareholders of Meten and received ordinary shares in connection with the consummation of the Mergers are subject to the Founder Lock-up Agreement, pursuant to which they agree not to transfer such shares, until (i) with respect to 50% of such ordinary shares, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing and (ii) with respect to the remaining 50% of such ordinary shares, one year after closing, or earlier, in either case, if, subsequent to the closing, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of the Company’s ordinary shares ceasing to hold more than fifty percent (50%) of the then outstanding Company ordinary shares or having the right to exchange their ordinary shares for cash or freely tradable securities.

1,543,750 ordinary shares and 3,660,000 warrants held by certain securityholders who are per-merger EdtechX securityholders and received ordinary shares and/or warrants in connection with the consummation of the Mergers are subject to the Amended Stock Escrow Agreement and Warrant Lock-up Agreement, pursuant to which they will agree not to transfer such ordinary shares and warrants until, with respect to 50% of such ordinary shares and warrants, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing, and with respect to the remaining 50% of such Holdco Ordinary Shares and Holdco Warrants, six months after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met.

RELATED PARTY TRANSACTIONS

Related Party Transactions

See “Business — Organizational Structure — Contractual Arrangements with our VIEs and Their Respective Shareholders” for a description of the contractual arrangements between our PRC subsidiaries, VIEs and the shareholders of VIEs.

See “Shares Eligible For Future Sale — Registration Rights” for a description of the registration rights agreement between the Company and certain affiliates of the Company.

Amount due from related parties

As of December 31, 2019, we had amounts due from Zhongshi Qile (Beijing) Culture Media Co., Ltd., or Zhongshi Culture, one of our then fellow subsidiaries, of RMB530,000 (US$76,130), for various expenses in relation to our daily operation and employee compensation paid by Shenzhen Meten on behalf of Zhongshi Culture.

As of December 31, 2019, we had amounts due from Shenzhen Meifu English Information Consulting Co., Ltd., or Meifu English, one of our then fellow subsidiaries, of RMB4.6 million (US$0.66 million) for various expenses in relation to daily operation and employee compensation paid by Shenzhen Meten on behalf of Meifu English.

As of December 31, 2019, we had amounts due from Xiamen Siming District Meten ELT School, or Xiamen Siming Meten School, one of our then fellow subsidiaries, of RMB401,000 (US$57,600) for various expenses paid by Shenzhen Meten on behalf of Xiamen Siming Meten School.

As of December 31, 2019, we had amounts due from Oxford International College Chengdu School, or Chengdu School, one of our then fellow subsidiaries, of RMB49,000 (US$7,038) for various expenses paid by Shenzhen Meten on behalf of Chengdu School.

As of December 31, 2019, we had amounts due from Shenzhen Meten Overseas Education, Consulting Co., Ltd., or Shenzhen Meten Overseas, one of our then fellow subsidiaries, of RMB56,000 (US$8,044), for various expenses paid by Shenzhen Meten on behalf of Shenzhen Meten Overseas.

As of December 31, 2019, we had amounts due from Meten International Educational Talent Management Service (Shenzhen) Co., Ltd., or Meten Talent Service, one of our then fellow subsidiaries, of RMB4.0 million (US$0.57 million) for various expenses paid by Shenzhen Meten on behalf of Meten Talent Service.

As of December 31, 2019, we had amounts due from Shenzhen Shuangge Technology Co., Ltd., or Shenzhen Shuangge, one of our then fellow subsidiaries, of RMB29,000 (US$4,166), for various expenses paid by Shenzhen Meten on behalf of Shenzhen Shuangge.

Amount due to related parties

As of December 31, 2019, we had amounts due to Chengdu School, one of our then fellow subsidiaries, of RMB54,000 (US$7,757) as a result of the reorganization of Meten.

As of December 31, 2019, we had amounts due to Shenzhen Shuangge Technology Co., Ltd., or Shenzhen Shuangge, one of our then fellow subsidiaries, of RMB766,000 (US$110,029), for various expenses paid by Shenzhen Meten Overseas on behalf of Shenzhen Meten.

As of December 31, 2019, we had amounts due to Xiamen Siming Meten School, one of our associates, of RMB19,000 (US$2,729), for various expenses paid by Xiamen Siming Meten School on behalf of Shenzhen Meten.

As of December 31, 2019, we had amounts due to Shenzhen Meifu English Information Consulting Co., Ltd., or Meifu English, one of our then fellow subsidiaries, of RMB12,000 (US$1,724) for various expenses in relation to daily operation and employee compensation paid by Meifu English on behalf of Shenzhen Meten.

Legal and Administrative Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. Excepts as otherwise disclosed in this prospectus, we are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

Dividend Policy

We previously did not declare or pay any cash dividends and have no intention to declare or pay any dividends in the near future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We are a holding company with no material operations of our own. We conduct our operations primarily through our affiliated entities in China. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our share capital is qualified by reference to our constitution, a copy of which is included as an exhibit to this Registration Statement.

General

We were incorporated as an exempted company with limited liability under the Companies Law, Cap.22 (Law 3 of 1961, consolidated and revised) of the Cayman Islands, or Companies Law, on September 27, 2019, and our affairs are governed by its memorandum and articles of association (as amended) and the Companies Law and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$50,000 divided into 500,000,000 ordinary shares each with a par value of US$0.0001.

Ordinary Shares

General. Our ordinary shares are fully paid and non-assessable. Shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Classes of Ordinary Shares. We have only one class of ordinary shares with all shares carrying equal rights and ranking pari passu with one another

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each ordinary share shall be entitled to one vote on all matters subject to the vote at our general meetings. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to our amended and restated memorandum and articles of association to be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers.

Transfer of Ordinary Shares. Subject to the restrictions contained in the Lock-Up Agreements, Amended Stock Escrow Agreement, and as otherwise set forth in the Merger Agreement, and subject to any further restrictions contained in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged at the registered office of us or such other place at which the principal register is kept in accordance with the law or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Law and our amended and restated articles of association permit us to purchase its own shares. In accordance with our amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by or abrogated by, inter alia, the creation or allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

General Meetings of Shareholders. Shareholders’ meetings may be convened by a majority of the board of directors or the chairman of the board of directors, and they shall on a member’s requisition forthwith proceed to convene a general meeting. A member’s requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of shareholders, provided that a general meeting or our shareholders shall be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(ii)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our articles of association and the Companies Law and may not be taken by written resolution of shareholders without a meeting.

Voting Rights Attaching to the Shares.    Subject to any rights and restrictions for the time being attached to any ordinary share, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a shareholders’ meeting, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, we will in provide shareholders with the right to inspect the list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital.    We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

●	divide the shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders, as the board of directors may determine

●	consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares;

●	subdivide the existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

We may by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Indemnification of Directors and Officers.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Warrants

Each warrant is exercisable to purchase one ordinary share of the Company at an exercise price of $11.50 per share, subject to adjustment. The warrants expire on March 30, 2025. No fraction of a share will be issued upon any exercise of a warrant. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares is available, and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants has not been declared effective by April 30, 2020, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of ordinary shares in the event the ordinary shares are not traded on any specific day) equals or exceeds $16.50 per share, subject to adjustment, for any 20 trading days within a 30 trading day period ending three business days before the redemption notice is sent to the warrant holders. The Company will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Placement Warrants are identical to the other warrants of the Company, except that such Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees.

Units

Each unit consists of one ordinary share and one warrant. The ordinary share(s) and warrant(s) comprising the unit(s) are transferrable separately at the option of the holder upon notice to our transfer agent and registrar.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in the United States is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares and warrants are quoted on the Nasdaq under the symbols “METX” and “METXW,” respectively.

TAXATION

The following discussion of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. Accordingly, each investor should consult its own tax advisor regarding the tax consequences of an investment in our ordinary shares applicable under its particular circumstances.

Cayman Islands Taxation

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

PRC Taxation

Our subsidiaries and affiliated entities in China are companies incorporated under the PRC laws and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6%, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. In addition, most of our subsidiaries in China that participate in the non-diploma education service industry choose the simplified method of taxation where the VAT collection rate is 3%.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries, Zhuhai Meten and Zhuhai Likeshuo. The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate with respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file the necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, we may be able to benefit from the 5% withholding tax rate for the dividends it receives from Zhuhai Meten and Zhuhai Likeshuo, if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC ‘resident enterprise,’ we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of our ordinary shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of our ordinary shares.”

U.S. Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of our ordinary shares involving the ownership and disposition of our ordinary shares.

Unless otherwise specifically indicated, this discussion does not address the U.S. federal income tax consequences of the holding, exercise or disposition of such our warrants.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of securities is not described as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of our securities are described below under the heading “Non-U.S. Holders.”

This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	Non-U.S. Holders (except as specifically provided below);

●	persons that actually or constructively own five percent (5%) or more of our securities;

●	persons that acquired our securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities, through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Our Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder of our ordinary shares generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our ordinary shares it holds. Any remaining excess generally will be treated as gain from the sale or other disposition of our securities and will be treated as described under “— Taxation on the Disposition of Our Securities” below. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. U.S. Holders shall consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Taxation on the Disposition of Our Securities

Upon a sale or other taxable disposition of our securities (which, in general, would include a distribution in connection with Hour liquidation), a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities.

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized (in U.S. dollars) for the Shares and your tax basis (in U.S. dollars) in our ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held our ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash we own at any time will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test. Although we do not expect to be a PFIC, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of our VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. We must make a separate determination each year as to whether it is a PFIC. We will make this determination following the end of any particular tax year. If we are a PFIC for any year during which you hold our ordinary shares, it will continue to be treated as a PFIC for all succeeding years during which you hold our ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to our ordinary shares.

If we are a PFIC for any taxable year(s) during which you hold our ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for our ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of our ordinary shares cannot be treated as capital, even if you hold our ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) our ordinary shares and for which the Company is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of our ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by the Company, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Cash Distributions Paid on Our Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If our ordinary shares are regularly traded on Nasdaq and if you are a U.S. Holder of our ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold our ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on our ordinary shares and any gain realized on the disposition of our ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if the Company ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which the Company is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of our ordinary shares on the last day of the last year in which the Company is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

ADDITIONAL INFORMATION

Expenses Related to the Offering

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with (i) the offer and sale of the ordinary shares issuable upon the exercise of the Transferred Warrants and (ii) the offer and sale of our securities by the selling securityholders pursuant to the Registration Statement of which this prospectus is a part. With the exception of the SEC registration fee, all amounts are estimates

	US$ (1)	RMB
SEC registration fee (2)	647.80	4,509.85
Legal fees and expenses	164,000	1,141,735.20
Accounting fees and expenses	16,000	111,388.80
Printing expenses	3,000	20,885.40
Total	183,648	1,278,519.25

(1)	Solely for the convenience of the reader, the amounts in U.S. dollars have been translated into RMB using the rate of RMB 6.9618 per U.S. dollar, representing the index rates stipulated by the Federal Reserve Bank of New York on December 31, 2019.
(2)	Paid on July 20 and July 21, 2020.

Legal Experts

The validity of the ordinary shares to be offered by this prospectus and certain legal matters as to Cayman Islands law have been passed upon by Conyers Dill & Pearman. The validity of the warrants and units to be offered by this prospectus and certain legal matters as to New York law have been passed upon by Morgan, Lewis & Bockius LLP.

Experts

Our consolidated financial statements as of December 31, 2019, and for the period from September 27, 2019 (Inception) to December 31, 2019 and Meten's consolidated financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019 have been included herein in reliance upon the report of KPMG Huazhen LLP, an independent registered public accounting firm, appearing elsewhere herein, and are upon the authority of said firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

Cayman Islands

We were formed under the laws of the Cayman Islands as an exempted company with limited liability. There are certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

In addition, Conyers Dill & Pearman has advised that there is no statutory recognition in the Cayman Islands of judgments obtained in the U.S., although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

People’s Republic of China

Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Our PRC counsel has advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

Our PRC counsel has also advised that under the PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the U.S. or Cayman Islands governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by the U.S. courts or Cayman Islands courts.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares and warrants offered under this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the ordinary shares and warrants offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

Upon consummation of the Transaction, we became subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANTS AND EXPLANATORY NOTE TO FINANCIAL STATEMENTS

On March 31, 2020, we dismissed Marcum and in May 2020, we engaged KPMG Huazhen as our independent registered public accounting firm in connection with the audit of our consolidated financial statements for the period from September 27, 2019 (inception) to December 31, 2019. The decision to authorize the engagement of KPMG Huazhen was approved by our Audit Committee and Board of Directors.

The reports of Marcum on the financial statements of the Company for the period from September 27, 2019 (inception) through September 30, 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period from September 27, 2019 (inception) through September 30, 2019 and the subsequent period through the dismissal of Marcum, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which such disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its report on the financial statements of the Company for such period. During the period from September 27, 2019 (inception) through September 30, 2019, and the subsequent period through the dismissal of Marcum, there were no “reportable events” as that term is described in paragraphs (A) through (D) of Item 16F(a)(1)(v) of Form 20-F.

During the period from September 27, 2019 (inception) through September 30, 2019, and through the appointment date of KPMG Huazhen, neither we, nor anyone on our behalf, consulted KPMG Huazhen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company and neither a written report was provided to us or oral advice was provided that KPMG Huazhen concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, or a “reportable event,” as that term is described in Item 16F(a)(1)(v) of Form 20-F.

METEN EDTECHX EDUCATION GROUP LTD.

METEN INTERNATIONAL EDUCATION GROUP

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Director

Meten EdtechX Education Group Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Meten EdtechX Education Group Ltd. (the “Company”) and the subsidiaries (the “Group”) as of December 31, 2019, the related consolidated statements of comprehensive loss, changes in shareholder’s deficit, and cash flows for the period from September 27, 2019 (inception) to December 31, 2019, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2019, and the results of its operations and its cash flows for the period from September 27, 2019 (inception) to December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘‘PCAOB’’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2020.

Shenzhen, China

June 3, 2020

METEN EDTECHX EDUCATION GROUP LTD.

CONSOLIDATED BALANCE SHEET

		As of December 31,
	Note	2019
		US$

Current liabilities
Amounts due to a related party	4	5,142
Total current liabilities		5,142

Total liabilities		5,142

Shareholder’s deficit	5
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 1 share issued and outstanding as of December 31, 2019)		*
Subscriptions receivable		*
Accumulated deficit		(5,142)

Total shareholder’s deficit		(5,142)

Commitments and contingencies		-

Total liabilities and shareholder’s deficit		-

* The balance represents an amount less than US$1.

METEN EDTECHX EDUCATION GROUP LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the Period from September 27, 2019 (inception) to December 31, 2019
US$

Operating expenses:
General and administrative expenses	(5,142)
Loss from operations	(5,142)

Net loss	(5,142)

Net loss per share
- Basic and diluted	(5,142)
Weighted average shares used in calculating net loss per share
- Basic and diluted	1

METEN EDTECHX EDUCATION GROUP LTD.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

		Ordinary shares		Subscription receivable	Additional paid-in capital	Accumulated deficit	Total deficit
	Note	Number of Shares	US$	US$	US$	US$	US$

Balances at September 27, 2019 (inception)		-	-	-	-	-	-
Issuance of ordinary shares	5	1	*	*	-	-	-
Net loss for the period			-	-	-	(5,142)	(5,142)
Balances at December 31, 2019		1	*	*	-	(5,142)	(5,142)

METEN EDTECHX EDUCATION GROUP LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from September 27, 2019 (Inception) to December 31, 2019
US$

Cash flows from operating activities:
Net loss	(5,142)
Changes in operating liabilities:
Increase in amounts due to a related party	5,142
Net cash flow used in operating activities	-
Cash flows from investing activities:
Net cash used in investing activities	-
Cash flows from financing activities:
Net cash used in financing activities	-
Net decrease in cash and cash equivalents	-
Cash and cash equivalents at the beginning of the period	-
Cash and cash equivalents at the end of the period	-

METEN EDTECHX EDUCATION GROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM
SEPTEMBER 27, 2019 (INCEPTION)

TO DECEMBER 31, 2019

1.	Organization and Principal Activities

(a)	Principal activities

Meten EdtechX Education Group Ltd. (the “Company”) was incorporated on September 27, 2019 under the law of Cayman Islands as an exempted company with limited liability.

(b)	History of the Group

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. On September 27, 2019, the Company issued one ordinary share to its sole director Richard Fear for a purchase price of $0.0001. On the same day, the one ordinary share owned by Richard Fear was transferred to Guo Yupeng.

The Company was formed for the purpose of effecting the merger agreement by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), the Company, Meten Education Inc., a Delaware corporation and wholly owned subsidiary of the Company (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Meten International”).

Upon the terms and subject to the conditions of the merger agreement and in accordance with the Delaware General Corporation Law and the Companies Law (2018 Revision) of the Cayman Islands, the Company, EdtechX, the Merger Subs and Meten International entered into a merger transaction by which (i) EdtechX Merger Sub would merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger”) and becoming a wholly-owned subsidiary of the Company (“Surviving Delaware Corporation”), and (ii) Meten Merger Sub would merge with and into Meten International, with Meten International being the surviving entity of such merger (the “Meten Merger”, and together with the EdtechX Merger, the “Mergers”) and a wholly-owned subsidiary of the Company (“Surviving Cayman Islands Company”).

The Company was a newly formed entity formed for the purpose of consummating the Mergers, and upon completion of the Mergers on March 30, 2020, the Company became the sole direct owner of EdtechX and Meten International.

2.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’).

3.	Significant accounting policies

(a)	Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(b)	Functional currency

The consolidated financial statements are presented in US dollars (US$), which is the Company’s functional currency. All financial information presented in US dollars has been rounded to the nearest dollar amount, unless otherwise stated.

(c)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero.

(d)	Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

4.	Related party transaction

The Group entered into the following related party transaction.

Name of party	Relationship

Shenzhen Meten International Education Company Limited ( “Shenzhen Meten”)	Entity in immediate family

(a)	Transaction with the related party

For the Period from September 27, 2019 (Inception) to December 31, 2019
US$

Advances from the related party
- Shenzhen Meten	5,142
Total	5,142

(b)	Balances with the related party

As of December 31, 2019
US$

Amounts due to the related party
- Shenzhen Meten	5,142
Total	5,142

The US$5,142 amounts due to a related party were for the payment for the registration fee and agency fee in relation to the incorporation of the Company.

5.	Share Capital

On September 27, 2019, the Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2019, the $0.0001 payment due to the Company is recorded as share subscription receivable in the shareholder’s deficit.

6.	Subsequent events

On March 30, 2020, the Company consummated its acquisition of Meten International and EdtechX, pursuant to the merger agreement dated December 12, 2019 (“Merger Agreement”).

EdtechX was a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon consummation of the acquisition, Meten International and EdtechX became wholly owned subsidiaries of the Company.

The transaction is expected to be accounted for as a “reverse capitalization” in accordance with U.S. GAAP. Under this method of accounting, both the Company and EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of Meten International issuing stock for the net assets of the Company and EdtechX, accompanied by a recapitalization. The net assets of the Company and EdtechX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Immediately prior to the merger transaction, Azimut Enterprises Holdings S.r.l. invested $20,000 in EdtechX to purchase 2,000,000 units of EdtechX, which were converted into the same number of units of the Company upon closing of the merger transaction.

In connection with merger transaction, on February 28, 2020, March 19, 2020 and March 26, 2020, three unrelated investors agreed to invest US$6,000, US$4,000 and US$6,000 to purchase shares of the Company. The financing of the US$12,000 was completed on March 30, 2020, and the US$4,000 financing was terminated on April 14, 2020 as the investor failed to pay the purchase price by the agreed deadline.

Meten International Education Group – Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Meten International Education Group

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Meten International Education Group (the “Company”) and the subsidiaries (the “Group”) as of December 31, 2018 and 2019, the related consolidated statements of comprehensive income (loss), change in deficit, and cash flows for each of the year in the three-year period ended December 31, 2019, and the related notes (collectively, the ‘‘consolidated financial statements’’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the year in the three-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2(ae) to the consolidated financial statements, the Group has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”), as amended.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘‘PCAOB’’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Shenzhen, China

June 3, 2020

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Unaudited
				(Note 2(c))
ASSETS
Current assets
Cash and cash equivalents		174,679	140,132	20,129
Contract assets	6(a)	14,208	7,824	1,124
Accounts receivable, net	6	2,221	28,903	4,152
Other contract costs		46,503	54,088	7,769
Prepayments and other current assets	7	104,761	64,790	9,307
Amounts due from related parties	21(b)	28,706	9,662	1,388
Prepaid income tax		12,674	12,265	1,762

Total current assets		383,752	317,664	45,631

Non-current assets
Restricted cash		14,787	11,599	1,666
Other contract costs		7,968	10,114	1,453
Equity method investments	8	23,426	26,084	3,747
Property and equipment, net	9	211,954	220,118	31,618
Operating lease right-of-use assets	15	-	484,225	69,555
Intangible assets, net	10	36,904	24,968	3,586
Deferred tax assets	11	4,072	4,200	603
Goodwill	12	276,905	302,158	43,402
Long-term prepayments and other non-current assets	7	46,978	62,435	8,967

Total non-current assets		622,994	1,145,901	164,597

Total assets		1,006,746	1,463,565	210,228

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Unaudited
				(Note 2(c))
Current liabilities
Accounts payable (including amounts of variable interest entities (“VIEs”) without recourse to the Company of RMB 13,974 and RMB 14,648 as of December 31, 2018 and 2019, respectively)		13,974	15,714	2,257
Bank loans (including amounts of VIEs without recourse to the Company of RMB 92,000 as of December 31, 2019)	14	-	92,000	13,215
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 432,083 and RMB 408,287 as of December 31, 2018 and 2019, respectively)	6(b)	432,083	408,287	58,647
Salary and welfare payable (including amounts of VIEs without recourse to the Company of RMB 67,892 and RMB 71,334 as of December 31, 2018 and 2019, respectively)		67,892	74,139	10,649
Financial liabilities from contracts with customers (including amounts of VIEs without recourse to the Company of RMB 423,163 and RMB 490,095 as of December 31, 2018 and 2019, respectively)	6(b)	423,163	490,095	70,398
Accrued expenses and other payables (including amounts of VIEs without recourse to the Company of RMB 78,462 and RMB 46,845 as of December 31, 2018 and 2019, respectively)	13	78,625	48,457	6,960
Income taxes payable (including amounts of VIEs without recourse to the Company of RMB 3,468 and RMB 495 as of December 31, 2018 and 2019, respectively)		3,468	495	71
Amounts due to related parties (including amounts of VIEs without recourse to the Company of RMB 20,073 and RMB 851 as of December 31, 2018 and 2019, respectively)	21(b)	20,073	851	122
Current operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 142,155 as of December 31, 2019)	15	-	142,155	20,419
Total current liabilities		1,039,278	1,272,193	182,738

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Unaudited
				(Note 2(c))
Non-current liabilities
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 52,169 and RMB 60,528 as of December 31, 2018 and 2019, respectively)	6(b)	52,169	60,528	8,694
Deferred tax liabilities (including amounts of VIEs without recourse to the Company of RMB 23,101 and RMB 14,085 as of December 31, 2018 and 2019, respectively)	11	23,101	14,085	2,023
Operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 333,613 as of December 31, 2019)	15	-	333,613	47,922
Non-current tax payable (including amounts of VIEs without recourse to the Company of RMB 6,801 and RMB 26,085 as of December 31, 2018 and 2019, respectively)		6,801	26,085	3,747

Total non-current liabilities		82,071	434,311	62,386

Total liabilities		1,121,349	1,706,504	245,124

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Unaudited
				(Note 2(c))
Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018 and 2019)	20	219	219	31
Subscriptions receivable		(219)	(2)	-
Additional paid-in capital		167,514	264,175	37,946
Accumulated deficit		(305,858)	(525,262)	(75,449)

Total deficit attributable to shareholders of the Company		(138,344)	(260,870)	(37,472)
Non-controlling interests		23,741	17,931	2,576

Total deficit		(114,603)	(242,939)	(34,896)

Commitments and contingencies	22	-	-	-

Total liabilities and shareholders’ deficit		1,006,746	1,463,565	210,228

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		Years Ended December 31,
	Note	2017	2018	2019
		RMB’000	RMB’000	RMB’000	US$’000
					Unaudited
					(Note 2(c))
Revenues	17	1,149,721	1,424,234	1,447,899	207,978
Cost of revenues		(467,967)	(627,996)	(755,356)	(108,500)
Gross profit		681,754	796,238	692,543	99,478
Operating expenses:
Selling and marketing expenses		(373,065)	(425,217)	(437,986)	(62,913)
General and administrative expenses		(237,509)	(293,157)	(449,903)	(64,625)
Research and development expenses		(21,217)	(26,178)	(32,333)	(4,644)
Income/(loss) from operations		49,963	51,686	(227,679)	(32,704)
Other income (expenses):
Interest income		4,103	1,150	1,633	235
Interest expenses		(9)	(8)	(2,453)	(352)
Foreign currency exchange (loss)/gain, net		(184)	21	(19)	(3)
Gains on disposal of subsidiaries		-	-	583	84
Gains on available-for-sale investments	2(e)	2,485	3,916	-	-
Government grants	2(w)	4,046	7,817	5,773	829
Equity in (loss) / income on equity method investments		(150)	1,668	2,658	382
Others, net		(373)	1,649	4,044	579
Income/(loss) before income tax		59,881	67,899	(215,460)	(30,950)
Income tax expense	11	(19,539)	(14,454)	(9,608)	(1,380)
Net income/(loss)		40,342	53,445	(225,068)	(32,330)
Less: Net loss attributable to non-controlling interests		(218)	(3,809)	(5,664)	(814)
Net income/(loss) attributable to shareholders of the Company		40,560	57,254	(219,404)	(31,516)
Less: Accretion of Redeemable Owners’ Investment	16	19,000	9,814	-	-
Net income/(loss) available to shareholders of the Company		21,560	47,440	(219,404)	(31,516)

Net income/(loss)		40,342	53,445	(225,068)	(32,330)
Other comprehensive income
Unrealized holding gains on available-for-sale investments, net of income tax of RMB 668 and RMB 932 for the years ended December 31, 2017 and 2018, respectively		2,004	2,797	-	-
Less: Reclassification adjustment for gains on available-for-sale investments realized in net income, net of income tax of RMB 621 and RMB 979 for the years ended December 31, 2017 and 2018		1,864	2,937	-	-

Comprehensive income/(loss)		40,482	53,305	(225,068)	(32,330)
Net income/(loss) per share	18
- Basic		0.08	0.16	(0.69)	(0.10)
- Diluted		0.07	0.15	(0.69)	(0.10)
Weighted average shares used in calculating net income/(loss) per share
- Basic		282,185,102	300,393,162	318,601,222	318,601,222
- Diluted		289,666,315	307,843,576	318,601,222	318,601,222

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(In thousands of RMB, except share data and per share data, or otherwise noted)

		Ordinary Shares		Subscriptions Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Deficit Attributable to Shareholders of the Company	Non-Controlling Interests	Total Deficit
	Note	Number of Shares	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Balances at January 1, 2017		-	-	-	97,624	-	(401,665)	(304,041)	698	(303,343)

Unrealized holding gains on available-for-sale investments, net of RMB668 income taxes		-	-	-	-	2,004	-	2,004	-	2,004
Reclassification adjustment for gains on available-for-sale investments, net of RMB621 income taxes		-	-	-	-	(1,864)	-	(1,864)	-	(1,864)
Accretion of Redeemable Owners’ Investment	16	-	-	-	(19,000)	-	-	(19,000)	-	(19,000)
Capital contribution from non-controlling interests of a subsidiary		-	-	-	-	-	-	-	1,000	1,000
Conversion to joint stock limited liability company		-	-	-	2,007	-	(2,007)	-	-	-
Share-based compensation	19	-	-	-	7,886	-	-	7,886	-	7,886
Net profit for the year		-	-	-	-	-	40,560	40,560	(218)	40,342
Balances at December 31, 2017		-	-	-	88,517	140	(363,112)	(274,455)	1,480	(272,975)
Unrealized holding gains on available-for-sale securities, net of RMB932 income taxes		-	-	-	-	2,797	-	2,797	-	2,797
Reclassification adjustment for gains on available-for-sale investments, net of RMB979 income taxes		-	-	-	-	(2,937)	-	(2,937)	-	(2,937)
Distribution in connection with Reorganization	1(b)	-	-	-	(148,270)	-	-	(148,270)	-	(148,270)
Accretion of Redeemable Owners’ Investment	16	-	-	-	(9,814)	-	-	(9,814)	-	(9,814)
Share-based compensation	19	-	-	-	7,648	-	-	7,648	-	7,648
Business combinations	4	-	-	-	-	-	-	-	26,070	26,070
Subscription of ordinary shares in connection with the Reorganization	1(b)/16	318,601,222	219	(219)	229,433	-	-	229,433	-	229,433
Net profit for the year		-	-	-	-	-	57,254	57,254	(3,809)	53,445
Balances at December 31, 2018		318,601,222	219	(219)	167,514	-	(305,858)	(138,344)	23,741	(114,603)

Net loss for the year		-	-	-	-	-	(219,404)	(219,404)	(5,664)	(225,068)
Share-based compensation	19	-	-	-	96,661	-	-	96,661	-	96,661
Proceeds from contributions from equity shareholders	1(b)	-	-	217	-	-	-	217	-	217
Disposal of subsidiaries	5	-	-	-	-	-	-	-	(146)	(146)
Balances at December 31, 2019		318,601,222	219	(2)	264,175	-	(525,262)	(260,870)	17,931	(242,939)

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of RMB, except share data and per share data, or otherwise noted)

		For the Year Ended December 31,
	Note	2017	2018	2019
		RMB’000	RMB’000	RMB’000	US$’000
					Unaudited
					(Note 2(c))
Cash flows from operating activities:
Net income/(loss)		40,342	53,445	(225,068)	(32,330)
Adjustments to reconcile net income/(loss) to net cash generated from operating activities:
Depreciation and amortization		36,768	54,944	58,453	8,396
Amortization of operating lease right-of-use assets		-	-	134,829	19,367
Gain on available-for-sale investments		(2,485)	(3,916)	-	-
Net loss on disposal of property and equipment		1,107	241	267	38
(Reversal)/provision for impairment loss of account receivables and other receivables		(2,066)	954	1,610	231
Equity in loss/(income) on equity method investments		150	(1,668)	(2,658)	(382)
Deferred income tax expense/(benefit)		3,316	(6,266)	(9,144)	(1,313)
Gain on disposal of subsidiaries		-	-	(583)	(84)
Share-based compensation expenses	19	7,886	7,648	96,661	13,884
Changes in operating assets and liabilities, net of effect of acquisitions and disposals of subsidiaries:
(Increase)/decrease in contract assets		(164)	(2,357)	6,384	917
Decrease/(increase) in accounts receivable		5,651	(916)	(42,169)	(6,057)
(Increase)/decrease in other contract costs		(10,065)	4,839	(9,731)	(1,398)
Decrease in prepayments and other current assets		1,018	34,718	21,560	3,097
Increase in other non-current assets		(2,251)	(2,649)	(1,108)	(159)
Increase in accounts payable		161	5,451	10,807	1,552
Increase/(decrease) in deferred revenue		59,253	(49,439)	(35,278)	(5,067)
Increase/(decrease) in salary and welfare payable		12,806	(9,121)	6,182	888
Increase/(decrease) in financial liabilities from contracts with customers		100,190	(13,864)	66,932	9,614
Increase in accrued expenses and other payables		4,224	14,854	5,067	728
(Increase)/decrease in prepaid tax		(2,237)	(9,151)	409	59
Decrease in operating lease liabilities		-	-	(121,345)	(17,430)
Increase in income taxes payable		6,104	788	16,352	2,350
Net cash flow generated from/(used in) operating activities		259,708	78,535	(21,571)	(3,099)
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	4	-	(87,982)	(38,556)	(5,538)
Disposal of subsidiaries		-	-	(688)	(99)
Purchases of property and equipment		(75,873)	(64,371)	(86,469)	(12,420)
Purchase of equity method investments	8	-	(3,750)	-	-
Proceeds from disposal of property and equipment		3,420	427	5	1
Advances to related parties	21(a)	(76,395)	(49,023)	(45,033)	(6,469)
Repayment of advances to related parties	21(a)	68,920	97,680	64,077	9,204
Purchase of short-term investments		(796,700)	(511,000)	-	-
Proceeds from maturities of short-term investments		749,185	564,963	-	-
Loan to a third-party		-	(20,000)	-	-
Repayment of loan to a third-party		-	-	20,000	2,873
Others		(1,186)	(1,737)	(2,495)	(358)
Net cash used in investing activities		(128,629)	(74,793)	(89,159)	(12,806)
Cash flows from financing activities:
Capital contribution of non-controlling interests		1,000	-	-	-
Advances from related parties	21(a)	22,757	37,138	31,084	4,465
Repayment of advances from related parties	21(a)	(17,624)	(26,337)	(50,306)	(7,226)
Distributions in connection with Reorganization		-	(148,270)	-	-
Proceeds from bank loans		-	-	107,000	15,370
Repayment of bank loans		-	-	(15,000)	(2,155)
Payment for offering expenses		-	(5,164)	-	-
Proceeds from contributions from equity shareholders		-	-	217	31
Others		(112)	-	-	-
Net cash generated from/ (used in) financing activities		6,021	(142,633)	72,995	10,485
Net decrease in cash and cash equivalents and restricted cash		137,100	(138,891)	(37,735)	(5,420)
Cash and cash equivalents and restricted cash at the beginning of the year		191,257	328,357	189,466	27,215
Cash and cash equivalents and restricted cash at the end of the year		328,357	189,466	151,731	21,795
Supplemental disclosure of cash flow information:
Interest paid		9	8	2,322	334
Income tax paid		12,354	29,083	4,305	618
Supplemental disclosure of non-cash investing and financing activities:
Payables for purchase of property and equipment		11,702	-	-	-
Accretion of Redeemable Owners’ Investment	16	19,000	9,814	-	-
Consideration payable for the acquisitions of subsidiaries	4	-	27,800	-	-
Supplemental disclosure of cash and cash equivalents and restricted cash:
Cash and cash equivalents		321,776	174,679	140,132	20,129
Restricted cash		6,581	14,787	11,599	1,666
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows		328,357	189,466	151,731	21,795

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

1.	Organization and Principal Activities

(a)	Principal activities

Meten International Education Group (the “Company”) was incorporated on July 10, 2018 under the law of Cayman Islands as an exempted company with limited liability. The Company, through its subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as the “Group”) is primarily engaged in providing a wide range of educational programs, services and products, consisting primarily of classroom-based English training services, overseas training services, online English training services and operation of education software. All of the Group’s operations and customers are located in the People’s Republic of China(“PRC”). The Company does not conduct any substantive operations of its own.

As of December 31, 2019, the details of the Company’s major subsidiaries, consolidated VIEs and the major subsidiaries of the VIEs are as follows:

Entity	Date of Incorporation	Place of Incorporation	Percentage of Direct or Indirect economic Ownership	Principal Activities
Major subsidiaries:
Meten Education Investment Limited (“Meten BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Likeshuo Education Investment Limited (“Likeshuo BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Meten Education (Hong Kong) Limited (“Meten HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Likeshuo Education (Hong Kong) Limited (“Likeshuo HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Zhuhai Meizhilian Education Technology Co., Ltd. (“Zhuhai Meizhilian”)	September 20, 2018	PRC	100%	Technology development and education consulting service
Zhuhai Likeshuo Education Technology Co., Ltd. (“Zhuhai Likeshuo”)	September 20, 2018	PRC	100%	Technology development and education consulting service
VIEs:
Shenzhen Meten International Education Co., Limited (“Shenzhen Meten”)	April 3, 2006	PRC	100%	Offline English training
Shenzhen Likeshuo Education Co., Ltd. (‘‘Shenzhen Likeshuo’’)	October 26, 2018	PRC	100%	Online English training
VIEs’ major subsidiaries and schools:
Shenzhen Qianhai Meten Technology Co., Ltd	October 30, 2013	PRC	80%	Online English training

Meten Education (Shenzhen) Co., Ltd	November 24, 2015	PRC	100%	Offline English training
Nanjing Meten Foreign Language Training Co., Ltd	December 6, 2013	PRC	100%	Offline English training
Chengdu Meten Education Technology Co., Ltd	April 20, 2016	PRC	100%	Offline English training
Guangzhou Meten Education Technology Co., Ltd	March 29, 2016	PRC	100%	Offline English training
Beijing Jingchengying Education and Culture Development Co., Ltd.	September 16, 2002	PRC	80%	Offline English training
Beijing Jingcheng Education Network Technology Co., Ltd.	July 15, 2005	PRC	80%	Offline English training
Beijing Fengtai District ABC Foreign Language Training School	May 27, 2005	PRC	80%	Offline English training
Beijing Xicheng District ABC Foreign Language Training School	February 16, 2007	PRC	80%	Offline English training
Harbin ABC Foreign Language School	February 28, 2000	PRC	80%	Offline English training
Harbin ABC Culture Training School	November 18,2016	PRC	80%	Offline English training
Harbin Xiangfang District ABC Foreign Language School	July 31, 2006	PRC	80%	Offline English training

(b)	History of the Group and reorganization

The Group’s history began in April 2006 with the commencement of operations of Shenzhen Meten, a limited liability company incorporated in the PRC by Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo (collectively known as the “Founders”). On December 18, 2017, Shenzhen Meten converted into a joint stock limited liability company and 30,000,000 shares of RMB1 each were issued.

From March 2012 to August 2018, Mr. Yun Feng, Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.11 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.21 Investment Fund Partnership (Limited Partnership), Zhihan (Shanghai) Investment Center (Limited Partnership), Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership) (collectively known as the “Pre-listing Investors”) each acquired certain equity interests in Shenzhen Meten.

In preparation of the listing in capital markets of Shenzhen Meten’s general adult English training, overseas training services, online English training and other English language-related services businesses (“the Business”), Shenzhen Meten has undergone a series of reorganization transactions (“Reorganization”) in 2018. The main purpose of the Reorganization is to establish a Cayman holding company for the Business in preparation for its overseas listing.

The Reorganization was executed in the following steps:

1)	The Company was incorporated as an exempted company with limited liability in the Cayman Islands on July 10, 2018 and as offshore holding company of the Group. In July and August 2018, the Founders and Pre-listing Investors subscribed for ordinary shares of the Company at par value, all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. Upon the issuance of ordinary shares to the Founders and Pre-listing Investors, the equity structure of the Company is identical to that of Shenzhen Meten.

2)	In July 2018, the Company further established two wholly-owned subsidiaries in the British Virgin Islands, Meten BVI and Likeshuo BVI.

3)	In August 2018, Meten BVI and Likeshuo BVI established two wholly-owned subsidiaries in Hong Kong, Meten HK and Likeshuo HK, respectively.

4)	In September 2018, Meten HK and Likeshuo HK established two wholly-owned subsidiaries in China, named Zhuhai Meten and Zhuhai Likeshuo, respectively.

5)	In October 2018, Shenzhen Meten was split into three separate legal entities, namely Shenzhen Meten, Shenzhen Likeshuo and Shenzhen Yilian Education Investment Co. Ltd. (“Shenzhen Yilian Investment”).

6)	In November 2018, Zhuhai Meten and Zhuhai Likeshuo (collectively the “WFOEs”) entered into a series of contractual arrangements, including a business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement (collectively referred to as the “Contractual Arrangements” as further described below) with Shenzhen Meten, Shenzhen Likeshuo and their shareholders, respectively. Consequently, Shenzhen Meten and Shenzhen Likeshuo became consolidated VIEs of the Company upon the completion of the relevant reorganization steps.

7)	As part of the Reorganization, Shenzhen Meten transferred its equity interests in certain operations that are not a part of the Business to Shenzhen Yilian Investment and made a net cash distribution of approximately RMB148,270. Such net payment is recorded as distributions in connection with Reorganization in the accompanying consolidated statements of changes in shareholders’ deficit for the year ended December 31, 2018.

The Reorganization involved the restructuring of the legal structure of the Business, which was under common control and did not result in any changes in the economic substance of the ownership and the Business. The accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Upon completion of the Reorganization, the Company’s shares and per share information including the basic and diluted income/(loss) per share have been presented retrospectively as if the number of ordinary shares outstanding immediately after the completion of the Reorganization had been outstanding from the beginning of the earliest period presented, except for the ordinary shares issued in connection with the exchange of Redeemable Owner’s Investment held by the Pre-listing investors during the Reorganization have been weighted for the portion of the period that they were outstanding.

(c)	VIE arrangements

Given the uncertainties as to whether applicable PRC laws and regulations prohibit foreign investors from providing English language training and value-added telecommunications services in the PRC, the Company operates substantially all of its business through its VIEs. To provide the Company the control of the VIEs, Zhuhai Meten and Zhuhai Likeshuo entered into a series of contractual arrangements with the VIEs and their respective equity holders as follows:

Business Cooperation Agreements

Pursuant to the business cooperation agreements, the WFOEs shall provide management support, consulting services and technical services necessary for the English training and relevant services, and in return, the VIEs shall pay services fees to the WFOEs accordingly as described under the exclusive technical service and management consultancy agreement. Without the prior written consent of the WFOEs, the VIEs and its affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party.

Exclusive Technical Service and Management Consultancy Agreements

Pursuant to the exclusive technical service and management consultancy agreements, the WFOEs agreed to provide exclusive technical services to the VIEs and its affiliated entities. Without the prior written consent of the WFOEs, the VIEs and their respective affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. The WFOEs owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by the PRC laws or regulations. In consideration of the technical and management consultancy services provided by the WFOEs, the VIEs and their respective affiliated entities agreed to pay annual service fees to the WFOEs in an amount at the WFOEs’ discretion. As of December 31, 2018, no service fee had been paid by and or was payable from the VIEs to the WFOEs.

Exclusive Call Option Agreements

Under the exclusive call option agreements, entered into among the VIEs, the WFOEs and each of the equity holders of the VIEs, each of the equity holders of the VIEs irrevocably granted the WFOEs an exclusive option to purchase, or have its designated representatives to purchase, to the extent permitted under PRC law, all or part of his or its equity interests in the VIEs. The WFOEs or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. The exercise prices for the VIEs is equal to the lowest price as permitted under applicable PRC law and regulations. Without the WFOEs’ prior written consent, the VIEs’ equity holders shall not sell or otherwise dispose of their beneficial interest, increase or decrease the registered capital, amend its articles of association, create or allow any encumbrance on its assets or other beneficial interests and provide any loans or guarantees, etc.. The agreements expire upon transfer of all equity interest and assets of the VIEs to the WFOEs or its designated representatives.

Equity Pledge Agreements

Pursuant to the equity pledge agreements among the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs shall pledge all of their equity interests in the VIEs to the WFOEs to guarantee the performance by the VIEs and the equity holders’ performance of their respective obligations under the Contractual Arrangements. In enforcing the pledge, if the VIEs and/or their shareholders breach their contractual obligations under those agreements, the WFOEs, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. This agreement is not terminated until all of the VIEs’ obligations have been fulfilled under the Contractual Arrangements.

Shareholders’ Rights Entrustment Agreements

Pursuant to the shareholders’ rights entrustment agreement signed between the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs irrevocably appointed the WFOEs as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of its equity interest in the VIEs, including but not limited to executing the exclusive right to convene and attend shareholders’ meeting, vote on all matters of the VIEs under their Articles of Association, nominate and appoint directors and other senior management members of the VIEs. These agreements remain effective and irrevocable in the period which can be extended under PRC laws until the WFOEs has purchased all equity of the VIEs under the exclusive call option agreements.

Spousal Undertakings

Pursuant to the spouse undertakings, the respective spouse of the individual shareholders of the VIEs has irrevocably agreed to the execution of business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement. The respective spouse of the individual shareholders of the VIEs further undertakes that he or she has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to the VIEs and its affiliated entities, and confirms that the respective shareholder or its designated person can execute all necessary documents and perform all necessary procedures and give effect to the fundamental purposes under the contractual arrangements mentioned above, and further confirms and agrees to all such documents and procedures in relation to the spouse’s equity interest in the VIEs.

Through the aforementioned contractual agreements, the Company has the ability to:

●	exercise effective control over the VIEs whereby having the power to direct Shenzhen Meten and Shenzhen Likeshuo’s activities that most significantly drive the economic results of them;

●	receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from Shenzhen Meten and Shenzhen Likeshuo as if it was their sole shareholder; and

●	have an exclusive option to purchase all of the equity interests in Shenzhen Meten and Shenzhen Likeshuo.

Management therefore concluded that the Company, through the above Contractual Arrangements, has the power to direct the activities that most significantly impact the VIEs’ economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the VIEs, and therefore the Company is the ultimate primary beneficiary of these VIEs. Consequently, the financial results of the VIEs were included in the Group’s consolidated financial statements.

The table sets forth the assets and liabilities of the VIEs included in the Company’s consolidated balance sheets:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
ASSETS
Current assets
Cash and cash equivalents	174,323	138,827
Contract assets	14,208	7,824
Accounts receivable	2,221	28,903
Other contract costs	46,503	54,088
Prepayments and other current assets	104,761	56,654
Amounts due from related parties	29,206	21,468
Prepaid income tax	12,674	12,265

Total current assets	383,896	320,029

Non-current assets
Restricted cash	14,787	11,599
Other contract costs	7,968	10,114
Equity method investments	23,426	26,084
Property and equipment, net	211,954	219,502
Operating lease right-of-use assets	-	484,225
Intangible assets, net	36,904	24,968
Deferred tax assets	4,072	4,200
Goodwill	276,905	302,158
Long-term prepayments and other non-current assets	46,978	62,337

Total non-current assets	622,994	1,145,187

Total assets	1,006,890	1,465,216

Current liabilities
Accounts payable	13,974	14,648
Bank loans	-	92,000
Deferred revenue	432,083	408,287
Salary and welfare payable	67,892	71,334
Financial liabilities from contracts with customers	423,163	490,095
Accrued expenses and other payables	78,462	46,845
Current operating lease liabilities	-	142,155
Income taxes payable	3,468	495
Amounts due to related parties	20,073	851

Total current liabilities	1,039,115	1,266,710

Non-current liabilities
Deferred revenue	52,169	60,528
Deferred tax liabilities	23,101	14,085
Operating lease liabilities	-	333,613
Non-current tax payable	6,801	26,085

Total non-current liabilities	82,071	434,311
Total liabilities	1,121,186	1,701,021

The table sets forth the results of operations of the VIE included in the Company’s consolidated statements of comprehensive income/(loss):

	Years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net revenues	1,149,721	1,424,234	1,447,899
Net income/(loss)	40,342	53,755	121,363

The table sets forth the cash flows of the VIE included in the Company’s consolidated statements of cash flows:

	Years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net cash generated from/(used in) operating activities	259,708	78,680	(16,195)
Net cash used in investing activities	(128,629)	(74,793)	(99,087)
Net cash generated from/(used in) financing activities	6,021	(142,633)	72,778

The unrecognized revenue producing assets that are held by the VIEs comprise of assembly workforce and intellectual property and trademarks which were not recorded on the Company’s consolidated balance sheets as they do not meet all the capitalization criteria.

In accordance with the Contractual Arrangements, the Company has power to direct activities of the VIEs, and can have assets transferred freely out of the VIEs without restrictions. Therefore the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the respective VIE, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of its net assets, equivalent to the balance of their registered capital and statutory reserves, to the Company in the form of loans and advances or cash dividends. Please refer to Note 23 for disclosure of the restricted net assets.

As the VIEs are incorporated as limited liability companies under the PRC Company Law, the creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

Risks associated with VIE arrangements

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and the Company cannot assure you that the PRC government would agree that the Group’s corporate structure or any of the above-mentioned Contractual Arrangements comply with current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these Contractual Arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If the Company and its consolidated VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

(a)	revoking the business licenses of such entities;

(b)	discontinuing or restricting the operations of any transactions among the Company’s PRC subsidiaries and the VIEs;

(c)	limiting the Company’s business expansion in China by way of entering into contractual arrangements;

(d)	confiscating the income of the VIEs or the Company’s PRC subsidiaries;

(e)	imposing fines, penalties or other requirements with which the Company, its PRC subsidiaries or consolidated VIEs may not be able to comply;

(f)	requiring the Company to restructure its ownership structure or operations, terminate the Contractual Arrangements with the VIEs and deregistering the equity pledges on the equity interest in the VIEs, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

(g)	restricting or prohibiting its use of the proceeds of any offering to finance its business and operations in China; or

(h)	restricting the use of financing sources by the Company or the VIEs, or otherwise restricting the Company or the VIEs’ ability to conduct business.

If the imposition of any of these penalties precludes the Company from operating its business, it would no longer be in a position to generate revenue or cash from it. If the imposition of any of these penalties causes the Company to lose its rights to direct the activities of its consolidated VIEs or its rights to receive its economic benefits, the Company would no longer be able to consolidate these entities, and its financial statements would no longer reflect the results of operations from the business conducted by VIEs except to the extent that the Company receives payments from VIEs under the Contractual Arrangements. Either of these results, or any other significant penalties that might be imposed on the Company in this event, would have a material adverse effect on its financial condition and results of operations.

(d)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’).

The consolidated financial statements are presented in Renminbi (“RMB”), rounded to the nearest thousands except share data and per share data, or otherwise noted.

The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements, including obtaining bank borrowings.

Historically, the Group relied on external bank loans and financing from Pre-listing investors to fund its working capital and capital expenditure requirements and to meet its obligations and commitments when they become due.

During the year ended December 31, 2019, the Group incurred a net loss of RMB225,068 and had a net negative operating cash flow of RMB21,571. As of December 31, 2019, the Group had a total deficit of RMB242,939 and net current liabilities of RMB954,529.

The operations of all of the Group’s offline learning centers were suspended in February and March 2020 pursuant to the use of emergency executive authority by central and local governments in relation to the containment of the COVID-19 pandemic. The suspension of the Group’s offline learning centers has had a material adverse effect on its business, financial condition and results of operations.

The Group had taken actions to manage its costs and to conserve cash, including reducing operating expenses, negotiating rent concessions for certain leased properties and closing underperforming learning centers. The Group has also migrated some offline general adult ELT, overseas training and junior ELT courses to various online platforms to continue the delivery of the relevant training services. The Group’s offline learning centers had been gradually reopened since April 2020 with approval of central and relevant local governments. As of the date of issuance of the accompanying consolidated financial statements, a majority of the Group’s offline learning centers have been partially or fully reopened.

On March 30, 2020, Meten EdtechX Education Group Ltd. (“Holdco”) consummated its acquisition of the Company and EdtechX Holdings Acquisition Corp. (“EdtechX”), pursuant to the merger agreement dated December 12, 2019 (“Merger Agreement”). Upon consummation of the acquisition, the Company and EdtechX became wholly owned subsidiaries of the Holdco. In connection with transaction, the merged entity received $32 milion equity investments from certain new investors.

On April 2, 2020, the Group borrowed a RMB5,000 short-term loan from Postal Savings Bank of China with a maturity date of April 2, 2021. This borrowing is guaranteed by Shenzhen Likeshuo, Mr. Zhao Jishuang and his spouse. On April 28, 2020, the Group borrowed an additional RMB30,000 with a maturity date of October 28, 2020, under its China Merchants Bank’s facilities as further described in Note 14. In May 2020, the Group obtained financing of RMB30,000 from Mr. Zhao Jishuang and Mr. Zhao Jishuang has undertaken that repayment of this advance will not be requested until the Group has obtained funding from other sources and is in a position to meet all repayment obligations.

The Group has carried out a review of its cash flow forecast for the twelve months ending from the date of issuance of the accompanying consolidated financial statements. Based on such forecast, management believes that adequate sources of liquidity exist to fund the Group’s working capital and capital expenditures requirements, and other liabilities and commitments as they become due. In preparing the cash flow forecast, management has considered historical cash requirements, working capital and capital expenditures plans, estimated operating cash flows during forecast period taking into consideration the impact of the COVID-19 pandemic, existing cash on hand, as well as other key factors, including utilization of credit facilities granted by financial institutions.

(e)	Principles of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs. All transactions and balances among the Company, its subsidiaries and its VIEs have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company, through the WFOEs holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

2.	Significant accounting policies

(a)	Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, estimate of standalone selling prices of each unit of accounting in multiple elements arrangements, estimate of breakage, the fair value of identifiable assets acquired, liabilities assumed and non-controlling interests in business combinations, the useful lives of long-lived assets including intangible assets, the fair value of the reporting unit for the goodwill impairment test, the allowance for doubtful accounts receivable and other receivables, the realization of deferred tax assets, the fair value of share-based compensation awards, lease liabilities, right-of-use assets and the recoverability of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(b)	Functional currency

The Group use RMB as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of the PRC is United States dollar (“US$”), while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters.

(c)	Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive income/(loss) and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 6.9618, representing the index rates stipulated by the Federal Reserve Bank of New York on 31 December 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2019, or at any other rate. The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(d)	Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, and highly liquid investments. The Group considers highly liquid investments that are readily convertible into known amounts of cash and with a maturity of three months or less when purchased to be cash equivalents. All of the Group’s bank deposits is RMB denominated and are placed with financial institutions in the PRC. The Group does not have any cash equivalents as of December 31, 2018 and 2019, respectively.

(e)	Short-term investments

Short-term investments include wealth management products, which are mainly deposits with variable interest rates placed with financial institutions. The Group classifies the wealth management products as available-for-sale securities. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

(f)	Contract assets

A contract asset is recognized when the Group recognizes revenue before being unconditionally entitled to the consideration under the payment terms set out in the contract. Contract assets are set off against financial liabilities with customers when the customers are not entitled to full refund of the tuition fee paid (see note 2(r)).

(g)	Accounts receivable

Accounts receivable primarily consist of receivables of franchise fees. Accounts receivable are presented net of allowance for doubtful accounts. The Group uses specific identification in providing for bad debts when facts and circumstances indicate that collection is doubtful and based on factors listed in the following paragraph. If the financial conditions of its franchisee were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

The Group maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Accounts receivable are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2017, 2018 and 2019, the Group does not have any off-balance-sheet credit exposure relate to its customers, except for the guarantees given to installment institutions for loans granted to customers of the Group’s English training services in Note 22(b).

(h)	Contract costs

Contract costs are the incremental costs of obtaining a contract with a customer. Incremental costs of obtaining a contract are those costs that the Group incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained e.g. an incremental sales commission. Incremental costs of obtaining a contract are capitalized when incurred if the costs relate to revenue which will be recognized in a future reporting period and the costs are expected to be recovered. Other costs of obtaining a contract are expensed when incurred. Capitalized contract costs are stated at cost less accumulated amortization and impairment losses.

Contract costs capitalized as of December 31, 2018 and 2019 relate to the incremental sales commissions paid to third-party sales agents or the Group’s sales personnel whose selling activities resulted in customers entering into sale and purchase agreements for the Group’s services. Contract costs are recognized as part of “selling and marketing expenses” in the consolidated statements of comprehensive income/(loss) in the period in which revenue from the related services is recognized. The amount of capitalized costs recognized in profit or loss for the years ended December 31, 2017, 2018 and 2019 were RMB 68,191, RMB 87,126 and RMB 87,635 respectively.

(i)	Restricted cash

Restricted cash mainly consists of security deposits for establishments of training schools as requested by local education bureau. Restricted cash is classified as either current or non-current based on when the funds will be released in accordance with the terms of the respective agreement for the establishment. Amounts included in restricted cash represent those required to be set aside by a contractual agreement with education bureau.

(j)	Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into earnings and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investments. An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

(k)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

Gains or losses arising from the disposal of an item of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of disposal.

The estimated useful lives are presented below.

Buildings	20 years
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets
Motor vehicles	5 years
Equipment, fixture and furniture, and other fixed assets	2 - 10 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

The Group capitalizes costs associated with the acquisition of major software for internal use in other assets in the consolidated balance sheets and amortizes the assets over the expected life of the software, generally between five and ten years.

(l)	Business combinations

Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

Major business combinations occurred during the years ended December 31, 2017, 2018 and 2019 are disclosed in Note 4.

(m)	Acquired intangible assets, net

Acquired intangible assets other than goodwill mainly consist of trademark, backlog, customer relationship and favorable lease assets, and are carried at cost, less accumulated amortization and impairment. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives. The amortization periods by intangible asset classes are as follows,

Trademark	10 years
Backlog	3 years
Customer relationship	5.5 years
Favorable lease contracts	3 years
Reacquired right	1 year

(n)	Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment losses were recorded for the years December 31, 2017, 2018 and 2019.

(o)	Operating leases

Policy applicable before January 1, 2019:

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements comprehensive (loss)/income on a straight-line basis over the lease periods. Certain operating leases contain rent holidays and escalating rent. Rent holidays and escalating rent are considered in determining the straight-line rent expense to be recorded over the lease term. The Group had no capital leases for the years ended December 31, 2016, 2017 and 2018.

Policy applicable beginning January 1, 2019:

The Group determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current and non-current lease liabilities on the Group’s consolidated balance sheets.

ROU lease assets represent the Group’s right to use an underlying asset for the lease term and lease obligations represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Group’s leases do not provide an implicit rate, the Group use its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The Group’s incremental borrowing rate for a lease is the rate of interest it would have to pay to borrow an amount equal to the lease payments under similar terms. The operating lease ROU assets also include initial direct costs incurred and any lease payments made to the lessor or before the commencement date, minus any lease incentives received. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

(p)	Goodwill

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of the reporting unit, assignment of assets and liabilities to the reporting unit, assignment of goodwill to the reporting unit, and determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital.

The Group has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value prior to performing the two-step goodwill impairment test. If it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the Group performs step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. The Group performs its annual impairment review of goodwill at December 31 of each year. No impairment losses were recorded for goodwill for the years ended December 31, 2017, 2018 and 2019.

(q)	Deferred Revenue

Cash proceeds received from customers are recorded as deferred revenue when the Group being unconditionally entitled to the tuition fees/proceeds under the payment terms set out in the contract. Deferred revenue are recognized as revenues when revenue recognition criteria are met.

(r)	Revenue recognition

The Company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of ASC 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The primary sources of the Group’s revenues are as follows:

(1)	General adult English training service and overseas training service

The general adult English training service primarily consist of English classroom-based training. Course fees are generally collected in advance as a package or paid under installment plans for: (i) service fee of main English classroom-based courses; (ii) service fee of supplementary English classroom-based course; (iii) educational materials; and (iv) assessment of level of English proficiency.

The overseas training services are provided for customers planning to take international standardized tests and/or study abroad. Such services comprise international standardized test preparation courses and overseas study services.

The customers can attend main English classroom-based course/overseas training for predetermined course hours in a predetermined period of time. Supplementary English classroom-based course can be attended without limit in such period of time.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. Generally, customers are entitled to a short-term course trial period/trial courses which commences on the date the course begins or the date of contract signed. Course fee refunds are provided to customers if they decide not to participate in such course within the trial period/trial courses. In addition, the Group offers refunds of the amount related to the course fee of the undelivered course hours after deducting 30% of it or certain amount of teaching service fee for each completed course level to customers who withdraw from a course, provided attended course hours are less than or equal to 30% of total hours in the courses at the time of withdrawal. No refund will be provided for customers attending more than 30% of total hours in the underlying courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2017, 2018 and 2019.

Each type of service/product included in the course fee is a separate unit of accounting, as each type has distinct nature with different patterns and measurements of transfer to the customers. The Group estimates standalone selling prices of each service/product and recognizes them in different revenue recording methods.

For main English classroom-based courses/overseas training services, revenues are recognized proportionately as the course hours are consumed. Customers may not utilize all of their contracted rights within the service period. Such unutilized service treatments are referred to as breakage. An expected breakage amount is determined by historical experience and is recognized as revenue in proportion to the pattern of service utilized by the customers.

For supplementary English classroom-based course, revenues are recognized on a straight-line basis over the entire main English classroom-based course period.

For educational materials and assessments of level of English proficiency, revenues are recognized according to the accounting policy as set out in note 2(r)(4) below.

Course fee received are initially recorded as financial liabilities from contracts with customers. During the trial period/trial courses, the Group recognizes contract assets when revenues are recognized. After the completion of trial period/trial course but before the completion of 30% of total hours in the courses, the contract assets are set off against the financial liabilities from contracts with customers and recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers, and non-refundable amounts of course fee are transferred from financial liabilities from contracts with customers to deferred revenue. After the completion of 30% of total hours in the courses, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue.

(2)	Online English training services

The Group operates “Likeshuo” platform to offer online live streaming English training services. Customers enroll for online courses by the use of prepaid study cards.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered on the “Likeshuo” platform, the Group typically allows a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with the delivering such courses/services online, provided that a customer shall apply for refund at any time during these courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2017, 2018 and 2019.

The proceeds collected for the study cards are initially recorded as financial liabilities from contracts with customers. Revenues are generally recognized proportionately as the course/service hours are delivered.

(3)	Junior English training

The Group offers junior English training services under “Meten” brand and “ABC” brand. Customers attend the classroom-based training for predetermined course hours in a predetermined period of time.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered under “Meten” brand, the refund policy is similar to the general adult English training service. For courses offered under “ABC” brand, customers are generally entitled to full refund regarding the incompleted course hours after deduction of RMB 2,000 as the early contract termination fee if a student requests a refund within 30 days upon the commencement of the course. No refund will be provided if a student requests a refund after 30 days upon the commencement of the course. Course fee received are initially recorded as financial liabilities from contracts with customers. Within the trial period of 30 days, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers. After 30 days upon the commencement of the course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue. Revenues are generally recognized proportionately as the course hours are delivered.

(4)	Sales of goods

Sales of goods are primarily derived from 1) sales of food and beverage during tuitions; and 2) delivery of educational materials and assessment report of level of English proficiency as included in the package of general classroom-based English training services. Revenue is recognized when the customer takes possession of and accepts the products.

(5)	Revenue from other English language-related services

Revenue from other English language-related services are primarily derived from franchising learning centers through which the franchisee are authorized to use the Group’s brand and are required to adopt the Group’s centralized management system. An initial franchise fee and one-time design consulting fee or a renewal franchise fee is received when the Group enters into or renew a franchise agreement. During the term of the franchise, each franchised learning center are charged recurring franchise fees monthly based on an agreed percentage of its collected course and service fees and related individual course materials fees. The revenue of initial/renewal franchise fee is recognized on a straight-line basis over the franchise period. The revenue of one-time design consulting fee is recognized when the consulting service is provided. The revenue of recurring franchise fee is recognized when the Group and the franchisee confirm and agree the calculation of the fee at the end of each month during the franchise period.

(s)	Cost of revenue

Cost of revenue consists of expenditures incurred in the generation of the Group’s revenue, includes but not limited to the course content related costs, service fees paid to contract human teachers in courses, rental expenses, IT service costs and depreciations for property and equipment.

(t)	Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising costs, branding and marketing expenses, salary and welfare for sales and marketing personnel, commission to distribution channels and sales and marketing personnel. The branding and marketing expenses amounted to RMB 135,418, RMB 144,203 and RMB 140,281 for the years ended December 31, 2017, 2018 and 2019, respectively.

(u)	General and administrative expenses

General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, share-based compensation expenses, agency expenses, depreciation expenses for property and equipment, property management fee and general office expenses.

(v)	Research and development expenses

Research and development costs are expensed as incurred.

(w)	Government grants

Government grant is recognized when there is reasonable assurance that the Group will comply with the conditions attach to it and the grant will be received. Government grant for the purpose of giving immediate financial support to the Group with no future related costs or obligation is recognized in the Company’s consolidated statements of comprehensive income (loss) when the grant becomes receivable. For the years ended December 31, 2017, 2018 and 2019, RMB 4,046, RMB 7,817 and RMB 5,773 of government grants were recognized, respectively.

(x)	Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB 47,438, RMB 56,248 and RMB 62,084 for the years ended December 31, 2017, 2018 and 2019, respectively.

(y)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted.

The Group reduces the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is ‘‘more-likely-than-not’’ that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a ‘‘more-likely-than-not’’ realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and the Group’s experience with operating loss and tax credit carryforwards, if any, not expiring.

The Group recognizes in its financial statements the impact of a tax position if that position is ‘‘more-likely-than-not’’ to prevail based on the facts and technical merits of the position. Tax positions that meet the ‘‘more-likely-than-not’’ recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties recognized related to unrecognized tax benefits are classified as income tax expense in the consolidated statements of comprehensive income.

(z)	Share based compensation

Share-based awards granted to the employees in the form of share options are subject to service and non-market performance conditions. They are measured at the grant date fair value of the awards. The compensation expense in connection with the shares awarded to employees is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

In determining the fair value of the shares awarded to employees, the discounted cash flow pricing model has been applied.

Estimation of the fair value involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including the expected share price volatility (approximated by the volatility of comparable companies), discount rate, risk-free interest rate and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks and its operating history and prospects at the time the grants are made.

(aa)	Statutory reserve

In accordance with the Company Laws of the PRC, the PRC Entities registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined in accordance with the legal requirements in the PRC. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the statutory reserves are restricted to the off-setting of losses or increasing capital of the respective company. All these reserves are not allowed to be transferred to their investors in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

(ab)	Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(ac)	Fair value measurements

The Group applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The carrying amounts of cash and cash equivalents, accounts receivable, amounts due from related parties, accounts payable, amounts due to related parties, income taxes payable, accrued expenses and other payables as of December 31, 2018 and 2019 approximate their fair values because of short maturity of these instruments.

(ad)	Net income/(loss) per share

Basic net income/(loss) per share is computed by dividing net income/(loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted net income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised into common shares. Common share equivalents are excluded from the computation of the diluted net income/(loss) per share in years when their effect would be anti-dilutive. The Group has non-vested shares which could potentially dilute basic income/(loss) per share in the future. To calculate the number of shares for diluted net income/(loss) per share, the effect of the non-vested shares is computed using the treasury stock method.

(ae)	Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheets. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Group elected to recognize and measure leases existing at the beginning of the period of adoption through a cumulative–effect adjustment using a modified retrospective approach, with certain practical expedients available. The Group adopted the standard as of January 1, 2019 and applied the modified retrospective approach on this date by recording a cumulative-effect adjustment.  In addition, the Group elected the package of practical expedients permitted under the transition guidance within the new standard.

The following table summarizes the effect on the consolidated balance sheet as a result of adopting ASC 842.

	December 31, 2018 As Previously Reported	Effect of the Adoption of ASC 842	January 1, 2019 As Adjusted
Current portions:
Prepayment and other current assets	104,761	(10,612)	94,149
Current operating lease liabilities	-	99,706	99,706

Non-current portions:
Operating lease right-of-use assets	-	397,490	397,490
Intangible assets, net	36,904	(6,305)	30,599
Operating lease liabilities	-	280,867	280,867

The Group has operating leases for learning centers, corporate offices, and office equipment. The Group’s leases are for an initial 1 to 10 years’ term.

Short-term leases are leases having a term of twelve months or less. The Group recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for Emerging Growth Company (“EGC”) for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In January 2017, the FASB issued guidance which simplifies the current two-step goodwill impairment test by eliminating Step two of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. This guidance is effective for EGC for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for the interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is currently evaluating the impact of the adoption of this guidance on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for the Group beginning after December 15, 2019 including interim periods within the year. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 (“ASU 2019-12”), Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03 (“ASU 2020-03”), Codification Improvements to Financial Instruments. ASU 2020-03 represents changes to clarify or improve the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. With regard to amendments related to Issue 1, Issue 2, Issue 4, and Issue 5, for public business entities, the amendments are effective upon issuance of this final Update, for all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early application is permitted. With regard to amendments related to Issue 6 and Issue 7, for entities that have not yet adopted the guidance in Update 2016-13, the effective dates and the transition requirements for these amendments are the same as the effective date and transition requirements in Update 2016-13, for entities that have adopted the guidance in Update 2016-13, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

3.	Risks and Concentration

(a)	Foreign exchange risk

As the Group’s principal activities are carried out in the PRC, the Group’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Group during the reporting periods.

(b)	Credit and concentration risk

The Group’s credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned either from franchisee or from customers under the installment payment arrangement. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

The credit risk exposure resulted from guarantee provided for customers under the installment payment arrangement are disclosed in Note 22(b).

(i)	Concentration of revenues

No single customer represented 10% or more of the Group’s revenues for the years ended December 31, 2017, 2018 and 2019.

(ii)	Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group conducts credit evaluations on its franchisees and customers under the installment payment arrangements and generally does not require collateral or other security from such franchisees and customers.

The following table summarized party with greater than 10% of the accounts receivable:

	As of December 31,
	2018	2019
Receivables from Franchisee A	*	13%
Receivables from Franchisee B	65%	15%
Receivables from Franchisee C	15%	*
Receivables from Franchisee D	*	11%
Receivables from Franchisee E	-	11%

*	Less than 10%

4.	Business combinations

Assets acquired and liabilities assumed in business combinations were recorded on the consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Group have been included in the consolidated statements of income (loss) since their respective dates of acquisition. The excess of the purchase price at the acquisition date over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

Business acquisitions for the year ended December 31, 2019:

On May 31, 2019, Shenzhen Meten entered into several agreements with respect to certain business acquisitions, including 1)Yunnan Meten Enterprise Management Co., Ltd.; 2) Nantong Meilianhang Education Consulting Co., Ltd.; 3) Nantong Chongchuang Xinlianyu English Training School Co., Ltd.; and 4) Hefei Yilian Education Training Co., Ltd. (collectively referred as the “Acquirees”), pursuant to which Shenzhen Meten agreed to acquire 100% equity interests in the Acquirees for a total cash consideration of RMB15,010. Upon completion of the acquisition on May 31, 2019, the Acquirees became wholly-owned subsidiaries of Shenzhen Meten.

The principal business activity of the Acquirees is providing general English language training service. The Acquirees were the franchised stores of the Group prior to the acquisition and management considered the results of the Group’s operations involving franchisees to be immaterial.

These transactions were accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The results of the Acquirees’ operations have been included in the Company’s consolidated financial statements since May 31, 2019. The revenue and net income of the Acquirees from the acquisition date to December 31, 2019 is RMB23,999 and RMB6,585 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows:

As of May 31, 2019
RMB’000
Cash and cash equivalents	4,254
Prepayments and other current assets	8,974
Property, plant and equipment	6,959
Operating lease right-of-use	15,320
Intangible assets	200
Accounts payable	(1,518)
Deferred revenue	(25,098)
Salary and welfare payable	(1,219)
Accrued expenses and other payables	(2,795)
Operating lease liabilities	(15,320)
Goodwill	25,253
Total purchase consideration	15,010

The intangible assets mainly consist of reacquired right. The fair values of the reacquired right of RMB200 is amortized within 1 year on a straight line basis. The goodwill of RMB25,253, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to general English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2018 and 2019 is presented as if the acquisitions had been consummated on January 1, 2018 and after giving effect to acquisition accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Unaudited pro forma consolidated statements of comprehensive income(loss) for the years ended December 31, 2018 and 2019:

	Years Ended December 31,
	2018	2019
	RMB’000	RMB’000
Revenues	1,455,736	1,464,028
Net income/(loss)	48,990	(228,193)

Business acquisitions in the year ended December 31, 2018:

On June 25, 2018, Shenzhen Meten entered into an agreement with the then shareholders of Beijing Jingchengying Education Culture Development Co., Ltd. (referred as “ABC Education” which is the brand name of this company), pursuant to which Shenzhen Meten agreed to acquire 80% equity interests in ABC Education for a cash consideration of RMB139,040. Upon completion of the acquisition, ABC Education became a partially-owned subsidiary of Shenzhen Meten. The acquisition was consummated on June 30, 2018.

The principal business activity of ABC Education is providing Junior English training service.

The transaction was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The results of ABC Education’s operations have been included in the Company’s consolidated financial statements since June 30, 2018. The revenue and net loss of ABC Education from the acquisition date to December 31, 2018 is RMB62,791 and RMB11,520 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows. The non-controlling interest represents the fair value of the 20% equity interest not held by the Company:

As of June 30, 2018
RMB’000
Cash and cash equivalents	24,248
Accounts receivable	165
Prepayments and other current assets	43,122
Inventories	2,517
Prepaid tax	613
Other current assets	3,804
Property, plant and equipment	3,679
Intangible assets	41,010
Accounts payable	(1,467)
Deferred revenue	(149,656)
Salary and welfare payable	(6,981)
Deferred tax liabilities	(17,832)
Fair value of non-controlling interests	(26,070)
Goodwill	221,888
Total purchase consideration	139,040

The intangible assets mainly consist of trademark, backlog, customer relationship and favorable lease contracts. The fair values of the trademark of RMB16,200, the backlog of RMB5,815, the customer relationship of RMB11,400 and the favorable lease assets of RMB 7,565 are amortized over 10 years, 3 years, 5.5 years and 3 years, respectively on a straight line basis. The goodwill of RMB 221,888, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to junior English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2017 and 2018 is presented as if the acquisition had been consummated on January 1, 2017 and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Unaudited pro forma consolidated statements of comprehensive income for the years ended December 31, 2017 and 2018:

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB’000	RMB’000
Revenues	1,298,977	1,486,635
Net income	33,309	44,237

Business acquisitions in the year ended December 31, 2017:

On November 29, 2017, Shenzhen Meten entered into an agreement with the shareholders of Universal Travel Agency (Beijing) Co., Ltd. (“Universal Travel”), pursuant to which, Shenzhen Meten acquired 100% equity interests in Universal Travel for a cash consideration of RMB1,500. Upon completion of the acquisition, Universal Travel became a wholly-owned subsidiary of Shenzhen Meten. The principal business activity of Universal Travel is providing overseas training services. The purchase price allocations resulted primarily in the recognition of RMB 1,475 of goodwill, none of which was deductible for tax purposes; and RMB25 of net assets. The goodwill of RMB1,475 was assigned to overseas training services unit and is not deductible for tax purposes.

5.	Disposal of subsidiaries

During the year ended December 31, 2019, the Group disposed Shenzhen Meten Oversea Education Consulting Co., Ltd. (“Shenzhen Meten Oversea”), Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”) to Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”) and Shenzhen Xinlian Oversea Education Consulting Co., Ltd. (“Shenzhen Xinlian Oversea”) to two third-party individuals. The total cash consideration of the disposal of the three subsidiaries were RMB1,275. Disposal gains amounting to RMB583 were recorded in the consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.

6.	Contract balances

The following table provides information about contract assets, accounts receivable, deferred revenue and financial liabilities from contracts with customers.

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Accounts receivable	2,346	30,654
Less: Allowance for doubtful debts (i)	(125)	(1,751)
Accounts receivable, net	2,221	28,903
Contract assets	14,208	7,824
Deferred revenue
-current	432,083	408,287
-non-current	52,169	60,528
Financial liabilities from contracts with customers	423,163	490,095

(i) Changes in the allowance for doubtful accounts were as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year	51	125
Allowance made during the year	74	1,700
Write-off	-	(74)
At the end of the year	125	1,751

Significant changes in the balances of contract assets, deferred revenue and financial liabilities from contracts with customers are as follows.

(a)	Contract assets

	As of December 31,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year	11,851	14,208
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(13,527)
Contract assets recognized with the recognition of revenue during the year	12,045	7,143
At the end of the year	14,208	7,824

(b)	Deferred revenue and financial liabilities from contracts with customers

	As of December 31,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year	821,062	907,415
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(13,527)
Revenue recognized that was included in the contract liabilities and financial liabilities at the beginning of the year	(696,447)	(709,412)
Increase due to cash received, excluding amount recognized as revenue or refunded	642,832	754,592
Disposal of subsidiaries	-	(5,256)
Business combination (note 4)	149,656	25,098
At the end of the year	907,415	958,910

Reconciliation to the consolidated balance sheets

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Deferred revenue	484,252	468,815
Financial liabilities	423,163	490,095

7.	Prepayments and other assets

The prepayments and other assets consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Prepayments and other current assets
Receivables from third-party payment channels (i)	24,872	17,420
Cash advanced to employees	5,909	275
Prepaid advertising and marketing fees	4,471	8,376
Prepaid rental and property management fees	19,685	12,528
Prepayment for purchase of office supplies	575	2,460
Books and other related educational materials (ii)	8,468	10,131
Prepayment for acquisition of subsidiaries	1,884	4,379
Prepaid taxes	1,333	3,704
Deferred offering expenses	7,373	-
Receivables from a third-party (iii)	20,000	-
Others	10,191	5,517

Total	104,761	64,790

Long-term prepayments and other non-current assets
Prepayment for leasehold improvement	2,981	10,923
Long-term rental deposits	43,997	51,512

Total	46,978	62,435

(i)	The balances represent the course fee for the courses due from third-party payment channels that are mainly due to timing difference between the Group’s receipts from the third-party payment channels versus the third-party payment channels’ cash receipts from the customers.

(ii)	Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

(iii)	The balance as of December 31, 2018 represents a short-term loan to a third-party company, which has been fully settled in the year ended December 31, 2019.

8.	Equity method investments

In May 2006, the Group invested RMB 250 to acquire 30% equity interest of Xiamen Han’en Education Consulting Co., Ltd. and in July and November 2016, the Group invested RMB 9,000 and RMB10,000 to acquire 15% and 20% equity interests of Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., respectively (“Wuyan”), which are mainly engaged in educational services. The Group accounts for these investments under the equity method because the Group has the ability to exercise significant influence but does not have control over the investees. In April 2018, the Group made additional investment of RMB 3,750 in Wuyan to maintain its share of equity interests in this investee. The Group recognized (loss)/gain on equity method investments of RMB (150), RMB 1,668 and RMB 2,658 for the years ended December 31, 2017, 2018 and 2019, respectively.

9.	Property and equipment, net

Property and equipment consists of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Cost:
Buildings	102,795	102,795
Motor vehicles	10,388	11,543
Leasehold improvements	188,089	231,741
Equipment, fixture and furniture, and other fixed assets	56,766	62,571

Total cost	358,038	408,650

Less: Accumulated depreciation	146,084	188,532

Property and equipment, net	211,954	220,118

Depreciation expense recognized for the years ended December 31, 2017,2018 and 2019 were RMB 36,768, RMB 50,868 and RMB 52,622, respectively.

As of December 31, 2018 and 2019, the ownership certificates for buildings with carrying value of RMB 25,604 and RMB 24,218 have not been obtained, respectively.

As of December 31, 2018 and 2019, the buildings with carrying value of nil and RMB 60,328 have been pledged for the purpose of obtaining bank facilities.

10.	Intangible assets, net

Intangible assets, net, consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Trademark	16,200	16,200
Backlog	5,815	5,815
Customer relationship	11,400	11,400
Favorable lease contracts	7,565	-
Reacquired right	-	200

Total cost	40,980	33,615

Less: accumulated amortization	4,076	8,647

Intangible assets, net	36,904	24,968

Trademark, backlog, customer relationship and favorable lease contracts were recorded as a result of business acquisitions as disclosed in note 4.

The Group recorded amortization expense of RMB nil, RMB 4,076 and RMB 5,831 for the years ended December 31, 2017, 2018 and 2019, respectively.

Estimated amortization expense of the existing intangible assets for the next five years is RMB 5,631, RMB 4,662, RMB 3,693, RMB 3,693 and RMB 1,620 respectively.

11.	Income tax

(a)	Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income, corporation or capital gain, and no withholding tax is imposed upon the payment of dividends to shareholders.

(b)	The British Virgin Islands (“BVI”)

Under the current tax laws of the BVI, the Company’s BVI subsidiaries are not subject to any income taxes in BVI.

(c)	Hong Kong Profits Tax

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax on its taxable income generated from the operations in Hong Kong. A Two-tiered Profits Tax rates regime was introduced since year 2018 where the first HK$2,000 of assessable profits earned by a company will be taxed at half the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. Payments of dividends by the subsidiary to the Company is not subject to withholding tax in Hong Kong.

(d)	PRC Enterprise Income Tax (“EIT”)

On March 16, 2007, the National People’s Congress of the PRC enacted the Enterprise Income Tax Law (“EIT Law”), under which domestic companies would be subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. The EIT Law became effective on January 1, 2008.

In November 30, 2018, Shenzhen Likeshuo received the High and New Technology Enterprise (“HNTE”) certificate from the Guangdong provincial government. This certificate entitled Shenzhen Likeshuo to enjoy a preferential income tax rate of 15% for a period of three years from 2018 to 2020 if all the criteria for HNTE status could be satisfied in the relevant year.

In September 2018, Zhuhai Meten and Zhuhai Likeshuo (collectively the “WFOEs”) were set up in Hengqin New Area of Guangdong Province. The WFOEs engage in the High and New Technology Industry, which are eligible for a preferential income tax rate of 15% for a period from 1 January 2014 to 31 December 2020 according to the Notice (Cai Shui [2014] No. 26) issued by Ministry of Finance and State Administration of Taxation.

All the other PRC subsidiaries, VIEs and VIEs’ subsidiaries of the Group are subject to income tax at 25%.

Under the EIT Law and its implementation rules, an enterprise established outside China with a “place of effective management” within China is considered a China resident enterprise for Chinese enterprise income tax purposes. A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. The implementation rules to the New EIT Law provide that non-resident legal entities are considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occur within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside the PRC should be treated as residents for 2008 EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC are deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

If the Company were to be non-resident for PRC tax purposes, dividends paid to it from profits earned by the PRC subsidiaries after January 1, 2008 would be subject to a withholding tax. The EIT law and its relevant regulations impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its non-PRC-resident corporate investor for earnings generated beginning on January 1, 2008. Earnings generated prior to January 1, 2008 are exempt from such withholding tax. The Company has not recognized any deferred tax liability for the undistributed earnings of the PRC-resident enterprise as of December 31, 2018 and 2019, as the Company plans to permanently reinvest the earnings generated before December 31, 2019 in the PRC.

Income tax returns of PRC Entities are filed on an individual entity basis. The PRC Entities have calculated their income tax provision using the separate return method in these consolidated financial statements.

Income taxes

Income tax expense consists of the following:

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Current income tax expense	16,223	20,720	18,752
Deferred income tax benefit	3,316	(6,266)	(9,144)
Total	19,539	14,454	9,608

Tax rate reconciliation

The actual income tax expenses reported in the consolidated statements of comprehensive income(loss) for each of the years ended December 31, 2017, 2018 and 2019 differ from the amount computed by applying the PRC statutory income tax rate of 25% to income before income taxes due to the following:

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Income/(loss) before income taxes	59,881	67,899	(215,461)
Computed expected tax expense/(benefit)	14,970	16,975	(53,809)
Increase/(decrease) in income taxes resulting from:
Non-taxable income	-	-	(816)
Non-taxable income due to disposal of subsidiaries	-	-	(2,440)
Non-deductible expenses	1,180	1,766	25,099
Additional deduction for research and development expenses	(545)	(283)	(2,353)
Preferential tax rate	-	166	11,370
Tax loss expired	2,434	1,619	6,271
EIT true-up difference	-	-	478
Tax rate differential on deferred tax items	-	5,152	31
Change in valuation allowance	1,500	(10,355)	25,457
Others	-	(586)	320
Total	19,539	14,454	9,608

Deferred taxes

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities balances as of December 31, 2018 and 2019 are as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Deferred tax assets
Tax losses carried forward	52,967	84,066
Provision of other receivables	279	534
Deductible advertisement expenses	303	1,338
Accrued payroll and other expenses	9,036	2,735
Total gross deferred tax assets	62,585	88,673
Valuation allowance on deferred tax assets	(53,854)	(71,393)
Deferred tax assets, net of valuation allowance	8,731	17,280

Deferred tax liabilities
Capitalized contract costs	(13,469)	(15,914)
Equity investment gain	(107)	(771)
Operating lease	-	(1,050)
Surplus on revaluation	(14,184)	(9,430)
Total gross deferred tax liabilities	(27,760)	(27,165)
Net deferred tax liabilities	(19,029)	(9,885)

Reported in Consolidated Balance Sheets as:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Deferred tax assets	4,072	4,200
Deferred tax liabilities	(23,101)	(14,085)
Net deferred tax liabilities	(19,029)	(9,885)

The movements of the valuation allowance are as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Balance at the beginning of the year	60,969	53,854
Business combination	3,240	4,069
Disposal of subsidiaries	-	(4,394)
Addition/(decrease) during the year	(10,355)	25,457
Reversal	-	(7,593)
Balance at the end of the year	53,854	71,393

The valuation allowance as of December 31, 2018 and 2019 was primarily provided for the deferred income tax assets of certain PRC subsidiaries, which were in cumulative loss positions. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilizable. Management considers projected future taxable income and tax planning strategies in making this assessment. The net operating losses carry forward of the Company’s VIE’s PRC subsidiaries amounted to RMB 386,468 as of December 31, 2019, of which RMB 59,999, RMB 66,756, RMB 42,812, RMB 36,456 and RMB 180,445 will expire if unused by December 31, 2020, 2021, 2022, 2023 and 2024, respectively.

Non-current income tax payable

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Beginning balance	-	6,801
Addition	6,801	19,284
Ending balance	6,801	26,085

RMB 6,801 and RMB 26,085 of unrecognized tax benefits as of December 31, 2018 and 2019, if recognized, would affect the effective tax rate. The unrecognized tax benefits mainly represent the estimated tax expenses of the Company would be required to pay, should the deductibility of the expenses for tax purpose be denied by the PRC tax authorities in accordance with tax laws and regulations. The unrecognized tax benefits as of December 31, 2018 and 2019 were included in other non-current liabilities. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months. The accrued interest and penalties were recognized in the Consolidated Statements of Comprehensive Income (Loss) as components of income tax expense.

According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB 100. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion.

12.	Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2017, 2018 and 2019 consisted of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Beginning balance	53,542	276,905
Addition (note 4)	223,363	25,253
Goodwill	276,905	302,158

The Group did not incur impairment loss on goodwill for the years ended December 31, 2017, 2018 and 2019.

13.	Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000

Accrued expenses and other payables
Payables for purchase of property and equipment	11,702	4,953
Deposits received from customers	4,275	4,296
Deposits received from franchisees	1,912	2,907
Accrued rental, utility and other expenses	6,887	4,019
VAT and other taxes payable	8,317	8,834
Payables for refund of tuition fee	9,151	9,670
Consideration payable for the acquisition	27,800	-
Amount due to non-controlling shareholders of subsidiaries	257	481
Offering expenses	4,334	11,052
Others	3,990	2,245
Total	78,625	48,457

14.	Bank loans

On January 7, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of July 16, 2019. As of December 31, 2019, the aggregated draw amounted to RMB15,000 subject to a floating interest rate of 13% above the benchmark interest rate of half-year RMB loan announced by The People’s Bank of China. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng. The bank loan was fully repaid upon maturity.

On January 18, 2019, the Group entered into a loan agreement with China Ningbo Bank with a maturity date of January 17, 2020. As of December 31, 2019, the aggregated draw amounted to RMB20,000 subject to a fixed interest rate of 5.28% per annum. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On September 5, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of March 5, 2020. As of December 31, 2019, the aggregated draw amounted to RMB2,000 subject to a fixed interest rate of 4.9%. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On June 20, 2019, the Group entered into a facility agreement with China Merchants Bank with a maturity date of June 20, 2020 (“CMB Facility”). On November 5, 2019, the Group entered into a new facility agreement with China Merchants Bank with total facilities of RMB100,000 and a maturity date of October 27, 2021 (“New CMB Facility”) which replaced the CMB Facility. The New CMB Facilities were guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng and pledged by the buildings of the Group’s VIE. As of December 31, 2019, the Group had drawn down RMB30,000 and RMB40,000 under the facilities, which is subject to a fixed interest rate of 4.9% and 5.20% respectively. As of December 31, 2019, the total unutilized bank facilities of the Group was RMB30,000 under the New CMB Facility.

15.	Lease

The component of lease cost was as follows:

Year Ended December 31, 2019
RMB’000

Operating lease cost	158,410
Short-term lease cost	49,441
Total lease cost	207,851

Supplemental cash flow information related to leases was as follows:

Year Ended December 31, 2019
RMB’000
Increase in operating lease right-of-use assets upon adoption of ASC842	397,490
Increase in operating lease liabilities upon adoption of ASC842	380,573
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(144,925)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	239,725
Right-of-use assets reduced due to lease cancellation:	(23,465)
Lease liabilities reduced due to lease cancellation:	(23,185)

Supplemental balance sheet information related to leases was as follows:

December 31, 2019
RMB’000
Operating Leases
Operating lease right-of-use assets	484,225
Operating lease liabilities, current portion	142,155
Operating lease liabilities, non-current portion	333,613
Weighted-average remaining lease term - operating leases	3.77 years
Weighted-average discount rate - operating leases	5.18%

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of December 31, 2019:

Years ending December 31,	RMB’000

2020	163,055
2021	136,540
2022	99,108
2023	72,653
2024	33,303
Thereafter	21,377
Total lease payment	526,036
Less: imputed interest	(50,268)

Total	475,768

Non-cancellable operating lease rentals as of December 31, 2018 are payable as follows:

Years ending December 31,	RMB’000

2019	136,363
2020	105,702
2021	78,454
2022	51,023
2023	24,058
Thereafter	24,978

Total	420,578

As of December 31, 2019, the Group also has additional operating leases that have not yet commenced, primarily for learning centers, with fixed payments over their non-cancellable terms of RMB 7,789. These operating leases will commence after January 1, 2020 with non-cancellable terms of 4 to 5 years.

16.	Redeemable Owners’ Investment

On September 1, 2015, certain Pre-listing investors acquired equity interests in Shenzhen Meten (“First Tranche Redeemable Owners’ Investment”) for a total consideration of RMB20,000.

On June 24, 2016, certain Pre-listing investors acquired equity interests in Shenzhen Meten (“Second Tranche Redeemable Owners’ Investment”) for a total consideration of RMB170,000.

After the above investments and as of December 31, 2016 and 2017, the First and Second Tranche Redeemable Owners’ Investment (together, “Redeemable Owners’ Investment’’) represented 1.81% and 9.62% equity interest in Shenzhen Meten, respectively.

The holders of the Redeemable Owner’s Investment are entitled to the same voting rights, dividend rights and liquidation preference as other equity holders of Shenzhen Meten, except for the followings:

Voting rights

Holders of the Redeemable Owners’ Investment are entitled to Veto right in the board of directors meeting or shareholders meeting for certain events, including: (1) Merger, spin-off, dismissal, acquisition, liquidation which change the legal form of Shenzhen Meten; (2) Material change of the principal activities of Shenzhen Meten; (3) Provide external guarantee or loans with amounts over RMB5,000; and (4) Initiate a litigation or arbitration with the potential claim of over RMB1,000.

Redemption

At the request of the holders of the Redeemable Owners’ Investment, Shenzhen Meten or the Founder Investors of Shenzhen Meten (as defined in the capital contribution agreements and supplementary agreements) shall buy back all or portion of the Redeemable Owners’ Investment held by such holder upon certain events, including: (i) the Shenzhen Meten’s failure to complete a qualified public offering by December 31, 2018 (for certain holders of Second Tranche Redeemable Owners’ Investment) or December 31, 2019 (for holders of First Tranche Redeemable Owners’ Investment and certain holders of Second Tranche Redeemable Owners’ Investment) (ii) any material breach by Founder Investors or Shenzhen Meten which causes a material adverse effect (as defined in the capital contribution agreements and supplementary agreements) on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment, or in the event any Founder Investors or Shenzhen Meten gives any material misrepresentation or engages in willful or fraudulent misconducts, which causes a material adverse effect on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment.

In addition, certain holders of the Second Tranche Redeemable Owners’ Investment are entitled to exercise the redemption right when Shenzhen Meten or the Founder Investors redeems the Redeemable Owners’ Investment from any other holders.

The redemption price for the First Tranche Redeemable Owners’ Investment shall be the higher of: (1) original capital contribution amounts plus a ten percent (10%) annual interest and (2) an amount equivalent to the amounts of Shenzhen Meten’s net assets shared by the corresponding equity interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

The redemption price for the Second Tranche Redeemable Owners’ Investment shall be the original capital contribution amounts plus a ten percent (10%) annual interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

Redeemable Owners’ Investment were classified as the mezzanine equity upon the contribution by the holders because they were redeemable at the holders’ option any time after a certain date and was contingently redeemable upon the occurrence of certain events that are outside of the Company’s control. The initial carrying value for the First Tranche Redeemable Owners’ Investment are recorded at fair value, net of any costs related to the contribution.

For each reporting period, the Company recorded accretions on the Redeemable Owners’ Investment to the respective redemption value by using the effective interest rate method from the dates of capital contribution to the earliest redemption dates. The failure to complete a qualified public offering by December 31, 2018 or 2019 would be considered the earliest redemption date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

In connection with the Reorganization in 2018, the holders of Redeemable Owners’ Investment exchanged their investment in Shenzhen Meten for 36,416,120 ordinary shares of the Company all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. The ordinary shares exchanged do not have any redemption feature.

The movements of Redeemable Owners’ Investment for the years ended December 31, 2017 and 2018 are summarized below:

	First Tranche Redeemable Owners’ Investment	Second Tranche Redeemable Owners’ Investment	Total
	RMB’000	RMB’000	RMB’000
Balances as of January 1, 2017	22,042	178,577	200,619
Accretion	2,000	17,000	19,000
Balances as of December 31, 2017	24,042	195,577	219,619
Accretion	1,096	8,718	9,814
Reclassification to permanent equity	(25,138)	(204,295)	(229,433)
Balances as of December 31, 2018	-	-	-

17.	Revenue and segment reporting

The principal activities of the Group are providing a wide range of educational programs, services and products, consisting primarily of general adult English training, overseas training services, online English training, junior English training and other English language-related services in the PRC.

(a)	Disaggregation of revenue

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Revenue from contracts with customers
General adult English training	686,297	810,218	690,534
Overseas training services	228,294	223,601	203,677
Online English training	121,196	212,302	260,263
Junior English training	-	65,490	167,924
Sales of goods	99,183	93,538	93,454
Others English language-related services	14,751	19,085	32,047
Total	1,149,721	1,424,234	1,447,899

(b)	Revenue expected to be recognized in the future arising from contracts with customers in existence at the reporting date

As of December 31, 2018 and 2019, the aggregated amount of the transaction price allocated to the remaining performance obligations under the Group’s existing contracts is RMB 893,207 and RMB 951,086 respectively. This amount principally represents revenue expected to be recognized in the future from contracts for general adult English training, overseas training services, online English training and junior English training entered into by the customers with the Group. The Group will recognize the expected revenue in future as the service is rendered, which is expected to occur over the next 1 to 51 months.

(c)	Segment Reporting

The Group’s chief operating decision makers has been identified as the Chairman, Vice-Chairman and Chief Executive Officer who review financial information of operating segments when making decisions about allocating resources and assessing performance of the Group.

The Group identified the following four operating segments, including general adult English training, overseas training services, online English training and junior English training as reportable segments.

—	General adult English training: this segment delivers English course to customers based on customers’ particular needs and in a convenient classroom setting at learning centers located across the PRC.

—	Overseas training services: this segment provides English test preparation courses training services, consulting services related to overseas study and short-term study abroad programs services.

—	Online English training: this segment provides tutorial courses through online platform of “Likeshuo”.

—	Junior English training: this segment provides English courses to students aged between six to 18 in a convenient classroom setting at learning centers located across the PRC.

Revenue and expenses are allocated to the reportable segments with reference to revenue generated by those segments and the expenses incurred by those segments.

The measure used for reporting segment profit is gross profit (revenue less cost of sales).

Other information together with the segment information, provided to the Group’s chief operating decision makers, is measured in a manner consistent with that applied in these financial statements. There were no separate segment assets and segment liabilities information provided to the Group’s chief operating decision makers, as they do not use this information to allocate resources to or evaluate the performance of the operating segments.

(i)	Segment revenue and results

Disaggregation of revenue from contracts with customers by the timing of revenue recognition, as well as information regarding the Group’s reportable segments as provided to the Group’s chief operating decision makers for the purposes of resource allocation and assessment of segment performance for the years ended December 31, 2017, 2018 and 2019 is set out below.

		Year Ended December 31, 2017
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Disaggregated by timing of revenue recognition
Point in time	99,183	-	-	-	99,183
Overtime	686,297	228,294	121,196	-	1,035,787

Revenue from external customers	785,480	228,294	121,196	-	1,134,970

Reportable segment revenue	785,480	228,294	121,196	-	1,134,970

Reportable segment gross profit	493,965	116,631	69,765	-	680,361

		Year ended December 31, 2018
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Disaggregated by timing of revenue recognition
Point in time	93,538	-	-	-	93,538
Overtime	810,218	223,601	212,302	65,490	1,311,611

Revenue from external customers	903,756	223,601	212,302	65,490	1,405,149

Reportable segment revenue	903,756	223,601	212,302	65,490	1,405,149

Reportable segment gross profit	566,994	103,703	97,144	23,717	791,558

		Year Ended December 31, 2019
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Disaggregated by timing of revenue recognition
Point in time	93,454	-	-	-	93,454
Overtime	690,534	203,677	260,263	167,924	1,322,398

Revenue from external customers	783,988	203,677	260,263	167,924	1,415,852

Reportable segment revenue	783,988	203,677	260,263	167,924	1,415,852

Reportable segment gross profit	422,517	86,358	104,620	61,070	674,565

(ii)	Reconciliations of reportable segment revenues and profit or loss

	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Revenue
Reportable segment revenue	1,134,970	1,405,149	1,415,852
Other revenue	14,751	19,085	32,047

Consolidated revenue (note 17(a))	1,149,721	1,424,234	1,447,899

Profit
Reportable segment profit	680,361	791,558	674,565
Other profit	12,009	17,113	31,040

Reportable segment profit derived from Group’s external customers	692,370	808,671	705,605

Selling and marketing expenses	(373,065)	(425,217)	(437,986)
General and administrative expenses	(214,156)	(253,939)	(329,828)
Research and development expenses	(21,217)	(26,178)	(32,333)
Interest income	4,103	1,150	1,633
Interest expenses	(9)	(8)	(2,453)
Foreign currency exchange gain/(loss), net	(184)	21	(19)
Gains on disposal of subsidiaries	-	-	583
Gains on available-for-sale investments	2,485	3,916	-
Government grants	4,046	7,817	5,773
Equity in income on equity method investments	(150)	1,668	2,658
Depreciation and amortization	(15,467)	(31,570)	(23,414)
Share-based compensation expenses	(7,886)	(7,648)	(96,661)
Others, net	(373)	1,649	4,044
Unallocated head office and corporate expenses	(10,616)	(12,433)	(13,062)
Consolidated (loss)/income before income tax	59,881	67,899	(215,460)

(iii)	Geographical information

No geographical information is presented as the operations, major customers and assets of the Group are substantially located in the PRC.

18.	Net income/(loss) per share

Basic and diluted net income/(loss) per share for each of the years presented are calculated as follow:

	Year Ended December 31,
	2017	2018	2019
	(in thousands of RMB, except share data and per share data)
Numerator:
Net income/(loss) available to shareholders of the Company - basic and diluted	21,560	47,440	(219,404)
Denominator
Weighted average number of ordinary shares - basic	282,185,102	300,393,162	318,601,222
Effect of dilutive securities	7,481,213	7,450,414	-
Dilutive effect of non-vested shares (i)	289,666,315	307,843,576	318,601,222
Denominator for diluted net (loss)/income per share
Net income/(loss) - basic	0.08	0.16	(0.69)
Net income/(loss) - diluted	0.07	0.15	(0.69)

(i)	For the year ended December 31, 2019, 18,107,080 non-vested shares were excluded from the calculation of diluted (loss)/income per share as their inclusion would have been anti-dilutive.

(ii)	For the year ended December 31, 2017 and 2018, redeemable owners’ investment were excluded from the calculation of diluted income per share as their inclusion would have been anti-dilutive.

19.	Share based compensation

Shenzhen Meten adopted the 2013 employee equity incentive plan (“2013 Plan”) for the granting of share-based awards to executive management, key employees and directors of the Group in exchange for their services. Shenzhen Meten may, at its sole discretion, grant any employee awarded share units of Shenzhen Meten, which are held by the participating employees through special purpose vehicles.

According to the term of the 2013 Plan, the awarded share units would be contingently redeemable upon the occurrence of certain events. The repurchase price is determined based on a number of factors, including but not limited to the original subscription price of the share units and the business performance of the Group. The Company has made an assessment of the cash settlement feature in the award and the probability of the contingent event’s occurrence. Based on the assessment, the Company concluded that the cash settlement feature could be exercised only on the occurrence of a contingent event that is outside the employee’s control, and is not probable of occurring. Accordingly, the Company classified the award as equity.

In conjunction with the Reorganization in 2018, the Group adopted the 2018 Share Incentive Plan (“2018 Plan”), which was approved by the board of directors of the Company, to replace the 2013 Plan adopted by Shenzhen Meten. Under the 2018 Plan, the maximum aggregate number of options that may be issued shall not exceed 20,085,242. The awards granted and outstanding under 2013 Plan adopted by Shenzhen Meten will survive and remain effective and binding under the 2018 Plan.

All stock options granted under the 2018 Plan are not exercisable prior to the relevant shares becoming a listed security and certain of the option granted to employees are required to render service to the Group in accordance with a service schedule stipulated in the relevant award agreement.

In the year ended December 31, 2017, 2,178,528 share units were granted to employees which carried a vesting period of 5 years and a subscription price of RMB 1 per unit. On December 14, 2019 (“Vesting Commencement Date”), the Company further granted 8,357,311 share units to employees which vested one week after the Vesting Commencement Date at weighted average subscription price of US$0.0055 per unit.

The Company accounts for the compensation cost based on the fair value of the awarded share units on the grant-date, on which all criteria for establishing the grant dates are satisfied. The grant-date fair value of the awarded share units is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

The following table sets forth the summary of the awarded shares unit activities. The number of awarded share units were retrospectively adjusted to reflect the share capital structure of the Company as of December 31, 2019.

	Number of Share Units	Weighted Average Grant-date Fair Value Per Share Unit

As of January 1, 2017	10,557,677	2.97
Granted	2,178,528	6.95
Forfeited	(528,547)	3.21
As of December 31, 2017	12,207,658	3.67
Forfeited	(479,727)	5.85
As of December 31, 2018	11,727,931	3.58
Granted	8,357,311	10.86
As of December 31, 2019	20,085,242	6.61

Vested as of December 31, 2019	14,973,242	6.97

The share-based compensation expenses of RMB 7,886, RMB7,648 and RMB 96,661 were charged to general and administrative expenses for the years ended December 31, 2017, 2018 and 2019. As of December 31, 2019, there was approximately RMB13,934 of total unrecognized compensation cost related to unvested awarded share units. The unrecognized compensation costs are expected to be recognized over a weighted average period of approximately 1.73 years.

The estimated fair value of the awards on each date of grant was determined by management based on discounted cash flow method conducted by Jones Lang LaSalle. The Grantor first determined its equity value by using income approach, which required the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value, and then allocated the equity value into the awarded shares. No income tax benefit was recognized in the consolidated statements of comprehensive income(loss) as the share-based compensation expense was not tax deductible. Service and non-market performance conditions attached to the arrangements were not taken into account in measuring fair value. There were no market conditions associated with the arrangements.

20.	Ordinary shares

On July 10, 2018, the Company was incorporated as limited liability company with authorized share capital of 380,000 Hong Kong dollar (“HK$”) divided into 38,000,000 shares with par value HK$0.01 each. After the incorporation of the Company, the Founders and Pre-listing investors subscribed 47,035 ordinary shares of the Company at par value of HK$0.01.

In December 2018, the Company increased authorized share capital by creation of 500,000,000 shares with par value of US$0.0001 and issued 318,601,222 ordinary shares of US$0.0001 each, and repurchased the 47,035 existing issued ordinary shares of HK$0.01 par value each and decreased the authorized share capital by cancellation of all unissued shares of HK$0.01 each.

21.	Related party transactions

In addition to the related party information disclosed elsewhere in the consolidated financial statements, the Group entered into the following material related party transactions.

Name of Party	Relationship

Mr. Zhao Jishuang	A major shareholder of the Company
Mr. Guo Yupeng	A major shareholder of the Company
Mr. Peng Siguang	A major shareholder of the Company
Zhongshi Qile (Beijing) Culture Media Co., Ltd. (“Zhongshi Culture”)	Fellow subsidiary
Shenzhen Meifu English Information Consulting Co., Ltd. (“Meifu English”)	Fellow subsidiary
Boston Global Education, INC (“Boston Global”)	Fellow subsidiary
Meten (U.S.A) Investment Holding Corporation (“Meten USA”)	Fellow subsidiary
Oxford International College Chengdu School (“Chengdu School”)	Fellow subsidiary
Meten International Educational Talent Management Service (Shenzhen) Co., Ltd (Meten Talent Service)	Fellow subsidiary
Shenzhen Sikete Education Technology Co., Ltd. (“Shenzhen Sikete”)	Associate of the Group
Xiamen Siming District Meten English Training School (“Xiamen Siming Meten School”)	Associate of the Group
Shenzhen Mengdian Network Technology Co., Ltd. (“Shenzhen Mengdian”)	Associate of the Group
Liketou (HK) Co., Ltd.	Entity under significant influence of a key management
Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”)	Fellow subsidiary
Shenzhen Meten Oversea Education Consulting Co., Ltd. (“Shenzhen Meten Oversea”)	Fellow subsidiary
Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”)	Fellow subsidiary
Xiamen Hanen Education Consulting Co., Ltd (“Xiamen Hanen”)	Entity under significant influence of a key management

(a)	Major transactions with related parties

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Advances from related parties
- Meifu English	13,894	7,354	912
- Chengdu School	8,353	20,155	195
- Shenzhen Meten Oversea	-	-	17,113
- Liketou (HK) Co., Ltd.	-	9,629	201
- Xiamen Siming Meten School	510	-	19
- Shenzhen Shuangge	-	-	11,958
- Zhongshi Culture	-	-	318
- Meten Talent Service	-	-	118
- Xiamen Hanen	-	-	250
Total	22,757	37,138	31,084

Repayment of advances from related parties
- Meifu English	17,620	2,161	6,503
- Chengdu School	-	16,173	12,476
- Liketou (HK) Co., Ltd.	-	7,494	2,336
- Shenzhen Meten Oversea	-	-	17,113
- Zhongshi Culture	-	-	318
- Xiamen Hanen	-	-	250
- Meten Talent Service	-	-	118
- Xiamen Siming Meten School	4	509	-
- Shenzhen Shuangge	-	-	11,192
Total	17,624	26,337	50,306

Advances to related parties
- Meifu English	40,973	43,705	9,989
- Zhongshi Culture	981	1,693	640
- Xiamen Siming Meten School	29,351	32	156
- Meten USA	5,068	-	-
- Boston Global	22	-	-
- Chengdu School	-	142	146
- Shenzhen Shuangge	-	-	5,307
- Shenzhen Meten Oversea	-	-	24,309
- Meten Talent Service	-	451	4,476
- Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	-	3,000	-
- Shenzhen Yilian Education	-	-	10
Total	76,395	49,023	45,033
Repayment of advances to related parties
- Meifu English	24,219	87,462	19,887
- Zhongshi Culture	1,016	1,050	989
- Meten USA	199	4,869	-
- Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	-	-	13,000
- Xiamen Siming Meten School	43,486	3,563	-
- Chengdu School	-	88	151
- Shenzhen Shuangge	-	-	5,278
- Shenzhen Meten Oversea	-	-	24,253
- Boston Global	-	22	-
- Shenzhen Yilian Education	-	-	10
- Meten Talent Service	-	439	509
- Shenzhen Sikete	-	187	-
Total	68,920	97,680	64,077

(b)	Balances with related parties

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Amounts due from related parties
Current
- Zhongshi Culture	879	530
- Meifu English	14,516	4,618
- Xiamen Siming Meten School	245	401
- Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	13,000	-
- Chengdu School	54	49
- Meten Talent Service	12	3,979
- Shenzhen Meten Oversea	-	56
- Shenzhen Shuangge	-	29
Total	28,706	9,662

Amounts due to related parties
Current
- Meifu English	5,603	12
- Xiamen Siming Meten School	-	19
- Chengdu School	12,335	54
- Liketou (HK) Co., Ltd.	2,135	-
- Shenzhen Shuangge	-	766
Total	20,073	851

22.	Commitment and Contingencies

(a)	Capital commitments

As of December 31, 2019, capital commitments of the Group in respect of leasehold improvements and fixtures, fittings and other fixed assets are RMB 16,250 due within a year.

(b)	Guarantees given to installment institutions for loans granted to buyers of the Group’s training services

The Group, in cooperation with several third-party financing institutions (“Loan Institution(s)”), offers installment payment option to its customers. The Loan Institutions remit the tuition fee to the Group for the borrowing customers to complete their purchase of the course. The interest expenses of the installment are born by the borrowing customers. The borrowing customers bear the interest expense and are obligated to repay the loan in pre-agreed installments over the periods ranging from 6 months to 24 months to the Loan Institutions. According to the arrangement with one of these Loan Institutions, the Group is obligated to repay 50 percent of the overdue amounts to this Loan Institution for any default in repayment by the borrowing customers.

The management does not consider that the Group will sustain a loss under these guarantees during the year under guarantee based on the good historical data and the Group can stop providing training services as soon as the overdue happens. The maximum amount of undiscounted payments the Group would have to make in the event of default is RMB 13,463 and RMB 199 as of December 31, 2018 and 2019, respectively. The management considers the fair value of the guarantee is not significant to the consolidated financial statements and does not recognized a liability based on the estimated fair value of the guarantee.

23.	Restricted net assets

Relevant PRC laws and regulations permit payments of dividends by the Group’s subsidiary and the VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s subsidiary and the VIE in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group’s subsidiaries and the VIEs incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. There are no significant differences between US GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiary in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to the Company’s shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries and the VIEs to satisfy any obligations of the Company.

As of December 31, 2019, the total restricted net assets of the Company’s subsidiaries and VIEs incorporated in PRC and subjected to restriction amounted to RMB178,859.

24.	Subsequent events

(a)	COVID-19

As disclosed in Note 1, the COVID-19 pandemic has had a material adverse effect on the Group’s results of operations, cash flows and liquidity. Management is currently assessing the financial impact including potential impairment of the Group’s tangible and intangible assets and it expects a material amount of impairment charges could be recognized during the first half of the year 2020.

(b)	Merger Agreement

On March 30, 2020, Holdco consummated its acquisition of the Company and EdtechX, pursuant to the Merger Agreement.

EdtechX was a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon consummation of the acquisition, the Company and EdtechX became wholly owned subsidiaries of the Holdco.

The transaction is expected to be accounted for as a “reverse capitalization” in accordance with U.S. GAAP. Under this method of accounting, both Holdco and EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be accounted for as the equivalent of the Company issuing stock for the net assets of Holdco and EdtechX, accompanied by a recapitalization. The net assets of Holdco and EdtechX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Immediately prior to the merger transaction, Azimut Enterprises Holdings S.r.l. invested $20,000 in EdtechX to purchase 2,000,000 units of EdtechX, which were converted into the same number of units of the Holdco upon closing of the merger transaction.

In connection with merger transaction, on February 28, 2020, March 19, 2020 and March 26, 2020, three unrelated investors agreed to invest US$6,000, US$4,000 and US$6,000 to purchase shares of Holdco. The financing of the US$12,000 was completed on March 30, 2020, and the US$4,000 financing was terminated on April 14, 2020 as the investor failed to pay the purchase price by the agreed deadline.

25.	Additional information: condensed financial statements of the Company

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Company used the equity method to account for its investment in its subsidiaries and VIEs. Such investment is presented on the separate condensed balance sheets of the Company as “Investments in subsidiaries and VIEs”. The Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Company’s share of income from its subsidiaries and VIEs is reported as share of income from subsidiaries and VIEs in the condensed financial statements.

The Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2019, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Condensed Financial Information of the Parent Company

CONDENSED BALANCE SHEETS

	As of December 31,	As of December 31,
	2018	2019
	RMB’000	RMB’000

Current assets
Cash and cash equivalents	-	18
Amounts due from related parties	-	529

Total current assets	-	547

Non-current assets
Investments in subsidiaries and VIEs	304,098	303,887

Total non-current assets	304,098	303,887

Total assets	304,098	304,434

Current liabilities
Accrued expenses and other payables	-	331

Total current liabilities	-	331

Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018 and 2019)	219	219
Subscriptions receivable	(219)	(2)
Additional paid-in capital	167,514	264,549
Accumulated earnings	136,584	39,337
Total shareholders’ equity	304,098	304,103

Total shareholders’ equity	304,098	304,434

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000

Share of income from subsidiaries and VIEs	68,549	117,590	(57,296)
Others, net	-	-	(1)

Net income/(loss) before income taxes	68,549	117,590	(57,297)
Less: Income tax expense	-	-	-

Net income/(loss) attributable to the Company	68,549	117,590	(57,297)
Less: Accretion of Redeemable Owners’ Investment	19,000	9,814	-
Net income/(loss) available to the Company	49,549	107,776	(57,297)

CONDENSED STATEMENTS OF CASH FLOWS

	For the years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net cash used in operating activities	-	-	(199)
Net cash used in investing activities	-	-	-
Net cash provided by financing activities	-	-	217
Net increase in cash and cash equivalents	-	-	18

51,025,947 ORDINARY SHARES (INCLUDING SHARES ISSUED

PURSUANT TO THE EXERCISE OF THE WARRANTS)

6,260,000 WARRANTS TO PURCHASER 6,260,000 ORDINARY SHARES

250,000 UNITS PURSUANT TO THE EXERCISE OF THE UNIT PURCHASE OPTIONS

METEN EDTECHX EDUCATION GROUP LTD.

August 7, 2020

ANNEX A

Unaudited Pro Forma Combined Financial Information

We are providing the following unaudited pro forma combined financial information of the Company, Meten and EdtechX to aid you in your analysis of the financial aspects of the Mergers. The unaudited pro forma combined financial information are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Mergers taken place on the dates noted, or our future financial position or operating results.

The unaudited pro forma combined balance sheet as of December 31, 2019 combines the historical consolidated balance sheet of the Company, the historical balance sheet of EdtechX and the historical consolidated balance sheet of Meten on a pro forma basis as if the Mergers and the other transactions contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2019. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 combines the historical consolidated statement of operations of the Company, the historical statement of operations of EdtechX and the historical consolidated statement of operations of Meten for the relevant periods on a pro forma basis as if the Mergers and the Azimut Investment (as defined below) and the Financing (as defined below) contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2019.

Pursuant to the Merger Agreement, (i) the Meten Merger occurred, whereby Meten Merger Sub merged with and into Meten, with Meten being the surviving entity of such merger and (ii) thereafter the EdtechX Merger occurred, whereby EdtechX Merger Sub merged with and into EdtechX, with EdtechX being the surviving entity of such merger. Immediately after the Mergers, each of EdtechX and Meten became wholly-owned subsidiaries of the Company as of March 30, 2020.

The accompanying unaudited pro forma combined financial information should be read together with Meten’s consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” and other financial information included elsewhere in this prospectus.

The translations from RMB to U.S. dollars in the unaudited pro forma combined financial statements were made at a rate of RMB6.9618 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2019
(in thousands)

		Pro					Initial
		Forma EdtechX		Pro Forma	The		Pro Forma	Pro Forma		Pro Forma
	EdtechX	Adjustments		EdtechX	Company	Meten	Combined	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$384	61,926	(1)	384	-	20,129	20,513	3,745	(1)	48,393
		(61,926)	(5)					(579)	(2)
								(4,475)	(3)
								32,000	(4)
								(2,811)	(6)
Contract assets	-	-		-	-	1,124	1,124	-		1,124
Accounts receivable, net	-	-		-	-	4,152	4,152	-		4,152
Other contract costs	-	-		-	-	7,769	7,769	-		7,769
Prepayments and other current assets	16	-		16	-	9,307	9,323	-		9,323
Amounts due from related parties	-	-		-	-	1,388	1,388	-		1,388
Prepaid income tax	-	-		-	-	1,762	1,762	-		1,762
Total current assets	400	-		400	-	45,631	46,031	27,880		73,911
Restricted cash	-	-		-	-	1,666	1,666	-		1,666
Other contract costs	-	-		-	-	1,453	1,453	-		1,453
Equity method investments	-	-		-	-	3,747	3,747	-		3,747
Property and equipment, net	-	-		-	-	31,618	31,618	-		31,618
Operating lease right-of-use assets	-	-		-	-	69,555	69,555	-		69,555
Intangible assets, net	-	-		-	-	3,586	3,586	-		3,586
Goodwill	-	-		-	-	43,402	43,402	-		43,402
Deferred tax assets	-	-		-	-	603	603	-		603
Long-term prepayments and other non-current assets	-	-		-	-	8,967	8,967	-		8,967
Cash and cash equivalents held in Trust Account	65,671	(61,926)	(1)	3,745	-	-	3,745	(3,745)	(1)	-
Total non-current assets	65,671	(61,926)		3,745	-	164,597	168,342	(3,745)		164,598
Total assets	$66,071	(61,926)		4,145	-	210,228	214,373	24,135		238,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$106	-		106	-	2,257	2,363	(106)	(2)	2,257
Bank loans	-	-		-	-	13,215	13,215	-		13,215
Deferred revenue	-	-		-	-	58,647	58,647	-		58,647
Salary and welfare payable	-	-		-	-	10,649	10,649	-		10,649
Accrued expenses and other payables	21	-		21	-	6,960	6,981	(541)	(2)(3)	6,440
Financial liabilities from contracts with customers	-	-		-	-	70,398	70,398	-		70,398
Operating lease liabilities	-	-		-	-	20,419	20,419	-		20,419
Franchise tax payable	53	-		53	-	-	53	(53)	(2)	-
Income taxes payable	44	-		44	-	71	115	(44)	(2)	71
Convertible note payable - related party	270	-		270	-	-	270	(270)	(2)	-
Amounts due to related parties	85	-		85	5	122	212	(85)	(2)	127
Total current liabilities	579	-		579	5	182,738	183,322	(1,099)		182,223

Deferred underwriting fees	1,225	-		1,225	-	-	1,225	(1,225)	(3)	-
Deferred revenue	-	-		-	-	8,694	8,694	-		8,694
Deferred tax liabilities	93	-		93	-	2,023	2,116	-		2,116
Non-current tax payable	-	-		-	-	3,747	3,747	-		3,747
Operating lease liabilities, less current portion	-	-		-	-	47,922	47,922	-		47,922
Total long-term liabilities	1,318	-		1,318	-	62,386	63,704	(1,225)		62,479
Total liabilities	1,897	-		1,897	5	245,124	247,026	(2,324)		244,702

Commitments and contingencies

Temporary equity
Ordinary shares subject to possible redemption	59,174	(59,174)	(5)	-	-	-	-	-	(5)	-

Stockholders' equity
Common Stock, $0.0001 par value	-	-		-	-	31	31	(26)	(7)	5
Additional paid-in capital	4,565	(2,752)	(5)	1,813	-	37,946	39,759	32,000	(4)	69,409
								-	(5)
								(2,811)	(6)
								461	(7)
Retained earnings (accumulated deficit)	435	-		435	(5)	(75,449)	(75,019)	(2,730)	(3)	(78,184)
								(435)	(7)
Total stockholders' equity (deficit) attributable to stockholders of the Company	5,000	(2,752)		2,248	(5)	(37,472)	(35,229)	26,459		(8,770)
Non-controlling interests	-	-		-	-	2,576	2,576	-		2,576
Total stockholders' equity (deficit)	5,000	(2,752)		2,248	(5)	(34,896)	(32,653)	26,459		(6,194)
Total liabilities and stockholders' equity	$66,071	(61,926)		4,145	-	210,228	214,373	24,135		238,508

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except share and per share data)

	EdtechX	The Company	Meten	Initial Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$-	-	207,978	207,978	-		207,978
Cost of goods sold	-	-	108,500	108,500	-		108,500
Gross profit	-	-	99,478	99,478	-		99,478

Costs and Expenses:
General and administrative	781	5	64,625	65,411	-		65,411
Sales and marketing	-	-	62,913	62,913	-		62,913
Research and development	-	-	4,644	4,644	-		4,644
	781	5	132,182	132,968	-		132,968

Operating Income/ (loss)	(781)	(5)	(32,704)	(33,490)	-		(33,490)

Other expenses/(income):
Interest expense/(income)	(1,509)	-	117	(1,392)	1,509	(1)	117
Unrealized loss on marketable securities	59	-	-	59	(59)	(1)	-
Foreign exchange loss	-	-	3	3	-		3
Government grants	-	-	(829)	(829)	-		(829)
Equity in (income)/loss on equity method investments	-	-	(382)	(382)	-		(382)
Gains on disposals of subsidiaries	-	-	(84)	(84)	-		(84)
Other income	-	-	(579)	(579)	-		(579)
Total other expense/(income), net	(1,450)	-	(1,754)	(3,204)	1,450		(1,754)

Income/(loss) before income taxes	669	(5)	(30,950)	(30,286)	(1,450)		(31,736)
Income tax expense	(285)	-	(1,380)	(1,665)	285	(1)	(1,380)
Net income/(loss)	384	(5)	(32,330)	(31,951)	(1,165)		(33,116)
Net loss attributable to non-controlling interests	-	-	814	814	-		814
Net income/(loss) attributable to stockholders of the Company	$384	(5)	(31,516)	(31,137)	(1,165)		(32,302)

Net income/(loss) per common share:
Basic	$(0.17)						$(0.61)
Diluted	$(0.17)						$(0.61)

Weighted average common shares outstanding:
Basic	2,150,361				51,142,481	(2)	53,292,842
Diluted	2,150,361				51,142,481		53,292,842

1. Basis of Presentation

On March 30, 2020, Meten EdtechX Education Group Ltd. (“the Company”) consummated its acquisition of Meten and EdtechX Holdings Acquisition Corp. (“EdtechX”), pursuant to the merger agreement dated December 12, 2019 (“Merger Agreement”).

The Company was incorporated on 27 September 2019 and had no material assets or operations prior to the completion of the Mergers. EdtechX was a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon consummation of the acquisition, Meten and EdtechX became wholly owned subsidiaries of the Company.

The Mergers are expected to be accounted for as a reverse recapitalization. Under this method of accounting, both the Company and EdtechX will be treated as the “acquired” companies for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be accounted for as the equivalent of Meten issuing stock for the net assets of EdtechX and the Company, accompanied by a recapitalization. The net assets of EdtechX and the Company will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma combined balance sheet as of December 31, 2019 gives pro forma effect to the Mergers and the other transactions in connection with the Mergers as if they had been consummated on December 31, 2019. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the Mergers and the other transactions in connection with the Mergers as if they had been consummated on January 1, 2019.

The unaudited pro forma combined balance sheet as of December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	EdtechX’s balance sheet as of December 31, 2019 extracted from its audited financial statements included in EdtechX’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2020;

●	The Company’s consolidated balance sheet as of December 31, 2019 and the related notes included elsewhere in this prospectus; and

●	Meten’s consolidated balance sheet as of December 31, 2019 and the related notes included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	EdtechX’s statement of operations for the year ended December 31, 2019 extracted from its audited financial statements included in EdtechX’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2020;

●	The Company’s consolidated statement of operations for period from September 27, 2019 (date of inception) through December 31, 2019 and the related notes included elsewhere in this prospectus; and

●	Meten’s consolidated statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Mergers. The unaudited pro forma combined financial information does not give effect to any earnout shares that may be associated with the Mergers because the earnout shares are contingent considerations classified in equity of the Company which do not have any net impact to the unaudited pro forma combined balance sheet or statement of operations. The basic and diluted net income/(loss) per common share in the unaudited pro forma combined statement of operations do not include such contingently issuable shares because all necessary conditions have not been satisfied as of December 31, 2019.

The pro forma adjustments reflecting the consummation of the Mergers and other transactions in connection with the Mergers are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Mergers taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company, EdtechX and Meten.

2. Accounting Policies and Reclassifications

The financial statements of the Company, EdtechX and Meten are presented in accordance with U.S. GAAP. No reclassifications of EdtechX’s or the Company’s financial statements are required to align Meten’s financial statement presentation.

3. Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Mergers and the other transactions contemplated by the Merger Agreement and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to events that are (1) directly attributable to the Mergers, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. The Company, EdtechX and Meten have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2019 are as follows:

(1)	Represents the liquidation of the cash and cash equivalents held in trust by EdtechX.

(2)	Reflects the payments of EdtechX’s accounts payable and accrued expenses, franchise tax payable, income tax payable and due to related parties.

(3)	Reflects the payments of transaction fees of $4.5 million (including $1.2 million of deferred underwriting fees and $0.52 million of accounts payable and accrued expenses). This cost is not included in the unaudited pro forma combined statement of operations as it is nonrecurring.

(4)	Reflects Azimut Enterprises Holdings S.r.l.’s investment of $20 million (the “Azimut Investment”) and the financing with two unaffiliated third-party investors of $12.0 million (the “Financing”), at a price of $10.00 per share.

(5)	Reflects the reclassification of $59.2 million of EdtechX common stock subject to possible conversion and reflects the 5,974,745 shares actually converted subsequent to December 31, 2019. The excess of the conversions over ordinary shares subject to possible redemptions was reclassified to additional paid in capital.

(6)	Reflects Meten shareholders electing $2.8 million in cash in lieu of 270,271 shares.

(7)	Reflects the recapitalization of the Company and the elimination of EdtechX’s historical retained earnings.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2019 are as follows:

(1)	Represents pro forma adjustment to eliminate investment interest income and unrealized losses related to cash, cash equivalents and marketable securities held in the Trust Account and related income taxes.

(2)	Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Mergers, assuming the shares were outstanding since January 1, 2019. As the Mergers and the other transactions in connection with the Mergers are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Mergers have been outstanding for the entire period presented.

At inception	1
Newco stockholders	56,297,857
PIPE and forward purchase agreement investors	3,200,000
Public shares electing cash conversion (redemptions)	(5,974,745)
Share award issue to Benjamin and Charles	40,000
Shareholders electing cash in lieu of shares	(270,271)
Shares outstanding	53,292,842
Weighted average share calculation, basic for the year ended December 31, 2019
Meten stockholders	48,121,337
PIPE and forward purchase agreement investors	3,200,000
EdtechX stockholders	1,971,505
Weighted average shares, basic	53,292,842

Ownership percentages
Meten stockholders	90%
PIPE and forward purchase agreement investors	6%
EdtechX stockholders	4%
100%